Exhibit (a)(2)(i)

This document is important and requires your immediate attention. It requires unitholders of Brookfield Canada Office Properties to make important decisions. If you are in doubt as to how to deal with it, you should consult your investment advisor, stockbroker, bank manager, trust company manager, accountant, lawyer or other professional advisor.

NOTICE OF ANNUAL AND SPECIAL MEETING OF UNITHOLDERS

to be held on June 28, 2017

and

MANAGEMENT INFORMATION CIRCULAR

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR THE SECURITIES REGULATORY AUTHORITY IN ANY STATE IN THE UNITED STATES HAS APPROVED OR DISAPPROVED OF THE TRANSACTION OR PASSED UPON THE FAIRNESS OR MERITS OF THE TRANSACTION, NOR HAS THE U.S. SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES REGULATORY AUTHORITIES OF ANY STATE IN THE UNITED STATES PASSED ON THE ADEQUACY OR ACCURACY OF THIS CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE. IN ADDITION, NEITHER THE TORONTO STOCK EXCHANGE NOR ANY CANADIAN SECURITIES REGULATORY AUTHORITY HAS IN ANY WAY PASSED UPON THE MERITS OF THE TRANSACTION DESCRIBED IN THIS CIRCULAR AND ANY REPRESENTATION OTHERWISE IS AN OFFENCE.

BROOKFIELD CANADA OFFICE PROPERTIES

May 8, 2017

Dear Unitholder:

You are invited to attend an annual and special meeting (the “Meeting”) of the holders (the “Unitholders”) of units (the “Units”) of Brookfield Canada Office Properties (“BOX”) to be held at the Hockey Hall of Fame, 30 Yonge Street, Toronto, Ontario, on June 28, 2017 commencing at 1:00 p.m. (Toronto time).

At the Meeting, you will be asked to, among other matters of annual business described in the management information circular (the “Circular”), consider and, if deemed advisable, approve a special resolution of Unitholders (the “Transaction Resolution”) approving (i) the redemption (the “Redemption”) by BOX of all of the issued and outstanding trust units (the “Trust Units”) of BOX not already owned by Brookfield Property Partners L.P. (“BPY”) and its subsidiaries pursuant to a redemption agreement (the “Redemption Agreement”) dated as of April 20, 2017 between BPY and BOX; and (ii) amendments to the amended and restated declaration of trust dated as of February 24, 2012 to provide for the Redemption and the grant of dissent rights to Trust Unitholders in connection with the Redemption (the “Amendment”, and together with the Redemption, the “Transaction”). Pursuant to the Transaction, holders of Trust Units (the “Trust Unitholders”) will receive $32.50 in cash (the “Redemption Price”) for each Trust Unit of BOX held. After the completion of the Transaction, BOX will become an indirect wholly-owned subsidiary of BPY.

As more particularly described in the Circular, the Redemption Price that Trust Unitholders will receive under the Transaction represents a premium of approximately 24% to the closing price of the Trust Units on the Toronto Stock Exchange (the “TSX”) on January 20, 2017 (being the last trading day preceding the announcement of BPY’s proposal to acquire all of the Trust Units BPY and its subsidiaries did not own) and a premium of approximately 24% to the closing price of the Trust Units on the New York Stock Exchange (“NYSE”) on January 20, 2017 (based on the daily average exchange rate as reported by the Bank of Canada on that date of $1.00 = US$0.7487). The Redemption Price represents a premium of approximately 23% to the 30 trading day volume-weighted average price of the Trust Units on the TSX and a premium of approximately 22% to the 30 trading day volume-weighted average price of the Trust Units on the NYSE for the period ended January 20, 2017.

The Transaction will constitute a “business combination” for the purposes of Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (“MI 61-101”) and must be approved by a majority of the votes cast by Trust Unitholders other than Trust Unitholders whose votes are required to be excluded for the purposes of ‘‘minority approval’’ under MI 61-101 in the context of a “business combination”, in addition to being passed by at least two-thirds of the votes cast by all Unitholders. Completion of the Transaction is also subject to certain conditions pursuant to the Redemption Agreement which are described in the Circular.

Trust Unitholders who are not residents of Canada should be aware of the Canadian income tax consequences of the Redemption summarized in the Circular under “Certain Tax Considerations – Certain Canadian Federal Income Tax Considerations”. In particular, for Canadian federal income tax purposes, the payment of the Redemption Price to a Non-Resident Trust Unitholder (as defined in the Circular) pursuant to the Redemption, will be subject to Canadian non-resident withholding tax of 15%. Non-Resident Trust Unitholders will want to consider disposing of their Trust Units on the TSX or the NYSE with a settlement date that is prior to the Closing Date and should consult their tax and investment advisors with regard to this decision.

The board of trustees of BOX (the “Board”) is unanimously (with G. Mark Brown, Thomas F. Farley and T. Jan Sucharda abstaining because of the potential for a conflict of interest given their relationship with BPY and its affiliates) recommending that Unitholders vote FOR the Transaction Resolution. After taking into consideration, among other things, the recommendation of a committee comprised of independent trustees of BOX (the “Special Committee”), the Board has unanimously (with G. Mark Brown, Thomas F. Farley and T. Jan Sucharda abstaining) concluded that the Transaction is in the best interests of BOX and is procedurally and substantively fair to the Trust Unitholders other than BPY and its affiliates (the “Unaffiliated Unitholders”). The attached Circular describes the background to the determinations and recommendations of the Board, including the process and recommendations of the Special Committee.

Pursuant to the Amendment, registered Trust Unitholders have been granted the right to dissent in respect of the Redemption and be paid the fair value of their Trust Units. These dissent rights and the procedures for their exercise are described in the Circular under the heading “Dissenting Registered Trust Unitholders’ Rights”. Only registered Trust Unitholders are entitled to exercise rights of dissent. Failure to follow exactly the procedures set forth in the Amendment will result in the loss or unavailability of any right of dissent. Registered Trust Unitholders considering exercising their rights of dissent should consult their legal counsel and tax and investment advisors.

The Circular contains a detailed description of the Transaction and includes other information to assist you in considering the matters to be voted upon and which we encourage you to carefully consider. If you require assistance, you should consult your financial, legal or other professional advisors.

Your vote is important regardless of the number of Units you own.

If you are not registered as the holder of your Units but hold your units through a broker or other intermediary, you should follow the instructions provided by your broker or other intermediary to vote your Units. See the section in the Circular entitled “Voting Information” for further information on how to vote your Units. If you hold your Trust Units through a broker or other intermediary, please contact that broker or other intermediary for instructions and assistance in receiving the Redemption Price in respect of your Trust Units.

If you are a registered holder of Units, you should vote by marking the box on the enclosed form of proxy and by dating, signing and returning your proxy to BOX’s transfer agent, CST Trust Company (the “Depository”), in the envelope provided, via e-mail to proxy@canadastockta.com or by fax at (416) 368-2502 or 1-866-781-3111 by no later than 1:00 p.m., Toronto time, on June 26, 2017 or two days (excluding Saturdays, Sundays and holidays) before the day of any adjourned or postponed meeting. Please do this as soon as possible. Alternatively, you may vote online at www.cstvotemyproxy.com. Voting by proxy will not prevent you from voting in person if you attend the Meeting and revoke your proxy but will ensure that your vote will be counted if you are unable to attend. Registered Trust Unitholders, should complete and return the enclosed Letter of Transmittal (printed on blue paper) together with the certificate(s) representing their Trust Units, and any other required documents and instruments, to the Depositary in the enclosed return envelope in accordance with the instructions set out in the Letter of Transmittal.

If the resolution approving the Transaction is passed by the requisite majorities of Unitholders at the Meeting, it currently is anticipated that the Transaction will be completed on June 30, 2017.

The Board is unanimously (with G. Mark Brown, Thomas F. Farley and T. Jan Sucharda abstaining) recommending that Unitholders vote FOR the Transaction Resolution.

Your Vote is Important. Vote Today.

Sincerely,

“Paul D. McFarlane”

Paul D. McFarlane

Chair of the Special Committee of the Board of Trustees

NOTICE OF ANNUAL AND SPECIAL MEETING OF UNITHOLDERS

AND AVAILABILITY OF INVESTOR MATERIALS

NOTICE IS HEREBY GIVEN that the annual and a special meeting (the “Meeting”) of the unitholders (“Unitholders”) of Brookfield Canada Office Properties (the “Trust” or “BOX”) will be held at the Hockey Hall of Fame, 30 Yonge Street, Toronto, Ontario on June 28, 2017 at 1:00 p.m. (Toronto time) for the following purposes:

1.	to consider and, if deemed advisable, to approve a special resolution (the “Transaction Resolution”), the full text of which is set forth in Appendix “B” to the Management Information Circular (the “Circular”) approving:

(a)	the redemption (the “Redemption”) by BOX of all of the issued and outstanding trust units (the “Trust Units”) of BOX not already owned by Brookfield Property Partners L.P. (“BPY”) and its subsidiaries pursuant to a redemption agreement (the “Redemption Agreement”) dated as of April 20, 2017 between BPY and BOX, a copy of which is attached as Appendix “C” to the Circular, whereby, among other things, holders of Trust Units (the “Trust Unitholders”) will receive $32.50 in cash (the “Redemption Price”) for each Trust Unit of BOX held; and

(b)	amendments to the amended and restated declaration of trust dated as of February 24, 2012 to provide for the Redemption and the grant of dissent rights to Trust Unitholders in connection with the Redemption (the “Amendment”, and together with the Redemption, the “Transaction”), a copy of which is attached as Appendix “E” to the Circular;

2.	to receive the consolidated financial statements of the Trust for the fiscal year ended December 31, 2016, including the external auditor’s report;

3.	to elect Trustees who will serve until the end of the next annual meeting of Unitholders;

4.	to appoint the external auditor who will serve until the end of the next annual meeting of Unitholders and authorize the Trustees to set the external auditor’s remuneration; and

5.	to transact such further or other business as may properly come before the Meeting or any adjournment or postponement thereof.

The Circular provides additional information relating to the matters to be addressed at the Meeting, including the Transaction.

You have the right to vote at the Meeting if you were a Unitholder as at the close of business on May 1, 2017 (the “Record Date”). Before casting your vote, we encourage you to review the Circular. A discussion of the matters under consideration at the meeting starts on page 5 of the Circular.

Each Trust Unit and each special voting unit (the “Special Voting Units” and together with the Trust Units, the “Units”) entitled to be voted at the Meeting will entitle the holder thereof as of the Record Date to one vote at the Meeting in respect of the Transaction Resolution. The Transaction will constitute a “business combination” for the purposes of Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (“MI 61-101”) and therefore the Transaction must be approved by a majority of the votes cast by Trust Unitholders other than Trust Unitholders whose votes are required to be excluded for the purposes of “minority approval” under MI 61-101 in the context of a “business combination” (“Minority Unitholders”), in addition to being passed by at least two-thirds of the votes cast by all Unitholders.

Pursuant to the Amendment, registered Trust Unitholders have been granted the right to dissent in respect of the Redemption and be paid the fair value of their Trust Units. These dissent rights and the procedures for their exercise are described in the Circular under the heading “Dissenting Registered Trust Unitholders’ Rights”. Only registered Trust Unitholders are entitled to exercise rights of dissent. Failure to follow exactly the procedures set forth in the Amendment will result in the loss or unavailability of any right of dissent. Registered Trust Unitholders considering exercising their rights of dissent should consult their legal counsel and tax and investment advisors.

Unitholders are entitled to vote at the Meeting either in person or by proxy, as described in the Circular under the heading “Voting Information”.

Under Canadian securities laws, we are allowed not to distribute physical copies of the Circular and our 2016 Annual Report (which includes management’s discussion and analysis and consolidated financial statements for the fiscal year ended December 31, 2016) (collectively, the “Meeting Materials”) to our investors. Instead, we are posting electronic versions of such materials on a website for investor review – a process known as “notice and access”. Electronic copies may be accessed on our website at www.brookfieldcanadareit.com or on BOX’s SEDAR profile at www.sedar.com and on BOX’s EDGAR profile at www.sec.gov.

Should you wish to receive paper copies of the Meeting Materials prior to the meeting, or have any questions regarding the use of notice-and-access by the Trust, please contact us at 416-359-8593 or sherif.elazzazi@brookfield.com and we will send them within three business days of your request. We must receive your request no later than 1:00 p.m., Toronto time, on June 19, 2017 to ensure you will receive paper copies in advance of the deadline to submit your vote.

Notice of any amendments, modifications or supplements to the Redemption or the Transaction shall be distributed by press release, newspaper advertisement, prepaid ordinary mail, or by the method most reasonably practicable in the circumstances, as BOX may determine.

Information for Registered Trust Unitholders

We must receive your vote by no later than 1:00 p.m., Toronto time, on June 26, 2017 or two days (excluding Saturdays, Sundays and holidays) before the day of any adjourned or postponed meeting. You have a number of options to vote your proxy:

•	Cast your vote on the Internet at www.cstvotemyproxy.com

•	Fax your signed proxy to (416) 368-2502 or 1-866-781-3111

•	Return your signed proxy by mail using the enclosed business reply envelope

•	Scan and send your signed proxy to proxy@canstockta.com

Information for Non-Registered Trust Unitholders

Non-Registered Trust Unitholders will have received a voting instruction form with this notice. If you do not wish to attend and vote at the Meeting (or have another person attend and vote on your behalf), the voting instruction form must be completed, signed and returned in accordance with the directions on the form.

Notice to Trust Unitholders in the United States

The Transaction constitutes a “going private” transaction under Rule 13e-3 promulgated under the U.S. Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”). In connection with the Transaction, the Trust and the BPY Filing Persons have filed with the U.S. Securities and Exchange Commission (the “SEC”) a transaction statement (the “Schedule 13E-3”) pursuant to Section 13(e) of the U.S. Exchange Act and Rule 13e-3 thereunder, which incorporates this Circular. Copies of the Schedule 13E-3 are, and any other documents filed by the Trust and the BPY Filing Persons in connection with the Transaction will be, available on EDGAR at www.sec.gov. In addition, Trust Unitholders in the United States will be mailed a physical copy of the Circular. Unitholders are advised to read this Circular and the Schedule 13E-3 in their entirety because they contain important information.

This solicitation of proxies is not subject to the requirements of Section 14(a) of the U.S. Exchange Act.

DATED at Toronto, Canada this 8th day of May, 2017.

BY ORDER OF THE BOARD OF TRUSTEES OF BROOKFIELD CANADA OFFICE PROPERTIES

“Paul D. McFarlane”

Paul D. McFarlane
Chair of the Special Committee of the Board of Trustees

- i -

TABLE OF CONTENTS

(continued)

- ii -

INFORMATION CONTAINED IN THIS INFORMATION CIRCULAR

The information in this Circular is given as at May 1, 2017, unless otherwise indicated.

No person is authorized by BOX to give any information (including any representations) in connection with the matters to be considered at the Meeting other than the information contained in this Circular. This Circular does not constitute an offer to sell, offer to acquire or a solicitation of an offer to sell or acquire any securities, or a solicitation of a proxy, by any person in any jurisdiction in which such an offer or solicitation is not authorized or is unlawful.

Information contained in this Circular should not be construed as legal, tax or financial advice, and Trust Unitholders should consult their professional advisors concerning the consequences of the Transaction in their own circumstances.

The information concerning the BPY Filing Persons and their subsidiaries (other than BOX and its subsidiaries) contained in this Circular has been provided by the BPY Filing Persons for inclusion in this Circular.

Any capitalized term used in this Circular that is not otherwise defined has the meaning ascribed to it in Appendix “A” – Glossary of Terms.

CURRENCY AND EXCHANGE RATES

Unless otherwise indicated, all amounts in this Circular are expressed in Canadian dollars. On January 20, 2017, the daily average exchange rate as reported by the Bank of Canada were: C$1.00 = US$0.7487 and US$1.00 = C$1.3356.

NOTICE TO TRUST UNITHOLDERS IN THE UNITED STATES

The Transaction constitutes a “going private” transaction under Rule 13e-3 promulgated under the U.S. Exchange Act. In connection with the Transaction, the Trust and the BPY Filing Persons have filed with the SEC the Schedule 13E-3 pursuant to Section 13(e) of the U.S. Exchange Act and Rule 13e-3 thereunder, which incorporates this Circular. Copies of the Schedule 13E-3 are, and any other documents filed by the Trust and the BPY Filing Persons in connection with the Transaction will be, available on EDGAR at www.sec.gov. In addition, Trust Unitholders in the United States will be mailed a physical copy of the Circular. Unitholders are advised to read this Circular and the Schedule 13E-3 in their entirety because they contain important information.

This solicitation of proxies is not subject to the requirements of Section 14(a) of the U.S. Exchange Act.

The enforcement by investors of civil liabilities under United States federal and state securities laws may be affected adversely by the fact that BOX and the BPY Filing Persons are formed and located outside the United States, that some of the experts named in the Circular are non-residents of the United States, that most of the officers and Trustees of BOX, most of the directors and officers of the BPY Filing Persons, and most of the officers of the service providers of BPY are citizens and residents of countries other than the United States and that some of the assets of BOX and the BPY Filing Persons are located outside the United States. Investors may not be able to sue BOX or the BPY Filing Persons, or the individuals identified in the foregoing sentence, as applicable, in a foreign court for violations of United States federal or state securities law. It may be difficult to compel a foreign issuer and its affiliates to subject themselves to the jurisdiction of the courts of the United States.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	3

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND RISKS

This Circular may contain “forward-looking information” and “forward-looking statements” within the meaning of applicable securities laws and regulations. Forward-looking statements include statements that are predictive in nature, depend upon or refer to future events or conditions, include statements regarding our operations, business, financial condition, expected financial results, performance, prospects, opportunities, priorities, targets, goals, ongoing objectives, strategies and outlook, as well as the outlook for the Canadian economy for the current fiscal year and subsequent periods, and include words such as “expects”, “anticipates”, “plans”, “believes”, “estimates”, “seeks”, “intends”, “targets”, “projects”, “forecasts”, “likely” or negative versions thereof and other similar expressions, or future or conditional verbs such as “may”, “will”, “should”, “would” and “could”.

While the anticipated future results, performance or achievements expressed or implied by the forward-looking statements and information contained herein are based upon reasonable assumptions and expectations, the reader should not place undue reliance on forward-looking statements and information because they involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievement expressed or implied by such forward-looking statements and information.

Factors that could cause actual results to differ materially from those contemplated or implied by forward-looking statements include, but are not limited to: risks incidental to the ownership and operation of real estate properties including local estate conditions; the impact or unanticipated impact of general economic, political and market factors in Canada; the ability to enter into new leases or renew leases on favourable terms; business competition; dependence on tenants’ financial condition; uncertainties of real estate development or redevelopment; illiquidity of investments; the behavior of financial markets, including fluctuations in interest rates; equity and capital markets and the availability of equity and debt financing and refinancing within these markets; the use of debt to finance our business; risks relating to our insurance coverage; the possible impact of international conflicts and other developments including terrorist acts; potential environmental liabilities; catastrophic events, such as earthquakes and hurricanes; dependence on management personnel; changes in tax laws and other tax-related risks; the ability to complete and effectively integrate acquisitions into existing operations and the ability to attain expected benefits therefrom; operational and reputational risks; and other risks and factors detailed from time to time in our documents filed with the securities regulators in Canada and the United States.

Caution should be taken that the foregoing list of important factors that may affect future results is not exhaustive. When relying on the Trust’s forward-looking statements or information, investors and others should carefully consider the foregoing factors and other uncertainties and potential events.

The risks and uncertainties that could affect forward-looking statements in respect of the Transaction are described further under the heading “The Transaction – Risks Associated with the Transaction”. Additional risks are discussed under the heading “Business of Brookfield Canada Office Properties – Risk Factors” in BOX’s Annual Information Form dated March 1, 2017 for the year ended December 31, 2016, a copy of which is available under the Trust’s profile on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	4

SUMMARY TERM SHEET

This Summary Term Sheet is qualified in its entirety by the more detailed information appearing elsewhere in this Circular, including the Appendices (which are incorporated into and form part of this Circular). Terms with initial capital letters in this summary otherwise not defined herein are defined in the Glossary of Terms attached to this Circular as Appendix “A”.

The Meeting

The Meeting will be held at the Hockey Hall of Fame, 30 Yonge Street, Toronto, Ontario, on June 28, 2017 commencing at 1:00 p.m. (Toronto time).

Record Date

Only Unitholders of record at the close of business on May 1, 2017 will be entitled to receive notice of and to vote at the Meeting, or any adjournment or postponement thereof.

Purpose of the Meeting

The purpose of the Meeting is for Unitholders to consider and vote upon the Transaction Resolution. To be effective, the Transaction Resolution must be approved by (i) a majority of the votes cast in person or by proxy at the Meeting by Minority Unitholders, as contemplated by MI 61-101 in the context of a “business combination”, and (ii) at least two-thirds of the votes cast by Unitholders present in person or represented by proxy at the Meeting.

The Meeting has also been called as an annual meeting of Unitholders to receive the consolidated financial statements of the Trust for the fiscal year ended December 31, 2016, including the external auditor’s report; to elect Trustees who will serve until the end of the next annual meeting of Unitholders; to appoint the external auditor who will serve until the end of the next annual meeting of Unitholders and authorize the Trustees to set the external auditor’s remuneration; and to transact such further or other business as may properly come before the Meeting or any adjournment or postponement thereof. See Appendix “F”.

Parties to the Transaction

BOX is a limited purpose unincorporated, closed-ended, real estate investment trust established under and governed by the laws of the Province of Ontario. It is governed by the amended and restated declaration of trust dated as of February 24, 2012 (the “Declaration of Trust”). BOX’s portfolio is comprised of interests in 26 premier office properties totalling 20.3 million square feet in the downtown cores of Toronto, Calgary and Ottawa. Landmark assets include Brookfield Place in Toronto and Bankers Hall in Calgary. Our development portfolio consists of the Brookfield Place Calgary East development site totalling 1,400,000 square feet. Our Trust Units trade on the TSX under the symbol “BOX.UN” and on the NYSE under the symbol “BOXC”. Our head and registered office is located at Brookfield Place, 181 Bay Street, Suite 330, Toronto, Ontario, M5J 2T3.

BPY was established on January 3, 2013 as a Bermuda exempted limited partnership registered under the Bermuda Limited Partnership Act of 1883, as amended, and the Bermuda Exempted Partnerships Act 1992, as amended. BPY’s head and registered office is 73 Front Street, 5th Floor, Hamilton HM 12, Bermuda, and its telephone number is +441 294 3309. BPY was established by Brookfield Asset Management Inc. (“Brookfield”) as its flagship public commercial property entity and the primary vehicle through which it invests in real estate on a global basis. BPY is a diversified global real estate company that owns, operates and develops a portfolio of office, retail, multifamily, industrial, hospitality, triple net lease, self-storage and student housing assets. BPY’s limited partnership units are listed on the NYSE and the TSX under the symbols “BPY” and “BPY.UN”, respectively. The general partner of BPY is Brookfield Property Partners Limited, which is an indirect wholly-owned subsidiary of Brookfield.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	5

BPY is considered to be an affiliate of the Trust as it owns, together with its subsidiaries (other than the Trust and its subsidiaries) an aggregate equity interest in BOX of approximately 83%.

For additional information about BOX and BPY, see “The Transaction – Parties to the Transaction”.

Recommendation of the Special Committee

The Special Committee, after lengthy consultations with its financial and legal advisors and based upon the considerations set forth below under “Special Factors – Fairness of the Transaction – BOX’s Perspective”, has unanimously determined that the Transaction is substantively and procedurally fair to the Unaffiliated Unitholders and is in the best interests of the Trust and recommended that the Board approve the Transaction and recommend that Unitholders vote in favour of the Transaction Resolution.

Recommendation of the Board

After careful consideration by the Board, the Board unanimously concluded (with Messrs. G. Mark Brown, Thomas F. Farley and T. Jan Sucharda abstaining because of the potential for a conflict of interest given their relationship with BPY and its affiliates) that the Transaction is substantively and procedurally fair to the Unaffiliated Unitholders and is in the best interests of the Trust and resolved to recommend that Unitholders vote in favour of the Transaction Resolution. As part of its determination, the Board relied upon and adopted those factors identified by the Special Committee as to the fairness of the Transaction as enumerated below under “Special Factors – Fairness of the Transaction – BOX’s Perspective”.

See “Special Factors – Fairness of the Transaction – BOX’s Perspective”.

Support of the Locked-Up Unitholders

BPY has entered into lock-up agreements (the ‘‘Lock-Up Agreements’’) with Morgan Stanley Investment Management and RBC Global Asset Management Inc., on behalf of the relevant investment funds and accounts set out in the Lock-Up Agreements (the ‘‘Locked-Up Unitholders’’), under which the Locked-Up Unitholders have agreed, subject to certain conditions and exceptions, to vote or cause to be voted the Trust Units they beneficially own or exercise control or direction over and all Trust Units that may become beneficially owned or controlled by them (the ‘‘Locked-Up Units’’) in favour of the Transaction, subject to certain termination rights.

See “The Transaction – Lock-Up Agreements”.

Fairness of the Transaction – BPY Filing Persons’ Perspective

Under SEC rules, the BPY Filing Persons are required to provide certain information regarding their positions as to the substantive and procedural fairness of the Transaction to the Unaffiliated Unitholders. The BPY Filing Persons are making the statements included in this section solely for purposes of complying with the requirements of these rules. Their view as to the fairness of the Transaction should not be construed as a recommendation to any Unaffiliated Unitholder as to how such Unaffiliated Unitholder should vote on the proposal to approve the Transaction. BPY attempted to negotiate the terms of the Transaction that would be most favorable to it, and not Unaffiliated Unitholders.

The BPY Filing Persons believe that the Transaction is substantively and procedurally fair to the Unaffiliated Unitholders. In reaching this conclusion, the BPY Filing Persons noted that the Special Committee consists solely of independent Trustees and that the Transaction must be approved by a majority of the votes cast by Minority Unitholders present or represented by proxy at the Meeting. The BPY Filing Persons further noted the conclusions in the Valuation and Fairness Opinion delivered to the Special Committee, the recommendations of the Special Committee and the Board and the factors considered by, and the analyses and conclusions made by, the Special Committee and the Board and expressly adopted these factors, analyses and conclusions.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	6

See “The Transaction – Completion of the Transaction” and “Special Factors – Fairness of the Transaction – The BPY Filing Persons’ Perspective”.

Valuation and Fairness Opinion

The Valuation and Fairness Opinion was provided for the use of the Special Committee for the purposes of evaluating the fairness of the Redemption Price. Greenhill was not engaged to provide and did not provide an opinion as to the fairness of the process outlined in the Redemption Agreement or underlying the Transaction or any other aspect of the Transaction.

On April 20, 2017, at a meeting of the Special Committee held to evaluate the Transaction, Greenhill delivered an oral opinion to the Special Committee which was subsequently confirmed by delivery of the Valuation and Fairness Opinion, to the effect that based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations upon the scope of review undertaken by Greenhill, Greenhill was of the opinion that, as of April 20, 2017 the fair market value of the Trust Units was in the range of $31.50 to $34.50 per Trust Unit and the Redemption Price to be received pursuant to the Transaction by the Unaffiliated Unitholders was fair from a financial point of view to the Unaffiliated Unitholders.

See “Special Factors – Summary of Valuation and Fairness Opinion”.

Amendment to the Declaration of Trust

The provisions of the Transaction Resolution, if adopted, will permit the Trustees to make the amendments to the Declaration of Trust which are necessary in order complete the Redemption. The full text of the Transaction Resolution is attached to this Circular as Appendix “B” and the Amendment is attached to this Circular as Appendix “E”.

See “The Transaction – Amendment to the Declaration of Trust”.

Effects of the Completed Transaction

Subject to the provisions of the Redemption Agreement, the Transaction will be completed at 10:00 a.m. (Toronto time) on a date (unless otherwise agreed to by BOX and BPY) not later than the second Business Day after the conditions to completion of the Transaction as set out in Article 5 of the Redemption Agreement have been satisfied or waived in accordance with the Redemption Agreement; however, it is possible that completion may be delayed beyond this date if the conditions to completion of the Transaction cannot be met on a timely basis, but in no event shall completion of the Transaction occur later than July 31, 2017, unless extended by mutual agreement between BPY and BOX in accordance with the terms of the Redemption Agreement.

Following completion of the Transaction, BOX will delist from the TSX and the NYSE. The Trust will also seek to cease to be a reporting issuer under Canadian Securities Laws and to suspend all reporting obligations under the U.S. Exchange Act. As a result, the Trust may no longer be subject to the ongoing disclosure and other obligations currently imposed upon it under such legislation.

See “Special Factors – Effects of the Transaction and Benefits to BPY Filing Persons”.

Procedure for Surrender of Trust Units and Payment of Redemption Price

Letter of Transmittal

If the Transaction Resolution is passed and the Transaction is completed, in order to receive the payment for their Trust Units, Registered Trust Unitholders must complete and sign the Letter of Transmittal and deliver it, together with the certificate(s) representing their Trust Units, and the other relevant documents required by the

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	7

instructions set out therein, to the Depositary in accordance with the instructions contained in the Letter of Transmittal.

The Letter of Transmittal contains procedural information relating to the Transaction and should be reviewed carefully. The deposit of Trust Units pursuant to the procedures in the Letter of Transmittal will constitute a binding agreement between the depositing Trust Unitholder and BOX upon the terms and subject to the conditions of the Transaction. Only Registered Trust Unitholders should submit a Letter of Transmittal. Non-Registered Trust Unitholders holding Trust Units through an Intermediary should carefully follow the instructions provided by such Intermediary or contact the Intermediary for assistance.

See “The Transaction – Procedure for Surrender of Trust Units and Payment of Redemption Price”.

Payment of Redemption Price

Registered Trust Unitholders who deposit a validly completed and duly signed Letter of Transmittal, together with accompanying certificate(s) representing their Trust Units, will be forwarded the Redemption Price to which they are entitled under the Transaction, and such surrendered certificate(s) will be cancelled. As soon as a former Registered Trust Unitholder who has complied with the procedures set out above and in the Letter of Transmittal is entitled to a net payment of Redemption Price in accordance with the Transaction and after receipt of all required documents, a cheque representing the aggregate Redemption Price payable under the Transaction to the former Registered Trust Unitholder will be issued to the former Registered Trust Unitholder.

Registered Trust Unitholders who do not forward to the Depositary a duly completed Letter of Transmittal, together with the certificate(s) representing their Trust Units and the other relevant documents, will not receive the Redemption Price to which they are otherwise entitled until deposit thereof is made. Whether or not Trust Unitholders forward their certificate(s) upon the completion of the Transaction on the Closing Date, Trust Unitholders will cease to be holders of Trust Units as of the Closing Date and will only be entitled to receive the Redemption Price to which they are entitled under the Transaction.

Distributions

In connection with the Transaction, Trust Unitholders will continue to receive monthly distributions through to the Closing Date at the current rate of $0.1092 per Trust Unit as declared by the Board in the ordinary course. If the Transaction is approved at the Meeting and all other conditions to the Transaction are satisfied or, if applicable, waived, the last monthly distribution payable to Trust Unitholders will be made as a separate payment to the Trust Unitholders entitled to receive it and will be pro-rated to the Closing Date as required. For greater certainty, if the Closing Date is June 30, 2017 as anticipated, Trust Unitholders will receive the full monthly distribution for June 2017 and if the Closing Date is after June 30, 2017, Trust Unitholders will receive a pro-rated monthly distribution as required.

Conditions to the Transaction Being Completed

In order for the Transaction to be completed, certain conditions must have been satisfied or waived, including, but not limited to:

•	the Transaction Resolution shall have been approved and adopted by the Unitholders at the Meeting in accordance with applicable Laws;

•	the Competition Act Clearance shall have been obtained;

•	there shall not be in force any order or decree of a court or other tribunal of competent jurisdiction restraining or enjoining the consummation of the Transaction;

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	8

•	all consents, orders, regulations and approvals, including regulatory and judicial approvals and orders, required or necessary for the completion of the Transaction shall have been obtained or received on terms acceptable to BPY or the Trust, each acting reasonably;

•	the accuracy of representations and warranties made in the Redemption Agreement and compliance by the Parties with the covenants set forth in the Redemption Agreement in all material respects;

•	there shall not have been or occurred a Material Adverse Effect; and

•	the holders of not more than 5% of the outstanding Trust Units (assuming the exchange of all outstanding Class B LP Units into Trust Units in accordance with their terms) shall have exercised Dissent Rights.

On April 28, 2017, the Competition Act Clearance was obtained.

See “The Transaction – The Redemption Agreement – Conditions Precedent to the Transaction”.

Dissenting Registered Trust Unitholders’ Rights

The Amendment provides Registered Trust Unitholders with Dissent Rights in connection with the Redemption. Registered Trust Unitholders who are considering exercising their Dissent Rights should carefully review the description of such rights set forth in this Circular, as well as the Amendment. Any Registered Trust Unitholder who properly dissents from the Transaction Resolution in compliance with the Amendment will, in the event the Redemption is completed, be deemed to have transferred his, her or its Trust Units to the Trust for cancellation and will only be entitled to be paid the fair value of their Trust Units, and will not be entitled to any other payment or consideration, including any other payments that would be payable under the Redemption had such Registered Trust Unitholder not exercised his, her or its Dissent Rights. The fair value may be the same as, more than or less than the Redemption Price.

For a description of the Canadian federal income tax considerations applicable to a Dissenting Trust Unitholder, please see “Certain Tax Considerations – Certain Canadian Federal Income Tax Considerations – Trust Unitholders Resident in Canada – Dissenting Unitholders” and “Certain Tax Considerations – Certain Canadian Federal Income Tax Considerations – Trust Unitholders Not Resident in Canada – Dissenting Unitholders”.

A Registered Trust Unitholder who wishes to exercise Dissent Rights must provide to the Trust prior to 1:00 p.m. (Toronto time) on June 26, 2017, or otherwise at least two days prior to the date of the Meeting (or any postponement(s) or adjournment(s) of the Meeting), a written objection to the Transaction Resolution. It is important that Registered Trust Unitholders strictly comply with this requirement. In addition, a Registered Trust Unitholder who wishes to exercise his, her or its Dissent Rights must vote his, her or its Trust Units at the Meeting, either by proxy or in person, against the Transaction Resolution (and, for greater certainty, a Registered Trust Unitholder who voted for or abstained from voting for the Transaction Resolution or who has withdrawn its objection will not be considered to be a Dissenting Trust Unitholder). Further, a vote against the Transaction Resolution shall not constitute the required written objection as described in this paragraph.

Only Registered Trust Unitholders may exercise Dissent Rights. A Registered Trust Unitholder’s failure to follow exactly the procedures set forth in the terms of the Amendment will result in the loss of Dissent Rights. Due exercise of the Dissent Rights requires that certain deadlines be observed and the Trust intends to enforce such deadlines strictly. Registered Trust Unitholders considering exercising Dissent Rights should seek the advice of their legal counsel and tax and investment advisors and should carefully review the description of such rights set forth in this Circular, as well as the Amendment, and comply with the provisions the Amendment. See “Dissenting Registered Trust Unitholders’ Rights” in this Circular.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	9

Risks Associated with the Transaction

In evaluating the Transaction, Unitholders should consider the risk factors relating to the Transaction. Some of these risks include, but are not limited to: (i) there can be no certainty that a majority of the votes cast by Minority Unitholders and two-thirds of the votes cast by Unitholders required to approve the Transaction Resolution will be obtained; (ii) the Redemption Agreement may be terminated in certain circumstances, including in the event of a change having a Material Adverse Effect; (iii) there can be no certainty that all conditions precedent to the Transaction will be satisfied; and (iv) BOX’s compliance with certain interim operating covenants it has agreed to under the Redemption Agreement.

Additional risks and uncertainties, including those that currently are not known to, or considered immaterial by, the Trust also may be relevant to completion of the Transaction and/or the future of BOX and the value of the Trust Units. If any of the risk factors materialize, the expectations, and the predictions based on them, may need to be re-evaluated.

See “The Transaction – Risks Associated with the Transaction”.

Interests of Certain Persons in the Transaction

In considering the recommendation of the Board with respect to the Transaction, Unitholders should be aware that certain Trustees and senior officers of BOX have certain interests in connection with the Transaction that may present them with actual or potential conflicts of interest in connection with the Transaction.

See “Interests of Informed Persons in Material Transactions – Interests of Certain Persons in the Transaction”.

Certain Tax Considerations

Certain Canadian Federal Income Tax Considerations

A Resident Trust Unitholder (as defined below in “Certain Tax Considerations – Certain Canadian Federal Income Tax Considerations”) whose Trust Units constitute “capital property” for the purposes of the Tax Act generally will realize a capital gain (or a capital loss) to the extent that such Resident Trust Unitholder’s proceeds of disposition, net of any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base of the Trust Units to the Resident Trust Unitholder.

Trust Unitholders who are not residents of Canada should be aware of the Canadian income tax consequences of the Redemption summarized under “Certain Tax Considerations — Certain Canadian Federal Income Tax Considerations”. A Non-Resident Trust Unitholder (as defined below in “Certain Tax Considerations – Certain Canadian Federal Income Tax Considerations”) will not be subject to tax under the Tax Act on any capital gain realized on the disposition of Trust Units under the Redemption, unless (i) the Trust Units disposed of are “taxable Canadian property” (as defined in the Tax Act) of the Non-Resident Trust Unitholder at the time of the disposition, and (ii) the Non-Resident Trust Unitholder is not exempt from taxation in Canada on the disposition of such shares pursuant to an applicable income tax treaty or convention. In addition, a Non-Resident Trust Unitholder will generally be subject to a withholding tax of 15% under Part XIII.2 of the Tax Act on any distribution in respect of a Trust Unit that is not otherwise subject to tax under Part I or Part XIII of the Tax Act (as discussed below in “Certain Tax Considerations – Certain Canadian Federal Income Tax Considerations – Trust Unitholders Not Resident in Canada – Redemption of Trust Units for the Redemption Price”). In particular, for Canadian federal income tax purposes, the payment of the Redemption Price to a Non-Resident Trust Unitholder pursuant to the Redemption, will be subject to Canadian non-resident withholding tax of 15%. Non-Resident Trust Unitholders will want to consider disposing of their Trust Units on the TSX or the NYSE with a settlement date that is prior to the Closing Date and should consult their tax and investment advisors with regard to this decision.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	10

Certain Tax Considerations for Trust Unitholders who are not Residents of Canada

Trust Unitholders who are not residents of Canada should be aware that the disposition of Trust Units pursuant to the Transaction may have tax consequences both in Canada and in the jurisdiction in which they are resident which may not be described fully herein. The tax treatment of such Trust Unitholders pursuant to the Transaction is dependent on their individual circumstances and the tax jurisdiction applicable to such Trust Unitholders. It is recommended that such Trust Unitholders consult their tax advisors in this regard.

Dissenting Trust Unitholders

The Canadian federal income tax considerations described above for Resident Trust Unitholders and Non-Resident Trust Unitholders also apply to Dissenting Resident Trust Unitholders and Dissenting Non-Resident Trust Unitholders, respectively.

The Canadian federal income tax consequences of the Redemption are complex, and the foregoing description is qualified in its entirety by the longer discussion under “Certain Tax Considerations – Certain Canadian Federal Income Tax Considerations” below. Neither this description nor the longer discussion is intended to be legal or tax advice to any particular Trust Unitholder. Accordingly, Trust Unitholders are urged to consult their tax advisers with regard to their particular circumstances.

Certain United States Federal Income Tax Considerations

Subject to the discussion in “Certain Tax Considerations – Certain United States Federal Income Tax Considerations” below, a Trust Unitholder who is taxable in the United States and who exchanges Trust Units for cash pursuant to the Transaction generally will recognize taxable gain or loss for U.S. federal income tax purposes measured by the difference, if any, between the amount realized and such Trust Unitholder’s adjusted tax basis in such Trust Units immediately prior to the exchange, assuming BOX is classified as a partnership for U.S. federal income tax purposes. The amount realized generally will equal the U.S. dollar value of the Canadian dollars to which such Trust Unitholder becomes entitled pursuant to the Transaction (without reduction for any Canadian tax withheld), increased by the amount of any reduction in such Trust Unitholder’s allocable share of BOX’s liabilities, as determined for U.S. federal income tax purposes. If, contrary to expectation, BOX were classified for U.S. federal income tax purposes as a corporation, then the U.S. federal income tax consequences of the Transaction for Trust Unitholders generally would be materially different.

The U.S. federal income tax consequences of the Transaction are complex, and the foregoing description is qualified in its entirety by the longer discussion under “Certain Tax Considerations – Certain United States Federal Income Tax Considerations” below. Neither this description nor the longer discussion is intended to be legal or tax advice to any particular Trust Unitholder. Accordingly, Trust Unitholders are urged to consult their tax advisers with regard to their particular circumstances.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	11

SPECIAL FACTORS

Background to the Transaction

The Transaction is the result of negotiations conducted between members of the Special Committee and their legal representatives and financial advisors with representatives of BPY and their legal representatives.

From time to time during 2016, BPY assessed the merits of acquiring the Trust Units not already owned by BPY and its subsidiaries, including the related structuring, financing and tax considerations for a potential transaction. During the latter half of 2016, a broader internal and external team was engaged by the management of BPY to continue to explore such a transaction.

During the few days prior to the announcement of its proposal, BPY discussed a potential transaction with certain investors. On January 22, 2017, BPY entered into lock-up agreements with Morgan Stanley Investment Management and RBC Global Asset Management Inc.

On January 22, 2017, BPY submitted to the Board a proposal to acquire the approximately 15.8 million Trust Units (representing an approximately 17% equity interest in the Trust) that it or its subsidiaries did not own for $30.10 cash per Trust Unit. The specific details of the transaction structure were not included in the proposal. BPY also expressed that BPY was not prepared to entertain an alternative transaction under which it would directly or indirectly transfer all or any of its Trust Units to a third party. BPY requested that the Board begin a process to review the proposal and appoint a special committee of independent trustees to commission an independent valuation of the Trust Units.

On January 23, 2017, BPY publicly announced its proposal to privatize the Trust and that Trust Unitholders holding approximately 3.65 million Trust Units, representing approximately 23% of the unaffiliated Trust Units, including Morgan Stanley Investment Management, who held approximately 1.5 million Trust Units on behalf of certain client accounts, supported the proposal and agreed, subject to certain conditions, to vote the Trust Units they still hold at the time an agreement is entered into in favor of the Transaction.

Also on January 23, 2017, the Trust issued a press release acknowledging BPY’s press release and receipt of BPY’s proposal and disclosing that the Board had established a special committee to review and consider the proposal. The Special Committee consists of Mr. Paul McFarlane (Chairman), Mr. Colum Bastable, Mr. Roderick Fraser and Ms. Susan Riddell Rose. Each of the members of the Special Committee was determined to be independent under applicable securities laws.

The Special Committee’s mandate was to assess, consider, review and negotiate the proposal and to make recommendations to the Board regarding the Transaction. The Special Committee was authorized to retain its own advisors, including legal and financial advisors, to assist it in the performance of its duties. The Special Committee retained Goodmans LLP (“Goodmans”) as its counsel to provide it with independent legal advice in connection with the proposal, including advice regarding the duties and responsibilities of the Special Committee and the application of MI 61-101 to the proposal. Goodmans attended all meetings of the Special Committee. The Special Committee also retained Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) as its U.S. counsel to provide it with legal advice in connection with U.S. securities law matters related to the proposal.

On January 24, 2017, the Chair of the Special Committee met with Goodmans to discuss the proposal and related process matters. Between January 24, 2017 and February 1, 2017, the Chair of the Special Committee instructed counsel to contact several financial advisory firms and request information concerning their experience and qualifications in connection with the potential engagement to serve as independent valuator and financial advisor to the Special Committee.

On February 1, 2017, the Special Committee held its first meeting, at which the committee members discussed potential candidates to serve as independent valuator for the purposes of preparing a formal valuation and to act

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	12

as financial advisor to the Special Committee. The Special Committee reviewed information provided by potential candidates and discussed the candidates and the criteria for selection of the financial advisors with whom they would meet, including independence, capacity to conduct the analysis and provide the formal valuation and ability and commitment to negotiate on behalf of the Unaffiliated Unitholders. The Special Committee agreed to invite three potential candidates to submit proposals to the Special Committee and attend in-person meetings with the Special Committee.

On February 13, 2017, the Special Committee met to receive presentations from the potential candidates to act as independent valuator and financial advisor. Following such presentations, detailed discussions were held relating to the presentations made by each prospective independent valuator and financial advisor. On February 17, 2017, the Special Committee met and, based on the selection criteria described above, the Special Committee ultimately determined to retain Greenhill as independent valuator to prepare the formal valuation, to provide an opinion as to the fairness, from a financial point of view, of the consideration to be received under the Transaction by the Unaffiliated Unitholders and to act as financial advisor to the Special Committee.

On February 28, 2017, Greenhill was provided diligence materials in respect of the Trust, as well as access to management, and commenced its due diligence review.

On March 2, 2017, Torys, counsel to BPY, provided Goodmans with a proposed transaction structure, which included the redemption of the Trust Units by the Trust. Torys also informed Goodmans that BPY’s proposal included the suspension of monthly distributions on the Trust Units upon entering into a definitive agreement with BPY. On March 3, 2017, representatives of Goodmans and Torys discussed the proposed transaction structure, including the rationale for the structure and the tax implications for non-resident Trust Unitholders. Goodmans also raised with Torys alternative transaction structures, which would have a different tax impact for non-resident Trust Unitholders. However, during this discussion Torys stated that BPY had considered structuring the transaction as a plan of arrangement or a tender offer but that, because a redemption provided BPY with the flexibility to best organize the activities of the Trust consistent with the operations and ownership of BPY’s other core office assets, BPY was not prepared to proceed with the Transaction under such alternative transaction structures.

Between March 3, 2017 and April 5, 2017, the Special Committee met on a weekly basis. At those meetings, Greenhill provided an ongoing update on the work performed to date and a general timetable for the preparation of the Valuation and Fairness Opinion. Greenhill also reported that it had been receiving access to management of the Trust and the information it required in a timely manner and that it was satisfied with the overall due diligence process.

On March 15, 2017, Torys provided the first draft of the Redemption Agreement setting out the comprehensive terms of the Transaction. The agreement did not include Dissent Rights and provided for the cessation of monthly distributions on the Trust Units once the definitive agreement was entered into.

On March 24, 2017, the Special Committee met and Greenhill provided its preliminary views with respect to its ongoing valuation analysis. The Preliminary Presentation is attached as an exhibit to the Schedule 13E-3. The valuation methodologies and approach that Greenhill proposed to utilize as valuator were discussed in detail, as were the assumptions upon which Greenhill’s valuation work was being based. Following the Special Committee’s discussion with Greenhill, Goodmans and Skadden reviewed the draft Redemption Agreement and received input from the Special Committee, including with respect to Dissent Rights and the position of BPY that distributions cease to be paid on the Trust Units. After such discussion, the Special Committee instructed Goodmans to prepare a revised draft of the Redemption Agreement, which would provide for, among other things, Dissent Rights and the payment of distributions until closing of the Transaction. Goodmans provided a revised draft of the Redemption Agreement to Torys later that day.

On March 29, 2017, the Special Committee held a meeting to further discuss the preliminary valuation analysis that was provided and related matters. The Special Committee instructed Greenhill to discuss and, on terms established by the Special Committee, negotiate the financial aspects of the Transaction with representatives of BPY.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	13

On April 4, 2017, Greenhill met with representatives of BPY to discuss the financial aspects of the Transaction. Greenhill and representatives of BPY had a number of calls between April 6, 2017 and April 12, 2017 to further discuss the financial aspects of the Transaction. Greenhill provided the Special Committee with regular updates on its discussions with the representatives of BPY. On April 17, 2017, Mr. Paul McFarlane, the Chairman of the Special Committee, and a representative of BPY discussed the financial aspects of the Transaction. Such discussions and negotiations ultimately led to an increase in the offer price from $30.10 in cash per Trust Unit to $32.50 in cash per Trust Unit, as well as the agreement that the monthly distributions on the Trust Units shall continue to be paid through to the closing of the Transaction. During this period and until April 20, 2017, the Special Committee and BPY, together with their respective legal counsel, also negotiated the Redemption Agreement.

On April 20, 2017, the Special Committee held a meeting to consider the financial advice of Greenhill, and to consider further the Transaction and the draft Redemption Agreement. The April 20, 2017 Presentation provided by Greenhill to the Special Committee is attached as an exhibit to the Schedule 13E-3. At the meeting, Greenhill delivered an oral opinion to the Special Committee which was subsequently confirmed by the delivery of the Valuation and Fairness Opinion, to the effect that based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations upon the scope of review undertaken by Greenhill, Greenhill was of the opinion that, as of April 20, 2017, the fair market value of the Trust Units was in the range of $31.50 to $34.50 per Trust Unit and the Redemption Price to be received pursuant to the Transaction by the Unaffiliated Unitholders was fair from a financial point of view to the Unaffiliated Unitholders. After a discussion, based in part on the financial advice of Greenhill as well as other factors set forth below under the heading “Reasons For Recommendation”, the Special Committee concluded that the Transaction is substantively and procedurally fair to the Unaffiliated Unitholders and is in the best interests of the Trust and its Unitholders and resolved to recommend to the Board that it approve the Transaction and enter into the Redemption Agreement and recommend to Unitholders that they vote in favour of the Transaction Resolution.

On April 20, 2017, the Board met to consider the Transaction, to receive the report and the recommendation of the Special Committee, to receive a summary from Greenhill of the advice it provided to the Special Committee and to consider other factors relevant to the Transaction. Greenhill reviewed with the Board the advice it provided to the Special Committee concerning the Transaction and reviewed with the Board the conclusions in its oral opinion to the Special Committee to the effect that based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations upon the scope of review undertaken by Greenhill, Greenhill was of the opinion that, as of April 20, 2017, the fair market value of the Trust Units was in the range of $31.50 to $34.50 per Trust Unit and the Redemption Price to be received pursuant to the Transaction by the Unaffiliated Unitholders was fair from a financial point of view to the Unaffiliated Unitholders. This was followed by the formal report of the Special Committee, which culminated in the Special Committee’s recommendation with respect to the Transaction and the reasons supporting such recommendation. After discussion, and based in part on the advice of Greenhill as well as other factors set forth below under the heading “Reasons For Recommendation”, the Board concluded (with Messrs. Mark Brown, Thomas Farley and Jan Sucharda abstaining because of the potential for a conflict of interest given their relationship with BPY and its affiliates) that the Transaction was substantively and procedurally fair to the Unaffiliated Unitholders and is in the best interests of the Trust and resolved to recommend that Unitholders vote in favour of the Transaction Resolution.

On April 20, 2017, BPY confirmed with Morgan Stanley Investment Management (holding approximately 1.4 million Trust Units) its support for the Transaction and agreed to amend the terms of its Lock-Up Agreement in certain respects. In addition, RBC Global Asset Management Inc. confirmed that it continued to hold on that date approximately 2.1 million Trust Units subject to the Lock-Up Agreement. See “The Transaction – Lock-Up Agreements”.

The Redemption Agreement was finalized and executed by the Trust and BPY on April 20, 2017, and the Transaction was publicly announced on April 20, 2017.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	14

BPY Filing Persons’ Purposes, Alternatives, and Reasons

The purpose of entering into the Redemption Agreement for the BPY Filing Persons is for BOX to become, through the Transaction, an indirect wholly-owned subsidiary of BPY. BPY and its subsidiaries own Units representing an aggregate voting interest of approximately 83% in the Trust as of the date hereof. BPY considered structuring the transaction as a plan of arrangement or a tender offer but because a redemption provided BPY with the flexibility to best organize the activities of the Trust consistent with the operations and ownership of BPY’s other core office assets, BPY was not prepared to proceed with the Transaction under such alternative transaction structures.

The BPY Filing Persons believe such Transaction is an attractive investment opportunity. A number of beliefs and factors were considered in the decision by the BPY Filing Persons to undertake the Transaction, including the following material factors:

•	The belief that full ownership of the Trust will allow BPY to simplify its structure, increase operating flexibility that wholly-owned subsidiary status would provide, eliminate duplicative costs and costs and burdens associated with BOX being a public company and increase the portion of its equity base invested in directly held assets.

•	The belief that the Transaction offers certainty of value for the Unaffiliated Unitholders.

•	BPY’s familiarity with the business, operations, properties, assets, financial condition, business strategy, and prospects of the Trust, the nature of the real estate industry in general, industry trends, the regulatory and legislative environment relevant to the industries in which the Trust operates, and global and national economic and market conditions, both on a historical and on a prospective basis.

•	BPY has no intention of reducing its position in the Trust in the near future, and has further indicated that it will not pursue or support any transaction in which it would sell or otherwise dispose of its interest in the Trust or any material transaction involving the Trust other than the Transaction.

•	The belief that the Transaction structured as a redemption will provide BPY the flexibility to best organize the activities of the Trust consistent with the operation and ownership of BPY’s other core office assets.

•	The belief that the Trust is consistently undervalued by the public markets given the majority position and control of BPY and that as a result the Trust Units would be expected to continue to trade at a discount to their underlying value for the foreseeable future.

After the closing of the Transaction, the BPY Filing Persons will evaluate and review the Trust and its assets, structure, capitalization, operations, properties, policies, management and personnel to determine what changes, if any, would be desirable to best organize the activities of the Trust. BPY is a global leader in the ownership, management and development of premier office properties. Within its core office platform, BPY is focused on the following strategic priorities:

•	Realizing value from its properties through proactive leasing and select redevelopment and repositioning initiatives to convert assets to higher yielding (or cash flow generating) properties;

•	Managing capital prudently, by utilizing conservative financing structures, including the disposition of select mature or non-core assets; and

•	Advancing development projects to create “best-in-class” new stock in premium locations.

A portion of BPY’s core office platform is owned through joint venture, partnership, consortium or other arrangements with institutional partners. Prospectively, as BPY recycles capital, its preference is to sell assets and sell down interests in assets to institutional partners and to sometimes continue to manage the assets on behalf of the investors. The BPY Filing Persons anticipate continuing to have the same strategic priorities following the Transaction, and to approach the operation and ownership of the assets of the Trust in the same way as they approach the operation and ownership of their other core office assets.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	15

The BPY Filing Persons may make changes to the Board or management following completion of the Transaction as the needs of the Trust as a wholly-owned subsidiary are determined. In addition, the BPY Filing Persons may restructure their ownership, including winding up or eliminating the Trust so that they hold the subsidiaries of the Trust and/or the Trust’s assets directly or through a different structure.

The BPY Filing Persons are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 under the U.S. Exchange Act.

BOX’s Purposes, Alternatives, and Reasons

BOX believes that the Transaction is an attractive opportunity for its Trust Unitholders to monetize their Trust Units for the Redemption Price and to receive fair value for their Trust Units. In deciding to recommend the Transaction to Unitholders, the Board considered the risks associated with BOX continuing to execute its business and strategic plan as an independent entity, as an alternative to the Transaction (and in the event the Transaction does not receive the requisite Unitholder approval), and such risks are disclosed extensively in BOX’s public disclosure. As discussed below under “Special Factors – Fairness of the Transaction – BOX’s Perspective”, the Redemption Price represents a premium to the trading price of the Trust Units. See “Special Factors – Fairness of the Transaction – BOX’s Perspective”.

Effects of the Completed Transaction and Benefits to BPY Filing Persons

The Trust is a reporting issuer in each of the provinces and territories of Canada and the Trust Units are registered under the U.S. Exchange Act. The Trust Units are currently listed and trade on the TSX under the symbol “BOX.UN” and on the NYSE under the symbol “BOXC”. After the closing of the Transaction, the Trust will be an indirect wholly-owned subsidiary of BPY. The Trust intends to apply to the TSX and the NYSE to de-list the Trust Units from trading and upon de-listing, the Trust will no longer have outstanding any securities publicly traded in Canada or the United States. After the Trust Units are de-listed from trading on the TSX and the NYSE, BPY intends to promptly cause the Trust (or make a request to the Board) to seek to cease to be a reporting issuer under Canadian Securities Laws and to seek to suspend all reporting obligations under the U.S. Exchange Act. As a result, the Trust may no longer be subject to any ongoing disclosure and other obligations currently imposed upon it under Canadian Securities Laws and will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the U.S. Sarbanes-Oxley Act of 2002, applicable to public companies.

As a result of the Transaction, BPY’s interest in the Trust’s net book value and net earnings will increase due to the Transaction, and BPY will be entitled to benefits resulting from such increased interest, including cash flow generated by the Trust’s operations and any future increase in the Trust’s value. Similarly, BPY will also bear the risk of losses generated by the Trust’s operations and any decrease in the value of the Trust. If the Transaction is completed, BPY’s ownership interest in the Trust and, as the indirect parent of BPY, Brookfield’s indirect ownership of the Trust, would increase from approximately 83% and 57%, respectively, on a fully diluted basis to 100% and 69%, respectively. Upon the completion of the Transaction, BPY’s existing interest in the Trust’s net book value and net income would in each case increase by approximately 16.9% from 83.1% to 100.0%. Based on the Trust’s consolidated financial statements as of March 31, 2017, the completion of the Transaction, together with the funding of the Transaction, would result in (1) an increase of approximately $28.6 million in BPY’s existing interest in the Trust’s net book value, from $2,652.3 million to $2,670.8 million, as of March 31, 2017, and (2) an increase of approximately $18.5 million in BPY’s existing interest in the Trust’s net income, from $49.4 million to $54.2 million, for the three months ended March 31, 2017.

Following completion of the Transaction, a former Trust Unitholder will not have the opportunity to participate in the future earnings and growth of the Trust and will not have any right to vote on trust matters. Conversely, a former Trust Unitholder will not face the risk of future losses generated by the Trust’s operations or decline in the future value of the Trust. In connection with the Transaction, all DTUs held by the Trustees will be settled in cash on the Closing Date, which will eliminate the continuing exposure of the Trustees to the future earnings and growth of the Trust.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	16

The Trust and BPY believe that the accounting treatment of the Transaction is not material to the decision of Trust Unitholders whether to vote in favour of the Transaction Resolution.

Other than the foregoing and the matters described under the heading “Interests of Informed Persons in Material Transactions”, the BPY Filing Persons are not aware of any benefits that will accrue to the BPY Filing Persons as a result of the completion of the Transaction.

For a more detailed discussion of the Transaction, please see “The Transaction”.

Fairness of the Transaction – BOX’s Perspective

Reasons for Recommendation

In reaching its conclusion that the Transaction is substantively fair to the Unaffiliated Unitholders, the Special Committee considered a number of factors including, among others, the following:

•	Premium to Trust Unitholders. The Redemption Price represents a premium of approximately 24% to the closing price of the Trust Units on the TSX of $26.21 and a premium of approximately 24% to the closing price of the Trust Units on the NYSE of US$19.63 on January 20, 2017 (being the last trading day preceding the announcement of BPY’s proposal in respect of the Transaction and based on the daily average exchange rate as reported by the Bank of Canada on that date of $1.00 = US$0.7487). Based on the volume-weighted average trading price (“VWAP”) of the Trust Units on the TSX and the NYSE for the 30 trading days ended January 20, 2017 (being the last trading day prior to the announcement of BPY’s proposal in respect of the Transaction), the Redemption Price represents a premium of approximately 23% to the VWAP of the Trust Units on the TSX, and a premium of approximately 22% to the VWAP of the Trust Units on the NYSE.

•	Distributions to Trust Unitholders. BOX will continue to pay distributions to Trust Unitholders until the closing of the Transaction.

•	Valuation and Fairness Opinion. Greenhill’s opinion to the effect that, based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations upon the scope of review undertaken by Greenhill, as set forth in the Valuation and Fairness Opinion, as of April 20, 2017, the fair market value of the Trust Units was in the range of $31.50 to $34.50 per Trust Unit and the Redemption Price to be received pursuant to the Transaction by the Unaffiliated Unitholders was fair from a financial point of view to the Unaffiliated Unitholders.

•	Form of Consideration. The cash consideration offered under the Transaction provides Trust Unitholders with the opportunity to realize immediate and certain value for their Trust Units.

•	Certain Minority Shareholders have Agreed to Vote in Favour of the Transaction. BPY has entered into agreements with certain institutional Trust Unitholders exercising control or direction over approximately 3.52 million Trust Units, representing approximately 22% of all Trust Units owned by the Minority Unitholders, pursuant to which such Trust Unitholders have agreed, subject to certain conditions and exceptions, to support the Transaction and to vote the Trust Units they still hold as at the date of the Redemption Agreement in favor of the Transaction.

•	No Financing Condition. The Transaction is not subject to any financing condition.

•	Business Issues. The Special Committee, with the assistance of its advisors, considered information concerning the business, operations, assets, financial condition, operating results and prospects of the Trust.

•	Economic and Market Conditions. The Special Committee, with the assistance of its advisors, considered current industry, economic and market conditions and trends.

•	Historical Market Prices. The Special Committee considered the historical market prices and trading information of the Trust Units, including the risk of any price erosion or potential price increases.

•	Redemption Agreement. The terms and conditions of the Redemption Agreement do not prohibit the Board from taking any action that would be inconsistent with its obligation to properly discharge its fiduciary duties.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	17

•	Reimbursement of Expenses. If the required vote is not obtained at the Meeting, BPY has agreed in the Redemption Agreement to reimburse the Trust for all of its fees, costs and expenses incurred in connection with the Transaction.

•	Risks and Rewards of the Trust Remaining an Independent Entity. The Special Committee considered the risks and potential rewards associated with the Trust, as an alternative to the Transaction, continuing to execute its business and strategic plan as an independent entity.

•	Unlikelihood of Competing Offer. The Special Committee considered it was highly unlikely that a competing offer for equal or greater consideration could emerge because of the controlling position of BPY. In particular, BPY has expressed that it is not prepared to entertain an alternative transaction under which it would directly or indirectly transfer all or any of its Trust Units to a third party.

Furthermore, the Special Committee believes that the Transaction is procedurally fair to the Unaffiliated Unitholders for the following reasons:

•	Retention of Independent Advisors. The Special Committee retained independent financial advisors (being Greenhill) and legal advisors (being Goodmans and Skadden), to assist the Special Committee in evaluating, negotiating and recommending the terms of the Transaction.

•	Detailed Review and Negotiation. The Special Committee, with assistance from its legal and financial advisors, conducted an extensive review of the Transaction and the Redemption Agreement and conducted negotiations with representatives of BPY of the key terms of the Transaction.

•	Obtained Increased Consideration. After negotiations with representatives of BPY in which the Special Committee sought improved financial terms, the Special Committee was able to obtain an increase in the consideration to be paid under the Transaction from $30.10 to $32.50 per Trust Unit and concluded that this consideration was the best that could be obtained from BPY in the circumstances. In addition, the Special Committee was able to negotiate that the Trust Unitholders would continue to receive monthly distributions through to the Closing Date.

•	Approval Thresholds. The required approvals are protective of the rights of Unitholders. The Transaction must be approved by at least 66 2/3% of the votes cast by Unitholders present in person or represented by proxy at the Meeting and by at least a majority of the votes cast by the Minority Unitholders.

•	Dissent Rights. Registered Trust Unitholders who have voted against the Transaction will have the right to dissent and require a judicial appraisal of their Trust Units and obtain “fair value” pursuant to the proper exercise of the Dissent Rights.

The Special Committee also considered a number of risks and potential negative factors relating to the Transaction and the substantive and procedural fairness thereof, including the following:

•	Elimination of Continued Unitholder Participation in the Trust. If the Transaction is successfully completed, the Trust will no longer exist as an independent public entity and the consummation of the Transaction will eliminate the opportunity for Unaffiliated Unitholders to participate in the longer term potential benefits of the business of the Trust to the extent that those benefits exceed the potential benefits reflected in the consideration to be received under the Transaction.

•	Taxable Transaction. The Transaction will be a taxable transaction for Canadian and U.S. federal income tax purposes (and generally under other applicable income tax laws) and, as a result, Unaffiliated Unitholders will generally be required to pay taxes on any gains that result from the receipt of the consideration. In addition, non-resident unitholders (generally expected to include U.S. Trust Unitholders (as defined below)) generally will be subject to Canadian withholding tax of 15% on the entire consideration received. See “Certain Tax Considerations”. Although the Special Committee, through its advisors, suggested alternative structures for the Transaction that would not result in such withholding taxes for non-resident unitholders, BPY was only prepared to proceed on the basis of the structure contemplated in the Transaction.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	18

•	Constraints on the Board’s Ability to Pursue Alternative Transactions. BPY has indicated that it will not at this time entertain an alternative transaction under which it would directly or indirectly transfer all or any of its Trust Units to a third party. Given its significant holdings and its influence on the Trust’s business, BPY is able to veto significant transactions requiring Unitholder approval, including a merger, amalgamation, plan of arrangement, liquidation, winding up or a sale of all or substantially all of the Trust’s assets. In the absence of the Transaction, it might not be possible, for as long as BPY holds a significant number of Trust Units, for Unaffiliated Unitholders to receive the range of the fair market value set out in the Valuation and Fairness Opinion for their Trust Units, either through an alternative transaction to the Transaction or otherwise.

•	Conditions of Redemption Agreement. There can be no certainty that all conditions in the Redemption Agreement will be satisfied or that the Transaction will be completed. A failure to complete the Transaction could negatively impact the price of the Trust Units or otherwise adversely affect the business of the Trust.

•	No Unitholder Representative. The Special Committee has not retained or appointed a representative who would act solely on behalf of the Unaffiliated Unitholders. However, the Special Committee has retained Greenhill as independent financial advisor to prepare the Valuation and Fairness Opinion.

•	Firm Offers. There were no firm offers of which the BPY Filing Persons or the Trust or its affiliates are aware made by any unaffiliated person, other than BPY, during the past two years for (i) the merger or consolidation of the Trust with or into another company, or vice versa, (ii) the sale or other transfer of all or any substantial part of the assets of the Trust, and (iii) a purchase of the Trust’s securities that would enable the holder to exercise control of the Trust. The Special Committee therefore did not consider any such offers.

In arriving at its recommendation, the Special Committee also considered the information, data, and conclusions contained in the Valuation and Fairness Opinion. Given that the Special Committee received the Valuation and Fairness Opinion and the advice of Greenhill contained therein as to appropriate valuation methodologies for the Trust Units, it did not specifically consider other valuation measurements such as liquidation value as the Trust is an ongoing business.

The foregoing discussion of the information and factors considered by the Special Committee is not, and is not intended to be, exhaustive but addresses the material information and factors considered by the Special Committee in its review and consideration of the Transaction, including factors that support as well as weigh against the Transaction. In view of the numerous factors considered in connection with the evaluation of the Transaction, the Special Committee did not find it practicable to, and therefore did not, quantify or otherwise attempt to assign relative weight to specific factors or methodologies in reaching its conclusions and recommendations. In addition, the individual members of the Special Committee may have given different weight to different factors. The conclusions and recommendation of the Special Committee were made after considering the totality of the information and factors involved.

Recommendation of the Special Committee

The Special Committee, after lengthy consultations with its financial and legal advisors and based, among other things, upon the considerations set forth above, has unanimously determined that the Transaction is substantively and procedurally fair to Unaffiliated Unitholders and is in the best interests of the Trust and its Unitholders and recommended that the Board approve the Transaction and recommend that Unitholders vote in favour of the Transaction Resolution.

Recommendation of the Board

After careful consideration by the Board, the Board unanimously concluded (with G. Mark Brown, Thomas F. Farley and T. Jan Sucharda abstaining because of the potential for a conflict of interest given

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	19

their relationship with BPY and its affiliates) that the Transaction is substantively and procedurally fair to Unaffiliated Unitholders and is in the best interests of the Trust and to recommend that Unitholders vote in favour of the Transaction Resolution. As part of this consideration, the Board relied upon and adopted those factors identified by the Special Committee as to the fairness of the Transaction as enumerated above.

Fairness of the Transaction – BPY Filing Persons’ Perspective

Under SEC rules, the BPY Filing Persons are required to provide certain information regarding their positions as to the substantive and procedural fairness of the Transaction to the Unaffiliated Unitholders. The BPY Filing Persons are making the statements included in this section solely for purposes of complying with the requirements of these rules. Their view as to the fairness of the Transaction should not be construed as a recommendation to any Unaffiliated Unitholder as to how such Unaffiliated Unitholder should vote on the proposal to approve the Transaction. BPY attempted to negotiate the terms of the Transaction that would be most favorable to it, and not Unaffiliated Unitholders.

The BPY Filing Persons believe that the Transaction is substantively and procedurally fair to the Unaffiliated Unitholders. In reaching this conclusion, the BPY Filing Persons noted that the Special Committee consists of independent Trustees and that the Transaction must be approved by a majority of the votes cast by Minority Unitholders present or represented by proxy at the Meeting. The BPY Filing Persons further noted the conclusions in the Valuation and Fairness Opinion delivered to the Special Committee, the recommendations of the Special Committee and the Board and the factors considered by, and the analyses and conclusions made by, the Special Committee and the Board and expressly adopted these factors, analyses and conclusions. See also “Special Factors – Fairness of the Transaction – BOX’s Perspective”.

Summary of Valuation and Fairness Opinion

Engagement of Greenhill

Greenhill was engaged by the Special Committee in a letter agreement dated February 22, 2017 (the “Greenhill Engagement Agreement”) to provide financial advice and assistance to the Special Committee in connection with the Transaction, including the preparation and delivery to the Special Committee of a formal valuation of the Trust Units and an opinion as to the fairness, from a financial point of view, of the Redemption Price to be received pursuant to the Transaction by the Unaffiliated Unitholders. The Greenhill Engagement Agreement provides for a payment to Greenhill of a fee upon the delivery by Greenhill of (i) its preliminary valuation analysis ($500,000); and (ii) the Valuation and Fairness Opinion ($1,000,000). None of the fees payable to Greenhill under the Greenhill Engagement Agreement are contingent upon the conclusions reached by Greenhill in the Valuation and Fairness Opinion or the completion of the Transaction. In addition, BOX has agreed under the Greenhill Engagement Agreement to reimburse Greenhill for its travel and other reasonable and documented out-of-pocket expenses (including the reasonable and documented fees and expenses of outside legal counsel) and to indemnify Greenhill in respect of certain liabilities that might arise out of its engagement.

Credentials of Greenhill

Greenhill and its affiliated entities are a leading independent investment bank focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments globally. It acts for clients located throughout the world from its offices in New York, Chicago, Dallas, Frankfurt, Hong Kong, Houston, London, Melbourne, San Francisco, São Paulo, Stockholm, Sydney, Tokyo and Toronto.

The Valuation and Fairness Opinion is the opinion of Greenhill and its form and content has been approved by a committee of senior investment banking professionals of Greenhill, each of whom is experienced in merger,

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	20

acquisition, divestiture, valuation and fairness opinion matters. The Valuation and Fairness Opinion was prepared in accordance with the Disclosure Standards for Formal Valuations and Fairness Opinions of the Investment Industry Regulatory Organization of Canada (“IIROC”) but IIROC has not been involved in the preparation or review of the Valuation and Fairness Opinion.

Independence of Greenhill

Greenhill confirmed that it is independent of BOX and all interested parties as required pursuant to MI 61-101. Greenhill further confirmed that (i) it and its affiliated entities are not an issuer insider, associated entity nor an affiliated entity of any interested party (as each such term is used in MI 61-101) in respect of the Redemption; (ii) it and its affiliated entities are not acting as an advisor to any interested party in respect of the Redemption; (iii) its compensation under the Greenhill Engagement Agreement does not depend in whole or in part on the conclusions reached in the Valuation and Fairness Opinion or the outcome of the Redemption; (iv) it and its affiliated entities will not act as manager or co-manager of any soliciting dealer group formed by any interested party in connection with the Redemption nor will it act as a member of any such group; and (v) it and its affiliated entities do not have any material financial interest in the completion of the Redemption.

Greenhill advised BOX that, during the two years preceding the date Greenhill was first contacted for the purpose of the Valuation and Fairness Opinion, Greenhill was not engaged by, and did not perform any services for or receive any compensation from BOX, BPY or their respective affiliates (other than any amounts that were paid or are payable to Greenhill under the Greenhill Engagement Agreement). The fees payable to Greenhill pursuant to the Greenhill Engagement Agreement are not, in the aggregate, financially material to Greenhill and its affiliated entities. As of the date of the Valuation and Fairness Opinion, there were no understandings or agreements between Greenhill and its affiliated entities, BPY and its associated or affiliated entities or BOX and its associated or affiliated entities with respect to future financial advisory or investment banking business. Greenhill and its affiliated entities may in the future, in the ordinary course of business, perform financial advisory services for such entities.

Definitions and Approach to Fair Market Value

The valuation was based upon techniques and assumptions that Greenhill considered appropriate in the circumstances for the purposes of arriving at an opinion as to the range of fair market values of the Trust Units. Greenhill approached the valuation in accordance with MI 61-101 which, in the case of a business combination such as the Redemption, requires the valuator to make a determination as to the “fair market value” of the affected securities (i.e., the Trust Units).

MI 61-101 defines “fair market value” as the monetary consideration that, in an open and unrestricted market, a prudent and informed buyer would pay a prudent and informed seller, each acting at arm’s length with the other and under no compulsion to act. In accordance with MI 61-101, Greenhill made no downward adjustment to the fair market value of the Trust Units to reflect the liquidity of the Trust Units, the effect of the Redemption on the Trust Units, or the fact that the Trust Units held by Minority Unitholders do not form part of a controlling interest. Consequently, the valuation provides a conclusion on a per Trust Unit basis with respect to BOX’s “en bloc” value, being the price at which all of the Trust Units could be sold to one or more buyers at the same time.

Prior Valuations

BOX represented to Greenhill that there were no prior valuations (as defined in MI 61-101) of BOX or of its securities or material assets, which were prepared as of a date within two years preceding the date of the Valuation and Fairness Opinion.

Valuation Approach and Methodologies

In determining the fair market value of the Trust Units, Greenhill relied primarily on the net asset value (“NAV”) and the corporate discounted cash flow (“DCF”) and distribution discount model approaches. As secondary

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	21

methodologies, Greenhill considered comparable trading and precedent transactions analyses. Finally, Greenhill reviewed and considered valuation reference points such as the 52-week trading range and volume weighted average prices of the Trust Units, equity research analysts’ price targets of the Trust Units, equity research analysts’ NAV per Trust Unit estimates and precedent minority squeeze-out transactions.

Distinctive Material Benefits to BPY and its Subsidiaries

Greenhill considered whether any distinctive material benefits would accrue to BPY and its subsidiaries as a consequence of the completion of the Redemption.

Greenhill determined that by completing the Redemption, BPY would benefit from greater direct ownership of BOX’s real estate as well as a more simplified corporate structure, both of which would give BPY greater control of its assets and increase its strategic and financial flexibility. In addition, based on information provided by BOX management, Greenhill estimated that by completing the Redemption, BPY may be able to eliminate incentive management fees and reduce general and administrative expenses to approximately $0.5 million per year. These general and administrative expense savings were included in Greenhill’s discounted cash flow valuation analysis.

Valuation Conclusion

Based upon and subject to the foregoing, in addition to other factors that it considered relevant, Greenhill was of the opinion that, as of April 20, 2017, the fair market value of the Trust Units was in the range of $31.50 per Trust Unit to $34.50 per Trust Unit.

Fairness Opinion Conclusion

At a meeting of the Special Committee on April 20, 2017, Greenhill rendered its opinion to the Special Committee to the effect that, as of that date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations upon the scope of review undertaken by Greenhill, as set forth in the Valuation and Fairness Opinion and summarized below, the Redemption Price to be received pursuant to the Redemption by the holders of Trust Units other than BPY and its affiliates was fair from a financial point of view to such holders.

Scope of Review

In connection with the Valuation and Fairness Opinion, Greenhill carried out, among other things, the following:

•	reviewed the most recent draft, dated as of April 20, 2017, of the Redemption Agreement;

•	reviewed annual reports, comparative audited annual financial statements, management’s discussion and analysis, annual supplemental information, annual information forms and management information circulars of BOX for the fiscal years ended December 31, 2016, 2015 and 2014;

•	reviewed earnings call transcripts for the 2016 fourth quarter and 2016 full year results and quarterly earnings call transcripts for the three months ended March 31, 2016, the three and six months ended June 30, 2016 and the three and nine months ended September 30, 2016;

•	reviewed press releases, material change reports and other regulatory filings made by BOX during the past three years;

•	reviewed due diligence files prepared by BOX, including such items as board planning documents and operations updates, asset management plans, recent external building appraisals, fair value calculation and sensitivities, public company costs, key ground leases, tenant lease abstracts, material agreements, rent and occupancy forecasts and retail summaries;

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	22

•	reviewed equity details, including Trust Units and Trust Unit equivalents;

•	reviewed certain other publicly available business and financial information relating to BOX;

•	reviewed certain information, including financial forecasts and other financial and operating data, concerning BOX supplied to or discussed with Greenhill by the management of BOX, including financial forecasts relating to BOX prepared by the management of BOX and approved for Greenhill’s use by BOX (the “Forecasts”);

•	discussed the past and present operations and financial condition and the prospects of BOX with senior executives of BOX;

•	participated on in person tours of key assets;

•	had meetings and discussions with the Special Committee;

•	had discussions with legal counsel to the Special Committee;

•	reviewed the historical market prices and trading activity for the Trust Units and analyzed its implied valuation multiples;

•	compared the Redemption Price with values for the Trust Units derived based on the financial terms, to the extent publicly available, of certain transactions that Greenhill deemed relevant;

•	compared the Redemption Price with values for the Trust Units derived based on certain financial information and trading valuations of certain publicly traded companies that Greenhill deemed relevant;

•	compared the Redemption Price to present values for the Trust Units derived by discounting future cash flows and a terminal value for BOX at discount rates Greenhill deemed appropriate;

•	reviewed various research publications prepared by equity research analysts regarding BOX, the Canadian commercial real estate sector, and other public companies, as Greenhill deemed relevant;

•	participated in discussions and negotiations among representatives of BOX and its legal advisors and representatives of BPY and its legal and financial advisors;

•	reviewed a certificate addressed to Greenhill, dated as of April 20, 2017, from two senior officers of BOX as to the completeness and accuracy of the information provided to Greenhill by BOX; and

•	performed such other analyses and considered such other factors as Greenhill deemed appropriate.

Greenhill was not, to the best of its knowledge, denied access by BOX to any information requested by Greenhill.

Assumptions and Limitations

The Valuation and Fairness Opinion was subject to the assumptions and limitations set out below.

With the Special Committee’s acknowledgement and agreement as provided for in the Greenhill Engagement Agreement, Greenhill assumed and relied upon, without independent verification, the accuracy and completeness of the information and data publicly available, supplied or otherwise made available to, or reviewed by or discussed with, Greenhill by or on behalf of BOX, BPY or any other participant in the Redemption or otherwise reviewed by Greenhill, including the certificate identified below (collectively, the “Information”). The Valuation and Fairness Opinion was conditional upon such accuracy and completeness. With respect to the Forecasts, Greenhill assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of BOX, and Greenhill relied upon the Forecasts in arriving at its opinion. Subject to the exercise of professional judgment and except as expressly described in the Valuation and Fairness Opinion, Greenhill did not attempt to verify independently the accuracy or completeness

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	23

of any of the Information and did not make any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of BOX, nor was Greenhill furnished with any such evaluation or appraisal. Greenhill is not a legal, regulatory, accounting or tax expert and relied on the assessments made by BOX and its advisors with respect to such issues. Greenhill assumed the accuracy and fair presentation of, and relied upon BOX’s audited financial statements and the reports of the auditors thereon and BOX’s interim unaudited financial statements. Greenhill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Greenhill as of, April 20, 2017.

Senior officers of BOX, in their capacities as officers of BOX on behalf of BOX and not in their individual capacities, represented to Greenhill in a certificate dated April 20, 2017 that:

•	BOX had no information or knowledge of any facts not specifically provided to Greenhill relating to BOX, its subsidiaries (as such term is defined in the Securities Act), or its or their assets, liabilities, affairs, business, operations, prospects or condition (financial or otherwise) which would reasonably be expected to affect the Valuation and Fairness Opinion in any material respect;

•	subject to the fourth sub-bullet of this paragraph regarding budgets, forecasts, projections and estimates, the information and data supplied or otherwise made available to Greenhill by or on behalf of BOX (the “BOX Information”) provided orally by, or in the presence of, an officer of BOX or in writing by BOX or by any of its subsidiaries to Greenhill for the purpose of preparing the Valuation and Fairness Opinion was, or in the case of historical BOX Information, was at the date of preparation, complete, true and accurate in all material respects, and did not contain any untrue statement of a material fact in respect of BOX, its subsidiaries or the Redemption and did not omit to state a material fact in respect of BOX, its subsidiaries or the Redemption necessary to make the BOX Information or any statement therein not misleading in light of the circumstances under which the BOX Information was provided or any such statement was made;

•	since the date on which the BOX Information was provided to Greenhill, except as disclosed in writing to Greenhill, there was no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of BOX and its subsidiaries, taken as a whole, and no material change occurred in the BOX Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Valuation or the Opinion and there was no plan or proposal by BOX for any material change in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of BOX or any of its subsidiaries which was not disclosed to Greenhill;

•	with respect to any portion of the BOX Information that constituted budgets, forecasts, projections, and/or estimates, such budgets, forecasts, projections and/or estimates: (i) were prepared using the assumptions identified therein, which in the reasonable belief of management of BOX were (or were at the time of preparation and continued to be) reasonable in the circumstances; (ii) were prepared on a basis reflecting the best currently available estimates and judgements of management of BOX as to matters covered thereby at the time thereof; (iii) reasonably presented the views of management of BOX of the financial prospects and forecasted performance of BOX and its subsidiaries and were consistent, in all material respects, with the historical operating experience of BOX and its subsidiaries; and (iv) were not, in the reasonable belief of management of BOX, misleading in any material respect in light of the assumptions used or in light of any developments since the time of their preparation;

•	the contents of BOX’s public disclosure documents, as of their respective dates, were true and correct in all material respects and did not contain any misrepresentation (as such term is defined in the Securities Act), and such disclosure documents complied in all material respects with all requirements under applicable laws as of their respective dates;

•	to the best of such officers’ knowledge after reasonable inquiry, there were no prior valuations (as defined in MI 61-101) of BOX, or of its securities or material assets, which were prepared as of a date within two years preceding the date of the certificate;

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	24

•	there had been no written, or to the best of such officers’ knowledge, verbal, offers for or proposed transactions involving all or a material part of the properties and assets owned by, or the securities of, BOX or of any of its subsidiaries and no negotiations had occurred relating to any such offers or transactions within two years preceding the date on which the proposed acquisition of the Trust Units was first publicly announced by BPY which were not disclosed to Greenhill;

•	other than as disclosed in the BOX Information, neither BOX nor any of its subsidiaries had any material contingent liabilities and there were no actions, suits, claims, proceedings, investigations, or inquiries pending or, to the best of such officers’ knowledge, threatened against or affecting the Redemption, BOX or any of its subsidiaries at law or in equity or before or by any federal, national, provincial, state, municipal or other governmental department, commission, bureau, board, agency or instrumentality which would reasonably be expected to, in any way, materially adversely affect the Redemption or BOX and its subsidiaries, taken as a whole; and

•	to BOX’s knowledge, there were no agreements, undertakings, commitments or understandings (whether written or oral, formal or informal) relating to the Redemption, except as were disclosed to Greenhill.

In preparing the Valuation and Fairness Opinion, Greenhill made several assumptions, including that the final executed version of the Redemption Agreement, which Greenhill assumed would be identical to the most recent draft thereof reviewed by Greenhill, and the Redemption will be consummated in accordance with the terms set forth in the Redemption Agreement without any waiver, amendment or delay of any terms or conditions. In addition, Greenhill assumed that the conditions precedent to the completion of the Redemption can be satisfied in due course, all consents, permissions, exemptions or orders of relevant third parties or regulatory authorities will be obtained, without adverse condition or qualification, and the procedures being followed to implement the Redemption are valid and effective. In its analysis in connection with the preparation of the Valuation and Fairness Opinion, Greenhill made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of Greenhill, BOX or BPY.

The Valuation and Fairness Opinion was conditional upon all of Greenhill’s assumptions being correct and there being no “misrepresentation” (as defined in the Securities Act) in any Information.

Greenhill is not a legal, regulatory, tax or accounting expert, and Greenhill expressed no opinion concerning any legal, tax or accounting matters concerning the Redemption or the sufficiency of the Valuation and Fairness Opinion for the purposes of the Special Committee or the Board. Greenhill relied upon, without independent verification, the assessment of the Special Committee and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters.

The Valuation and Fairness Opinion was provided for the use of the Special Committee and the Board. The Valuation and Fairness Opinion was not intended to be, and does not constitute, a recommendation to the members of the Special Committee or the Board as to whether they should approve the Redemption or to any holder of Trust Units as to whether or how such holder should vote in respect of the resolution of holders of Trust Units to be considered at the Special Meeting or whether to take any other action with respect to the Redemption or the Trust Units. The Valuation and Fairness Opinion does not address the relative merits of the Redemption as compared to other transactions or business strategies that might be available to BOX. Greenhill expressed no opinion with respect to the future trading prices of securities of BOX.

The Valuation and Fairness Opinion was rendered as of April 20, 2017 on the basis of securities markets, economic and general business and financial conditions prevailing on that date and the condition and prospects, financial and otherwise, of BOX and its subsidiaries and affiliates as they were reflected in the Information provided to Greenhill. Any changes in such markets, conditions or prospects may affect the Valuation and Fairness Opinion and, although Greenhill reserved the right to change or withdraw the Valuation and Fairness Opinion in such event, it disclaimed any undertaking or obligation to advise any person of any such change that

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	25

may come to its attention, or update the Valuation and Fairness Opinion after such date. In preparing the Valuation and Fairness Opinion, Greenhill was not authorized to solicit, and did not solicit, interest from any other party with respect to the acquisition of Trust Units or other securities of BOX, or any business combination or other extraordinary transaction involving BOX, nor did Greenhill negotiate with any party in connection with any such transaction involving BOX.

The following is a summary of the material financial analyses performed by Greenhill in connection with the Valuation and Fairness Opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Greenhill, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. This summary is qualified in its entirety by reference to a copy of the Valuation and Fairness Opinion attached to this Circular as Appendix “D” and to the accompanying presentation of Greenhill to the Special Committee, dated April 20, 2017 (the “April 20, 2017 Presentation”), which is attached as an exhibit to the Schedule 13E-3. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 20, 2017, and is not necessarily indicative of current market conditions.

Overview of the Trust

BOX is a limited purpose unincorporated, closed-ended, real estate investment trust established under and governed by the laws of the Province of Ontario and created pursuant to a declaration of trust dated as of March 19, 2010. BOX’s portfolio is comprised of interests in 26 premier office properties totaling 20.3 million square feet in the downtown cores of Toronto, Calgary and Ottawa. Landmark assets include Brookfield Place, the Bay Adelaide Centre, the Exchange Tower and the Hudson’s Bay Centre in Toronto and Bankers Hall in Calgary. BOX’s development portfolio consists of the Brookfield Place Calgary East development site totaling 1.4 million square feet. BPY and its subsidiaries are the manager of BOX and provide asset and property services under long-term arrangements. BOX does not have any employees and depends on the external management and administration services provided by BPY. The Trust Units trade on the TSX under the symbol “BOX.UN” and on the NYSE under the symbol “BOXC”.

BOX owns and proactively manages premier properties in dynamic and, in many instances, supply-constrained markets with high barriers to entry, and maintains one of Canada’s most distinguished portfolios of office properties. BOX’s primary markets are the financial, energy and government sectors in the cities of Toronto, Calgary and Ottawa. BOX’s strategy is to concentrate operations within a select number of Canadian gateway cities with attractive tenant bases in order to maintain a meaningful presence and build on the strength of its tenant relationships within these markets. BOX focuses on the following strategic priorities: (1) realizing value from its properties through proactive leasing initiatives; (2) prudent capital management including the refinancing of mature properties; and (3) acquiring high quality commercial properties in its primary markets for value when opportunities arise.

Application of Valuation Methodologies to the Trust Units

Net Asset Value Analysis

The NAV methodology ascribes a separate value for each category of asset and liability, utilizing the methodology appropriate in each case based on the unique characteristics of each asset. The sum of total assets less total liabilities yields the NAV. As Greenhill does not consider a NAV analysis a liquidation analysis, it has not included frictional costs that may be incurred in the liquidation of the assets such as transaction costs or tax leakage in the subsequent analysis. In preparing BOX’s NAV analysis, Greenhill relied on financial projections as prepared by BOX management.

The key components of BOX’s NAV were as follows:

•	operating real estate;

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	26

•	development projects;

•	cash and net other assets; and

•	debt and other liabilities.

Operating Real Estate

Operating real estate includes office and related parking and retail assets located in Canada. For each asset, Greenhill employed a DCF approach. In this approach, unlevered cash flows over a specific forecast period are discounted at a specific rate to determine the present value of the unlevered cash flows. The present value of a terminal value, representing the value of cash flows beyond the end of the forecast period, is added to arrive at a total aggregate value. Greenhill determined the terminal value by applying a reversionary cap rate to the final year of the forecast period’s net operating income.

For each asset, Greenhill relied upon the ten-year unlevered cash flow projections prepared by BOX management. For each market, Greenhill selected a range of discount rates and reversionary cap rates based on third-party data providers and Greenhill’s review of discount rates and reversionary cap rates used by BOX management in its quarterly International Financial Reporting Standards (“IFRS”) valuations. As a result, the range of market discount rates ranged from a weighted average 5.93% to a weighted average of 6.43% and the range of market reversionary cap rates ranged from a weighted average of 5.43% to a weighted average 5.93%. Greenhill then made adjustments to each asset’s resulting gross asset value to reflect BOX’s proportionate ownership in each asset, net of non-controlling interests.

As a result of these approaches, Greenhill determined the fair market value of the operating real estate to be in the range of $5,141 million to $5,642 million.

Development Projects

BOX’s development assets include Brookfield Place Calgary East (“BPCE”). In determining the fair market value of BPCE, Greenhill employed a DCF approach based on cash flow projections prepared by BOX management and took into consideration the nature and structure of the acquisition of BPCE from BPY. BPCE was acquired from BPY on an “as completed and stabilized basis” with BPY retaining development, lease-up and financing risk (stabilization expected in 2018). Greenhill also reviewed BOX’s year-end 2016 IFRS values for the project. As a result of these approaches, Greenhill determined the fair market value of BPCE to be in the range of $671 million to $748 million.

Cash and Net Other Assets

Greenhill included BOX’s proportionate share of cash, net of non-controlling interests, as stated in BOX’s year-end 2016 financial statements. Greenhill also included BOX’s proportionate share of tenant receivables and other assets, accounts payable and other liabilities, net of non-controlling interests, as stated in BOX’s year-end 2016 financial statements. As a result, Greenhill determined cash and net other assets to be $91 million, based on cash and other assets of $76 million and accounts payable and other liabilities of $167 million.

Debt and Other Liabilities

BOX’s proportionate share of total debt outstanding was $2,839 million, which included $2,779 million of property debt and $60 million of corporate debt outstanding as of December 31, 2016. Based upon materials prepared by BOX and reviewed by Greenhill, the mark-to-market on BOX’s debt was estimated to be $100 million. As a result, Greenhill determined the fair market value of the debt (including the mark-to-market on BOX’s debt) to be $2,939 million.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	27

Total Trust Units Outstanding

As of March 31, 2017, 93,520,745 Trust Units were issued and outstanding on a fully exchanged basis including Class B LP Units.

Net Asset Value – Conclusion

Based on the foregoing, by subtracting the sum of BOX’s total liabilities (including a mark-to-market of its outstanding debt) from the sum of its total assets, Greenhill determined a range of $29.75 per Trust Unit to $35.93 per Trust Unit under the NAV analysis.

Corporate Discounted Cash Flow Analysis

Greenhill performed a corporate DCF analysis using cash flow forecasts provided by BOX management. In this approach, unlevered free cash flow projects are discounted at a specific rate to determine the present value. The present value of a terminal value, representing the value of unlevered free cash flow beyond the end of the forecast period is added to arrive at a total aggregate value. Outstanding debt is subtracted and outstanding cash is added to arrive at an equity value. The equity value is then divided by the fully diluted unit count in order to arrive at an implied price per unit.

Greenhill reviewed the DCF value both on a status quo basis and also reflecting the potential cost savings that could be achieved if a third party were to acquire 100% of BOX. Potential cost savings reflect Greenhill’s estimates of what costs would no longer be incurred in that situation.

Greenhill calculated a range of terminal values by applying a range of cap rates to the terminal year’s estimated net operating income (“NOI”) as provided by BOX management. A cap rate range of 5.50% to 6.00% was selected based on Greenhill’s professional judgement, which included an analysis of the cap rates of other comparable companies. Greenhill then discounted the resulting terminal value, along with the unlevered free cash flow over the five year forecast period, to present value using a weighted average cost of capital (“WACC”) rate from 6.05% to 6.55%.

Under the status quo scenario, the above analysis yielded an implied equity value of $27.64 per Trust Unit to $33.35 per Trust Unit.

Including the impact of potential cost savings yielded an implied equity value of $30.82 per Trust Unit to $36.60 per Trust Unit. Based on Greenhill’s professional judgement, the DCF valuation including potential cost savings was considered a more relevant valuation approach for BOX in the context of the Redemption than the DCF valuation on a status quo basis.

Distribution Discount Model

Greenhill performed a distribution discount model analysis using five-year distribution per Trust Unit projections as provided by BOX management. In this approach, distribution projections are discounted at a specific rate to determine the present value of the distribution stream. The present value of a terminal value, representing the value of distributions beyond the end of the forecast period, is added to arrive at a total equity value.

Greenhill calculated a range of terminal values using the perpetuity growth method. Under this method, Greenhill applied a range of terminal distribution growth rates to the projected distribution per Trust Unit figure in year five. A terminal growth rate of 3.25% to 3.75% was selected based on Greenhill’s professional judgement, which included a review of historical distribution growth rates and projections prepared by BOX management. Greenhill then discounted the resulting terminal value, along with the distributions over the five-year forecast period, to present value using equity discount rates ranging from 7.75% to 8.25%. These equity discount rates

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	28

were the result of a capital asset pricing model (‘‘CAPM’’) approach, which generates a cost of equity by adding a risk-free rate of return to a premium that represents the financial and non-diversifiable business risk of a stock.

The above analysis yielded an implied equity value of $30.01 per Trust Unit to $36.88 per Trust Unit.

Comparable Companies Analysis

Using publicly available information including consensus equity research analyst estimates, Greenhill reviewed and analyzed certain trading multiples of the following select North American office-weighted real estate investment trusts:

Canada

•	H&R Real Estate Investment Trust

•	Allied Properties Real Estate Investment Trust

•	Dream Office Real Estate Investment Trust

U.S.

•	Vornado Realty Trust

•	Boston Properties, Inc.

•	SL Green Realty Corp.

•	Alexandria Real Estate Equities, Inc.

•	Douglas Emmett, Inc.

•	Kilroy Realty Corporation

•	Paramount Group, Inc.

•	Piedmont Office Realty, Inc.

•	Empire State Realty Trust, Inc.

•	Columbia Property Trust, Inc.

•	Parkway, Inc.

While Greenhill did not consider any of the companies reviewed to be directly comparable to BOX, Greenhill believed that they shared certain business, financial, and/or operational characteristics to those of BOX and used its professional judgment in selecting the most appropriate trading multiples. Greenhill considered price to net asset value multiples (“P/NAV”), price to funds from operations multiples (“P/FFO”) for 2018E, price to adjusted funds from operations (“P/AFFO”) for 2018E and implied capitalization rates for select office-weighted REITs to be the most appropriate trading metrics for BOX. As summarized below, Greenhill selected the following multiple ranges for BOX. These ranges reflect the ranges of select office-weighted REITs adjusted for the unique nature of BOX’s operations.

Implied Valuation – Comparable Companies Approach

	Selected Range of Multiples				Implied Trust Unit Price
	Low		High		Low	High
P / NAV	0.87	x	0.97	x	$29.54	$32.92
P / 2018E FFO	15.4	x	17.4	x	$31.14	$35.19
P / 2018E AFFO	21.2	x	23.2	x	$37.40	$40.94
Implied Cap Rate	5.71%		5.31%		$27.67	$31.65

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	29

Precedent Transactions Analysis

Greenhill reviewed the purchase prices paid in select precedent transactions involving office-weighted real estate investment trusts announced since 2005. Based on publicly available information, Greenhill identified and reviewed 15 publicly announced transactions since 2005 involving the acquisitions or merger of public North American office-weighted real estate investment trusts with a value of greater than $100 million.

Greenhill reviewed the premiums paid to the target companies’ unaffected unit prices (defined as the unit price 30 days prior to the earliest date of the deal announcement, announcement of a competing bid or market rumours in certain transactions, as appropriate) for the selected precedent transactions. The overall observed 1st quartile, average, and 3rd quartile unaffected unit price premiums paid in such selected transactions were 13.3%, 20.4% and 27.9%, respectively.

For its selected transactions, Greenhill also reviewed the implied P/NAV multiples for each transaction, based on consensus equity research analyst estimates at the time of the transaction announcement. The overall observed 1st quartile, average, and 3rd quartile P/NAV multiples paid in such selected transactions were 1.01x, 1.06x and 1.13x, respectively.

Greenhill considered appropriate ranges of unaffected premiums paid and P/NAV multiples for the Trust to be 15.4% to 25.4% and 1.01x to 1.11x, respectively. This analysis implied values per Trust Unit as follows:

Implied Valuation – Precedent Transactions Analysis

		Selected Range			Implied Trust Unit Price
	# of Transactions	Low	High	BOX Unaffected Trust Unit Price*	Low	High
Premium / (Discount) to Unaffected Price	14	15.4%	25.4%	$26.19	$30.23	$32.85

*	Defined as the Trust Unit price 30 days prior to January 20, 2017, which was the last trading day immediately prior to BPY’s announcement of its proposal to acquire all of the Trust Units not already owned by it.

		Selected Range			Implied Trust Unit Price
	# of Transactions	Low	High	BOX Q4’16 IFRS NAV*	Low	High
P / NAV	15	1.01x	1.11x	$33.82	$34.05	$37.43

*	BOX’s IFRS reported NAV, as at December 31, 2016

Based on Greenhill’s professional judgment, no company or transaction utilized in the precedent transaction analysis may be considered directly comparable to BOX or the Redemption.

Valuation Reference Points

Greenhill also reviewed and took into consideration other valuation reference points in determining the fair market value of the Trust Units.

Historical Trading Analysis

Greenhill reviewed historical trading prices and volumes for the Trust Units on both the TSX and the NYSE for the last 30 days and twelve months ended January 20, 2017, or the last trading day immediately prior to BPY’s

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	30

announcement of its proposal to acquire all of the Trust Units not already owned by it. Greenhill examined the VWAP over this time period. Over the last twelve months ended January 20, 2017, the VWAP on the TSX was $27.62, and over the last 30-trading days ended January 20, 2017, the VWAP was $26.41. As of January 20, 2017, the last trading day immediately prior to BPY’s announcement of its proposal to acquire all of the Trust Units not already owned by it, the trading price of the Trust Units was $26.21 on the TSX. As of April 19, 2017, the trading price of the Trust Units was $31.63 on the TSX.

Research Analysts Price Targets and NAV Estimates

Greenhill reviewed public market trading price targets and estimated NAV for the Trust Units. Equity research analyst price targets reflect each analyst’s estimate of the future public market trading price of the Trust Units at the time the price target is published. The NAV per Trust Unit estimate represents an equity research analyst’s estimate of the intrinsic value of BOX’s net assets on a per Trust Unit basis.

Greenhill specifically reviewed the 5 available research analyst price targets and the 6 available research analyst NAV per Trust Unit estimates immediately prior to and following BPY’s announcement on January 23, 2017 of its proposal to acquire all of the Trust Units not already owned by it. For the date immediately prior to BPY’s announcement of its proposal to acquire all of the Trust Units not already owned by it, Greenhill used January 20, 2017, and for the date following BPY’s announcement of its proposal to acquire all of the Trust Units not already owned by it, Greenhill used April 19, 2017.

	Before Proposal 20-Jan	After Proposal 19-Apr
Price Target	$29.65	$31.85
NAV per Trust Unit Estimate	$33.01	$33.53

Precedent Minority Squeeze Outs

As a reference point, Greenhill reviewed the purchase prices paid in select precedent minority squeeze out transactions in North America. Based on publicly available information, Greenhill identified and reviewed 100 publicly announced transactions since 2000 with a transaction value greater than $100 million.

Greenhill reviewed the initial and final premiums paid to the target companies’ unaffected stock prices (defined as the stock price 30 days prior to the earliest date of the deal announcement, announcement of a competing bid or market rumours in certain transactions, as appropriate) for the selected squeeze out transactions. The overall observed 1st quartile, median, and 3rd quartile final unaffected stock price premiums paid in such selected transactions were 14.0%, 28.1% and 47.7%, respectively.

Greenhill considered appropriate ranges of 30-day unaffected premiums paid for BOX to be 20.6% to 35.6%. This analysis yielded an implied equity value of $31.57 per Trust Unit to $35.50 per Trust Unit.

Based on Greenhill’s professional judgment, no company or transaction utilized in the precedent minority squeeze out analysis may be considered directly comparable to BOX or the Redemption.

General

Greenhill conducted the analyses described above as part of its analysis of the fairness of the Redemption Price to be received pursuant to the Redemption by the Unaffiliated Unitholders and in connection with the delivery of the Valuation and Fairness Opinion to the Special Committee. These analyses do not purport to be appraisals.

No company utilized in the comparable company trading multiples analysis is identical to BOX. In evaluating the comparable companies, Greenhill made judgments and assumptions with regard to industry performance, general

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	31

business, economic, market and financial conditions and other matters, many of which are beyond the control of BOX, such as the impact of competition on the business of BOX and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of BOX or the industry or in the financial markets in general. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using comparable company data.

No company or transaction utilized in the precedent transactions analysis is identical to BOX or the Redemption. In evaluating the precedent transactions, Greenhill made judgments and assumptions with regard to industry performance, general business, market and financial conditions and other matters, which are beyond the control of BOX, such as the impact of competition on the business of BOX or the industry generally, industry growth and the absence of any adverse material change in the financial condition of BOX or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value and equity value of the transactions to which they are being compared. Greenhill considered a number of factors in analyzing the Redemption Price to be received pursuant to the Redemption by the Unaffiliated Unitholders. The fact that points in the range of implied present value per share of BOX derived from the valuation of precedent transactions were less than or greater than the Redemption Price is not necessarily dispositive in connection with Greenhill’s analysis of the Redemption Price, but one of many factors Greenhill considered.

Greenhill’s opinion and its presentation to the Special Committee was one of many factors taken into consideration by the Special Committee in deciding to recommend the Redemption. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Special Committee with respect to the Redemption Price to be received pursuant to the Redemption by the Unaffiliated Unitholders or of whether the Special Committee would have been willing to recommend different consideration.

Other Considerations

A preliminary version of Greenhill’s valuation analyses was shared with the Special Committee on March 24, 2017 (the “Preliminary Presentation”) and is filed as an exhibit to the Schedule 13E-3. In connection with the delivery of the Valuation and Fairness Opinion, Greenhill also shared with the Special Committee the Preliminary Presentation. The Preliminary Presentation consisted of various summary data and analyses that Greenhill utilized in formulating its preliminary perspective on the valuation of the Trust Units. The Preliminary Presentation did not make any recommendations or constitute an opinion of Greenhill in any respect. The financial analyses in the Preliminary Presentation were substantially similar to those in the April 20, 2017 Presentation and in the Valuation and Fairness Opinion, subject to refinement and update. The Preliminary Presentation did not present an implied value of the Trust Units and, as summarized above, the April 20, 2017 Presentation and the Valuation and Fairness Opinion presented a value of the Trust Units ranging from $31.50 to $34.50. In addition, the procedures followed by Greenhill in preparing the analyses in the Preliminary Presentation were substantially similar to the procedures used by Greenhill to prepare the corresponding analysis in the April 20, 2017 Presentation and in the Valuation and Fairness Opinion, except that:

•	the comparable companies analysis in the Preliminary Presentation used multiples of NAV ranging from 0.85x to 0.95x, with a resulting implied value per Trust Unit ranging from $28.80 to $32.18, and the comparable companies analysis in the April 20, 2017 Presentation and in the Valuation and Fairness Opinion used multiples of NAV ranging from 0.87x to 0.97x, with a resulting implied value per Trust Unit ranging from $29.54 to $32.92;

•	the comparable companies analysis in the Preliminary Presentation used multiples of FFO in fiscal year 2018 ranging from 14.9x to 16.9x, with a resulting implied value per Trust Unit ranging from $30.20 to $34.25, and the comparable companies analysis in the April 20, 2017 Presentation and in the Valuation and Fairness Opinion used multiples of FFO in fiscal year 2018 ranging from 15.4x to 17.4x, with a resulting implied value per Trust Unit ranging from $31.14 to $35.19;

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	32

•	the comparable companies analysis in the Preliminary Presentation used multiples of AFFO in fiscal year 2018 ranging from 20.5x to 22.5x, with a resulting implied value per Trust Unit ranging from $36.20 to $39.73, and the comparable companies analysis in the April 20, 2017 Presentation and in the Valuation and Fairness Opinion used multiples of AFFO in fiscal year 2018 ranging from 21.2x to 23.2x, with a resulting implied value per Trust Unit ranging from $37.40 to $40.94;

•	the comparable companies analysis in the Preliminary Presentation used implied cap rates ranging from 5.70% to 5.30%, with a resulting implied value per Trust Unit ranging from $27.68 to $31.67, and the comparable companies analysis in the April 20, 2017 Presentation and in the Valuation and Fairness Opinion used implied cap rates ranging from 5.71% to 5.31%, with a resulting implied value per Trust Unit ranging from $27.67 to $31.65;

•	the precedent transactions analysis in the Preliminary Presentation used premiums to the 30-day unaffected price ranging from 15.1% to 25.1%, with a resulting implied value per Trust Unit ranging from $30.15 to $32.77, and the precedent transactions analysis in the April 20, 2017 Presentation and in the Valuation and Fairness Opinion used premiums to the 30-day unaffected price ranging from 15.4% to 25.4%, with a resulting implied value per Trust Unit ranging from $30.23 to $32.85;

•	the precedent transactions analysis in the Preliminary Presentation used multiples of NAV ranging from 1.00x to 1.10x, with a resulting implied value per Trust Unit ranging from $33.89 to $37.27, and the precedent transactions analysis in the April 20, 2017 Presentation and in the Valuation and Fairness Opinion used multiples of NAV ranging from 1.01x to 1.11x, with a resulting implied value per Trust Unit ranging from $$34.05 to $37.43;

•	the standalone DCF analysis in the Preliminary Presentation used terminal year cap rates ranging from 6.00% to 5.50% and discount rates ranging from approximately 6.75% to approximately 6.25%, with a resulting implied value per Trust Unit ranging from $27.16 to $32.82, and, as summarized above, the standalone DCF analysis in the April 20, 2017 Presentation and in the Valuation and Fairness Opinion used terminal year cap rates ranging from 6.00% to 5.50% and discount rates ranging from approximately 6.55% to approximately 6.05%, with a resulting implied value per Trust Unit ranging from $27.64 to $33.35;

•	the DCF analysis with G&A cost savings in the Preliminary Presentation used terminal year cap rates ranging from 6.00% to 5.50% and discount rates ranging from approximately 6.75% to approximately 6.25%, with a resulting implied value per Trust Unit ranging from $30.40 to $36.13, and, as summarized above, the DCF analysis with G&A cost savings in the April 20, 2017 Presentation and in the Valuation and Fairness Opinion used terminal year cap rates ranging from 6.00% to 5.50% and discount rates ranging from approximately 6.55% to approximately 6.05%, with a resulting implied value per Trust Unit ranging from $30.82 to $36.60; and

•	the Preliminary Presentation, the April 20, 2017 Presentation and the Valuation and Fairness Opinion each included a net asset value, or NAV, analysis of the Trust, which is summarized below:

Net Asset Value Analysis

The NAV methodology ascribes a separate value for each category of asset and liability, utilizing the methodology appropriate in each case based on the unique characteristics of each asset. The sum of total assets less total liabilities yields the NAV. As Greenhill does not consider a NAV analysis a liquidation analysis, it has not included frictional costs that may be incurred in the liquidation of the assets such as transaction costs or tax leakage in the subsequent analysis. In preparing BOX’s NAV analysis, Greenhill relied on financial projections as prepared by BOX management.

The key components of BOX’s NAV were as follows:

•	operating real estate;

•	development projects

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	33

•	cash and net other assets; and

•	debt and other liabilities.

Operating Real Estate

Operating real estate includes office and related parking and retail assets located in Canada. For each asset, Greenhill employed a DCF approach. In this approach, unlevered cash flows over a specific forecast period are discounted at a specific rate to determine the present value of the unlevered cash flows. The present value of a terminal value, representing the value of cash flows beyond the end of the forecast period, is added to arrive at a total aggregate value. Greenhill determined the terminal value by applying a reversionary cap rate to the final year of the forecast period’s net operating income.

For each asset, Greenhill relied upon the ten-year unlevered cash flow projections prepared by BOX management. For each market, Greenhill selected a range of discount rates and reversionary cap rates based on third-party data providers and Greenhill’s review of discount rates and reversionary cap rates used by BOX management in its quarterly IFRS valuations. As a result, the range of market discount rates ranged from a weighted average 5.93% to a weighted average of 6.43% and the range of market reversionary cap rates ranged from a weighted average of 5.43% to a weighted average 5.93% in the Preliminary Presentation and in the April 20, 2017 Presentation and in the Valuation and Fairness Opinion

Greenhill then made adjustments to each asset’s resulting gross asset value to reflect BOX’s proportionate ownership in each asset, net of non-controlling interests.

As a result of these approaches, Greenhill determined the fair market value of the operating real estate to be in the range of $5,141 million to $5,642 million in the Preliminary Presentation and in the April 20, 2017 Presentation and in the Valuation and Fairness Opinion.

Development Projects

BOX’s development assets include BPCE. In determining the fair market value of BPCE, Greenhill employed a DCF approach based on cash flow projections prepared by BOX management and took into consideration the nature and structure of the acquisition of BPCE from BPY. BPCE was acquired from BPY on an “as completed and stabilized basis” with BPY retaining development, lease-up and financing risk (stabilization expected in 2018). Greenhill also reviewed BOX’s year-end 2016 IFRS values for the project. As a result of these approaches, Greenhill determined the fair market value of BPCE to be in the range of $671 million to $748 million in the Preliminary Presentation and in the April 20, 2017 Presentation and in the Valuation and Fairness Opinion.

Cash and Net Other Assets

Greenhill included BOX’s proportionate share of cash, net of non-controlling interests, as stated in BOX’s year-end 2016 financial statements. Greenhill also included BOX’s proportionate share of tenant receivables and other assets, accounts payable and other liabilities, net of non-controlling interests, as stated in BOX’s year-end 2016 financial statements. As a result, Greenhill determined cash and net other assets to be $91 million, based on cash and other assets of $76 million and accounts payable and other liabilities of $167 million, in the Preliminary Presentation and in the April 20, 2017 Presentation and in the Valuation and Fairness Opinion.

Debt and Other Liabilities

BOX’s proportionate share of total debt outstanding was $2,839 million, which included $2,779 million of property debt and $60 million of corporate debt outstanding as of December 31,

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	34

2016. Based upon materials prepared by BOX and reviewed by Greenhill, the mark-to-market on BOX’s debt was estimated to be $106 million in the Preliminary Presentation and $100 million in the April 20, 2017 Presentation and in the Valuation and Fairness Opinion. As a result, Greenhill determined the fair market value of the debt (including the mark-to-market on BOX’s debt) to be $2,946 million in the Preliminary Presentation and $2,939 million in the April 20, 2017 Presentation and in the Valuation and Fairness Opinion.

Total Trust Units Outstanding

As of December 31, 2016, 93,514,703 Trust Units were issued and outstanding on a fully exchanged basis including Class B LP Units. As of March 31, 2017, 93,520,745 Trust Units were issued and outstanding on a fully exchanged basis including Class B LP Units.

Net Asset Value – Conclusion

Based on the foregoing, by subtracting the sum of BOX’s total liabilities (including a mark-to-market of its outstanding debt) from the sum of its total assets, Greenhill determined an implied value per Trust Unit ranging from $29.67 to $35.86 under the NAV analysis in the Preliminary Presentation and ranging from $29.75 to $35.93 under the NAV analysis in the April 20, 2017 Presentation and in the Valuation and Fairness Opinion.

Certain Unaudited Financial Projections

BOX does not as a matter of course make public projections as to future sales, earnings or other results. However, the management of BOX has prepared the financial projections of BOX set forth below and provided such projections to Greenhill in connection with its preparation of the Valuation and Fairness Opinion. However, such projections may contain certain assumptions which differ from the assumptions used by Greenhill in its preparation of the Valuation and Fairness Opinion. The accompanying financial projections were not prepared with a view toward public disclosure or with a view toward complying with the published guidelines of the SEC applicable to Multijurisdictional Disclosure System filers or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of management of BOX, were prepared on a reasonable basis, reflect the best currently available estimates and judgments, and present, to the best of management’s knowledge and belief, the expected course of action and the expected financial performance of BOX. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this document are cautioned not to place undue reliance on the financial projections. The projections constitute forward-looking statements and are subject to risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements and Risks”.

Neither BOX’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the financial projections.

In developing the financial projections, management of BOX made numerous assumptions with respect to BOX for the relevant forecast period. Management of BOX assumed that:

•	certain properties would be sold in the second quarter of 2017 and 2018, respectively;

•	the distribution of its adjusted funds from operations (AFFO) would increase on a progressive basis up to 95.0% in 2021; and

•	withdrawals and repayments of its revolving corporate credit facility are based on available free cash flows.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	35

The assumptions and estimates underlying the financial projections are inherently uncertain and, though considered reasonable by the management of BOX as of the date of their preparation, are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information. See the risk factors in the Trust’s Annual Information Form dated March 1, 2017. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of BOX or that actual results will not differ materially from those presented in the financial projections. Inclusion of the financial projections in this Circular should not be regarded as a representation by any person that the results contained in the financial projections will be achieved.

The financial projections do not take into account any circumstances or events occurring after the date they were prepared, and except as may be required in order to comply with applicable Law, none of BOX or, to BOX’s knowledge, any of its representatives intends to update, or otherwise revise, the financial projections, or the specific portions presented herein, to reflect circumstances existing after the date when they were made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error. Neither BOX nor any of its affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of BOX compared to the information contained in the financial projections contained herein.

The financial projections should be read together with BOX’s published financial statements, the most recent of which being its interim unaudited financial statements for the three months ended March 31, 2017 and management’s discussion and analysis for the quarter ended March 31, 2017, each of which is available on SEDAR and EDGAR, and other publicly available information.

Income Forecast(1)
($Thousands)	2017	2018	2019	2020	2021
Commercial property	$295,671	$335,173	$336,270	$340,442	$353,333
Interest and other income	1,930	1,931	2,033	2,114	2,049

Net operating income	297,601	337,103	338,303	342,556	355,382
Expenses
Interest expense	97,359	121,261	124,111	127,917	122,777
General and administrative	28,787	32,146	33,047	33,650	36,813
Amortization of lease incentives	(1,839)	(2,004)	(1,882)	(1,956)	(1,481)

Funds from operations	173,294	185,701	183,027	182,946	197,273
Fair value gains/(losses)	124,837	98,420	47,267	76,416	36,681
Amortization of lease incentives	(1,839)	(2,004)	(1,882)	(1,956)	(1,481)

Net income before non-controlling interest	296,292	282,117	228,412	257,406	232,473

Non-controlling interest	193,098	222,873	170,009	190,850	172,858

Net income	$103,194	$59,245	$58,402	$66,556	$59,615

Notes:

(1)	Assumes the sale of certain properties in the second quarter of 2017 and 2018, respectively.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	36

Cash Flows Forecast
($Thousands)	2017	2018	2019	2020	2021
Operating activities
Income before fair value gains	$171,455	$183,697	$181,145	$180,990	$195,792
Straight Line Rental Income	3,699	7,562	4,694	7,356	7,550
Leasing commissions	(9,925)	(6,653)	(3,446)	(5,351)	(3,941)
Amortization of deferred financing costs	2,363	3,895	2,219	2,452	2,367
Other working capital	(27,324)	12,571	784	(4,238)	1,655

Cash flow provided by operating activities	$140,267	$201,073	$185,397	$181,209	$203,423

Investing activities
Dispositions	20,249	136,539	—	—	—
Development expenditures	(139,568)	(176,439)	(8,408)	—	—
Development financing	130,864	13,588	—	—	—
Capital expenditures and tenant improvements	(58,215)	(42,895)	(26,199)	(23,944)	(22,428)

Cash flows provided by (used in) investing activities	(46,669)	(69,207)	(34,607)	(23,944)	(22,428)

Financing activities
Commercial property debt arranged	45,561	498,500	—	619,000	623,500
Transaction financing costs on debt arranged	(1,039)	(9,729)	—	(5,214)	(5,923)
Commercial property debt repayments	(28,600)	(479,124)	—	(492,737)	(451,060)
Commercial property debt amortization	(48,627)	(57,857)	(70,725)	(79,193)	(76,403)
Corporate debt arranged	85,000	100,000	60,000	—	—
Corporate debt repayments	(15,000)	(51,000)	—	(40,000)	(95,000)
Issuance of Trust Units	—	—	—	—	—
Trust Unit distributions	(36,402)	(38,512)	(40,622)	(42,469)	(44,579)
Class B LP Unit distributions	(92,581)	(97,949)	(103,316)	(108,012)	(113,379)

Cash flows (used in) provided by financing activities	(91,688)	(135,670)	(154,663)	(148,625)	(162,844)

Balance Sheets Forecast
($Thousands)	2017	2018	2019	2020	2021
Assets
Commercial properties	$5,477,600	$5,385,900	$5,466,525	$5,564,880	$5,620,380
Commercial development	832,000	1,025,600	1,025,600	1,025,600	1,025,600
Receivables and other assets	27,908	26,630	25,486	24,387	23,251
Cash and cash equivalents	36,590	32,785	28,912	37,553	55,704

Total Assets	$6,374,098	$6,470,915	$6,546,523	$6,652,420	$6,724,935

Liabilities
Commercial property debt	$2,977,276	$2,921,457	$2,828,952	$2,833,259	$2,830,739
Accounts payable and other liabilities	140,056	147,035	146,674	141,337	141,857

Unitholders’ equity and non-controlling interests
Trust units	558,645	558,645	558,645	558,645	558,645
Unitholders’ retained earnings	287,349	306,401	341,821	365,909	380,945
Non-controlling interest	2,410,772	2,537,377	2,670,431	2,753,270	2,812,749

Total liabilities & equity	$6,374,098	$6,470,915	$6,546,523	$6,652,420	$6,724,935

Capital Expenditures Forecast
($Thousands)	2017	2018	2019	2020	2021
Total capital expenditures and leasing costs	$66,842	$73,042	$38,054	$29,174	$26,233

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	37

FFO and AFFO Forecast(1)
($Millions)	2017	2018	2019	2020	2021
Total FFO	$173	$186	$183	$183	$197
Less:
Non-cash revenue	2	6	3	5	6
Normalized sustaining capital expenditures	(7)	(7)	(7)	(7)	(7)
Normalized 2nd generation leasing costs and tenant improvements	(23)	(23)	(23)	(23)	(23)

Total AFFO	$145	$162	$156	$158	$173

Notes:

(1)	FFO, or funds from operations, and AFFO, or adjusted funds from operations, do not have any standardized meaning prescribed by IFRS and therefore may not be comparable to similar measures presented by other companies. FFO does not represent or approximate cash generated from operating activities and is determined in accordance with the Real Property Association of Canada (“REALPAC”) FFO white paper, except for the inclusion of the rental lease payments. It further includes all adjustments that are outlined in the National Association of Real Estate Investment Trusts (“NAREIT”) definition of FFO. AFFO is defined by us as FFO net of actual second-generation leasing commissions and tenant improvements, actual maintaining value capital expenditures and straight-line rental income.

The following projections provided to Greenhill by BOX management do not reflect the sale of certain properties during the periods provided.

Asset Level Property Forecast(1)
($Thousands)	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026
Net Operating Income	$301,738	$348,271	$356,047	$360,020	$374,412	$375,364	$386,109	$387,745	$381,186	$398,285
Capital Expenditure and Leasing Costs(2)	$(183,465)	$(218,653)	$(38,791)	$(31,613)	$(27,914)	$(28,546)	$(19,722)	$(19,327)	$(39,198)	$(37,762)
Unlevered Free Cash Flow(3)	$301,738	$348,271	$356,047	$360,020	$374,412	$375,364	$386,109	$387,745	$381,186	$398,285

Notes:

(1)	Does not reflect the assumed sale of certain properties in the second quarter of 2017 and 2018, respectively.
(2)	The capital expenditure for Brookfield Place Calgary East includes $148 million development profit payment payable to BPO upon stabilization of Brookfield Place Calgary East (expected in 2018).
(3)	Unlevered Free Cash Flow is defined as Net Operating Income less Capital Expenditure and Leasing Costs.

VOTING INFORMATION

In this Circular, the “Trust”, “BOX”, “we”, “us” and “our” refers to Brookfield Canada Office Properties and its consolidated subsidiaries, unless otherwise noted or the context requires otherwise.

This Circular is provided in connection with the solicitation by the management of BOX of proxies to be used at the Meeting referred to in the accompanying Notice of Annual and Special Meeting of Unitholders and Availability of Investor Materials to be held at the Hockey Hall of Fame, Brookfield Place, 30 Yonge Street, Toronto, Ontario on June 28, 2017 at 1:00 p.m., Toronto time.

The solicitation of proxies by this Circular is being made by or on behalf of the management of the Trust and the total cost of solicitation will be borne by the Trust. The solicitation will be made by sending proxy and meeting materials to Unitholders by mail and e-mail, and by posting materials on our website at www.brookfieldcanadareit.com, on our SEDAR profile at www.sedar.com, and on our EDGAR profile at www.sec.gov pursuant to notice-and-access. Proxies may also be solicited personally or by telephone by regular employees of the Trust at nominal cost.

Who Can Vote

At May 1, 2017, we had a total of 26,433,449 Trust Units outstanding and 67,088,022 Special Voting Units outstanding. If you are a holder of Trust Units or Special Voting Units of record at the close of business on the

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	38

Record Date established for the receipt of Meeting Materials and for voting in respect of the Meeting, you will be entitled to one vote in respect of each such Unit held on all matters that come before the Meeting or any adjournment thereof either in person or by proxy.

For a description of the procedures to be followed to direct the voting of Units that are held in the name of an Intermediary, please refer to the answer to the question “If my Units are not registered in my name but are held in the name of an Intermediary, how do I vote my Units?” on page 42 of this Circular.

Principal Holders of Voting Units

To our knowledge, the only person or corporation beneficially owning, directly or indirectly, or exercising control or direction over, securities of BOX entitled to vote at the Meeting carrying more than 10% of the votes attached to any class of outstanding securities of BOX is BPY, which, as of May 1, 2017, through (1) its indirect subsidiary Brookfield Property Split Corp., owns 10,564,117 Trust Units and 18,120,000 Special Voting Units, and (2) Brookfield Office Properties Inc. (“BPO”), an indirect subsidiary of BPY, and 1211460 Ontario Limited, a subsidiary of BPO, owns 48,968,022 Special Voting Units. Through these holdings, BPY indirectly owns approximately 83% of the Trust, approximately 52.4% of which is held indirectly through BPO.

Q & A on Proxy Voting

Q:	What am I voting on?

A:	Holders of Trust Units and Special Voting Units are voting on (i) the Transaction Resolution; (ii) the election of the Board; and (iii) the appointment of the external auditor and authorizing the Trustees to set the external auditor’s remuneration. Item (i) must be approved by (a) at least two-thirds of the votes cast by all Unitholders present in person or represented by proxy at the Meeting (the “Standard Approval Threshold”) and (b) a majority of the votes cast by Minority Unitholders present in person or represented by proxy at the Meeting, as contemplated by MI 61-101 in the context of a “business combination” (the “Minority Approval Threshold”). Items (ii) and (iii) must be approved by a majority of the votes cast by all Unitholders present in person or represented by proxy at the Meeting.

BPY and its subsidiaries hold 10,564,117 Trust Units and 67,088,022 Special Voting Units, representing approximately 83% of the votes that may be cast towards the Transaction Resolution. BPY will cause all such Units to be voted in favour of the Transaction Resolution. All of the Units held by BPY may be counted towards the Standard Approval Threshold, and therefore the Standard Approval Threshold will be reached. The Units held by BPY may not be counted toward the Minority Approval Threshold.

Q:	How does the Board recommend that I vote on the Transaction Resolution?

A:	The Board is unanimously (with G. Mark Brown, Thomas F. Farley and T. Jan Sucharda abstaining because of the potential for a conflict of interest given their relationship with BPY and its affiliates) recommending that Unitholders vote FOR the Transaction Resolution. After taking into consideration, among other things, the recommendation of the Special Committee, the Board has unanimously (with G. Mark Brown, Thomas F. Farley and T. Jan Sucharda abstaining) concluded that the Transaction is in the best interests of BOX and is procedurally and substantively fair to the Unaffiliated Unitholders.

Q:	What is the quorum for the Meeting?

A:	The quorum for the Meeting is two or more individuals present either holding personally or representing as proxies not less than 10% of the votes attached to all outstanding Units.

Q: Who is soliciting proxies?

A:	This Circular is furnished in connection with the solicitation of proxies by management of BOX for use at the Meeting, to be held on June 28, 2017, at the time and place and for the purposes set forth in the Notice of Meeting. While it is expected that the solicitation will be primarily by mail, proxies may be solicited personally or by telephone or e-mail by the Trustees and employees of BOX at nominal cost.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	39

Each Trustee, director and officer of BOX, the BPY Filing Persons, the BPY General Partner, Partners Value Investments LP, PVI Management Inc. and Partners Limited, as applicable, holding Trust Units has advised BOX that each such person does not intend to vote its Trust Units against the Transaction Resolution.

Q:	Who is entitled to vote?

A:	Holders of Trust Units and Special Voting Units as at the close of business on May 1, 2017 are entitled to vote. Each Trust Unit and Special Voting Unit entitles the holder to one vote on the items of business identified above.

Q: How do I vote?

A:	If you are a Registered Unitholder, you may vote in person at the Meeting or you may sign the enclosed form of proxy appointing the named persons or some other person you choose, who need not be a Unitholder, to represent you as proxyholder and vote your Units at the Meeting. If your Units are held in the name of an Intermediary, please refer to the answer to the question “If my Units are not registered in my name but are held in the name of an Intermediary, how do I vote my Units?” on page 42 for voting instructions.

Q:	What if I plan to attend the Meeting and vote in person?

A:	If you are a Registered Unitholder and plan to attend the Meeting on June 28, 2017 and wish to vote your units in person at the Meeting, please register with CST Trust Company upon arrival at the Meeting. Your vote will be taken and counted at the Meeting. If your Units are held in the name of an Intermediary, please refer to the answer to the question “If my Units are not registered in my name but are held in the name of an Intermediary, how do I vote my Units?” on page 42 for voting instructions.

Q:	What if I sign the form of proxy sent to me?

A:	Signing the form of proxy gives authority to T. Jan Sucharda, who is a Trustee of BOX, or Bryan K. Davis, who is Chief Financial Officer of BOX, or to another person you have appointed, to vote your Units at the Meeting.

Q:	Can I appoint someone other than these individuals to vote my Units?

A:	Yes. You have the right to appoint a person or company other than the BOX individuals named on the form of proxy to be your proxyholder; the person or company does not need to be another Unitholder. Write the name of this person or company, who need not be a Unitholder, in the blank space provided in the form of proxy. It is important to ensure that any other person you appoint is attending the Meeting and is aware that he or she has been appointed to vote your Units. Proxyholders should, upon arrival at the Meeting, present themselves to a representative of CST Trust Company.

Q:	What do I do with my completed proxy?

A:	Return it to BOX’s transfer agent, CST Trust Company, in the envelope provided, via e-mail to proxy@canadastockta.com or by fax at (416) 368-2502 or 1-866-781-3111 by no later than 1:00 p.m., Toronto time, on June 26, 2017 or two days (excluding Saturdays, Sundays and holidays) before the day of any adjourned or postponed meeting.

Q: Can I vote by Internet?

A:	If you are a Registered Unitholder, go to www.cstvotemyproxy.com and follow the instructions. You will need your control number (located under your address on the form of proxy) to identify yourself to the system. You must submit your vote by no later than 1:00 p.m., Toronto time, on June 26, 2017 or two days (excluding Saturdays, Sundays and holidays) before the day of any adjourned or postponed meeting.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	40

Q:	What is notice-and-access?

A:	The Trust is using the “notice-and-access” system adopted by the Canadian Securities Administrators for the delivery of Meeting Materials through the Trust’s website. Under the notice-and-access system, the Trust is not required to send this Circular and the Meeting Materials to our investors. Instead, we are posting electronic versions of the Meeting Materials on our website, www.brookfieldcanadareit.com. This is in line with the Trust’s commitment to environmental stewardship as it reduces the cost and environmental impact of producing and distributing paper copies of documents in very large quantities. It also provides Unitholders with faster access to information about the Trust. In accordance with applicable U.S. securities law rules, Trust Unitholders in the United States will be mailed a physical copy of the Circular.

The Trust has mailed the Notice of Meeting and a form of proxy or voting instruction form (collectively, the “Proxy Materials”) to those Unitholders who had previously been receiving a paper copy of the Meeting Materials. Unitholders have the ability to access the Meeting Materials on the Trust’s website at www.brookfieldcanadareit.com or on BOX’s SEDAR profile at www.sedar.com or on BOX’s EDGAR profile at www.sec.gov. Unitholders may also request a paper copy of the materials by calling 416-359-8593 or sending an email to sherif.elazzazi@brookfield.com. To facilitate timely delivery in advance of the voting deadline, all requests for paper copies of the Meeting Materials must be received no later than 1:00 p.m., Toronto time, on June 19, 2017.

Q:	How can I request e-mail delivery of investor materials?

A:	Unitholders can opt for electronic distribution of all investor materials. To do so, you should complete the request for electronic delivery of materials form enclosed with the Notice of Meeting that you received and return it to CST Trust Company by mail, P.O. Box 700, Station B, Montreal, Quebec, H3B 3K3; or by facsimile at (514) 985-8843 or 1-888-249-6189. You can also submit your request online by visiting CST Trust Company’s website: www.canstockta.com/electronicdelivery.

Q:	How will my Units be voted if I give my proxy?

A:	The persons named on the form of proxy must vote for or against or withhold from voting, as applicable, your Units in accordance with your directions on any ballot that may be called for, or you can let your proxyholder decide for you. If you specify a choice with respect to any matter to be acted upon, your Units will be voted accordingly.

In the absence of such directions, proxies received by management will be voted FOR the Transaction Resolution, the election of Trustees of the Board and the appointment of the external auditor and authorizing the Trustees to set the external auditor’s remuneration.

Q:	What if amendments are made to these matters or if other matters are brought before the Meeting?

A:	The persons named in the form of proxy will have discretionary authority with respect to amendments or variations to matters identified in the Notice of Meeting and with respect to other matters which may properly come before the Meeting. As of the date of this Circular, management of BOX knows of no such amendment, variation or other matter expected to come before the Meeting. If any other matters properly come before the Meeting, the persons named in the form of proxy will vote on them in accordance with their best judgment.

Q:	If I change my mind, can I submit another proxy or take back my proxy once I have given it?

A:

Yes. If you are a Registered Unitholder and wish to submit another proxy, you may deliver another properly executed form of proxy bearing a later date and depositing it as described above. If you wish to revoke your proxy, prepare a written statement to this effect. The statement must be signed by you or your attorney as authorized in writing or, if the Unitholder is a corporation, under its corporate seal or by an officer or attorney of the corporation duly authorized. This statement must be delivered to the Secretary of BOX at the following address no later than

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	41

1:00 p.m., Toronto time, on June 26, 2017 or to the Chairman on the day of the Meeting, June 28, 2017, or two days (excluding Saturdays, Sundays and holidays) before the day of any adjourned or postponed meeting:

Deborah R. Rogers

Secretary

Brookfield Canada Office Properties

Brookfield Place, 181 Bay Street, Suite 330

Toronto, ON M5J 2T3

A Non-Registered Unitholder may revoke a voting instruction form or a waiver of the right to receive Meeting Materials and to vote previously given to an Intermediary at any time by written notice to the Intermediary, except that an Intermediary is not required to act on a revocation of a voting instruction form or of a waiver of the right to receive materials and to vote that is not received by the Intermediary at least seven days prior to the Meeting.

Q:	Am I entitled to Dissent Rights?

A:	The Amendment provides Registered Trust Unitholders with dissent rights in connection with the Redemption. Registered Trust Unitholders considering exercising Dissent Rights should seek the advice of their legal counsel and tax and investment advisors and should carefully review the description of such rights set forth in the Circular, as well as the Amendment, and comply with the provisions of the Amendment. See “Dissenting Registered Trust Unitholders’ Rights”.

Q:	Are there any tax consequences to exercising my Dissent Rights?

A:	For a description of the Canadian federal income tax considerations applicable to a Dissenting Trust Unitholder, please see “Certain Tax Considerations – Certain Canadian Federal Income Tax Considerations – Trust Unitholders Resident in Canada – Dissenting Unitholders” and “Certain Tax Considerations – Certain Canadian Federal Income Tax Considerations – Trust Unitholders Not Resident in Canada – Dissenting Unitholders”.

Q:	Who counts the votes?

A:	BOX’s transfer agent, CST Trust Company, counts and tabulates the proxies.

Q:	If I need to contact the transfer agent, how do I reach them?

A:	For general Unitholder enquiries, you can contact CST Trust Company at:

CST Trust Company

P.O. Box 700, Station B

Montreal, Quebec H3B 3K3

or by telephone: (416) 682-3860

within Canada and the United States toll free at 1-800-387-0825 or by fax: 1-888-249-6189 or (514) 985-8843

or by email: inquiries@canstockta.com

Q:	If my Units are not registered in my name but are held in the name of an Intermediary, how do I vote my Units?

A:	In many cases, Units which are beneficially owned by a Non-Registered Unitholder are registered either:

(a)	in the name of an Intermediary that the Non-Registered Unitholder deals with in respect of the Units such as, among others, banks, trust companies, securities dealers or brokers and Trustees or administrators of self-administered registered retirement savings plans, registered retirement income funds, registered education savings plans and similar plans; or

(b)	in the name of a depositary (such as CDS Clearing and Depository Services Inc.) of which the Intermediary is a participant.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	42

You will receive from your Intermediary a voting instruction form for the number of Units you beneficially own.

Since BOX has limited access to the names of its Non-Registered Unitholders, if you attend the Meeting BOX may have no record of your unitholdings or of your entitlement to vote unless your Intermediary has appointed you as proxyholder. Therefore, if you wish to vote in person at the Meeting, insert your name in the space provided on the voting instruction form and return it by following the instructions provided. Do not otherwise complete the form as your vote will be taken at the Meeting. Please register with CST Trust Company upon arrival at the Meeting.

In accordance with the requirements of National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer, the Trust has distributed copies of the Proxy Materials to those Non-Registered Unitholders who have requested them, to the depositary and Intermediaries for onward distribution to Non-Registered Unitholders and has made the Meeting Materials available on our website at www.brookfieldcanadareit.com and on BOX’s SEDAR profile at www.sedar.com and on BOX’s EDGAR profile at www.sec.gov.

Non-Registered Unitholders who have not waived the right to receive the Proxy Materials will receive a voting instruction form. The purpose of this form is to permit Non-Registered Unitholders to direct the voting of the Units they beneficially own. Non-Registered Unitholders should follow the instructions on the forms they receive and contact their Intermediaries promptly if they need assistance.

If the Non-Registered Unitholder does not wish to attend and vote at the Meeting in person (or have another person attend and vote on his or her behalf), the voting instruction form must be completed, signed and returned in accordance with the directions on the form. Voting instruction forms in some cases permit the completion of the voting instruction form by telephone or through the Internet. If a Non-Registered Unitholder wishes to attend and vote at the Meeting in person (or have another person attend and vote on his or her behalf), the Non-Registered Unitholder must complete, sign and return the voting instruction form in accordance with the directions provided.

THE TRANSACTION

At the Meeting, Unitholders will be asked to consider and, if thought advisable, to pass the Transaction Resolution to approve the Transaction. The Transaction, the terms of the Redemption Agreement and the Amendment to the Declaration of Trust are summarized below. This summary does not purport to be complete and is qualified in its entirety by reference to the Redemption Agreement which is attached to this Circular as Appendix “C” and the Amendment which is attached to this Circular as Appendix “E”.

To be effective, the Transaction Resolution must be approved by (i) a majority of the votes cast by Minority Unitholders present in person or represented by proxy at the Meeting, as contemplated by MI 61-101 in the context of a “business combination”, and (ii) at least two-thirds of the votes cast by Unitholders present in person or represented by proxy at the Meeting. See “The Transaction – Multilateral Instrument 61-101”. A copy of the Transaction Resolution is set out in Appendix “B” of this Circular. To the knowledge of the Trust after reasonable inquiry, of the 26,433,449 Trust Units outstanding as of May 1, 2017, 15,846,985 Trust Units can be voted in respect of the Minority Approval Threshold.

Unless otherwise directed in properly completed forms of proxy, it is the intention of the individuals named in the enclosed form of proxy to vote FOR the Transaction Resolution. If you do not specify how you want your Units voted at the Meeting, the persons named as proxyholders in the enclosed form of proxy will cast the votes represented by your proxy at the Meeting FOR the Transaction Resolution.

If the Transaction is approved at the Meeting and the applicable conditions to the completion of the Transaction are satisfied or waived, the Transaction will take effect at the Closing Time on the Closing Date (which is currently anticipated to be June 30, 2017).

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	43

Parties to the Transaction

BOX is a limited purpose unincorporated, closed-ended, real estate investment trust established under and governed by the laws of the Province of Ontario. It is governed by the Declaration of Trust. BOX’s portfolio is comprised of interests in 26 premier office properties totalling 20.3 million square feet in the downtown cores of Toronto, Calgary and Ottawa. Landmark assets include Brookfield Place in Toronto and Bankers Hall in Calgary. BOX’s development portfolio consists of the Brookfield Place Calgary East development site totalling 1,400,000 square feet. The Trust Units trade on the TSX under the symbol “BOX.UN” and on the NYSE under the symbol “BOXC”. BOX’s head and registered office is located at Brookfield Place, 181 Bay Street, Suite 330, Toronto, Ontario, M5J 2T3.

BPY was established on January 3, 2013 as a Bermuda exempted limited partnership registered under the Bermuda Limited Partnership Act of 1883, as amended, and the Bermuda Exempted Partnerships Act 1992, as amended. BPY’s head and registered office is 73 Front Street, 5th Floor, Hamilton HM 12, Bermuda, and its telephone number is +441 294 3309. BPY was established by Brookfield as its flagship public commercial property entity and the primary vehicle through which it invests in real estate on a global basis. BPY is a diversified global real estate company that owns, operates and develops a portfolio of office, retail, multifamily, industrial, hospitality, triple net lease, self-storage and student housing assets. BPY’s limited partnership units are listed on the NYSE and the TSX under the symbols “BPY” and “BPY.UN”, respectively. The general partner of BPY is Brookfield Property Partners Limited, which is an indirect wholly-owned subsidiary of Brookfield.

BPY is considered to be an affiliate of the Trust as it owns, together with its affiliates (other than the Trust and its subsidiaries) an aggregate equity interest in BOX of approximately 83%.

History of BPY’s Relationship with BOX

BOX was formed in connection with the reorganization of the business of BPO Properties Ltd. on May 1, 2010 pursuant to which BPO Properties Ltd. transferred its directly owned office assets to BOX. BOX also acquired the interest of BPO in Brookfield Place, widely regarded as the top commercial complex in Canada. Certain of the assets that were retained by BPO Properties Ltd. in connection with the reorganization were subsequently transferred to BOX on December 1, 2011. Through a subsequent sale by BPO of Trust Units to the public and subsequent sales by BPO of Trust Units and Special Voting Units to a subsidiary of BPY, BPY and its subsidiaries own an aggregate equity interest in BOX of approximately 83%, approximately 52.4% of which is held indirectly through BPO.

For so long as BPY maintains a controlling interest in BOX, it will generally be able to approve matters submitted to a majority vote of the Unitholders without the consent of other Unitholders. As a result of its controlling interest and role as part of the Manager, BPO will be able to exercise a controlling influence over our business and affairs, including the selection of senior management.

See “Interests of Informed Persons in Material Transactions – Interests of Certain Persons in Matters other than the Transaction” and “Information Concerning BOX – Previous Distributions of Securities” for additional transactions between BOX and BPY.

Lock-Up Agreements

BPY has entered into the Lock-Up Agreements under which the Locked-Up Unitholders have agreed, subject to certain conditions and exceptions, to vote or cause to be voted the Locked-Up Units in favour of the Transaction, subject to the termination rights of each party described below. On April 20, 2017, in light of the Canadian withholding tax at source applicable to Trust Unitholders not residents of Canada, BPY and Morgan Stanley Investment Management amended the Lock-Up Agreement in certain respects (as described below). BPY was

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	44

advised by Morgan Stanley Investment Management Inc. that on April 20, 2017, it beneficially owns 1,409,639 Trust Units in the aggregate, representing approximately 9% of the unaffiliated Trust Units, and by RBC Global Asset Management Inc. that it beneficially owns or exercises control or direction over 2,106,731 Trust Units in the aggregate, representing approximately 13% of the unaffiliated Trust Units.

The following is a summary only of the principal terms of the Lock-Up Agreements and is qualified in its entirety by reference to the full text of the Lock-Up Agreements, which are available on SEDAR and EDGAR.

The Lock-Up Agreements provide that each of the Locked-Up Unitholders must vote or cause to be voted its Locked-Up Units in favour of the Transaction, unless its Lock-Up Agreement terminates in accordance with its terms.

The Locked-Up Unitholders have covenanted that, from the date of the Redemption Agreement until the earlier of the termination of the Lock-Up Agreements and the Closing Time, they will not, among other things: (i) option for sale, sell, assign, transfer, dispose of, encumber, pledge, grant a security interest in or otherwise convey, or enter into any forward sale, repurchase agreement or other monetization transaction with respect to the Locked-Up Units, and will not grant a proxy, power of attorney or other right to vote the Locked-Up Units, (ii) agree to do any of the foregoing, except pursuant to the Transaction and the terms of the Lock-Up Agreements, or (iii) do indirectly anything which they may not do directly pursuant to (i) or (ii).

Notwithstanding the foregoing, Morgan Stanley Investment Management has the right to dispose of the Trust Units it beneficially owns following the Record Date.

Under the Lock-Up Agreements, the Locked-Up Unitholders agree to support the completion of other form of transaction whereby BPY would directly or indirectly acquire all the Trust Units or all or substantially all of the Trust’s business, properties and assets on terms and conditions having consequences to the Locked-Up Unitholders that each of BPY and the Locked-Up Unitholders reasonably determine are in substance equivalent to or better than those contemplated by the Transaction; provided, however, that in no event will the per Trust Unit consideration for any such transaction be less than the Redemption Price.

The Locked-Up Unitholders have the right to terminate the Lock-Up Agreements if (i): the Closing Time has not occurred on or before July 31, 2017; or (ii) in the case of RBC Global Asset Management Inc., if it is reasonably required in order to comply with its fiduciary duties and/or existing contractual obligations with respect to its investment funds and accounts.

Sources for the Redemption Price

BOX currently estimates that if the Transaction is consummated, the total amount of cash required for the Transaction and to cover related fees and expenses will be approximately $515.7 million. The Transaction is not subject to a financing condition. BOX intends to borrow funds from a subsidiary of BPY that is currently arranging credit facilities with third party lenders for this purpose. As of the date of this circular, such subsidiary of BPY has not entered into definitive agreements with respect to such credit facilities. The ultimate form of such financing will be determined by BPY and BOX and based on a number of factors, include relative cost, availability and other terms of the potential financing. BPY and BOX are actively pursuing such financing, and expect to enter definitive agreements with respect to such financing prior to the Meeting. The material terms of such financing will be disclosed in an amendment to the Schedule 13E-3. Pursuant to the Redemption Agreement, if BOX makes a request to BPY within five Business Days of the Meeting, BPY will, or will cause its affiliates to, fund BOX on or immediately prior to the Closing Date such portion of the aggregate amount of Redemption Price required by BOX to consummate the Transaction, such funding to be provided pursuant to a loan to be extended to BOX (the “BPY Loan”). As of the date of this Circular, no alternative financing arrangements or alternative financing plans have been made in the event the credit facilities and/or the BPY Loan are not available as anticipated.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	45

Approval of the Transaction Resolution

At the Meeting, the Unitholders will be asked to approve the Transaction Resolution, the full text of which is set out in Appendix “B” to this Circular. In order for the Transaction to be completed, as provided in MI 61-101, the Transaction Resolution must be approved by (i) a majority of the votes cast by Minority Unitholders present in person or represented by proxy at the Meeting, as contemplated by MI 61-101 in the context of a “business combination”, and (ii) at least two-thirds of the votes cast by Unitholders present in person or represented by proxy at the Meeting. Should Unitholders fail to approve the Transaction Resolution by the requisite majorities, the Transaction will not be completed.

Amendment to the Declaration of Trust

The provisions of the Transaction Resolution, if adopted, will permit the Trustees to make the amendments to the Declaration of Trust which are necessary in order to complete the Transaction. The full text of the Transaction Resolution is attached to this Circular as Appendix “B” and the Amendment is attached to this Circular as Appendix “E”.

Completion of the Transaction

Subject to the provisions of the Redemption Agreement, the Transaction will be completed at 10:00 a.m. (Toronto time) on a date (unless otherwise agreed to by BOX and BPY) not later than the second Business Day after satisfaction or waiver of the conditions to completion of the Transaction as set out in Article 5 of the Redemption Agreement; however, it is possible that completion may be delayed beyond this date if the conditions to completion of the Transaction cannot be met on a timely basis, but in no event shall completion of the Transaction occur later than July 31, 2017, unless extended by mutual agreement between BPY and BOX in accordance with the terms of the Redemption Agreement.

Procedure for Surrender of Trust Units and Payment of Redemption Price

Procedures for Surrender of Trust Units

Registered Trust Unitholders should follow the process set out under the heading “Letter of Transmittal”. The heading below entitled “General”, is applicable to all Trust Unitholders.

Letter of Transmittal

If you are a Registered Trust Unitholder, you should have received a Letter of Transmittal printed on blue paper. If the Transaction Resolution is passed and the Transaction is completed, in order to receive the payment for their Trust Units, Registered Trust Unitholders must complete and sign the Letter of Transmittal and deliver it, together with the certificate(s) representing their Trust Units, and the other relevant documents required by the instructions set out therein, to the Depositary in accordance with the instructions contained in the Letter of Transmittal. You can obtain additional copies of the Letter of Transmittal by contacting the Depositary. The Letter of Transmittal is also available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov under the Trust’s filings. Additional copies of the Letter of Transmittal are also available by contacting the Depositary.

The Letter of Transmittal contains procedural information relating to the Transaction and should be reviewed carefully. The deposit of Trust Units pursuant to the procedures in the Letter of Transmittal will constitute a binding agreement between the depositing Trust Unitholder and BOX upon the terms and subject to the conditions of the Transaction.

Only Registered Trust Unitholders should submit a Letter of Transmittal. If you are a Non-Registered Trust Unitholder holding your Trust Units through an Intermediary, you should carefully follow the instructions provided to you by such Intermediary or contact your Intermediary for assistance.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	46

The signature on the Letter of Transmittal must be guaranteed by an Eligible Institution if a Letter of Transmittal is executed by a person other than the Registered Trust Unitholder.

General

All questions as to validity, form, eligibility (including timely receipt) and acceptance of the Letter of Transmittal and any Trust Units surrendered in connection with the Transaction will be determined by the Trust. Such determination will be final and binding. There shall be no duty or obligation of the Trust, the Depositary or any other person to give notice of any defect or irregularity in any deposit or notice of withdrawal and no liability will be incurred by any of them for failure to give any such notice. The Trust reserves for itself the absolute right to reject, without notice, any and all surrenders of Trust Units which it determines not to be in proper form or which, in the opinion of its counsel, it may be unlawful to accept under the Laws of any jurisdiction. The Trust reserves for itself the absolute right to waive any defect or irregularity in the surrender of any Trust Units.

The method of delivery of the Letter of Transmittal, and certificates representing Trust Units and all other required documents, is at the option and risk of the person depositing their Trust Units. Any use of the mail to forward certificates representing Trust Units and/or the related Letters of Transmittal shall be at the election and sole risk of the person depositing such Trust Units, and documents so mailed shall be deemed to have been received by the Trust only upon actual receipt by the Depositary. If such certificates and other documents are to be mailed, the Trust recommends that registered mail be used with proper insurance and an acknowledgement of receipt requested.

Payment of Redemption Price

At the time of the Transaction, BOX will deposit or cause to be deposited the aggregate Redemption Price to be paid by it pursuant to the Transaction with the Depositary for the benefit of the Trust Unitholders.

Payment

Registered Trust Unitholders who deposit a validly completed and duly signed Letter of Transmittal, together with accompanying certificate(s) representing their Trust Units, will be forwarded the Redemption Price to which they are entitled under the Transaction, with such surrendered certificate(s) being cancelled.

Registered Trust Unitholders who do not forward to the Depositary a duly completed Letter of Transmittal, together with the certificate(s) representing their Trust Units and the other relevant documents, will not receive the Redemption Price to which they are otherwise entitled until deposit thereof is made. Whether or not Trust Unitholders forward their certificate(s) upon the completion of the Transaction on the Closing Date, Trust Unitholders will cease to be holders of Trust Units as of the Closing Date and will only be entitled to receive the Redemption Price to which they are entitled under the Transaction. As soon as a former Registered Trust Unitholder who has complied with the procedures set out above and in the Letter of Transmittal is entitled to a net payment of the Redemption Price in accordance with the Transaction and after receipt of all required documents, a cheque representing the aggregate Redemption Price payable under the Transaction to the former Registered Trust Unitholder will be: (a) forwarded to the former Registered Trust Unitholder at the address specified in the Letter of Transmittal by first-class mail or (b) made available at the office of the Depositary at which the Letter of Transmittal and the certificate(s) for the Trust Units were delivered for pick-up by the former Registered Trust Unitholder, as requested by the former Registered Trust Unitholder in the Letter of Transmittal. If no address is provided on the Letter of Transmittal, cheques will be forwarded to the address of the holder as shown on the register maintained by the Transfer Agent.

In the event any certificate which immediately prior to the Closing Time represented one or more outstanding Trust Units that were transferred pursuant to the Transaction is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	47

pay to such holder, in exchange for such lost, stolen or destroyed certificate, the net Redemption Price which such holder has the right to receive under the Transaction for such Trust Units, deliverable in accordance with such holder’s Letter of Transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom such cash is to be delivered shall, as a condition precedent to the delivery of such cash, give a bond satisfactory to the Trust, BPY and the Depositary in such sum as the Trust may direct, or otherwise indemnify the Trust in a manner satisfactory to the Trust, acting reasonably, against any claim that may be made against the Trust with respect to the certificate alleged to have been lost, stolen or destroyed.

Currency of Payment

All payments to Trust Unitholders of the Redemption Price will be made in Canadian dollars. However, a Trust Unitholder can elect to receive the Redemption Price in U.S. dollars by checking the appropriate box in the Letter of Transmittal. In such case, the Depositary will convert the Canadian dollar Redemption Price to which the Trust Unitholder is entitled into U.S. dollars, as the case may be, and the Trust Unitholder will have acknowledged and agreed that the exchange rate for one Canadian dollar expressed in U.S. dollars, as the case may be, will be based on the prevailing market rates available from the Depositary on the date the funds are converted by the Depositary, which rates will be at the sole risk of the Trust Unitholder. A Trust Unitholder electing to receive the Redemption Price in U.S. dollars will have further acknowledged and agreed that any change to the currency exchange rates for the exchange of Canadian dollars into U.S. dollars, as the case may be, will be at the sole risk of the Trust Unitholder.

If an election or instruction to receive payment in U.S. is not made or given, Trust Unitholders will receive payment in Canadian dollars.

Cancellation of Rights of Trust Unitholders

Until surrendered, after the Closing Time, each certificate that previously represented Trust Units shall represent only the right to receive upon surrender a cash payment in accordance with the Transaction. Any amounts deposited with the Depositary for the payment of Redemption Price which remain unclaimed on the date which is three years less a day from the Closing Date shall be forfeited to the Trust and paid over to or as directed by the Trust and the former Unitholders shall thereafter have no right to receive their entitlement to the Redemption Price.

Distributions

In connection with the Transaction, Trust Unitholders will continue to receive monthly distributions through to the Closing Date at the current rate of $0.1092 per Trust Unit as declared by the Board in the ordinary course. If the Transaction is approved at the Meeting and all other conditions to the Transaction are satisfied or, if applicable, waived, the last monthly distribution payable to Trust Unitholders will be made as a separate payment to the Trust Unitholders entitled to receive it and will be pro-rated to the Closing Date as required. For greater certainty, if the Closing Date is June 30, 2017 as anticipated, Trust Unitholders will receive the full monthly distribution for June 2017 and if the Closing Date is after June 30, 2017, Trust Unitholders will receive a pro-rated monthly distribution as required.

Multilateral Instrument 61-101

As a reporting issuer (or its equivalent) in the Provinces of Ontario and Quebec, BOX is subject to MI 61-101.

MI 61-101 is intended to regulate certain transactions to ensure the protection and fair treatment of Minority Unitholders. The Transaction constitutes a “business combination” under MI 61-101 as it may involve the termination of certain Trust Unitholders’ interests in BOX without such Trust Unitholders’ consent.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	48

MI 61-101 provides that, unless an exemption is available, a reporting issuer proposing to carry out a business combination is required to obtain a formal valuation of the affected securities from a qualified and independent valuator and to provide the holders of the affected securities with a summary of that formal valuation. For the purposes of the Transaction, the Trust Units are considered “affected securities” within the meaning of MI 61-101. A summary of the Valuation and Fairness Opinion prepared by Greenhill can be found under the heading “Special Factors – Summary of Valuation and Fairness Opinion”, and a copy of the Valuation and Fairness Opinion is attached as Appendix “D” to this Circular.

MI 61-101 also requires that, in addition to any other required securityholder approval, a business combination is subject to “minority approval” (as defined in MI 61-101) of every class of affected securities of the issuer, in each case voting separately as a class. As a result, under MI 61-101, the Transaction Resolution must be approved by the affirmative vote of a simple majority of the votes cast by Unitholders other than any “interested party” (as defined in MI 61-101), any “related party” of an “interested party”, unless the related party meets that description solely in its capacity as a director or senior officer of one or more persons that are neither ‘‘interested parties’’ nor ‘‘issuer insiders’’ (in each case within the meaning of MI 61-101), and any “joint actor” (as defined in MI 61-101) with any of the foregoing persons. To the knowledge of the Trust after reasonable inquiry, as at the date hereof, the Unitholders whose votes are required to be excluded for purposes of “minority approval” in accordance with MI 61-101, as described above, beneficially owned, or exercised control or direction over, an aggregate 10,586,464 Trust Units and 67,088,022 Special Voting Units, representing approximately 40% of the outstanding Trust Units and 100% of the outstanding Special Voting Units. Details of such holdings of Trust Units and Special Voting Units are as follows:

Name	Trust Units	Percentage of Outstanding Trust Units	Special Voting Units	Percentage of Outstanding Voting Units
BPY and its subsidiaries	10,564,117	40%	67,088,022	83%
Trustees and senior officers of BOX	22,347	(a)	—	(a)
Total	10,586,464	40%	67,088,022	83%

Notes:

(a)	Less than 1%.

See “Information Concerning BPY Filing Persons – Interest in Securities of BOX” and “Information Concerning BOX” for the individual holdings of each Trustee and officer of BOX, each director of the general partner of BPY and each officer of BPY.

Fees and Expenses

BOX estimates that it will incur expenses in the aggregate amount of approximately $3,698,100 in connection with the Transaction, including legal, financial advisory, accounting, filing and printing costs, the cost of preparing and mailing this Circular and fees in respect of the Valuation and Fairness Opinion. The estimated fees, costs and expenses in connection with the Transaction (including the fees of the Special Committee) are set forth in the table below:

Legal, Accounting, Financial and Advisory	$3,500,000
Printing and Mailing	$10,000
SEC Filing Fee	$58,100
Filing expenses related to Competition Act filings	$50,000
Miscellaneous	$80,000

Estimated Total	$3,698,100

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	49

BOX shall be responsible for the above expenses, except that BPY will reimburse BOX for (a) the fees, costs and expenses incurred by BOX in connection with obtaining the Valuation and Fairness Opinion; (b) the fees, costs and expenses incurred by BOX in connection with the solicitation of proxies; and (c) all fees, costs and expenses (including legal, accounting and other professional advisors) incurred by BOX if (x) BOX terminates the Redemption Agreement because of a breach or non-compliance, as applicable, by BPY of a representation, warranty, covenant or obligation under the Redemption Agreement which would give rise to the failure by BPY to satisfy certain closing conditions, or (y) a Party to the Redemption Agreement terminates the Redemption Agreement because the required vote is not obtained at the Meeting.

The Redemption Agreement

The description of the Redemption Agreement, both below and elsewhere in this Circular, is a summary only, is not exhaustive and is qualified in its entirety by reference to the terms of the Redemption Agreement, which is incorporated by reference herein and may be found at Appendix “C” to this Circular. Any capitalized term used in this section (“The Transaction – The Redemption Agreement”) that is not otherwise defined in this Circular has the meaning ascribed to it in the Redemption Agreement.

The Redemption Agreement contains customary representations and warranties made by the Trust and BPY. The assertions embodied in those representations and warranties were made as of specified dates and solely for purposes of the Redemption Agreement (notwithstanding that the Redemption Agreement has been included in filings made with the SEC and the SEC has taken the position that the representations and warranties therefore constitute public disclosures) and may be subject to important qualifications and limitations agreed to by the Parties in connection with negotiating its terms. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Redemption Agreement, and subsequent information may have been included in this Circular or reflected in the Trust’s other public disclosures. For the foregoing reasons, you should not rely on the representations and warranties contained in the Redemption Agreement as statements of factual information at the time they were made or otherwise.

Terms of Redemption Agreement

On April 20, 2017, BPY and the Trust entered into the Redemption Agreement, pursuant to which it was agreed that, subject to the terms and conditions set forth in the Redemption Agreement, among other things, the Trust will redeem all of the outstanding Trust Units (other than those Trust Units held by BPY and its subsidiaries) for a price equal to the Redemption Price subject to applicable withholding taxes. If the Transaction Resolution is approved, the Transaction will be completed as soon as practicable after, but not later than the second Business Day after, the conditions to completion of the Transaction as set out in Article 5 of the Redemption Agreement have been satisfied or waived in accordance with the Redemption Agreement, and in any event not later than July 31, 2017.

Fiduciary Duties

Nothing contained in the Redemption Agreement requires the Board to take or refrain from taking any action that would be inconsistent with its obligation to properly discharge its fiduciary duties under applicable Laws. Without limiting the generality of the foregoing and notwithstanding any other provision of the Redemption Agreement, the Board may delay the holding of the Meeting in order to communicate to the Unitholders any decision to change its recommendation or to seek an amendment to the Transaction or the Redemption Agreement consistent, in each case, with the proper discharge of its fiduciary duties pursuant to the Declaration of Trust, provided that the Trust shall have notified BPY regarding its intention to do any of the foregoing prior to taking any steps in connection therewith.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	50

Representations and Warranties

The Redemption Agreement contains representations and warranties on the part of the Trust relating to the following matters, among others: receipt by the Special Committee of the Valuation and Fairness Opinion from Greenhill; unanimous board and special committee approval of the Transaction; power, organization and qualification; capitalization; authority relative to the Redemption Agreement; no violations; reporting status and securities laws matters; brokers; and prior valuations.

The Redemption Agreement also contains representations and warranties of BPY relating to matters that include: power, organization and qualification; authority relative to the Redemption Agreement; no violations; and sufficiency of financing.

Covenants Regarding the Transaction

Covenants of BPY:

In the Redemption Agreement, BPY agreed that:

(a)	it will do all such acts and things as are necessary or desirable, and will reasonably cooperate with the Trust, in order to give effect to the Transaction and, without limiting the foregoing, it will apply for and use its reasonable efforts to obtain such consents, orders or approvals as are necessary or desirable for the implementation of the Transaction, including by providing to the Trust, on a timely basis, any information reasonably required to be supplied by BPY in connection therewith;

(b)	it will satisfy or, to the extent not within its control, use all commercially reasonable efforts to satisfy all conditions precedent in the Redemption Agreement (including, for greater certainty, the Competition Act Clearance) and comply promptly with all requirements imposed by Law on it with respect to the Redemption Agreement;

(c)	it will use all commercially reasonable efforts, upon reasonable consultation with the Trust, to oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Transaction and defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers challenging the Transaction or the Redemption Agreement;

(d)	it will not take any action, or refrain from taking any commercially reasonable action, or permit any action to be taken or not taken, which is inconsistent with the Redemption Agreement or which would reasonably be expected to prevent, materially delay or otherwise impede the consummation of the Transaction;

(e)	it will vote or cause to be voted all of the Trust Units and Special Voting Units it holds, or has control or direction over, in favour of the Transaction Resolution, either in person or by proxy, at the Meeting; and

(f)	if requested by the Trust within five Business Days following the Meeting, it will, or will cause its affiliates to, fund the Trust on or immediately prior to the Closing Date such portion of the aggregate Redemption Amount required by the Trust to consummate the Transaction pursuant to a loan to be extended to the Trust.

Covenants of the Trust

In the Redemption Agreement, the Trust agreed that:

(a)	it will do all such acts and things as are necessary or desirable, and will reasonably cooperate with BPY, in order to give effect to the Transaction and, without limiting the foregoing, it will apply for and use its reasonable efforts to obtain such consents, orders or approvals as are necessary or desirable for the implementation of the Transaction;

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	51

(b)	it will satisfy or, to the extent not within its control, use all commercially reasonable efforts to satisfy all conditions precedent in the Redemption Agreement (including, for greater certainty, the Competition Act Clearance) and comply promptly with all requirements imposed by Law on it with respect to the Redemption Agreement;

(c)	it will use all commercially reasonable efforts, upon reasonable consultation with BPY, to oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Transaction and defend, or cause to be defended, any proceedings to which it is a party or brought against it or its trustees or officers challenging the Transaction or the Redemption Agreement;

(d)	it will not take any action, or refrain from taking any commercially reasonable action, or permit any action to be taken or not taken, which is inconsistent with the Redemption Agreement or which would reasonably be expected to prevent, materially delay or otherwise impede the consummation of the Transaction;

(e)	it will, in a timely and expeditious manner, convene the Meeting on a date agreed to by the Parties to the Redemption Agreement and conduct the Meeting;

(f)	it will do all such acts and things as are reasonably necessary or desirable to cause its subsidiaries to borrow all available funds under its credit facilities and to advance such funds to the Trust in order to fund, to the greatest extent possible, the aggregate Redemption Amount payable in accordance with the terms of the Redemption Agreement;

(g)	the Board will terminate the DTU Plan effective immediately prior to the Closing Time and take all action permitted under the DTU Plan necessary to settle all outstanding DTUs in cash on the Closing Date; and

(h)	following the closing of the Transaction, it will not distribute, allocate or otherwise designate or pay or make payable, any of the income or capital gains of the Trust to a Trust Unitholder in connection with the redemption of such Trust Unitholder’s Trust Units.

Conduct of the Trust’s Business

In the Redemption Agreement, the Trust agreed to certain negative and affirmative covenants relating to the operation of its business between the date of execution of the Redemption Agreement and the earlier of the Closing Time and the time the Redemption Agreement is terminated in accordance with its terms, including that the business of the Trust shall be conducted only, and the Trust shall not take any action except, in the ordinary course of business, and the Trust shall use commercially reasonable efforts to maintain and preserve its and its subsidiaries’ business organization, liquidity, assets, properties, employees, goodwill and business relationships. Unitholders should refer to the Redemption Agreement for details regarding the additional negative and affirmative covenants given by the Trust in relation to the operation of its business prior to the Closing Time.

Conditions Precedent to the Transaction

Mutual Conditions Precedent

The Redemption Agreement provides that the obligations of BPY and the Trust to complete the Transaction are subject to the fulfillment, on or before the Closing Date, of each of the following conditions, each of which may only be waived by the mutual consent of BPY and the Trust:

(a)	the approval of the Transaction Resolution by the required vote at the Meeting;

(b)	the Competition Act Clearance shall have been obtained;

(c)	no order or decree of a court or other tribunal of competent jurisdiction restraining or enjoining the consummation of the Transaction shall be in effect; and

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	52

(d)	all consents, orders, regulations and approvals, including regulatory and judicial approvals and orders, required or necessary for the completion of the Transaction shall have been obtained or received from the persons, authorities or bodies having jurisdiction in the circumstances.

On April 28, 2017, the Competition Act Clearance was obtained.

Conditions Precedent to the Obligations of BPY

The obligations of BPY to complete the Transaction are subject to the following conditions, each of which may be waived by BPY:

(a)	all covenants of the Trust under the Redemption Agreement to be performed on or before the Closing Date have been duly performed by the Trust in all material respects and the Trust shall have provided BPY with a certificate, addressed to BPY and dated as of the Closing Date, signed on behalf of the Trust by two of its officers or Trustees certifying such performance as of the Closing Date;

(b)	disregarding any Material Adverse Effect or materiality qualifiers contained therein:

(i)	the Non-Core Representations shall be true and correct in all respects as of the Closing Time with the same force and effect as if made on and as of the Closing Date (except (A) to the extent such representations and warranties speak as of an earlier date, the accuracy of which shall be determined as of such earlier date, or (B) as affected by the Redemption Agreement), except to the extent that any inaccuracy in any of the Non-Core Representations individually or in the aggregate would not have a Material Adverse Effect; and

(ii)	the Core Representations shall be true and correct in all respects (subject to de minimus exceptions) as of the Closing Time with the same force and effect as if made on the Closing Date (except (A) to the extent such representations and warranties speak as of an earlier date, the accuracy of which shall be determined as of such earlier date, or (B) as affected by the Redemption Agreement), and the Trust shall have provided BPY with a certificate, addressed to BPY and dated as of the Closing Date, signed on behalf of the Trust by two of its officers or Trustees certifying such accuracy as of the Closing Date;

(c)	between the date of the Redemption Agreement up to and including the Closing Date, there shall not have occurred any Material Adverse Effect; and

(d)	the holders of not more than 5% of the outstanding Trust Units (assuming the exchange of all outstanding Class B LP Units into Trust Units in accordance with their terms) shall have exercised Dissent Rights.

Conditions Precedent to the Obligations of the Trust

The obligations of the Trust to complete the Transaction are subject to the following conditions, each of which may be waived by the Trust:

(a)	all covenants of BPY under the Redemption Agreement to be performed on or before the Closing Date shall have been duly performed by BPY in all material respects, and BPY shall have provided the Trust with a certificate, addressed to the Trust and dated as of the Closing Date, signed on behalf of BPY by two of its officers or directors certifying such performance as of the Closing Date; and

(b)

the representations and warranties of BPY set forth in the Redemption Agreement that are qualified as to materiality shall be true and correct in all respects and all other representations and warranties of BPY set forth in the Redemption Agreement shall be true and correct in all material respects, in each case as of the Closing Time, with the same force and effect as if made on and as of the Closing Date (except (A) to the extent such representations and warranties speak as of an earlier date, the accuracy of

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	53

which shall be determined as of such earlier date, or (B) as affected by the Redemption Agreement), and BPY shall have provided the Trust with a certificate, addressed to the Trust and dated as of the Closing Date, signed on behalf of BPY by two of its officers or directors certifying such accuracy as of the Closing Date.

Termination Rights

By Mutual Consent

The Redemption Agreement may be terminated at any time prior to the Closing Time by mutual written consent of the Parties.

By Either the Trust or BPY

The Redemption Agreement may be terminated by either the Trust or BPY at any time prior to the Closing Time if:

(a)	the Closing Time has not occurred on or prior to the Outside Date, except that the right to terminate the Redemption Agreement under this clause is not available to any Party if the failure of the Closing Time to occur by such date is the result of the material breach of, or failure to fulfill, any of such Party’s obligations under the Redemption Agreement;

(b)	the required vote is not obtained at the Meeting (or any adjournment or postponement thereof); or

(c)	after the date of the Redemption Agreement, any applicable Law is enacted or made (or any applicable Law is amended) that makes the consummation of the Transaction illegal or that prohibits or otherwise restrains the Trust and BPY from consummating the Transaction.

By BPY

The Redemption Agreement may be terminated by BPY at any time prior to the Closing Time if:

(a)	the Board (with G. Mark Brown, Thomas F. Farley and T. Jan Sucharda abstaining) or the Special Committee shall have:

(i)	withdrawn or modified, or proposed publicly to withdraw or modify, in a manner adverse to BPY, its approval of the Transaction or its recommendation that the Minority Unitholders vote in favour of the Transaction Resolution; or

(ii)	failed to reaffirm its approval of the Transaction or its recommendation that the Minority Unitholders vote in favour of the Transaction Resolution within five Business Days of being requested to do so by BPY; or

(b)	subject to the notice and cure provisions of the Redemption Agreement and provided BPY is not in material breach of its obligations under the Redemption Agreement, the Trust breaches any of its representations, warranties, covenants or obligations contained in the Redemption Agreement, which breach would give rise to the failure by the Trust to satisfy certain closing conditions.

By the Trust

Subject to the notice and cure provisions of the Redemption Agreement and provided the Trust is not in material breach of its obligations under the Redemption Agreement, the Trust may at any time prior to the Closing Time terminate the Redemption Agreement if BPY breaches any of its representations, warranties, covenants or obligations contained in the Redemption Agreement, which breach would give rise to the failure by BPY to satisfy certain closing conditions.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	54

Risks Associated with the Transaction

In evaluating the Transaction, Unitholders should consider the following risk factors. Additional risks and uncertainties, including those that currently are not known to, or considered immaterial by, BOX also may be relevant to the completion of the Transaction and/or the future of BOX and the value of the Trust Units. If any of the risk factors materialize, the expectations, and the predictions based on them, may need to be re-evaluated. The risks associated with the Transaction include:

Requirement that a majority of votes be cast by Minority Unitholders and two-thirds of votes be cast by Unitholders in favour of the Transaction Resolution.

Since the Transaction constitutes a “business combination” under MI 61-101, to be completed, the Transaction Resolution must be approved by a majority of the votes cast by Minority Unitholders in person or represented by proxy at the Meeting. This approval is in addition to the requirement that the Transaction Resolution be approved by at least two-thirds of the votes cast by Unitholders present in person or represented by proxy at the Meeting. There can be no certainty, nor can BOX provide any assurance, that the requisite Unitholder approval of the Transaction Resolution will be obtained. If such approval is not obtained and the Transaction is not completed, the market price of the Trust Units may decline.

The Redemption Agreement may be terminated in certain circumstances, including in the event of a change having a Material Adverse Effect on BOX.

Each of BOX and BPY has the right to terminate the Redemption Agreement and Transaction in certain circumstances. Accordingly, there is no certainty, nor can BOX provide any assurance, that the Redemption Agreement will not be terminated by either BOX or BPY before the completion of the Transaction. For example, BPY has the right, in certain circumstances, to terminate the Redemption Agreement if changes occur that have a Material Adverse Effect on BOX. Although a Material Adverse Effect excludes certain events that are beyond the control of BOX (such as changes or developments in financial, economic or political conditions or securities, credit, financial, banking or currency markets in general, provided they do not have a materially disproportionate effect on BOX and its subsidiaries, taken as a whole, compared to other persons operating in the same industry as BOX and its subsidiaries), there is no assurance that a change having a Material Adverse Effect on BOX will not occur before the Closing Date, in which case BPY could elect to terminate the Redemption Agreement and the Transaction would not proceed.

There can be no certainty that all conditions precedent to the Transaction will be satisfied.

The completion of the Transaction is subject to a number of conditions precedent, certain of which are outside the control of BOX, including, without limitation, the approval of the Transaction Resolution at the Meeting, no Material Adverse Effect having occurred and the satisfaction of the covenants and accuracy of the representations and warranties of the Trust and BPY under the Redemption Agreement.

There can be no certainty, nor can BOX provide any assurance, that these conditions will be satisfied or, if satisfied, when they will be satisfied. If the Transaction is not completed, the market price of the Trust Units may decline to the extent that the current market price reflects a market assumption that the Transaction will be completed. If the Transaction is not completed and the Board decides to seek another transaction, there can be no assurance that it will be able to find a party willing to pay an equivalent or more attractive price than the Redemption Price to be paid pursuant to the Transaction.

BOX’s compliance with certain interim operating covenants it has agreed to with BPY.

Pursuant to the Redemption Agreement, BOX has agreed to certain interim operating covenants intended to ensure that BOX and its subsidiaries carry on business in the ordinary course of business consistent with past

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	55

practice, except as required or expressly authorized by the Redemption Agreement. These operating covenants cover a broad range of activities and business practices. Consequently, it is possible that a business opportunity will arise that is out of the ordinary course or is not consistent with past practices, and that BOX will not be able to pursue or undertake the opportunity due to its covenants in the Redemption Agreement.

Dissent Rights.

As a trust governed by the Declaration of Trust (rather than by statute), if the proposed provisions with respect to Dissent Rights are adopted as contemplated, they will be granted pursuant to the Declaration of Trust as a contractual right afforded to Trust Unitholders. Similar to other existing rights contained in the Declaration of Trust (i.e., the take-over bid and conflict of interest provisions), making these rights and remedies and certain procedures available by contract is structurally different from the manner in which the equivalent rights and remedies or procedures (including the procedure for enforcing such remedies) are made available to shareholders of a corporation, who benefit from those rights and remedies or procedures by the corporate statute that governs the corporation. As such, there is no certainty how these rights, remedies or procedures may be treated by the courts in the noncorporate context or that a Trust Unitholder will be able to enforce the rights and remedies in the manner contemplated by the proposed Amendment. Furthermore, how the courts will treat these rights, remedies and procedures will be in the discretion of the court, and the courts may elect not to accept jurisdiction to consider any claim contemplated in the proposed Amendment.

CERTAIN TAX CONSIDERATIONS

Certain Canadian Federal Income Tax Considerations

The following summary describes the principal Canadian federal income tax considerations under the Tax Act relating to the Redemption generally applicable to Trust Unitholders who, at all relevant times, for purposes of the Tax Act (i) hold their Trust Units as capital property, (ii) deal at arm’s length with BPY and BOX and (iii) are not affiliated with BPY or BOX.

Trust Units generally will be considered to be capital property to a holder thereof unless the Trust Units are held in the course of carrying on a business of buying and selling securities or were acquired in a transaction or transactions considered to be an adventure or concern in the nature of trade.

This summary is not applicable to a Trust Unitholder (i) that is a “financial institution” (as defined in the Tax Act) for the purposes of the mark-to-market rules, (ii) an interest in which is a “tax shelter investment” (as defined in the Tax Act), (iii) that is a “specified financial institution” (as defined in the Tax Act), (iv) that has entered, or will enter, into, with respect to the Trust Units, a “derivative forward agreement” (as defined in the Tax Act), (v) that is exempt from tax under Part I of the Tax Act or (vi) who has elected to report its “Canadian tax results” (as defined in the Tax Act) in a currency other than Canadian currency. This summary also does not address all issues relevant to Trust Unitholders who acquired Trust Units on the exercise of an option or other convertible security. All such Trust Unitholders should consult their tax advisors having regard to their own particular circumstances.

This summary is based on the current provisions of the Tax Act and the regulations thereunder and the current published administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) made publicly available prior to the date hereof. This summary also takes into account all specific proposals to amend the Tax Act and the regulations thereunder (the “Proposed Amendments”) publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, and assumes that all Proposed Amendments will be enacted in their present form. However, there can be no assurance that the Proposed Amendments will be enacted in the form proposed, or at all. Except for the Proposed Amendments, this summary does not take into account or anticipate any changes in law, or the administrative policies and assessing practices of the CRA, whether by

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	56

legislative, governmental, or judicial action or decision, nor does it take into account provincial, territorial or foreign income tax considerations, which may differ from the Canadian federal income tax considerations discussed below. This summary assumes that the Trust Units will, at all relevant times, be listed on the TSX and the NYSE.

This summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations. This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular Trust Unitholder. Accordingly, Trust Unitholders should consult their tax advisors for advice as to the income tax consequences to them of the Redemption in their particular circumstances.

Status of BOX

For the purposes of this summary, it is assumed that BOX has, at all relevant times, qualified and is expected to continue to qualify as a “mutual fund trust” for the purposes of the Tax Act. If BOX were not to qualify as a mutual fund trust at any particular time, the income tax considerations described below would, in some respects, be materially different.

Currency

Pursuant to the Tax Act, all Trust Unitholders must compute their “Canadian tax results” (as defined in the Tax Act) in Canadian currency. Where an amount that is relevant in computing a Trust Unitholder’s Canadian tax results is expressed in a currency other than Canadian currency, such amount must be converted to Canadian currency using the appropriate exchange rate as determined in accordance with the provisions of the Tax Act.

Computation of Income and Taxable Capital Gains of BOX

The current taxation year of BOX will be deemed to end on the day immediately before the day on which the exchange by BOP Split of Class B LP Units of BOPC LP into Trust Units occurs, giving rise to a short taxation year for BOX.

If, based on bona fide estimates, BOX determines that its undistributed taxable income for this short taxation year exceeds prior distributions made to the Trust Unitholders in that period, BOX will pay a special distribution to the Trust Unitholders in advance of the Redemption, to ensure that BOX will not be liable for tax under Part I of the Tax Act for this short taxation year (the “Special Distribution”).

BOX is seeking approval of the CRA (the “CRA Approval”) to change the fiscal and taxation year end of certain of its subsidiary entities to ensure that substantially all of the income and net taxable capital gains earned by such subsidiary entities up to and including the date of such exchange will be allocated to Trust Unitholders who receive the Special Distribution. This summary assumes that the CRA Approval will be obtained, but no assurance can be given in this regard.

Trust Unitholders Resident in Canada

The following portion of the summary is generally applicable to a Trust Unitholder who, for purposes of the Tax Act and any applicable income tax treaty or convention and at all relevant times, is, or is deemed to be, resident in Canada (a “Resident Trust Unitholder”).

A Resident Trust Unitholder whose Trust Units might not otherwise be considered to be capital property may be entitled, in certain circumstances, to make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have such Trust Units, and any other “Canadian security” (as defined in the Tax Act) owned by such Resident Trust Unitholder in the taxation year in which the election is made and in all subsequent taxation years, deemed to be capital property. Resident Trust Unitholders who do not hold their Trust Units as capital property should consult their tax advisors regarding their particular circumstances.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	57

Disposition of Trust Units Prior to the Closing Date

A Resident Trust Unitholder who disposes of a Trust Unit on the TSX or the NYSE with a settlement date prior to the Closing Date should realize a capital gain (or a capital loss) equal to the amount, if any, by which the proceeds of disposition of the Trust Unit, net of any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base of the Trust Unit to the Resident Trust Unitholder immediately prior to the disposition.

Special Distribution

The tax treatment to Resident Trust Unitholders of the Special Distribution, if any, will be determined in a manner similar to that applicable to other distributions that have been paid or payable by BOX to Resident Trust Unitholders. Since the current taxation year of BOX will be deemed to end as a result of the exchange by BOP Split of Class B LP Units of BOPC LP into Trust Units, Resident Trust Unitholders with taxation years ending before December 31, 2017 may be required to report income from the Trust earlier than they would otherwise have been required.

Resident Trust Unitholders should consult their tax advisors regarding the characterization of such distributions.

Redemption of Trust Units for the Redemption Price

The disposition of a Trust Unit pursuant to the Redemption by a Resident Trust Unitholder will result in a capital gain (or a capital loss) to the Resident Trust Unitholder equal to the amount, if any, by which the proceeds of disposition of the Trust Unit, net of any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base of the Trust Unit to the Resident Trust Unitholder immediately prior to the Redemption (which adjusted cost base will take into account any reductions resulting from the Special Distribution, if any, to be made by BOX as described above). The proceeds of disposition of the Trust Unit will generally be equal to the amount of the Redemption Price received by the Resident Trust Unitholder in exchange therefor.

No amount of income (including taxable capital gains) will be allocated to a Resident Trust Unitholder upon the Redemption.

Taxation of Capital Gains and Capital Losses

A taxable capital gain realized by a Resident Trust Unitholder on the disposition of Trust Units pursuant to the Redemption will be included in the Resident Trust Unitholder’s income for the taxation year in which the Redemption occurs. An allowable capital loss realized by a Resident Trust Unitholder on the disposition of Trust Units pursuant to the Redemption generally must be deducted against taxable capital gains realized by the Resident Trust Unitholder in the taxation year in which the Redemption occurs, to the extent and under the circumstances specified in the Tax Act. Any excess of allowable capital losses over taxable capital gains realized by a Resident Trust Unitholder in such taxation year may be carried back up to three taxation years and carried forward indefinitely and deducted against net taxable capital gains realized by the Resident Trust Unitholder in those other years, to the extent and under the circumstances specified in the Tax Act.

Where a Resident Trust Unitholder that is a corporation or trust (other than a mutual fund trust) disposes of a Trust Unit, the Resident Trust Unitholder’s capital loss from the disposition may be reduced by the amount of any distribution received by the Resident Trust Unitholder to the extent such distribution was designated by BOX as being a dividend in accordance with the Tax Act, except to the extent that a loss on a previous disposition of a Trust Unit, by the Resident Trust Unitholder has been reduced by the distribution. Analogous rules may apply where a corporation, partnership or trust (other than a mutual fund trust) is a member of a partnership or a beneficiary under a trust that disposes of Trust Units.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	58

A Resident Trust Unitholder who is an individual (other than certain trusts) may be liable for alternative minimum tax if the Resident Trust Unitholder realizes a capital gain on the disposition of a Trust Unit as result of the Redemption.

Canadian-Controlled Private Corporations

A Resident Trust Unitholder that is throughout its taxation year a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay a refundable tax on its “aggregate investment income” (as defined in the Tax Act), including amounts in respect of net taxable capital gains.

Dissenting Trust Unitholders

A Resident Trust Unitholder who duly exercises Dissent Rights (a “Dissenting Resident Trust Unitholder”) will be deemed to have transferred the Dissenting Resident Trust Unitholder’s Trust Units to BOX for cancellation and will only be entitled to be paid the fair value of the Dissenting Resident Trust Unitholder’s Trust Units and will not be entitled to any other payment. The disposition will result in a capital gain (or a capital loss) to the Dissenting Resident Trust Unitholder equal to the amount, if any, by which the proceeds of disposition of the Trust Units, net of any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base of the Trust Units to the Dissenting Resident Trust Unitholder immediately prior to the disposition (which adjusted cost base will take into account any reductions resulting from the Special Distribution, if any, to be made by BOX as described above).

The tax consequences to a Dissenting Resident Trust Unitholder on the cancellation of such Dissenting Resident Trust Unitholder’s Trust Units will generally be the same as those described under “Certain Tax Considerations – Certain Canadian Federal Income Tax Considerations – Trust Unitholders Resident in Canada – Taxation of Capital Gains and Capital Losses”.

Dissenting Resident Trust Unitholders should consult their tax and investment advisors having regard to their own particular circumstances.

Trust Unitholders Not Resident in Canada

The following portion of the summary is generally applicable to a Trust Unitholder who (i) at all relevant times and for purposes of the Tax Act and any applicable income tax treaty or convention, is not, and is not deemed to be, resident in Canada and (ii) does not and will not use or hold, and is not and will not be deemed to use or hold, Trust Units in connection with carrying on a business in Canada (a “Non-Resident Trust Unitholder”). This summary does not apply to a Trust Unitholder that is a non-resident insurer carrying on an insurance business in Canada and elsewhere. Such Trust Unitholders should consult their tax advisors having regard to their particular circumstances.

Special Distribution

The tax treatment to Non-Resident Trust Unitholders of the Special Distribution, if any, will be determined in a manner similar to that applicable to other distributions that have been paid or payable by BOX to Non-Resident Trust Unitholders.

Non-Resident Trust Unitholders should consult their tax advisors regarding the characterization of such distributions and withholding tax implications.

Redemption of Trust Units for the Redemption Price

No amount of income (including taxable capital gains) will be allocated to a Non-Resident Trust Unitholder upon the Redemption.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	59

A Non-Resident Trust Unitholder will generally be subject to Canadian withholding tax under Part XIII.2 of the Tax Act at a rate of 15% (the “Mutual Fund Withholding Tax”) on any distribution in respect of a unit of a “mutual fund trust” that is a “Canadian property mutual fund investment” that is not otherwise subject to Canadian income tax under Part I of the Tax Act or Canadian withholding tax under Part XIII of the Tax Act. A Trust Unit will be a “Canadian property mutual fund investment” to a Non-Resident Trust Unitholder if the Trust Unit is not “taxable Canadian property” (“TCP”) of the Non-Resident Trust Unitholder (as described below). Assuming that the Trust Unit is not TCP of the Non-Resident Trust Unitholder, as described below, and the Non-Resident Trust Unitholder is therefore not subject to Part I tax on the disposition of such Trust Unit on the Redemption, the Non-Resident Trust Unitholder will be subject to the Mutual Fund Withholding Tax on the amount of the payment made by BOX to the Non-Resident Trust Unitholder in connection with the Redemption.

In effect, the entire amount paid to a Non-Resident Trust Unitholder on the redemption of a Trust Unit pursuant to the Redemption, will be subject to Canadian withholding tax. However, a Non-Resident Trust Unitholder may be able to obtain a refund in respect of its Mutual Fund Withholding Tax payable to the extent that the Non-Resident Trust Unitholder has “Canadian property mutual fund losses” (within the meaning of the Tax Act), which generally would include any losses realized by the Non-Resident Trust Unitholder on the disposition of its Trust Unit on the Redemption (but only if the Trust Units are not TCP of the Non-Resident Trust Unitholder). A Non-Resident Trust Unitholder must file a Canadian federal return of income in prescribed form within the prescribed time to obtain such a refund.

A Non-Resident Trust Unitholder who participates in the Redemption (or disposes of the Trust Units on the TSX or the NYSE with a settlement date that is prior to the Closing Date) will not be subject to tax under the Tax Act on any capital gain realized on the disposition of Trust Units, unless (i) the Trust Units disposed of are TCP of the Non-Resident Trust Unitholder at the time of the disposition and (ii) the Non-Resident Trust Unitholder is not exempt from taxation in Canada on the disposition of such Trust Units under the terms of an applicable income tax treaty or convention.

Generally, a Trust Unit will not be TCP of a Non-Resident Trust Unitholder where such Trust Unit is listed on a “designated stock exchange” (as defined in the Tax Act, which currently includes the TSX and the NYSE) at the time of disposition unless (a) at any time during the 60-month period immediately preceding the disposition of the Trust Unit (i) not less than 25% of the issued units of BOX were owned by one or any combination of the following: (x) the Non-Resident Trust Unitholder, (y) one or more persons with whom the Non-Resident Trust Unitholder did not deal at arm’s length and (z) partnerships in which the Non-Resident Trust Unitholder (or a person referred to in (y) above) holds a membership interest directly or indirectly through one or more partnerships and (ii) more than 50% of the value of the Trust Unit was derived directly or indirectly from one or any combination of: (A) real property situated in Canada, (B) “timber resource property” (within the meaning of the Tax Act), (C) “Canadian resource property” (within the meaning of the Tax Act) or (D) options in respect of, or interests in, or for civil law rights in, any of the foregoing, whether or not the property exists; or (b) the Trust Unit is otherwise deemed to be TCP. Non-Resident Trust Unitholders whose Trust Units constitute TCP should consult their tax advisors.

Even if the Trust Units are TCP of a Non-Resident Trust Unitholder, a taxable capital gain resulting from the disposition of such units will not be included in the Non-Resident Trust Unitholder’s taxable income earned in Canada for the purposes of the Tax Act if, at the time of disposition, the Trust Units constitute “treaty-protected property” of the Non-Resident Trust Unitholder for purposes of the Tax Act. Trust Units will generally be considered treaty-protected property of a Non-Resident Trust Unitholder for purposes of the Tax Act at the time of disposition if the gain from their disposition would, because of an applicable income tax treaty or convention between Canada and the country in which the Non-Resident Trust Unitholder is resident for purposes of such treaty or convention, be exempt from tax under the Tax Act.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	60

A Non-Resident Trust Unitholder will generally be subject to Canadian non-resident withholding tax on all amounts payable to the Non-Resident Trust Unitholder pursuant to the Redemption. In contrast, a Non-Resident Trust Unitholder that sells the Non-Resident Trust Unitholder’s Trust Units on the TSX or NYSE with a settlement date prior to the Closing Date should not be subject to taxation under the Tax Act in respect of the disposition unless the Trust Units are TCP of the Non-Resident Trust Unitholder and the Non-Resident Trust Unitholder is not entitled to a treaty exemption. Accordingly, Non-Resident Trust Unitholders will want to consider selling their Trust Units on the TSX or NYSE with a settlement date prior to the Closing Date and should consult their tax and investment advisors with regard to such decision.

Non-Resident Trust Unitholders whose Trust Units are TCP should consult their tax advisors having regard to their particular circumstances, including whether their units constitute treaty-protected property.

A unit of a mutual fund trust is “excluded property” for purposes of section 116 of the Tax Act. Accordingly, the compliance withholding regime under section 116 of the Tax Act will not apply to a disposition of Trust Units.

General

Canadian non-resident withholding tax imposed under the Tax Act payable by Non-Resident Trust Unitholders will be withheld and remitted to the CRA on behalf of such Non-Resident Trust Unitholders.

Non-Resident Trust Unitholders should consult their tax advisors with regards to the application of applicable income tax treaties or conventions and the availability of any applicable foreign tax credits, exemptions or refunds in respect of any Canadian withholding taxes.

Dissenting Trust Unitholders

A Non-Resident Trust Unitholder who duly exercises Dissent Rights (a “Dissenting Non-Resident Trust Unitholder”) will be deemed to have transferred the Dissenting Non-Resident Trust Unitholder’s Trust Units to BOX for cancellation and will only be entitled to be paid the fair value of the Dissenting Non-Resident Trust Unitholder’s Trust Units and will not be entitled to any other payment.

The tax consequences to a Dissenting Non-Resident Trust Unitholder on the cancellation of such Dissenting Non-Resident Trust Unitholder’s Trust Units will generally be the same as those described under “Certain Tax Considerations – Certain Canadian Federal Income Tax Considerations – Trust Unitholders Not Resident in Canada – Redemption of Trust Units for the Redemption Price”.

Dissenting Non-Resident Trust Unitholders should consult their tax and investment advisors having regard to their own particular circumstances.

Certain United States Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences generally applicable to U.S. Trust Unitholders (as defined below) with respect to the exchange of Trust Units for cash pursuant to the Transaction. This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), on the Treasury Regulations promulgated thereunder, and on published administrative rulings, judicial decisions and other applicable authorities, all as in effect on the date hereof and all of which are subject to change at any time, possibly with retroactive effect. We have not sought, nor do we intend to seek, any ruling from the U.S. Internal Revenue Service (“IRS”) or any opinion of counsel with respect to the statements made and the conclusions reached in this summary. There can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	61

This summary addresses only U.S. Trust Unitholders who hold Trust Units as capital assets for U.S. federal income tax purposes and does not address all of the tax consequences that may be relevant to U.S. Trust Unitholders subject to special rules, including, without limitation, persons that own (directly or indirectly, applying certain attribution rules) 10% or more of the voting power of BOX, dealers in securities or currencies, financial institutions or financial services entities, mutual funds, life insurance companies, tax-exempt organizations, persons that hold Trust Units as part of a straddle, hedge, constructive sale or conversion transaction with other investments, persons whose Trust Units are loaned to a short seller to cover a short sale of Trust Units, persons whose functional currency is not the U.S. dollar, persons who have elected mark-to-market accounting, persons who hold Trust Units through a partnership or other entity treated as a pass-through entity for U.S. federal income tax purposes, persons who are liable for the alternative minimum tax or net investment income tax, certain U.S. expatriates or former long-term residents of the United States, and persons who received their Trust Units through the exercise of employee options or otherwise as compensation. The actual tax consequences of the ownership and disposition of Trust Units will vary depending on a Trust Unitholder’s individual circumstances.

This summary addresses only U.S. Trust Unitholders who elect to receive the Redemption Price in U.S. dollars or who exercise Dissent Rights and receive U.S. dollars in exchange for all of their Trust Units. Trust Unitholders who are not U.S. Trust Unitholders or who receive Canadian dollars in exchange for their Trust Units are urged to consult their tax advisers regarding the U.S. federal income tax consequences of the Transaction.

For purposes of this discussion, a “U.S. Trust Unitholder” is a beneficial owner of one or more Trust Units that is for U.S. federal tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust that (a) is subject to the primary supervision of a court within the United States and all substantial decisions of which one or more U.S. persons have the authority to control or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership (including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) holds Trust Units, the tax treatment of a partner of such partnership generally will depend upon the status of the partner and the activities of the partnership. Partners of partnerships that hold Trust Units are urged to consult their tax advisers.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Trust Unitholder. Consequently, Trust Unitholders are urged to consult their tax advisers concerning the U.S. federal, state, local, and non-U.S. tax consequences particular to the Transaction.

Tax Treatment of BOX as a Partnership

The tax consequences of the Transaction will depend on whether BOX is properly classified as a partnership or as a corporation for U.S. federal income tax purposes. For BOX to be treated as a partnership for U.S. federal income tax purposes, (i) BOX must not be classified as a corporation under the U.S. federal entity classification rules, (ii) 90% or more of BOX’s gross income for every taxable year must consist of qualifying income, as defined in Section 7704 of the Code (the “90% Income Test”), and (iii) BOX must not be required to register, if it were a U.S. corporation, as an investment company under the U.S. Investment Company Act of 1940 and related rules. BOX believes that it is more likely than not to be classified as a partnership for U.S. federal income tax purposes for each year that it is not classified as a corporation under Section 7704 of the Code. Moreover, our management and board of trustees intend to manage the affairs of BOX so that BOX will not need to be registered as an investment company if it were a U.S. corporation and so that BOX will satisfy the 90% Income

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	62

Test for the taxable year that includes the Transaction. However, BOX may not meet the foregoing requirements, and there can be no assurance that the IRS would not assert that BOX is classified as a corporation for U.S. federal income tax purposes and that a court would not sustain this position.

The following discussion under the headings “General Consequences to U.S. Trust Unitholders” and “Consequences to Dissenting U.S. Trust Unitholders” assumes that BOX is and will remain a partnership for U.S. federal income tax purposes for the taxable year that includes the Transaction. For a discussion of certain tax consequences applicable to U.S. Trust Unitholders if BOX were treated as a corporation, see the discussion below under the heading “Certain Consequences to U.S. Trust Unitholders if BOX is Treated as a Corporation”. Each U.S. Trust Unitholder is urged to consult its tax adviser regarding the proper classification of BOX for U.S. federal income tax purposes and the effect of such classification on the tax consequences of the Transaction with regard to such Trust Unitholder’s particular circumstances.

General Consequences to U.S. Trust Unitholders

In general, a U.S. Trust Unitholder who exchanges Trust Units for cash pursuant to the Transaction will recognize gain or loss measured by the difference, if any, between the amount realized and the U.S. Trust Unitholder’s adjusted tax basis in such Trust Units immediately prior to such exchange (see “Adjusted Tax Basis” below). The amount realized by a U.S. Trust Unitholder generally will equal the U.S. dollar value of the Canadian dollars to which such U.S. Trust Unitholder becomes entitled pursuant to the Transaction (without reduction for any Canadian tax withheld), increased by the amount of any reduction in such U.S. Trust Unitholder’s allocable share of BOX’s liabilities, as determined for U.S. federal income tax purposes. Any such gain or loss recognized by a U.S. Trust Unitholder generally will be long-term capital gain or loss if the U.S. Trust Unitholder held its Trust Units for more than one year. Each U.S. Trust Unitholder is urged to consult its tax adviser regarding the potential for any loss recognized in connection with the Transaction to be treated as an ordinary loss. Gain attributable to “unrealized receivables” or “substantially appreciated inventory items”, if any, could be characterized as ordinary income rather than capital gain. Depending on changes in currency exchange rates, a U.S. Trust Unitholder might recognize foreign currency exchange gain or loss in connection with the Transaction, which gain or loss generally would be ordinary gain or loss. The taxation of transactions involving foreign currency is extremely complex and subject to uncertainty. Each U.S. Trust Unitholder is urged to consult its tax adviser regarding the foreign currency-related aspects of the Transaction in light of such U.S. Trust Unitholder’s particular circumstances.

Long-term capital gains recognized by individuals and certain other non-corporate taxpayers generally are subject to U.S. federal income tax at reduced tax rates. The deductibility of capital losses is subject to limitations. Each U.S. Trust Unitholder who acquired Trust Units at different times is urged to consult its tax adviser regarding the application of certain “split holding period” rules to the Transaction. Each U.S. Trust Unitholder is urged to consult its tax adviser regarding the foregoing tax consequences in light of such U.S. Trust Unitholder’s particular circumstances.

Adjusted Tax Basis

A U.S. Trust Unitholder’s adjusted tax basis in its Trust Units for purposes of determining gain or loss pursuant to the Transaction generally will equal the amount paid by such U.S. Trust Unitholder for its Trust Units, as adjusted by certain items. Basis generally is increased by a U.S. Trust Unitholder’s allocable share of BOX’s items of income and gain and such U.S. Trust Unitholder’s allocable share of BOX’s liabilities (as determined for U.S. federal income tax purposes). Basis generally is decreased by such U.S. Trust Unitholder’s allocable share of BOX’s items of loss, deduction, and expense, the amount of cash distributed by BOX to such U.S. Trust Unitholder, the tax basis of property (other than cash), if any, distributed by BOX to such U.S. Trust Unitholder, and any reduction in such U.S. Trust Unitholder’s allocable share of BOX’s liabilities (as determined for U.S. federal income tax purposes). As discussed below under “Information Returns”, BOX does not intend to provide

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	63

certain U.S. tax information (including IRS Schedule K-1 information) that would allow a U.S. Trust Unitholder to determine its allocable share of BOX’s tax items. The failure to receive this information from BOX could materially and adversely affect a U.S. Trust Unitholder’s ability to accurately determine the adjusted tax basis of its Trust Units. Each U.S. Trust Unitholder is urged to consult its tax adviser regarding the calculation of its basis in its Trust Units.

Foreign Tax Credit Limitations

U.S. Trust Unitholders may be entitled to a foreign tax credit with respect to Canadian withholding tax, if any, imposed on payments of cash made in exchange for Trust Units pursuant to the Transaction. Complex rules may, depending on a U.S. Trust Unitholder’s particular circumstances, limit the availability or use of foreign tax credits. All or a portion of any gain realized from the exchange of Trust Units for cash pursuant to the Transaction may be treated as U.S.-source gain. Consequently, a U.S. Trust Unitholder may be limited in its ability to credit any such Canadian withholding taxes against its U.S. federal income tax liability, unless such U.S. Trust Unitholder (i) has sufficient other income treated as derived from foreign sources (subject to applicable limitations) or (ii) is eligible for the benefits of the Canada-U.S. income tax convention and elects to treat the amount of any such gain as foreign-source gain (which amount may be less than the Canadian tax withheld upon the consummation of the Transaction). As described above under the heading “Certain Canadian Federal Income Tax Considerations – Trust Unitholders Not Resident in Canada – Redemption of Trust Units for the Redemption Price”, the entire amount paid to a Non-Resident Trust Unitholder on the redemption of Trust Units pursuant to the Redemption will generally be subject to Canadian withholding tax. It is therefore possible that any Canadian tax withheld will exceed a U.S. Trust Unitholder’s U.S. federal income tax liability on the exchange pursuant to the Transaction, because such Canadian withholding tax will be based upon the gross proceeds received in such exchange, rather than on the net gain realized, which could further limit such U.S. Trust Unitholder’s ability to claim a credit for the full amount of Canadian tax withheld. Each U.S. Trust Unitholder is urged to consult its tax adviser regarding the rules governing the use of foreign tax credits.

As discussed above under the heading “Certain Canadian Federal Income Tax Considerations – Trust Unitholders Not Resident in Canada – Redemption of Trust Units for the Redemption Price”, Non-Resident Trust Unitholders (generally expected to include U.S. Trust Unitholders) that dispose of their Trust Units on the TSX or NYSE with a settlement date prior to the Closing Date may not be subject to Canadian withholding tax with respect to such dispositions, provided certain conditions are met. Each U.S. Trust Unitholder is urged to consult its tax adviser regarding the consequences of disposing of Trust Units prior to the Closing Date.

Information Returns

BOX does not intend to provide U.S. tax information (including IRS Schedule K-1 information) regarding Trust Unitholders’ allocable share of BOX’s income, gain, losses, deductions, or credits for U.S. federal income tax purposes. The failure to receive such U.S. tax information could materially and adversely affect a U.S. Trust Unitholder’s ability to timely and accurately file a U.S. federal income tax return. In particular, the failure to receive this information from BOX could materially and adversely affect a U.S. Trust Unitholder’s ability to accurately determine and report the correct amount of tax due with respect to the exchange of Trust Units for cash pursuant to the Transaction. In the absence of such information from BOX, the IRS may require a U.S. Trust Unitholder to render statements or provide the information necessary to verify the accuracy of such U.S. Trust Unitholder’s reporting of its allocable share of our income, gain, loss, deduction, or credit. Each U.S. Trust Unitholder should consult its tax adviser regarding the tax return filing and other consequences to such U.S. Trust Unitholder resulting from the Transaction.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	64

Backup Withholding and Information Reporting

U.S. federal information reporting may apply to the Transaction. In particular, BOX may be required to report to U.S. Trust Unitholders and the IRS the gross amount of cash paid for Trust Units pursuant to the Transaction (without reduction for Canadian withholding tax). Under the backup withholding rules, a U.S. Trust Unitholder may also be subject to backup withholding tax with respect to such amount unless such U.S. Trust Unitholder (i) is an exempt recipient and demonstrates this fact when required; or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding tax, and otherwise complies with the applicable requirements of the backup withholding tax rules. A U.S. Trust Unitholder that is exempt from backup withholding should certify such status on a properly completed IRS Form W-9. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Trust Unitholder will be allowed as a credit against such U.S. Trust Unitholder’s U.S. federal income tax liability and may entitle such U.S. Trust Unitholder to a refund from the IRS, provided such U.S. Trust Unitholder supplies the required information to the IRS in a timely manner. Each U.S. Trust Unitholder is urged to consult its tax adviser regarding the U.S. federal information reporting requirements and backup withholding requirements applicable to an exchange of Trust Units for cash pursuant to the Transaction in light of such U.S. Trust Unitholder’s particular circumstances.

Consequences to Dissenting U.S. Trust Unitholders

A U.S. Trust Unitholder that exercises Dissent Rights and is paid cash in exchange for all of its Trust Units generally is expected to be subject to U.S. federal income tax consequences substantially similar to those described above under the heading “General Consequences to U.S. Trust Unitholders” and, if applicable, as described below under the heading “Certain Consequences to U.S. Trust Unitholders if BOX is Treated as a Corporation” (except that any amounts that are or are deemed to be interest for U.S. federal income tax purposes will be taxed as ordinary income). Each U.S. Trust Unitholder considering the exercise of Dissent Rights is urged to consult its tax adviser regarding the tax consequences of exercising such rights in light of such U.S. Trust Unitholder’s particular circumstances.

Certain Consequences to U.S. Trust Unitholders if BOX is Treated as a Corporation

Passive Foreign Investment Company Considerations

If, contrary to expectation, BOX were classified as a corporation for U.S. federal income tax purposes, then we believe that BOX might be classified as a passive foreign investment company (a “PFIC”), based on its organizational structure, income, and assets. A non-U.S. corporation generally will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying relevant look-through rules with respect to the income and assets of subsidiaries, either 75% or more of its gross income is “passive income” or 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. For this purpose, passive income generally includes, among other things, dividends, interest, certain rents and royalties, and gain from the disposition of passive assets.

If BOX were a PFIC, then a U.S. Trust Unitholder generally would be subject to special rules resulting in increased tax liability with respect to (i) any “excess distribution” (i.e., the portion of any distributions received by such U.S. Trust Unitholder on its Trust Units in a taxable year in excess of 125% of the average annual distributions received by such U.S. Trust Unitholder in the three preceding taxable years, or, if shorter, the portion of such U.S. Trust Unitholder’s holding period for Trust Units before the taxable year) and (ii) any gain realized on the sale, exchange or other taxable disposition of the Trust Units, including pursuant to the Transaction. Under these special rules, and subject to certain elections described in the next paragraph, the excess distribution or gain would be allocated ratably over the U.S. Trust Unitholder’s holding period for the Trust Units, the amount allocated to the current taxable year and any taxable year prior to the taxable year BOX were first treated as a PFIC with respect to such U.S. Trust Unitholder would be taxed as ordinary income, the amount allocated to each of the other taxable years would be subject to tax at the highest rate applicable to such U.S. Trust Unitholder for that year, and an interest charge would be imposed with respect to the tax attributable to each such other taxable year.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	65

The PFIC tax consequences described in the preceding paragraph generally would not apply to a U.S. Trust Unitholder that had timely made a “qualified electing fund” election or “mark to market” election with respect to such U.S. Trust Unitholder’s Trust Units. BOX has not provided and does not intend to provide the information necessary for U.S. Trust Unitholders to make qualified electing fund elections with respect to their Trust Units. Each U.S. Trust Unitholder that has made a mark-to-market election is urged to consult its tax adviser regarding the U.S. federal income tax consequences of the Transaction. If BOX were treated as a PFIC, a U.S. Trust Unitholder generally would be required to file IRS Form 8621 disclosing certain information regarding its ownership of Trust Units, including information regarding distributions on the Trust Units and the amount of gain realized upon the disposition of Trust Units pursuant to the Transaction. The application of the PFIC rules to the ownership and disposition of Trust Units is extremely complex. Each U.S. Trust Unitholder is urged to consult its tax adviser regarding the potential application of the PFIC rules to the Transaction.

General Consequences

If, contrary to expectation, BOX were classified as a corporation for U.S. federal income tax purposes, then the exchange of Trust Units for cash pursuant to the Transaction would be treated for U.S. federal income tax purposes as either a “sale or exchange” of Trust Units or a “distribution” by BOX with respect to Trust Units. The exchange of Trust Units for cash pursuant to the Transaction would be treated as a sale or exchange by a U.S. Trust Unitholder under Section 302 of the Code if it (i) resulted in a “complete redemption” of such U.S. Trust Unitholder’s equity interest in BOX, (ii) were a “substantially disproportionate” redemption with respect to such U.S. Trust Unitholder, or (iii) were “not essentially equivalent to a dividend” with respect to such U.S. Trust Unitholder. In determining whether any of these tests (the “Section 302 Tests”) are met, a U.S. Trust Unitholder would be required to take into account not only Trust Units actually owned, but also Trust Units treated as constructively owned under Section 318 of the Code. If a U.S. Trust Unitholder were treated as having engaged in a “sale or exchange” under the Section 302 Tests, then such U.S. Trust Unitholder would recognize gain or loss equal to the difference, if any, between the amount realized (generally the U.S. dollar value of the Canadian dollars to which such U.S. Trust Unitholder becomes entitled pursuant to the Transaction, without reduction for any Canadian tax withheld) and such U.S. Trust Unitholder’s adjusted tax basis in the Trust Units exchanged therefor. Except to the extent it were taxed in a different manner under the PFIC rules discussed above, such gain or loss generally would be capital gain or loss and would be long-term capital gain or loss if the holding period of the Trust Units were to exceed one year on the date of the Transaction. If, contrary to expectation, BOX were classified as a corporation, then a U.S. Trust Unitholder’s exchange of Trust Units for cash pursuant to the Transaction would be expected under most circumstances to be treated as a “sale or exchange” resulting in capital gain or loss. Each U.S. Trust Unitholder is urged to consult its tax adviser regarding the application of the Section 302 Tests to the Transaction, particularly if such U.S. Trust Unitholder owns an interest in BPY or Brookfield or could otherwise be treated as constructively owning a continuing interest in BOX after the Closing Date.

If a U.S. Trust Unitholder were not treated as having engaged in a “sale or exchange” under the Section 302 Tests, then the full amount realized (generally the U.S. dollar value of the Canadian dollars to which such U.S. Trust Unitholder becomes entitled pursuant to the Transaction, without reduction for any Canadian tax withheld) would be treated as a distribution by BOX with respect to such U.S. Trust Unitholder’s Trust Units. Except to the extent treated as an “excess distribution” and taxed under the PFIC rules discussed above, such distribution generally would be treated as a dividend, taxable as ordinary income, to the extent of BOX’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. In general, to the extent that the amount of the distribution were to exceed BOX’s current and accumulated earnings and profits, the excess would be treated first as a tax-free return of capital, reducing a U.S. Trust Unitholder’s tax basis in Trust Units, and any amount in excess of such U.S. Trust Unitholder’s basis would be treated as capital gain. Subject to the PFIC rules described above, any such capital gain would be long-term capital gain if the U.S. Trust Unitholder had held the Trust Units for more than one year at the time of the Transaction. If BOX were a PFIC, the amount of a distribution treated as a dividend would not qualify for the reduced tax rates generally applicable to “qualified dividend income” received by non-corporate U.S. Trust Unitholders. A dividend received by a corporate U.S. Trust Unitholder would not be eligible for the “dividends-received deduction”. Each U.S. Trust

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	66

Unitholder is urged to consult its tax adviser regarding the potential for the Section 302 Tests and the foregoing rules to apply to the Transaction with regard to such Trust Unitholder’s particular circumstances.

Additional Considerations

If, contrary to expectation, BOX were classified as a corporation for U.S. federal income tax purposes, then additional tax consequences substantially similar to those described above under “Foreign Tax Credit Limitations” and “Backup Withholding and Information Reporting” generally would apply to U.S. Trust Unitholders. Depending on changes in currency exchange rates, a U.S. Trust Unitholder might recognize foreign currency exchange gain or loss in connection with the Transaction, which gain or loss generally would be ordinary gain or loss. The taxation of transactions involving foreign currency is complex and subject to uncertainty. Each U.S. Trust Unitholder is urged to consult its tax adviser regarding the potential for the foregoing additional tax consequences to apply with regard to such U.S. Trust Unitholder’s particular circumstances.

DISSENTING REGISTERED TRUST UNITHOLDERS’ RIGHTS

The Amendment provides Registered Trust Unitholders with Dissent Rights in connection with the Redemption. Registered Trust Unitholders who are considering exercising their Dissent Rights should carefully review the description of such rights set forth in this section as well as the Amendment. A copy of the Amendment is attached as Appendix “E” to this Circular. A Registered Trust Unitholder’s failure to follow exactly the procedures set forth in the terms of the Amendment will result in the loss of such Trust Unitholder’s Dissent Rights.

Description of Dissent Rights

A Dissenting Trust Unitholder will be entitled, in the event that the Transaction Resolution is approved and the Redemption is completed, to be paid the fair value of the Trust Units registered in the name of such Dissenting Trust Unitholder. Any Registered Trust Unitholder who properly dissents from the Transaction Resolution in compliance with the Amendment will, in the event the Redemption is completed, be deemed to have transferred their Trust Units to the Trust and will only be entitled to be paid the fair value of their Trust Units, and will not be entitled to any other payment or consideration, including any other payments that would be payable under the Redemption had such Registered Trust Unitholder not exercised their Dissent Rights. The fair value of the Trust Units held by a Dissenting Trust Unitholder will be determined by the court. This amount may be the same as, more than or less than the value of the Redemption Price. The valuation date utilized by the court for this purpose will be the close of business on the last Business Day occurring immediately prior to the date of the Meeting. For a description of the Canadian federal income tax considerations applicable to a Dissenting Trust Unitholder, please see “Certain Tax Considerations – Certain Canadian Federal Income Tax Considerations – Trust Unitholders Resident in Canada – Dissenting Unitholders” and “Certain Tax Considerations – Certain Canadian Federal Income Tax Considerations – Trust Unitholders Not Resident in Canada – Dissenting Unitholders”.

A Registered Trust Unitholder may only exercise the Dissent Rights in respect of Trust Units which are registered in that Trust Unitholder’s name at the Record Date. In many cases, Trust Units beneficially owned by a Non-Registered Trust Unitholder are registered either:

•	in the name of an Intermediary, or

•	in the name of a clearing agency (such as CDS or similar entities) of which the Intermediary is a participant.

Accordingly, a Non-Registered Trust Unitholder will not be entitled to exercise the Dissent Rights.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	67

A Registered Trust Unitholder who wishes to exercise Dissent Rights must provide to the Trust prior to 1:00 p.m. (Toronto time) on June 26, 2017, or otherwise at least two days prior to the date of the Meeting (or any postponement(s) or adjournment(s) of the Meeting), a written objection to the Transaction Resolution. It is important that Registered Trust Unitholders strictly comply with this requirement. In addition, a Registered Trust Unitholder who wishes to exercise his, her or its Dissent Rights must vote his, her or its Trust Units at the Meeting, either by proxy or in person, against the Transaction Resolution (and, for greater certainty, a Registered Trust Unitholder who voted for or abstained from voting for the Transaction Resolution or who has withdrawn its objection will not be considered to be a Dissenting Trust Unitholder). Further, a vote against the Transaction Resolution shall not constitute the required written objection as described in this paragraph.

BOX or the Dissenting Trust Unitholder may apply to the court, by way of an originating notice, after the approval of the Transaction Resolution, to fix the fair value of the Dissenting Trust Unitholder’s Trust Units. BOX shall make a written offer to pay the fair value of the Trust Units held by the Dissenting Trust Unitholder. Every offer will be made on the same terms to each Dissenting Trust Unitholder.

A Dissenting Trust Unitholder will not be required to give security for costs in respect of an application. On the application, the court will make an order fixing the fair value of the Trust Units of all Dissenting Trust Unitholders who are parties to the application, giving judgment in that amount against BOX and in favour of each of those Dissenting Trust Unitholders, and fixing the time within which BOX must pay the amount payable to each Dissenting Trust Unitholder.

The above summary does not purport to provide a comprehensive statement of the procedures to be followed by Dissenting Trust Unitholders who seek payment of the fair value of their Trust Units. The Amendment requires adherence to the procedures established therein and failure to do so may result in the loss of all rights thereunder.

Only Registered Trust Unitholders as of the Record Date may exercise Dissent Rights. A Registered Trust Unitholder’s failure to follow exactly the procedures set forth in the terms of the Amendment will result in the loss of Dissent Rights. Due exercise of the Dissent Rights requires that certain deadlines be observed and the Trust intends to enforce such deadlines strictly. Registered Trust Unitholders considering exercising Dissent Rights should seek the advice of their legal counsel and tax and investment advisors.

Registered Trust Unitholders who are considering exercising Dissent Rights should carefully review the description of such rights set forth in this Circular, as well as the Amendment.

The Redemption Agreement provides that, unless otherwise waived, it is a condition to the completion of the Redemption that the holders of not more than 5% of the outstanding Trust Units (assuming the exchange of all outstanding Class B LP Units into Trust Units in accordance with their terms) shall have exercised Dissent Rights.

For a general summary of certain income tax considerations for a Dissenting Trust Unitholder, which considerations may be material to a Dissenting Trust Unitholder, see “Certain Tax Considerations – Certain Canadian Federal Income Tax Considerations” and “Certain Tax Considerations – Certain United States Federal Income Tax Considerations”.

INFORMATION CONCERNING BPY FILING PERSONS

Set forth below is information about each of the BPY Filing Persons, the BPY General Partner, Partners Value Investments LP (“PVI LP”), PVI Management Inc. (the “PVI General Partner”) and Partners Limited.

Brookfield Property Partners L.P.

BPY is one of the world’s largest commercial real estate companies, with approximately US$65 billion in total assets. It is a leading owner, operator and investor in commercial property assets, with a diversified portfolio that

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	68

includes 142 premier office properties and 127 best-in-class retail malls around the world. It also hold interests in multifamily, triple net lease, industrial, hospitality, self-storage and student housing assets. BPY is listed on NYSE and the TSX. BPY is a Bermuda exempted limited partnership. The principal executive office of BPY is located at 73 Front Street, 5th Floor, Hamilton HM 12, Bermuda, and the telephone number is +441 294 3309. As required by law, the BPY limited partnership agreement provides for the management and control of BPY by a general partner rather than a board of directors and officers. The BPY General Partner has sole responsibility and authority for the central management and control of BPY, which is exercised through its board of directors. See ‘‘– BPY General Partner’’ below for the board of directors of the BPY General Partner.

Brookfield Property Partners Limited

BPY General Partner is the general partner of BPY and a wholly owned subsidiary of Brookfield. BPY General Partner is an exempted limited company existing under the laws of Bermuda. The principal executive office of the BPY General Partner is located at 73 Front Street, 5th Floor, Hamilton HM 12, Bermuda, and the telephone number is +441 294 3309. Brookfield Property Group LLC, a subsidiary of Brookfield, is one of the entities that currently provides management services to the BPY General Partner. The executive officers of Brookfield Property Group LLC are Brian W. Kingston and Bryan K. Davis.

Brookfield Asset Management Inc.

Brookfield is a global alternative asset manager with approximately US$250 billion in assets under management. The company has more than a 100-year history of owning and operating assets with a focus on property, renewable power, infrastructure and private equity. Brookfield offers a range of public and private investment products and services, and is co-listed on the New York, Toronto and Euronext stock exchanges. Brookfield is an Ontario corporation. The principal executive office of Brookfield is located at Brookfield Place, 181 Bay Street, Suite 300, P.O. Box 762, Toronto, Ontario, Canada M5J 2T3, and the telephone number is 416 363 9491.

Partners Value Investments LP

PVI LP is a limited partnership established on April 8, 2016 under the laws of the Province of Ontario in connection with a reorganization of Partners Value Investments Inc. completed in July 2016. PVI LP is managed by its general partner, the PVI General Partner. PVI LP’s principal investment is an ownership interest in approximately 86 million class A limited voting shares of Brookfield. PVI LP’s non-voting equity limited partnership units, PVI LP’s class A preferred limited partnership units, series 1 and warrants of Partners Value Investments Inc. (which are exchangeable into non-voting equity limited partnership units of PVI LP) trade on the TSX Venture Exchange.

The principal executive office of PVI LP is located at Brookfield Place, 181 Bay Street, Suite 210, Toronto, Ontario, M5J 2T3, and the telephone number is 647-503-6516. See ‘‘– PVI General Partner’’ below for the board of directors of the PVI General Partner.

PVI Management Inc.

The PVI General Partner is the general partner of PVI LP and is a corporation existing under the laws of Ontario. The principal executive office of the PVI General Partner is located at Brookfield Place, 181 Bay Street, Suite 210, Toronto, Ontario, M5J 2T3, and the telephone number is 647-503-6516.

Partners Limited

Partners Limited is a corporation whose principal business mandate is to own shares of Brookfield, directly or indirectly, for the long term. Partners Limited is an Ontario corporation. The registered and principal office of Partners Limited is located at Brookfield Place, 181 Bay Street, Suite 300, P.O. Box 762, Toronto, Ontario, Canada M5J 2T3, and the telephone number is 416 363-9491.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	69

Directors and Executive Officers

The following information as to principal occupation, business, employment or convictions is not within the knowledge of the management of the Trust and has been furnished by the respective directors, executive officers, and service providers, as applicable, of the BPY Filing Persons.

The address of BPY’s principal executive office and each person listed below is: c/o BPY, 73 Front Street, 5th Floor, Hamilton HM 12, Bermuda. The telephone number of BPY’s principal executive office is +441 294 3309.

During the last five years, none of the BPY Filing Persons, the BPY General Partner, PVI LP, the PVI General Partner, Partners Limited or the individuals listed below has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors), or has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state laws, or a finding of a violation of federal or state securities laws.

BPY AND THE BPY GENERAL PARTNER

JEFFREY M. BLIDNER – Director

Toronto, Ontario, Canada

Mr. Blidner, a citizen of Canada, currently is, or was within the past five years, principally an employee, officer and/or director of the following companies:

Company	Address	Positions Held	From	To
Brookfield Asset Management Inc.	Suite 300, Brookfield Place, 181 Bay Street Toronto, Ontario, Canada M5J 2T3	Senior Managing Partner and Director	2000 (as Senior Managing Partner) and 2013 (as Director)	Present

SOON YOUNG CHANG – Director

Dubai, United Arab Emirates

Mr. Chang, a citizen of Korea, currently is, or was within the past five years, principally an employee, officer and/or director of the following companies:

Company	Address	Positions Held	From	To
Dubai World	The Galleries Building 4 Sheikh Zayed Road 14th Floor Downtown Jebel Ali 17000 UAE Dubai	Director	2010	Present

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	70

Investment Corporation of Dubai	DIFC, Gate Village, Gate Village 7 floor 5 UAE Dubai	Senior Advisor	2007	Present
Midas International Asset Management Company	66 Yeoui-daero Yeongdeungpo-gu Seoul, 07325 Korea, Republic of (South)	Founder and chairman	1999	Present

RICHARD B. CLARK – Director, Chairman of the Board

New York, New York, United States

Mr. Clark, a citizen of the United States, currently is, or was within the past five years, principally an employee, officer and/or director of the following companies:

Company	Address	Positions Held	From	To
Brookfield Asset Management Inc.	Suite 300, Brookfield Place, 181 Bay Street Toronto, Ontario, Canada M5J 2T3	Senior Managing Partner	2002	Present
Brookfield Property Group	Brookfield Place New York 250 Vesey Street, 15th Floor New York, New York, United States 10281	Chairman and Chief Executive Officer	2015 (as Chairman) 2013 (as Chief Executive Officer)	Present (as Chairman) 2015 (as Chief Executive Officer)
Brookfield Property Partners L.P.	73 Front Street, 5th Floor Hamilton, HM 12 Bermuda	Director, Chairman and Chief Executive Officer	2015 (as Director and Chairman) 2013 (as Chief Executive Officer)	Present (as Director and Chairman) 2015 (as Chief Executive Officer)

OMAR CARNEIRO DA CUNHA– Director

Rio de Janeiro, Brazil

Mr. da Cunha, a citizen of Brazil, currently is, or was within the past five years, principally an employee, officer and/or director of the following companies:

Company	Address	Positions Held	From	To
BOND Consultoria Empresarial e Participacoes	Av. Visc. de Albuquerque 999-Leblon, Rio de Janeiro RJ, 22450-001, Brazil	Senior Partner	1994	Present
Dealmaker Ltd.	Rua General Garzon 22 Sala 202, Jardim Botanico, Rio de Janeiro RJ, Brazil	Senior Partner	2005	Present

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	71

STEPHEN DENARDO – Director

Stamford, Connecticut, United States

Mr. DeNardo, a citizen of the United States, currently is, or was within the past five years, principally an employee, officer and/or director of the following companies:

Company	Address	Positions Held	From	To
RiverOak Investment Corp., LLC	One Atlantic St., Stamford, Connecticut, United States 06901	Managing Director and President and Chief Executive Officer	1999	Present

LOUIS JOSEPH MAROUN – Director

Warwick, Bermuda

Mr. Maroun, a citizen of Canada, currently is, or was within the past five years, principally an employee, officer and/or director of the following companies:

Company	Address	Positions Held	From	To
Sigma Real Estate Advisors/Sigma Capital Corporation	2 Dill Lane, Full Fathoms, Devonshire, DV 07 Bermuda	Chairman	2009	Present

LARS RODERT – Director

Stockholm, Sweden

Mr. Rodert, a citizen of Sweden and Canada, currently is, or was within the past five years, principally an employee, officer and/or director of the following companies:

Company	Address	Positions Held	From	To
Inter IKEA Treasury SA	Dreve Richelle 161 1410 Waterloo Belgium	Global Investment Manager	2004	2015
ÖstVäst Capital Management	Birger Jarlsgatan 8 114 31 Stockholm Sweden	Founder and Chief Executive Officer	2015	Present

LISA M. SHALETT – Director

Purchase, New York, United States

Ms. Shalett, a citizen of the United States, currently is, or was within the past five years, principally an employee, officer and/or director of the following companies:

Company	Address	Positions Held	From	To
Goldman Sachs	200 West Street, 29th Floor New York, New York, United States 10282	Partner	2002	2014

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	72

JOSÉ RAMÓN VALENTE VÍAS – Director

Santiago, Chile

Mr. Vías, a citizen of Chile, currently is, or was within the past five years, principally an employee, officer and/or director of the following companies:

Company	Address	Positions Held	From	To
ECONSULT	Av El Golf 99 Piso 12-14 Las Condes, Santiago, Chile	Partner and Executive Director	1988	Present

BRIAN W. KINGSTON – Chief Executive Officer

New York, New York, United States

Mr. Kingston, a citizen of Canada, currently is, or was within the past five years, principally an employee, officer and/or director of the following companies:

Company	Address	Positions Held	From	To
Brookfield Asset Management Inc.	Suite 300, Brookfield Place, 181 Bay Street Toronto, Ontario, Canada M5J 2T3	Senior Managing Partner	2007	Present
Brookfield Property Group	Brookfield Place New York 250 Vesey Street, 15th Floor New York, New York, United States 10281	Chief Executive Officer, President and Chief Investment Officer	2001 (as President and Chief Investment Officer) 2015 (as Chief Executive Officer)	2015 (as President and Chief Investment Officer) Present (as Chief Executive Officer)
Brookfield Property Partners L.P.	73 Front Street, 5th Floor Hamilton, HM 12 Bermuda	Chief Executive Officer	2015	Present

BRYAN K. DAVIS – Chief Financial Officer

Rye, New York, United States

Mr. Davis, a citizen of Canada, currently is, or was within the past five years, principally an employee, officer and/or director of the following companies:

Company	Address	Positions Held	From	To
Brookfield Canada Office Properties	Suite 330, Brookfield Place, 181 Bay Street Toronto, Ontario, Canada M5J 2T3	Chief Financial Officer	2011	Present
Brookfield Office Properties Inc.	Suite 330, Brookfield Place, 181 Bay Street Toronto, Ontario, Canada M5J 2T3	Chief Financial Officer	2007	2015
Brookfield Property Partners L.P.	73 Front Street, 5th Floor Hamilton, HM 12 Bermuda	Chief Financial Officer	2015	Present

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	73

Brookfield

M. ELYSE ALLAN – Director

Toronto, Ontario, Canada

Ms. Allan, a citizen of Canada and the United States, currently is, or was within the past five years, principally an employee, officer and/or director of the following companies:

Company	Address	Positions Held	From	To
Brookfield Asset Management Inc.	Suite 300, Brookfield Place, 181 Bay Street Toronto, Ontario, Canada M5J 2T3	Director	2015	Present
General Electric Canada Company Inc.	2300 Meadowvale Blvd, Mississauga, Ontario, Canada L5N 5P9	President and Chief Executive Officer	2004	Present
General Electric Co.	3135 Easton Turnpike Fairfield, Connecticut, United States 06828	Vice-President	2004	Present

JEFFREY M. BLIDNER – Director, Senior Managing Partner

See above under the heading “BPY AND THE BPY GENERAL PARTNER” for Mr. Blidner’s information.

ANGELA F. BRALY – Director

Indianapolis, Indiana, United States

Ms. Braly, a citizen of the United States, currently is, or was within the past five years, principally an employee, officer and/or director of the following companies:

Company	Address	Positions Held	From	To
Brookfield Asset Management Inc.	Suite 300, Brookfield Place, 181 Bay Street Toronto, Ontario, Canada M5J 2T3	Director	2015	Present
Exxon Mobile Corporation	5959 Las Colinas Boulevard Irving, Texas, United States 75039-2298	Director	2016	Present
Lowe’s Companies, Inc.	1000 Lowe’s Boulevard Mooresville, North Carolina, United States 28117	Director	2013	Present
The Braly Group, LLC	410 W. Oak Street, Zionsville, Indiana, United States 46077	President & Founder	2012	Present
The Proctor & Gamble Company	1 P&G Plaza Cincinnati, Ohio, United States 45202	Director	2009	Present

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	74

JACK L. COCKWELL – Director

Toronto, Ontario, Canada

Mr. Cockwell, a citizen of Canada, currently is, or was within the past five years, principally an employee, officer and/or director of the following companies:

Company	Address	Positions Held	From	To
Astral Media Inc.	Suite 100, Brookfield Place, 181 Bay Street P.O. Box 787 Toronto , Ontario, Canada M5J 2T3	Director	1997	2013
Brookfield Asset Management Inc.	Suite 300, Brookfield Place, 181 Bay Street Toronto, Ontario, Canada M5J 2T3	Director	1979	Present
Norbord Inc.	1 Toronto Street, Suite 600 Toronto, Ontario, Canada M5C 2W4	Director	1987	Present
Teck Resources Limited	11 King Street West Toronto, Ontario, Canada M5H 4C7	Director	2009	Present

MARCEL R. COUTU – Director

Calgary, Alberta, Canada

Mr. Coutu, a citizen of Canada, currently is, or was within the past five years, principally an employee, officer and/or director of the following companies:

Company	Address	Positions Held	From	To
Brookfield Asset Management Inc.	Suite 300, Brookfield Place, 181 Bay Street Toronto, Ontario, Canada M5J 2T3	Director	2006	Present
Enbridge Inc.	500 Consumers Road North York, Ontario, Canada M2J 1P8	Director	2014	Present
IGM Financial Inc.	447 Portage Avenue Winnipeg, Manitoba, Canada R3B 3H5	Director	2014	Present
Power Corporation of Canada	751 Victoria Square, Montréal, Québec, Canada H2Y 2J3	Director	2011	Present
The Great-West Lifeco Inc.	100 Osborne Street North Winnipeg, Manitoba, Canada R3C 3A5	Director	2007	Present

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	75

J. BRUCE FLATT – Director, Chief Executive Officer

London, United Kingdom

Mr. Flatt, a citizen of Canada, currently is, or was within the past five years, principally an employee, officer and/or director of the following companies:

Company	Address	Positions Held	From	To
Brookfield Asset Management Inc.	Suite 300, Brookfield Place, 181 Bay Street Toronto, Ontario, Canada M5J 2T3	Chief Executive Officer and Director	2002 (as Chief Executive Officer) and 2001 (as Director)	Present

ROBERT J. HARDING – Director

Toronto, Ontario, Canada

Mr. Harding, a citizen of Canada, currently is, or was within the past five years, principally an employee, officer and/or director of the following companies:

Company	Address	Positions Held	From	To
Brookfield Asset Management Inc.	Suite 300, Brookfield Place, 181 Bay Street Toronto, Ontario, Canada M5J 2T3	Director	1992	Present
NexJ Systems Inc.	4101 Yonge Street Suite 501 Toronto, Ontario, Canada M2P 1N6	Director and Chairman	2006	2014

MAUREEN KEMPSTON DARKES – Director

Lauderdale-by-the-Sea, Florida, United States

Ms. Darkes, a citizen of Canada, currently is, or was within the past five years, principally an employee, officer and/or director of the following companies:

Company	Address	Positions Held	From	To
Balfour Beatty plc	Balfour Beatty plc 130 Wilton Road London, SW1V 1LQ	Director	2012	2017
Brookfield Asset Management Inc.	Suite 300, Brookfield Place, 181 Bay Street Toronto, Ontario, Canada M5J 2T3	Director	2008	Present

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	76

Canadian National Railway Company	935 de La Gauchetière Street West Montreal, Quebec, Canada H3B 2M9	Director	1995	Present
Enbridge Inc.	500 Consumers Road North York, Ontario, Canada M2J 1P8	Director	2010	Present
Schlumberger Limited	5599 San Felipe, 17th Floor Houston, Texas, United States 77056	Director	2014	Present

DAVID W. KERR – Director

Toronto, Ontario, Canada

Mr. Kerr, a citizen of Canada, currently is, or was within the past five years, principally an employee, officer and/or director of the following companies:

Company	Address	Positions Held	From	To
Brookfield Asset Management Inc.	Suite 300, Brookfield Place, 181 Bay Street Toronto, Ontario, Canada M5J 2T3	Director	1987	Present
Halmont Properties Corporation	51 Yonge Street, Suite 400 Toronto, Ontario, Canada M5E 1J1	Chairman and Director	2009	Present

PHILIP B. LIND – Director

Toronto, Ontario, Canada

Mr. Lind, a citizen of Canada, currently is, or was within the past five years, principally an employee, officer and/or director of the following companies:

Company	Address	Positions Held	From	To
Brookfield Asset Management Inc.	Suite 300, Brookfield Place, 181 Bay Street Toronto, Ontario, Canada M5J 2T3	Director	1994	Present
Rogers Communications Inc.	333 Bloor Street East 10th Floor Toronto, Ontario, Canada M4W 1G9	Director and Executive (Vice-Chair)	1979 (as Director) 1974 (as Executive (Vice-Chair))	Present

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	77

THE HONOURABLE FRANK J. MCKENNA – Director

Toronto, Ontario, Canada

Mr. McKenna, a citizen of Canada, currently is, or was within the past five years, principally an employee, officer and/or director of the following companies:

Company	Address	Positions Held	From	To
Brookfield Asset Management Inc.	Suite 300, Brookfield Place, 181 Bay Street Toronto, Ontario, Canada M5J 2T3	Chair and Director	2010 (as Chair) 2006 (as Director)	Present
Canadian Natural Resources Limited	#2500, 855 – 2nd Street S.W. Calgary, Alberta, Canada T2P 4J8	Director	2006	Present
TD Bank Group	66 Wellington St. W., 4th floor, Toronto-Dominion Centre, Toronto, Ontario, Canada M5K 1A2	Deputy Chair	2006	Present

YOUSSEF A. NASR – Director

Ain Saade, Beit Mery, Lebanon

Mr. Nasr, a citizen of the United States and Lebanon, currently is, or was within the past five years, principally an employee, officer and/or director of the following companies:

Company	Address	Positions Held	From	To
Brookfield Asset Management Inc.	Suite 300, Brookfield Place, 181 Bay Street Toronto, Ontario, Canada M5J 2T3	Director	2010	Present

LORD O’DONNELL – Director

London, United Kingdom

Lord O’Donnell, a citizen of the United Kingdom, currently is, or was within the past five years, principally an employee, officer and/or director of the following companies:

Company	Address	Positions Held	From	To
Brookfield Asset Management Inc.	Suite 300, Brookfield Place, 181 Bay Street Toronto, Ontario, Canada M5J 2T3	Director (and Senior Advisor in Europe)	2013	Present
Frontier Economics	71 High Holborn London WC1V 6DA	Senior Advisor and Chairman	2012 (se senior advisor) 2013 (as Chairman)	Present

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	78

SEEK NGEE HUAT – Director

Singapore

Seek Ngee Huat, a citizen of Singapore, currently is, or was within the past five years, principally an employee, officer and/or director of the following companies:

Company	Address	Positions Held	From	To
Brookfield Asset Management Inc.	Suite 300, Brookfield Place, 181 Bay Street Toronto, Ontario, Canada M5J 2T3	Director	2012	Present
Global Logistics Properties Ltd.	501 Orchard Road #08-01 Wheelock Place Singapore 23888	Director and Chairman of the Board	2010 (as Director) 2014 (as Chairman of the Board)	Present
Institute of Real Estate Studies, National University of Singapore Education	21 Heng Mui Keng Terrace Singapore 119613	Chairman	2009	Present

DIANA L. TAYLOR – Director

New York, New York, United States

Ms. Taylor, a citizen of Canada and the United States, currently is, or was within the past five years, principally an employee, officer and/or director of the following companies:

Company	Address	Positions Held	From	To
Brookfield Asset Management Inc.	Suite 300, Brookfield Place, 181 Bay Street, Toronto, Ontario, Canada M5J 2T3	Director	2012	Present
Citigroup Inc.	399 Park Avenue New York, New York, United States 10022	Director	2009	Present
Solera Capital LLC	625 Madison Ave New York, New York, United States 10022	Vice-Chair	2014	Present
Sotheby’s	1334 York Avenue New York, New York, United States 10021	Director	2007	Present

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	79

GEORGE S. TAYLOR – Director

St. Marys, Ontario, Canada

Mr. Taylor, a citizen of Canada, currently is, or was within the past five years, principally an employee, officer and/or director of the following companies:

Company	Address	Positions Held	From	To
Brookfield Asset Management Inc.	Suite 300, Brookfield Place, 181 Bay Street Toronto, Ontario, Canada M5J 2T3	Director	1994	Present

BRIAN D. LAWSON – Chief Financial Officer

Toronto, Ontario, Canada

Mr. Lawson, a citizen of Canada, currently is, or was within the past five years, principally an employee, officer and/or director of the following companies:

Company	Address	Positions Held	From	To
Brookfield Asset Management Inc.	Suite 300, Brookfield Place, 181 Bay Street Toronto, Ontario, Canada M5J 2T3	Chief Financial Officer	2002	Present
Partners Limited	51 Yonge Street, Suite 400 Toronto, Ontario, Canada M5E 1J1	Director and President	2013	Present

SAMUEL J.B. POLLOCK – Senior Managing Partner

Toronto, Ontario, Canada

Mr. Pollock, a citizen of Canada, currently is, or was within the past five years, principally an employee, officer and/or director of the following companies:

Company	Address	Positions Held	From	To
Acadian Timber Corp.	Suite 1800 – 1055 West Georgia Street, P.O. Box 11179, Royal Centre Vancouver, BC, Canada V6E 3R5	Director	2007	Present
Brookfield Asset Management Inc.	Suite 300, Brookfield Place, 181 Bay Street Toronto, Ontario, Canada M5J 2T3	Senior Managing Partner	2001	Present
Brookfield Infrastructure Partners L.P.	73 Front Street, 5th Floor, Hamilton HM 12, Bermuda	Chief Executive Officer	2008	Present

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	80

PVI LP AND THE PVI GENERAL PARTNER

JOHN PHILIP BARRATT – Director

Mississauga, Ontario, Canada

Mr. Barratt, a citizen of Canada, currently is, or was within the past five years, principally an employee, officer and/or director of the following companies:

Company	Address	Positions Held	From	To
Partners Value Investments Inc.	Suite 210, Brookfield Place, 181 Bay Street P.O. Box 762 Toronto, Ontario, Canada M5J 2T3	Director	2013	Present
Partners Value Split Corp.	Suite 210, Brookfield Place, 181 Bay Street P.O. Box 762 Toronto, Ontario, Canada M5J 2T3	Director	2001	Present
PVI Management Inc.	Suite 210, Brookfield Place, 181 Bay Street Toronto, Ontario, Canada M5J 2T3	Director	2016	Present

EDWARD C. KRESS – Director

Toronto, Ontario, Canada

Mr. Kress, a citizen of Canada, currently is, or was within the past five years, principally an employee, officer and/or director of the following companies:

Company	Address	Positions Held	From	To
Brookfield Investments Corporation	Suite 300, Brookfield Place, 181 Bay Street P.O. Box 762 Toronto, Ontario, Canada M5J 2T3	Director, Chairman and President	1992 (as Director) 1997 (as Chairman and President)	Present
Partners Value Investments Inc.	Suite 210, Brookfield Place, 181 Bay Street P.O. Box 762 Toronto, Ontario, Canada M5J 2T3	Director and President	2009	2016
Partners Value Split Corp.	Suite 210, Brookfield Place, 181 Bay Street P.O. Box 762 Toronto, Ontario, Canada M5J 2T3	Director & President	2009	2016
PVI Management Inc.	Suite 210, Brookfield Place, 181 Bay Street Toronto, Ontario, Canada M5J 2T3	Director	2016	Present

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	81

BRIAN D. LAWSON – Chief Financial Officer

See above under the heading “Brookfield” for Mr. Lawson’s information.

FRANK N.C. LOCHAN – Director, Chairman

Oakville, Ontario, Canada

Mr. Lochan, a citizen of Canada, currently is, or was within the past five years, principally an employee, officer and/or director of the following companies:

Company	Address	Positions Held	From	To
CIGL Holdings Ltd.	333 Bay Street, Suite 1610, Bay Adelaide Centre, Box 22, Toronto, Ontario, Canada M5H2R2	Director	2008	2014
Global Champions Split Corp.	Suite 300, Brookfield Place 181 Bay Street, Box 771 Toronto, Ontario, Canada M5J 2T3	Chairman & Director	2012	2016 (as Chairman) Present (as Director)
Partners Value Investments Inc.	Suite 210, Brookfield Place, 181 Bay Street P.O. Box 762 Toronto, Ontario, Canada M5J 2T3	Director	1998	Present
Partners Value Split Corp.	Suite 210, Brookfield Place, 181 Bay Street P.O. Box 762 Toronto, Ontario, Canada M5J 2T3	Chairman & Director	2009	2016 (as Chairman) Present (as Director)
PVI Management Inc.	Suite 210, Brookfield Place, 181 Bay Street Toronto, Ontario, Canada M5J 2T3	Chairman & Director	2016	Present

GEORGE E. MYHAL – Director, President and Chief Executive Officer

Toronto, Ontario, Canada

Mr. Myhal, a citizen of Canada, currently is, or was within the past five years, principally an employee, officer and/or director of the following companies:

Company	Address	Positions Held	From	To
Brookfield Asset Management Inc.	Suite 300, Brookfield Place, 181 Bay Street Toronto, Ontario, Canada M5J 2T3	Senior Managing Partner	2001	2014
Global Champions Split Corp.	Suite 210, Brookfield Place, 181 Bay Street P.O. Box 762 Toronto, Ontario, Canada M5J 2T3	Director, Chairman and President	2016	Present

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	82

Global Resource Champions Split Corp.	Suite 210, Brookfield Place, 181 Bay Street P.O. Box 762 Toronto, Ontario, Canada M5J 2T3	Director, Chair and President	2016	Present
Partners Limited	51 Yonge Street, Suite 400 Toronto, Ontario, Canada M5E 1J1	Director	2013	Present
Partners Value Investments Inc.	Suite 210, Brookfield Place, 181 Bay Street P.O. Box 762 Toronto, Ontario, Canada M5J 2T3	Director	2015	Present
Partners Value Split Corp.	Suite 210, Brookfield Place, 181 Bay Street P.O. Box 762 Toronto, Ontario, Canada M5J 2T3	Director, Chairman and President	2016	Present
PVI Management Inc.	Suite 210, Brookfield Place, 181 Bay Street Toronto, Ontario, Canada M5J 2T3	Director, President and Chief Executive Officer	2016	Present

RALPH J. ZARBONI – Director

North York, Ontario, Canada

Mr. Zarboni, a citizen of Canada, currently is, or was within the past five years, principally an employee, officer and/or director of the following companies:

Company	Address	Positions Held	From	To
The EM Group Inc.	14 Brewster Road Brampton, Ontario, Canada L6T 5B7	Chairman and CEO Controlling Shareholder	2003	2014
Partners Value Investments Inc.	Suite 210, Brookfield Place, 181 Bay Street P.O. Box 762 Toronto, Ontario, Canada M5J 2T3	Director	1999	Present
PVI Management Inc.	Suite 210, Brookfield Place, 181 Bay Street Toronto, Ontario, Canada M5J 2T3	Director	2016	Present
Rossiter Ventures Corporation	7357 Woodbine Avenue, Suite 412 Markham, Ontario, Canada L3R 6L3	President	1984	Present

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	83

VU H. NGUYEN – Chief Financial Officer

Toronto, Ontario, Canada

Mr. Nguyen, a citizen of Canada, currently is, or was within the past five years, principally an employee, officer and/or director of the following companies:

Company	Address	Positions Held	From	To
Global Champions Split Corp.	Suite 210, Brookfield Place, 181 Bay Street P.O. Box 762 Toronto, Ontario, Canada M5J 2T3	Director and CFO	2015	Present
Global Resource Champions Split Corp.	Suite 210, Brookfield Place, 181 Bay Street P.O. Box 762 Toronto, Ontario, Canada M5J 2T3	Director and CFO	2016	Present
Partners Value Split Corp.	Suite 210, Brookfield Place, 181 Bay Street P.O. Box 762 Toronto, Ontario, Canada M5J 2T3	Director and CFO	2015	Present
PVI Management Inc.	Suite 210, Brookfield Place, 181 Bay Street Toronto, Ontario, Canada M5J 2T3	VP Finance	2016	Present

PARTNERS LIMITED

JACK L. COCKWELL – Director and Chairman

See above under the heading “Brookfield” for Mr. Cockwell’s information.

DAVID W. KERR – Director

See above under the heading “Brookfield” for Mr. Kerr’s information.

BRIAN D. LAWSON – Director and President

See above under the heading “Brookfield” for Mr. Lawson’s information.

GEORGE E. MYHAL – Director

See above under the heading “PVI LP AND THE PVI GENERAL PARTNER” for Mr. Myhal’s information.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	84

TIMOTHY R. PRICE – Director

Toronto, Ontario, Canada

Mr. Price, a citizen of Canada, currently is, or was within the past five years, principally an employee, officer and/or director of the following companies:

Company	Address	Positions Held	From	To
Brookfield Funds	Suite 300, Brookfield Place, 181 Bay Street P.O. Box 762 Toronto, Ontario, Canada M5J 2T3	Chairman	1996	Present
Brookfield Residential Properties Inc.	4906 Richard Road S.W. Calgary, Alberta, Canada T3E 6L1	Director	2011	Present
Fairfax Financial Holdings Limited	95 Wellington Street West Suite 800 Toronto, Ontario, Canada M5J 2N7	Director	2010	Present
Canadian Tire Corporation, Limited	2180 Yonge Street Toronto, Ontario, Canada M4P 2V8	Director	2007	Present
HSBC Bank Canada	3rd Floor 885 West Georgia Street Vancouver, BC, Canada V6C 3E9	Director	2007	Present
Partners Limited	51 Yonge Street, Suite 400, Toronto, Ontario, Canada M5E1J1	Director	1995	Present

Interest in Securities of BOX

The following table sets out the number of Trust Units of BOX beneficially owned by, or for which control or direction is exercised by, the directors and executive officers of BPY and the BPY General Partner and that are known after reasonable enquiry to be owned, or over which control or direction is exercised, by their associates or affiliates. None of the directors and executive officers of Brookfield, PVI LP, the PVI General Partner and Partners Limited beneficially own, or exercise control of direction over, Trust Units of BOX and none of their associates or affiliates are known after reasonable enquiry to own, or exercise control of direction over, Trust Units of BOX.

BPY and the BPY General Partner

Name	Trust Units	Percentage of the Outstanding Trust Units
Bryan K. Davis	2,200	(a)

Notes:

(a)	Less than 1%

Brookfield and its subsidiaries, including BPY and the BPY General Partner, hold 10,564,117 Trust Units, representing 40% of the outstanding Trust Units, and 67,088,022 Class B LP Units (the “Class B LP Units”) of Brookfield Office Properties Canada LP, which are exchangeable on a one-for-one basis for Trust Units,

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	85

representing 100% of such outstanding Class B LP Units. To the knowledge of the BPY Filing Persons after reasonable inquiry, none of PVI LP, the PVI General Partner, Partners Limited or their respective associates or majority-owned subsidiaries hold any Trust Units or Class B LP Units.

INFORMATION CONCERNING BOX

BOX is a limited purpose unincorporated, closed-ended, real estate investment trust established under and governed by the laws of the Province of Ontario. It is governed by the Declaration of Trust. BOX’s portfolio is comprised of interests in 26 premier office properties totaling 20.3 million square feet in the downtown cores of Toronto, Calgary and Ottawa. Landmark assets include Brookfield Place in Toronto and Bankers Hall in Calgary. BOX’s development portfolio consists of the Brookfield Place Calgary East development site totaling 1,400,000 square feet. The Trust Units trade on the TSX under the symbol “BOX.UN” and on the NYSE under the symbol “BOXC”. BOX’s head and registered office is located at Brookfield Place, 181 Bay Street, Suite 330, Toronto, Ontario, M5J 2T3.

BOX owns and proactively manages premier properties in dynamic and, in many instances, supply-constrained markets with high barriers to entry, and maintain one of Canada’s most distinguished portfolios of office properties. BOX’s primary markets are the financial, energy and government sectors in the cities of Toronto, Calgary and Ottawa. BOX’s strategy is to concentrate operations within a select number of Canadian gateway cities with attractive tenant bases in order to maintain a meaningful presence and build on the strength of its tenant relationships within these markets.

Market Price and Trading Volume Data

The principal market on which the Trust Units are traded is the TSX.

The Trust Units are listed for trading on the TSX under the symbol “BOX.UN”. The following table shows the market prices and volumes of trading of the Trust Units on the TSX since the first quarter of 2015.

Period	High (CAD)	Low (CAD)	Volume
	$	$
Q1 2015	30.68	26.85	774,555
Q2 2015	29.59	26.08	826,241
Q3 2015	27.03	23.02	846,500
Q4 2015	28.76	24.39	633,531
Q1 2016	29.73	23.46	1,086,871
Q2 2016	29.43	27.3	2,414,812
Q3 2016	29.13	27.1	890,270
Q4 2016	27.79	24.97	1,300,912
Q1 2017	32.23	25.83	3,048,865
October 2016	27.79	26.13	313,160
November 2016	26.70	24.97	775,892
December 2016	26.96	25.51	211,860
January 2017	32.06	25.83	1,330,067
February 2017	31.86	31.05	403,663
March 2017	32.23	31.10	1,315,135
April 2017	32.69	31.25	1,653,344

The closing price of the Trust Units on the TSX on January 20, 2017, the last trading day preceding the announcement of BPY’s proposal in respect of the Trust Units, was $26.21. The closing price of the Trust Units on the TSX on April 19, 2017, the last trading day preceding the date of the Redemption Agreement, was $31.63.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	86

The Trust Units are also listed for trading on the NYSE under the symbol “BOXC”. The following table shows the market prices and volumes of trading of the Trust Units on the NYSE since the first quarter of 2015.

Period	High (USD)		Low (USD)		Volume
	$		$
Q1 2015		23.09		20.65	63,273
Q2 2015		22.68		19.95	73,190
Q3 2015		20.19		16.23	62,020
Q4 2015		20.43		17.46	37,156
Q1 2016		21.67		15.33	70,078
Q2 2016		24.35		19.83	152,502
Q3 2016		23.39		20.63	139,266
Q4 2016		21.13		18.68	89,550
Q1 2017		25.72		19.34	111,654
October 2016		21.13		19.57	25,520
November 2016		19.85		18.68	32,428
December 2016		20.41		18.99	31,602
January 2017		25.72		19.34	67,490
February 2017		24.49		23.62	17,632
March 2017		24.10		20.88	26,532
April 2017		24.38		23.30	89,753

The closing price of the Trust Units on the NYSE on January 20, 2017, the last trading day preceding the announcement of BPY’s proposal in respect of the Trust Units, was US$19.63. The closing price of the Trust Units on the NYSE on April 19, 2017, the last trading day preceding the date of the Redemption Agreement, was US$23.57.

Trustees and Executive Officers

The following information as to principal occupation, business, employment or convictions is not within the knowledge of the management of the Trust and has been furnished by the Trustees and executive officers of BOX.

The address of BOX’s principal executive office and each person listed below is: Brookfield Place, 181 Bay Street, Suite 330, Toronto, Ontario, M5J 2T3. The telephone number of BOX’s principal executive office is 416-359-8593.

During the last five years, none of BOX or, to the knowledge of BOX after reasonably inquiry, any of the individuals listed below has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors), or has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state laws, or a finding of a violation of federal or state securities laws.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	87

COLUM BASTABLE – Trustee

Toronto, Ontario, Canada

Mr. Bastable, a citizen of Canada, currently is, or was within the past five years, principally an employee, officer and/or director of the following companies:

Company	Address	Positions Held	From	To
Cushman & Wakefield Ltd.	161 Bay St Suite 1500, Toronto, Ontario, Canada M5J 2S1	Chairman	2009	Present

G. MARK BROWN – Trustee

Dobbs Ferry, New York, United States

Mr. Brown, a citizen of Canada, currently is, or was within the past five years, principally an employee, officer and/or director of the following companies:

Company	Address	Positions Held	From	To
Brookfield Office Properties Inc.	Suite 330, Brookfield Place, 181 Bay Street Toronto, Ontario, Canada M5J 2T3	Global Chief Investment Officer, Head of Global Strategic Initiatives and Finance	2012	2017
Brookfield Property Group	Brookfield Place New York 250 Vesey Street, 15th Floor New York, New York, United States 10281	Global Chief Investment Officer, Head of Global Strategic Initiatives and Finance	2017	Present

THOMAS F. FARLEY – Trustee

Palm Desert, California, United States

Mr. Farley, a citizen of Canada, currently is, or was within the past five years, principally an employee, officer and/or director of the following companies:

Company	Address	Positions Held	From	To
Brookfield Canada Office Properties	Suite 330, Brookfield Place, 181 Bay Street Toronto, Ontario, Canada M5J 2T3	Trustee	2010 (as Trustee) 2011 (as Chair)	Present
Brookfield Office Properties Inc.	Suite 330, Brookfield Place, 181 Bay Street Toronto, Ontario, Canada M5J 2T3	President and Global Chief Operating Officer	2011	2014

RODERICK D. FRASER – Trustee

Kingston, Ontario, Canada

Mr. Fraser, a citizen of Canada, currently is, or was within the past five years, principally an employee, officer and/or director of the following companies:

Company	Address	Positions Held	From	To
University of Alberta	116 St & 85 Ave Edmonton, Alberta, Canada T6G 2R3	President Emeritus and Professor of Economics Emeritus	2005	Present

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	88

PAUL D. MCFARLANE – Trustee

Mississauga, Ontario, Canada

Mr. McFarlane, a citizen of Canada, currently is, or was within the past five years, principally an employee, officer and/or director of the following companies:

Company	Address	Positions Held	From	To
Brookfield Canada Office Properties	Suite 330, Brookfield Place, 181 Bay Street Toronto, Ontario, Canada M5J 2T3	Trustee	2010	Present

SUSAN L. RIDDELL ROSE – Trustee

Calgary, Alberta, Canada

Ms. Riddell Rose, a citizen of Canada, currently is, or was within the past five years, principally an employee, officer and/or director of the following companies:

Company	Address	Positions Held	From	To
Perpetual Energy Inc.	Suite 3200, 605 5 Avenue SW Calgary, Alberta, Canada T2P 3H5	President and Chief Executive Officer	2002	Present

T. JAN SUCHARDA – Trustee and President and Chief Executive Officer

Toronto, Ontario, Canada

Mr. Sucharda, a citizen of Canada, currently is, or was within the past five years, principally an employee, officer and/or director of the following companies:

Company	Address	Positions Held	From	To
Brookfield Canada Office Properties	Suite 330, Brookfield Place, 181 Bay Street Toronto, Ontario, Canada M5J 2T3	Trustee and Chief Executive Officer	2011	Present
Brookfield Canada Office Properties	Suite 330, Brookfield Place, 181 Bay Street Toronto, Ontario, Canada M5J 2T3	President and CEO, Canada and developing markets office division	2010 (as President) 2011 (as CEO)	2017
Brookfield Property Group	Brookfield Place New York 250 Vesey Street, 15th Floor New York, New York, United States 10281	President and CEO, Canada and developing markets office division	2017	Present

BRYAN K. DAVIS – Chief Financial Officer

See above under the heading “Information Concerning BPY Filing Persons—BPY AND THE BPY GENERAL PARTNER” for Mr. Davis’ information.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	89

Select Historical Consolidated Financial Data

Set forth below is certain selected historical financial data relating to the Trust, which has been derived from the Trust’s audited consolidated financial statements contained in the Trust’s Annual Report for the fiscal year ended December 31, 2016 filed on SEDAR on March 1, 2017 and filed with the SEC on Form 40-F on March 2, 2017 and the unaudited condensed consolidated financial statements contained in the Trust’s Interim Report for the fiscal quarter ended March 31, 2017 filed on SEDAR on May 5, 2017 and submitted to the SEC on Form 6-K on May 8, 2017.

The information is only a summary and should be read in conjunction with the audited financial statements and other financial information of the Trust contained in: (a) the annual information form of the Trust for the year ended December 31, 2016 filed on SEDAR on March 1, 2017 and filed with the SEC as Exhibit 99.1 to Form 40-F on March 2, 2017; (b) the audited consolidated annual financial statements of the Trust as at and for the year ended December 31, 2016, together with the notes thereto and the auditors’ report thereon, which was filed on SEDAR on March 1, 2017 and filed with the SEC as Exhibit 99.3 to Form 40-F on March 2, 2017; (c) the management’s discussion and analysis of the operating results and financial condition for the Trust for the years ended December 31, 2016 and December 31, 2015, which was filed on SEDAR on March 1, 2017 and filed with the SEC as Exhibit 99.2 to Form 40-F on March 2, 2017; (d) the unaudited condensed consolidated financial statements contained in the Trust’s Interim Report for the fiscal quarter ended March 31, 2017 together with the notes thereto filed on SEDAR on May 5, 2017 and submitted to the SEC on Form 6-K on May 8, 2017; and (e) the management’s discussion and analysis of the operating results and financial condition for the Trust for the fiscal quarter ended March 31, 2017 which was filed on SEDAR on May 5, 2017 and submitted to the SEC on Form 6-K on May 8, 2017.

More comprehensive financial information is included in such reports and other documents, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained in those documents. See “Other Information – Additional Information”.

The Trust’s annual consolidated financial statements have been audited by Deloitte LLP, chartered accountants, Toronto, Canada. The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and presented in Canadian dollars.

Pro forma information is not presented given that the Redemption Price is payable in cash.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	90

Consolidated Balance Sheets

(all dollar amounts are in millions of Canadian dollars)

	As at March 31, 2017	As at December 31, 2016	As at December 31, 2015
Assets
Non-current assets
Investment properties
Commercial properties	$5,486.1	$5,397.0	$5,805.1
Commercial development	$714.3	$684.3	$462.7

	$6,200.4	$6,081.3	$6,267.8

Current assets
Tenant and other receivables	$16.9	$15.8	$23.8
Other assets	$7.2	$7.9	$7.3
Cash and cash equivalents	$59.2	$52.2	$57.6

	$83.3	$75.9	$88.7

Total Assets	$6,283.7	$6,157.2	$6,356.5

Liabilities Non-current liabilities
Investment property and corporate debt	$2,794.3	$2,753.6	$2,560.1

Current liabilities
Investment property and corporate debt	$75.6	$74.4	$278.4
Accounts payable and other liabilities	$222.1	$166.8	$185.0

	$297.7	$241.2	$463.4

Total liabilities	$3,092.0	$2,994.8	$3,023.5

Equity
Unitholders’ equity	$887.5	$879.0	$923.8
Non-controlling interest	$2,304.2	$2,283.4	$2,409.2

Total equity	$3,191.7	$3,162.4	$3,333.0

Total liabilities and equity	$6,283.7	$6,157.2	$6,356.5

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	91

Consolidated Statement of Income and Comprehensive Income

(all dollar amounts are in millions of Canadian dollars, except per unit amounts)

	Three months ended March 31, 2017	Year ended December 31, 2016	Year ended December 31, 2015
Commercial property revenue	$131.2	$522.5	$516.9
Direct commercial property expense	$64.9	$265.7	$265.6
Interest expense	$22.5	$91.6	$84.3
General and administrative expense	$7.1	$24.8	$23.1

Income before fair value (losses) gains	$36.7	$140.4	$143.9
Fair value (losses) gains	$22.7	$(44.9)	207.5

Net Income and comprehensive income	$59.4	$95.5	$351.4

Net Income / (Loss) Attributable To:
Unitholders	$16.6	$26.8	$98.6
Non-controlling interest	$42.8	$68.7	$252.8

	$59.4	$95.5	$351.4

Net income per Trust unit – basic and diluted	$0.64	$1.02	$3.76

Consolidated Statement of Changes in Equity

(all dollar amounts are in millions of Canadian dollars)

	Three months ended March 31, 2017	Year ended December 31, 2016	Year ended December 31, 2015
Trust Units
Balance at beginning of period	$559.0	$554.4	$553.4
Repurchase of Trust Units	—	—	$(0.8)
Issuance of Trust Units under Distribution Reinvestment Plan (“DRIP”)	$0.6	4.6	$1.8

Balance at end of period	$559.6	$559.0	$554.4
Contributed surplus
Balance at beginning and end of period	$2.9	$2.9	$3.1
Repurchase of Trust Units	—	—	$(0.2)

Balance at end of period	$2.9	$2.9	$2.9
Retained earnings
Balance at beginning of period	$317.1	$366.5	$300.2
Net income and comprehensive income	$16.6	$26.8	$98.6
Distributions	$(8.7)	$(76.2)	$(32.3)

Balance at end of period	$325.0	$317.1	$366.5

Total unitholders’ equity	$887.5	$879.0	$923.8

Non-controlling interest
Balance at beginning of period	$2,283.4	$2,409.2	$2,239.6
Net income and comprehensive income	$42.8	$68.7	$252.8
Distributions	$(22.0)	$(194.5)	$(83.2)

Balance at end of period	$2,304.2	$2,283.4	$2,409.2

Total equity	$3,191.7	$3,162.4	$3,333.0

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	92

Consolidated Statements of Cash Flows

(all dollar amounts are in millions of Canadian dollars)

	Three months ended March 31, 2017	Year ended December 31, 2016	Year ended December 31, 2015
Operating activities
Net income	$59.4	$95.5	$351.4
Add (deduct):
Non-cash rental revenue	$(2.3)	$(16.9)	$(1.1)
Amortization of deferred financing costs	$0.6	$3.0	$3.3
Leasing commissions and tenant inducements	$(3.5)	$(10.3)	$(13.9)
Fair value losses (gains)	$(22.7)	$44.9	$(207.5)
Interest expense	$22.5	$91.6	84.3
Interest paid	$(33.3)	$(107.5)	$(108.6)
Other working capital	$15.1	$54.1	$7.1

Cash flows provided by operating activities	$35.8	$154.4	$115.0

Investing Activities
Disposition of commercial property	—	$422.4	$105.7
Capital expenditures – commercial properties	$(9.5)	$(61.8)	$(59.0)
Capital expenditures – commercial development	$(30.5)	$(241.4)	$(275.3)

Cash flows (used in) provided by investing activities	$(40.0)	$119.2	$(228.6)

Financing Activities
Investment and development property debt arranged	$35.1	$305.2	$267.4
Investment property debt repayments	—	$(137.8)	$(0.3)
Investment property debt amortization	$(15.8)	$(46.9)	$(49.1)
Corporate debt arranged	$22.0	$85.0	$119.0
Corporate debt repayments	—	$(219.0)	$(110.0)
Repurchase of Trust units	—	—	$(1.0)
Trust unit distributions paid	$(8.1)	$(71.4)	$(30.5)
Class B LP Unit distributions paid	$(22.0)	$(194.1)	$(83.2)

Cash flows provided by (used in) financing activities	$11.2	$(279.0)	$112.3

Increase (Decrease) in cash and cash equivalents	$7.0	$(5.4)	$(1.3)
Cash and cash equivalents, beginning of period	$52.2	$57.6	$58.9

Cash and cash equivalents at end of period	$59.2	$52.2	$57.6

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	93

Ratio of Earnings to Fixed Charges

(all dollar amounts are in thousands of Canadian dollars)

	Three months ended March 31, 2017	Year ended December 31, 2016	Year ended December 31, 2015
Income (loss) from continuing operations before gains (losses), fair value gains (losses)	$36,764	$140,340	$143,931
Fixed charges	$27,111	$107,052	$107,758

Income (loss) before income taxes and fixed charges	$63,875	$247,392	$251,689
Interest capitalized	$(5,296)	$(18,364)	$(26,750)

Total Earnings	$58,579	$229,028	$224,939

Fixed Charges:
Interest expense	$22,443	$91,594	$84,320
Interest capitalized	$5,296	$18,364	$26,750
DFC Am and Debt Premiums	$(628)	$(2,906)	$(3,312)

Total fixed charges	$27,111	$107,052	$107,758

Ratio of earnings to fixed charges	2.2x	2.1x	2.1x

Book Value Per Unit

Total equity per unit represents the book value of our total equity divided by total units outstanding. Our total equity per unit as of March 31, 2017 was approximately $34.14 (calculated based on 26,432,723 Trust Units and 67,088,022 Class B LP Units outstanding as of such date).

Ownership of Securities

Other than as disclosed elsewhere in this Circular, none of the BPY Filing Persons or the BPY General Partner, their general partners, managers, affiliates or related parties, any director or officer of any such person or majority-owned subsidiary of any such person, or, to the knowledge of such persons after reasonable enquiry: (a) any associate or affiliate (both as defined in the Securities Act) of an insider of BPY; (b) any insider of BPY (other than a director or officer of BPY); or (c) any person acting jointly or in concert with BPY, beneficially owns, directly or indirectly, or exercises control or direction over, any of the Units of the Trust.

Commitments to Acquire Securities

Except pursuant to the Lock-Up Agreements, there are no agreements, commitments or understandings to acquire securities of the Trust by the BPY Filing Persons or the BPY General Partner, their general partners or managers, or any of their directors or officers, or, to the knowledge of such persons after reasonable enquiry: (a) any associate or affiliate of an insider of BPY; (b) any insider of BPY (other than a director or officer of BPY); or (c) any person acting jointly or in concert with BPY.

Previous Purchases and Sales

On November 10, 2014, the Trust announced a TSX-approved normal course issuer bid (“NCIB”) for a portion of the Trust’s Trust Units pursuant to which the Trust is authorized to repurchase for cancellation up to 1,310,463 Trust Units. On November 10, 2015, the Trust announced the renewal of the NCIB pursuant to which the Trust is authorized to repurchase for cancellation up to 1,581,302 Trust Units. The NCIB is made in accordance with the requirements of the TSX and NYSE and Rules 10b-18 and 10b5-1 of the U.S. Exchange Act. As of December 31, 2015, the Trust purchased 37,053 Trust Units for total consideration of $961,154.82 at a daily average price

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	94

range between $23.69 and $26.50 and at a weighted average purchase price over the course of the NCIB of $25.94, based on market prices at the time of the acquisition thereof. The Trust suspended purchases under the NCIB on December 18, 2015.

Other than as set forth above, during the two years prior to the date hereof, the Trust has not purchased any of its outstanding Trust Units. During the two years prior to the date hereof, none of the BPY Filing Persons, the BPY General Partner, PVI LP, the PVI General Partner and Partners Limited has purchased any of the Trust’s outstanding Trust Units.

There were no transactions in the Trust Units in the 60 days prior to the date hereof by the Trust, the BPY Filing Persons, the BPY General Partner, PVI LP, the PVI General Partner and Partners Limited or, to the knowledge of such Persons after reasonable inquiry, any of their respective directors or executive officers, or any of their respective affiliates, associates or majority-owned Subsidiaries, or any pension, profit-sharing or similar plans of BOX or the BPY Filing Persons.

Previous Distributions of Securities

Since January 1, 2012, the Trust has not completed any distribution of Trust Units (excluding Trust Units distributed pursuant to exchange of securities into Trust Units in accordance with the terms of such securities and the Trust’s distribution reinvestment plan).

Distribution Policy

The Trust’s policy is to pay distributions on the Trust Units monthly and to assess the appropriateness of a change in the amount of distributions in accordance with changes in reported cash flow.

The monthly distributions per Trust Unit paid on the Trust Units for the past two years is as follows:

	2016		2015
Per Trust Unit	$1.29	(1)	$1.24

Notes:

(1)	Excludes special distribution of $1.60 per Trust Unit paid out on April 19, 2016 to holders of record at the close of business on April 15, 2016.

INTERESTS OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Interests of Certain Persons in the Transaction

In considering the recommendation of the Board with respect to the Transaction, Unitholders should be aware that certain Trustees and senior officers of BOX have certain interests in connection with the Transaction that may present them with actual or potential conflicts of interest in connection with the Transaction.

All benefits received, or to be received, by Trustees or executive officers of the Trust as a result of the Transaction are, and will be in connection with their ownership of Trust Units and their services as Trustees or executive officers of the Trust. No benefit has been, or will be, conferred for the purpose of increasing the value of consideration payable to any such person for the Trust Units held by such person and no consideration is, or will be, conditional on the person supporting the Transaction.

Trustees

The Trustees hold, in the aggregate, 20,147 Trust Units, representing less than 1% of the Trust Units outstanding on the Record Date. All of the Trust Units held by the Trustees will be treated in the same fashion under the Transaction as Trust Units held by every other Trust Unitholder. For a discussion of the Redemption Price to be received for Trust Units under the Transaction, see “The Transaction”.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	95

Consistent with standard practice in similar transactions, in order to ensure that the Trustees do not lose or forfeit their protection under liability insurance policies maintained by BOX, the Redemption Agreement provides for the maintenance of such protection for six years. See “Indemnification and Insurance” below.

BPY may make changes to the Trust’s Board of Trustees or management following the completion of the Transaction as the needs of the Trust as a wholly-owned subsidiary are determined.

The following table sets out the number of Trust Units beneficially owned by, or for which control or direction is exercised by, the Trustees and that are known after reasonable enquiry to be owned, or over which control or direction is exercised, by their associates or affiliates and the Redemption Price to be received by each Trustee under the Transaction. In addition, the Trustees hold the following securities of BPY and its affiliates:

Name	Trust Units		Percentage of the Outstanding Trust Units		Redemption Price to be Received under the Transaction	DTUs(a)	Securities of BPY and its affiliates
Colum Bastable	—		—		—	17,931	—
G. Mark Brown	—		—		—	—	1,269,406 unit options of BPY
Thomas F. Farley	18,147		(c	)	$589,777.50	—	61,136 deferred share units of BPY and 342,000 unit options of BPY
Roderick D. Fraser(d)	—		—		—	17,931	24,450 deferred share units of BPY
Paul D. McFarlane(d)	—		—		—	21,519	25,245 deferred share units of BPY
Susan L. Riddell Rose	—		—		—	10,633	-
T. Jan Sucharda	2,000	(b)	(c	)	$65,000.00	—	1,600,091 unit options of BPY
Total:	20,147				$654,777.50	68,014

Notes:

(a)	Pursuant to the terms of the Redemption Agreement, all outstanding DTUs will be settled in cash on the Closing Date at the Redemption Price.
(b)	Represents trust units held by spouse.
(c)	Less than 1%.
(d)	Messrs. McFarlane and Fraser were directors of BPO until 2010, at which time they resigned as directors of BPO and became trustees of BOX. While directors of BPO, their director fees were paid, in part, through the issuance of deferred share units of BPO. Additional deferred share units were issued to the holders of the deferred share units in an amount equal to the dividends that would have been paid had the deferred share units been exercised for shares of BPO. Subsequent to BPY’s acquisition of 100% of BPO, the deferred share units were exchanged for deferred share units of BPY.

Executive Officers

BOX’s executive officers are employed by the Manager. Pursuant to the Management Agreements, the Manager provides individuals to serve as BOX’s President and Chief Executive Officer and Chief Financial Officer (the “executive officers of BOX”). The following table sets out the number of Trust Units beneficially owned, or for

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	96

which control or direction is exercised, by the executive officers of BOX and that are known after reasonable enquiry to be owned, or over which control or direction is exercised, by their associates or affiliates:

Name	Office Held	Trust Units		Percentage of the Outstanding Trust Units		Redemption Price to be Received under the Transaction
T. Jan Sucharda	President and Chief Executive Officer	2,000	(a)		(b)	$65,000.00
Bryan K. Davis	Chief Financial Officer	2,200			(b)	$71,500.00
Total:		4,200				$136,500.00

Notes:

(a)	Represents trust units held by spouse.
(b)	Less than 1%.

The executive officers of BOX, in the aggregate, hold or have control over 4,200 Trust Units representing less than 1% of the Trust Units outstanding on the Record Date. All of the Trust Units held by the executive officers of BOX will be treated in the same fashion under the Transaction as Trust Units held by every other Trust Unitholder.

Indemnification and Insurance

From and after the Closing Time, BPY shall cause the Trust and its subsidiaries to indemnify and hold harmless, to the fullest extent permitted under applicable Law (and to also advance expenses as incurred to the fullest extent permitted under applicable Law), each present and former trustee, director and officer of the Trust and its subsidiaries against any costs or expenses (including reasonable legal fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, inquiry, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such indemnified person’s service as a trustee, director, officer or employee of the Trust and/or any of its subsidiaries or services performed by such persons at the request of the Trust and/or any of its subsidiaries at or prior to or following the Closing Time, whether asserted or claimed prior to, at or after the Closing Time, including the approval or completion of the Transaction.

Any trustees’, directors’ and officers’ insurance in effect on the date of the Redemption Agreement for the Trust’s present Trustees and officers and directors and officers of its subsidiaries shall survive the completion of the Transaction (or be replaced with substantially equivalent coverage from another provider of at least equivalent standing) and shall continue in full force and effect for a period of not less than six years from the Closing Date, provided that such insurance is available at an annual premium not in excess of 300% of the current annual premium payable in respect of the current insurance policy in favor of the current Trustees and officers of the Trust and the directors and officers of each of its subsidiaries.

Interlocking Trustees

Messrs. Bastable and Farley both serve on the Board of Trustees of Slate Retail REIT.

Loss of Office

There are no agreements, commitments or understandings made or proposed to be made between BOX and any of its Trustees or officers pursuant to which a payment or other benefit is to be made or given by way of compensation for loss of office or for their remaining in, or retiring from, office if the Transaction is completed.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	97

Interests of Certain Persons in Matters other than the Transaction

Other than as set forth below, in the past two years, there have been no negotiations, transactions or material contacts between any BPY Filing Person, its subsidiaries or, to the knowledge of the BPY Filing Persons, after reasonable inquiry, any person who is an executive officer, director, controls a BPY Filing Person and an executive officer or director of any corporation or other person ultimately in control of a BPY Filing Person on the one hand, and BOX or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of BOX’s securities, an election of the Trustees of BOX or a sale or other transfer of a material amount of assets of BOX other than the Redemption Agreement, other than: (i) in 2011, G. Mark Brown replaced Dennis Friedrich as a Trustee; (ii) in each of 2015 and 2016, a subsidiary of BPY acquired approximately 5% of the Trust Units from BPO; and (iii) affiliates of BPY provide asset and property management services under the Management Agreements.

In the past two years, there have been no negotiations, transactions or material contacts between (i) affiliates of BOX, or (ii) BOX or any of its affiliates on the one hand, and any person not affiliated with BOX who would have a direct interest in such matters, on the other hand, in each case concerning a merger, consolidation or acquisition, a tender offer or other acquisition of BOX’s securities, an election of the Trustees of BOX or a sale or other transfer of a material amount of assets of BOX.

There has not been any transaction, that occurred during the past two years, between the BPY Filing Persons (including any person who is an executive officer, director, controls a BPY Filing Person and an executive officer or director of any corporation or other person ultimately in control of a BPY Filing Person) and (1) BOX or any of its affiliates that are not natural persons where the aggregate value of the transactions is more than one percent of BOX’s consolidated revenues for: (a) the fiscal year when the transaction occurred; or (b) the past portion of the current fiscal year, if the transaction occurred in the current year; or (2) any executive officer, director or affiliate of BOX that is a natural person where the aggregate value of the transaction or series of similar transactions with that person exceeds $60,000.

No BPY Filing Person or, to the knowledge of the BPY Filing Persons after reasonable inquiry, any person who is an executive officer, director, controls a BPY Filing Person or any executive officer or director of any corporation or other person ultimately in control of a BPY Filing Person, has any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any securities of BOX (including, but not limited to, any agreement, arrangement, or understanding concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

BPY and its subsidiaries own an aggregate equity interest in BOX of approximately 83%. The address of BPY is 73 Front Street, 5th Floor, Hamilton HM 12, Bermuda.

Except as disclosed herein, since the commencement of the Trust’s most recently completed financial year, no informed person of the Trust, nominee for Trustee or any associate or affiliate of an informed person or nominee had any material interest, direct or indirect, in any transaction or any proposed transaction which has materially affected or would materially affect the Trust or any of its subsidiaries. An “informed person” means (i) a Trustee or executive officer of the Trust, (ii) a Trustee or executive officer of a person or company that is itself an informed person or subsidiary of the Trust, (iii) any person or company which beneficially owns, directly or indirectly, voting securities of the Trust or who exercises control or direction over voting securities of the Trust or a combination of both carrying more than 10% of the voting rights other than voting securities held by the person or company as underwriter in the course of a distribution and (iv) the Trust itself, if and for so long as it has purchased, redeemed or otherwise acquired any of its Units.

BPO has undertaken to BOX not to rely on the exemptions from the minority approval requirement contained in sections 4.6(1)(a) and 5.7(g) of MI 61-101, or any discretionary exemption having a similar effect granted by the

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	98

Canadian securities regulators, in connection with any “business combination” or “related party transaction” (as such terms are defined in MI 61-101) in respect of which BPO or any of its affiliates is an “interested party” (as such term is defined in MI 61-101). This undertaking will terminate in the future if BPO and its affiliates hold in aggregate an equity interest in BOX of 75% or less for a period of 12 months. BPO has also undertaken that prior to completing a disposition, restructuring or development of any of the assets that it retained in the transaction in which BOX was formed in circumstances where BOX is permitted and have the financial capacity to participate, it will (except where otherwise restricted or where the transaction involves a broader enterprise) notify and discuss with BOX’s independent Trustees in good faith BOX’s participation in such transaction prior to or concurrent with discussing the same with other parties.

DEPOSITARY

BOX has engaged CST Trust Company to act as the Depositary for the Transaction. The Depositary may contact Trust Unitholders by mail, telephone and facsimile and may request banks, brokers, investment dealers and other nominees to forward materials relating to the Transaction to beneficial owners of the Trust Units. The Depositary will receive reasonable and customary compensation from BOX for its services in connection with the Transaction, will be reimbursed for certain out of pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Transaction.

Questions and requests for assistance concerning the Transaction may be directed to the Depositary by contacting them as detailed under the heading “Voting Information – Q & A on Proxy Voting – Q: If I need to contact the transfer agent, how do I reach them?”. Copies of this document and related materials may be found on our website at www.brookfieldcanadareit.com, BOX’s SEDAR profile at www.sedar.com and on the SEC’s website at www.sec.gov.

Except as expressly set forth in this document, no broker, investment dealer, bank or trust company shall be deemed to be an agent of BOX or the Depositary for the purposes of the Redemption.

OTHER INFORMATION

Other Matters

Management of BOX is not aware of any matters to come before the Meeting other than as set forth in the Notice of Meeting that accompanies this Circular. If any other matter properly comes before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the Units represented thereby in accordance with their best judgment on such matter.

Auditor

The Auditor of the Trust is Deloitte LLP (“Deloitte”), independent registered public accountants, Toronto, Ontario.

Additional Information

Additional information relating to the Trust can be found on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

Financial information is provided in the Trust’s audited consolidated financial statements and management’s discussion and analysis for the financial year ended December 31, 2016 and December 31, 2015 as well as the Trust’s unaudited condensed consolidated financial statements and management’s discussion and analysis for the

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	99

three months ended March 31, 2017 which can be found on SEDAR at www.sedar.com and on EDGAR at www.sec.gov, together with the Trust’s other public disclosure, as well as on the Trust’s website at www.brookfieldcanadareit.com. Unitholders may also contact Sherif El-Azzazi, by phone at 416-359-8593 or by email at sherif.elazzazi@brookfield.com to request copies of these documents.

The information listed below and filed with the SEC is hereby incorporated by reference:

•	the press release of the Trust dated January 23, 2017 with respect to the appointment of the Special Committee in connection with BPY’s proposal to acquire all of the Trust Units that it does not already own, filed on SEDAR on January 23, 2017 and submitted to the SEC as Exhibit 99.1 to the Trust’s report on Form 6-K on January 23, 2017;

•	the press release of the Trust dated February 23, 2017 with respect to the appointment of Greenhill to act as financial advisor for the Trust in connection with BPY’s proposed acquisition of the Trust, filed on SEDAR on February 23, 2017 and submitted to the SEC as Exhibit 99.1 to the Trust’s report on Form 6-K on February 24, 2017;

•	the audited consolidated annual financial statements of the Trust as at and for the year ended December 31, 2016, together with the notes thereto and the auditors’ report thereon, which was filed on SEDAR on March 1, 2017 and with the SEC as Exhibit 99.3 to Form 40-F on March 2 2017;

•	the press release of the Trust and BPY dated April 20, 2017 with respect to the signing of the Redemption Agreement, filed on SEDAR on April 20, 2017 and submitted to the SEC as Exhibit 99.1 to the Trust’s report on Form 6-K on April 21, 2017; and

•	the unaudited condensed consolidated financial statements contained in the Trust’s Interim Report for the fiscal quarter ended March 31, 2017 filed on SEDAR on May 5, 2017 and submitted to the SEC on Form 6-K on May 8, 2017.

Any statement contained in this Circular or in any other document incorporated by reference in this Circular shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference in this Circular modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document which it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this Circular except as so modified or superseded.

The transactions contemplated by the Redemption Agreement constitute a “going private” transaction under Rule 13e-3 under the U.S. Exchange Act. In connection with this transaction, the Trust and the BPY Filing Persons have filed with the SEC Schedule 13E-3 which incorporates this Circular. Copies of the Schedule 13E-3 are, and any other documents filed by the Trust with the SEC in connection with the Transaction will be, available on EDGAR at www.sec.gov. Unitholders are advised to read this Circular and the Schedule 13E-3 in their entirety because they contain important information.

STATUTORY RIGHTS

Canadian Securities Laws provide Unitholders with, in addition to any other rights that they may have at Law, one or more rights of rescission or price revision or to damages if there is a misrepresentation in a circular or notice that is required to be delivered to those Unitholders. However, such rights must be exercised within prescribed time limits. Unitholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult a lawyer.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	100

LEGAL MATTERS

Certain Canadian legal matters in connection with the Transaction will be passed upon by Torys on behalf of BOX. As of the date hereof, the partners and associates of Torys as a group beneficially owned, directly or indirectly, less than one percent of the Trust Units.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	101

APPROVAL OF TRUSTEES

The contents and sending of this Circular, including the Notice of Meeting, have been approved and authorized by the Board.

BY ORDER OF THE BOARD OF TRUSTEES

(signed) Deborah R. Rogers
Deborah R. Rogers Secretary

May 8, 2017

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	102

CONSENT OF GREENHILL

To:         The Board of Trustees of Brookfield Canada Office Properties (the “Trust”)

We refer to our valuation and opinion dated April 20, 2017 (the “Valuation and Opinion”), which we prepared for the Special Committee of the Board of the Trust in connection with a redemption by the Trust of all of the issued and outstanding units (other than special voting units) of the Trust not already owned by Brookfield Property Partners L.P and its subsidiaries. We consent to the references to our firm name and to the Valuation and Opinion contained in the Management Information Circular of the Trust dated May 8, 2017 (the “Circular”) and to the inclusion of the text of the Valuation and Opinion as Appendix “D” to the Circular.

DATED at Toronto, Ontario this 8th day of May, 2017.

(Signed) Greenhill & Co. Canada Ltd.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	103

APPENDIX “A”

GLOSSARY OF TERMS

In this Circular and accompanying Notice of Meeting, unless there is something in the subject matter inconsistent therewith, the following terms shall have the respective meanings set out below, words importing the singular number shall include the plural and vice versa and words importing any gender shall include all genders.

“90% Income Test”	has the meaning ascribed thereto under the heading “Certain Tax Considerations – Certain United States Federal Income Tax Considerations.”

“affiliate”	has the meaning specified in National Instrument 45-106 – Prospectus and Registration Exemptions.

“Amendment”	has the meaning ascribed thereto under the heading “Notice of Annual and Special Meeting of Unitholders and Availability of Investor Materials”.

“Annual Fee”	has the meaning ascribed thereto under the heading “Part Three – Report on Trustee Compensation and Equity Ownership” in Appendix “F” – Annual Business.

“April 20, 2017 Presentation”	has the meaning ascribed thereto under the heading “Special Factors – Summary of Valuation and Fairness Opinion”.

“Asset Management Services”	has the meaning ascribed thereto under the heading “Part Four – Report on Executive Compensation” in Appendix “F” – Annual Business.

“associate”	has the meaning ascribed thereto in the Securities Act (Ontario).

“BAM PIC”	has the meaning ascribed thereto under the heading “Part Four – Report on Executive Compensation” in Appendix “F” – Annual Business.

“Board”	means the board of Trustees of the Trust as constituted from time to time.

“BOPM LP”	has the meaning ascribed thereto under the heading “Part Four – Report on Executive Compensation” in Appendix “F” – Annual Business.

“BOX” or “Trust”	means Brookfield Canada Office Properties.

“BOX Information”	has the meaning ascribed thereto under the heading “Special Factors – Summary of Valuation and Fairness Opinion”.

“BOP Split”	means Brookfield Property Split Corp.

“BPCE”	has the meaning ascribed thereto under the heading “Special Factors – Summary of Valuation and Fairness Opinion”.

“BPO”	has the meaning ascribed thereto under the heading “Voting Information – Principal Holders of Voting Units”

“BPY”	means Brookfield Property Partners L.P.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	A-1

“BPY Filing Persons”	means BPY and Brookfield.

“BPY General Partner”	means Brookfield Property Partners Limited.

“BPY Loan”	has the meaning ascribed thereto under the heading “The Transaction – Sources for the Redemption Price”.

“Brookfield”	means Brookfield Asset Management Inc.

“Business Day”	means any day of the means any day of the week, other than a Saturday or Sunday or a statutory or civic holiday observed in Toronto, Ontario and New York, New York.

“Canadian Securities Laws”	means the Securities Act and all other applicable securities laws, rules and regulations and published policies thereunder in Canada.

“CAPM”	has the meaning ascribed thereto under the heading “Special Factors – Summary of Valuation and Fairness Opinion”.

“Circular”	means, collectively, the Notice of Meeting and this Management Information Circular of the Trust, including all appendices hereto, sent to Unitholders in connection with the Meeting.

“Class B LP Units”	means a unit of interest in Brookfield Office Properties Canada LP designated as a Class B LP Unit and having the rights and attributes described in the limited partnership agreement of Brookfield Office Properties Canada LP with respect thereto, including the right of a holder thereof to exchange such unit for a Trust Unit.

“Closing Date”	has the meaning ascribed thereto in the Redemption Agreement.

“Closing Time”	means 10:00 a.m. (Toronto time) on the Closing Date, or such other time as may be agreed to in writing by the Trust and BPY prior to the Closing Date.

“Code”	has the meaning ascribed thereto under the heading “Certain Tax Considerations – Certain United States Federal Income Tax Considerations”.

“Commissioner”	means the Commissioner of Competition appointed pursuant to the Competition Act or a person designated or authorized pursuant to the Competition Act to exercise the powers and perform the duties of the Commissioner of Competition.

“Competition Act”	means the Competition Act (Canada).

“Competition Act Clearance”

means the earliest of (a) the issuance by the Commissioner of an advance ruling certificate under section 102 of the Competition Act in respect of the transactions contemplated by the Redemption Agreement; or (b) either: (i) the expiry or termination of the

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	A-2

applicable waiting period under section 123 of the Competition Act; or (ii) waiver of the obligation to submit a notification under Part IX of the Competition Act pursuant to paragraph 113(c) of the Competition Act; and, in the case of either (i) or (ii), the Commissioner has notified BPY and the Trust that he does not, at the time of such notification, intend to make an application under section 92 of the Competition Act in respect of the transactions contemplated by the Redemption Agreement.

“CRA”	has the meaning ascribed thereto under the heading “Certain Tax Considerations – Certain Canadian Federal Income Tax Considerations”.

“CRA Approval”	has the meaning ascribed thereto under the heading “Certain Tax Considerations – Certain Canadian Federal Income Tax Considerations”.

“DCF”	has the meaning ascribed thereto under the heading “Special Factors – Summary of Valuation and Fairness Opinion”.

“Declaration of Trust”	has the meaning ascribed thereto under the heading “Notice of Annual and Special Meeting of Unitholders and Availability of Investor Materials”.

“Deloitte”	has the meaning ascribed thereto under the heading “Other Information”.

“Depositary”	means CST Trust Company, which has been appointed by the Trust as depositary for the purpose of, among other things, receiving Letters of Transmittal and cheques in respect of the Redemption Price payable to Unitholders under the Transaction.

“director”	has the meaning ascribed thereto in the Securities Act (Ontario).

“Dissent Rights”	means the rights of dissent exercisable by Registered Unitholders in respect of the Redemption provided for in new Section 12.15 of the amended and restated declaration of trust dated as of February 24, 2012 to be inserted as part of the Amendment.

“Dissenting Non-Resident Trust Unitholder”	has the meaning ascribed thereto under the heading “Certain Tax Considerations – Certain Canadian Federal Income Tax Considerations – Trust Unitholders Resident in Canada – Dissenting Unitholders”.
“Dissenting Resident Trust Unitholder”	has the meaning ascribed thereto under the heading “Certain Tax Considerations – Certain Canadian Federal Income Tax Considerations – Trust Unitholders Not Resident in Canada – Dissenting Unitholders”.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	A-3

“Dissenting Trust Unitholder”	means a Registered Trust Unitholder who has duly exercised his, her or its Dissent Rights and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights.

“DTUs”	means the deferred trust units issued under the DTU Plan.

“EDGAR”	means the Electronic Data Gathering, Analysis and Retrieval system.

“Eligible Institution”	means a Canadian Schedule I Chartered Bank, a member of the Securities Transfer Agents Medallion Program (STAMP), a member of the Stock Exchanges Medallion Program (SEMP) or a member of the New York Stock Exchange Inc. Medallion Signature Program (MSP).

“Ethics Code”	has the meaning ascribed thereto under the heading “Part Two – Governance Practices” in Appendix “F” – Annual Business.

“executive officers of BOX”	has the meaning ascribed thereto under the heading “Interests of Informed Persons in Material Transactions – Interests of Certain Persons in the Transaction.”

“Forecasts”	has the meaning ascribed thereto under the heading “Special Factors – Summary of Valuation and Fairness Opinion”.

“Governmental Entity”	means (a) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau or agency, domestic or foreign; (b) any subdivision, agent, commission, commissioner, board, or authority of any of the foregoing; (c) any self-regulatory authority, including the TSX and the NYSE; or (d) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

“Goodmans”	means Goodmans LLP, as Canadian counsel to the Special Committee.

“Greenhill”	means Greenhill & Co. Canada Ltd.

“Greenhill Engagement Agreement”	has the meaning ascribed thereto under the heading “Special Factors – Summary of Valuation and Fairness Opinion”.

“IFRS”	has the meaning ascribed thereto under the heading “Special Factors – Summary of Valuation and Fairness Opinion”.

“IIROC”	has the meaning ascribed thereto under the heading “Special Factors – Summary of Valuation and Fairness Opinion”.

“Information”	has the meaning ascribed thereto under the heading “Special Factors – Summary of Valuation and Fairness Opinion”.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	A-4

“informed person”	has the meaning ascribed thereto under the heading “Interests of Informed Persons in the Transaction —Interests of Certain Persons in Matters other than the Transaction”.

“insider”	has the meaning ascribed thereto in the Securities Act.

“Intermediary”	means an intermediary with which a non-registered holder may deal, including banks, trust companies, securities dealers or brokers and Trustees or administrators of self-directed trusts governed by registered retirement savings plans, registered retirement income funds, registered education savings plans (collectively, as defined in the Tax Act) and similar plans, and their nominees.

“Investment Advisory Services”	has the meaning ascribed thereto under the heading “Part Four – Report on Executive Compensation” in Appendix “F” – Annual Business.

“IRS”	has the meaning ascribed thereto under the heading “Certain Tax Considerations – Certain United States Federal Income Tax Considerations.”

“Law” or “Laws”	means all laws (including common law), by laws, statutes, rules, regulations, principles of law, orders, ordinances, judgments, decrees, guidelines, policies or other requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity and the term “applicable” with respect to such Laws and in a context that refers to one or more parties, means such Laws as are applicable to such party or its business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over the party or parties or its or their business, undertaking, property or securities.

“Letter of Transmittal”	means the letter of transmittal and election form (printed on blue paper) delivered by the Trust to Trust Unitholders together with this Circular, providing for the delivery of the Trust Units held by Trust Unitholders to the Depositary.

“Lock-Up Agreements”	has the meaning ascribed thereto under the heading “Summary Term Sheet – Support of the Locked-Up Unitholders”.

“Locked-Up Unitholders”	has the meaning ascribed thereto under the heading “Summary Term Sheet – Support of the Locked-Up Unitholders”.

“Locked-Up Units”	has the meaning ascribed thereto under the heading “Summary Term Sheet – Support of the Locked-Up Unitholders”.

“Management Agreements”	has the meaning ascribed thereto under the heading “Part Two – Governance Practices” in Appendix “F” – Annual Business.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	A-5

“Manager”	has the meaning ascribed thereto under the heading “Part Two – Governance Practices” in Appendix “F” – Annual Business.

“Material Adverse Effect”	means any fact, circumstance, change, effect, event or occurrence that, individually or in the aggregate with all other facts, circumstances, changes, effects, events or occurrences:

(a) would or would reasonably be expected to be material and adverse to the business, affairs, results of operations, assets, properties, capital, capitalization, condition (financial or otherwise), rights, liabilities, obligations (whether absolute, accrued, conditional or otherwise) of the Trust and its subsidiaries, taken as a whole; or

(b) would or would reasonably be expected to materially impair or delay the consummation of the Transaction by the Trust beyond the Outside Date or materially impair or delay the ability of the Trust to perform its obligations under the Redemption Agreement, provided that the pendency of any litigation seeking to restrain, enjoin or otherwise prohibit the consummation of the Transaction shall be disregarded for the purpose of this clause (b), other than, in the case of either clause (a) or (b) above, any fact, circumstance, change, effect, event or occurrence resulting from (i) the execution or announcement of the execution of the Redemption Agreement or the transactions contemplated thereby or the performance of any obligation thereunder, (ii) changes or developments in financial, economic or political conditions or securities, credit, financial, banking or currency markets in general, (iii) changes affecting the industry or markets in which the Trust or its subsidiaries operate, (iv) any natural disaster or any climatic or other natural events or condition, (v) any change in applicable Law, regulations or IFRS, (vi) any outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism, or (vii) any action taken by the Trust that is permitted under the Redemption Agreement or that was undertaken with the consent or approval of BPY or that was taken by BPY, as manager; provided however that such fact, circumstance, change, effect, event or occurrence referred to in clauses (ii), (iii), (iv), (v) or (vi) do not primarily relate to (or have the effect of primarily relating to) the Trust and its subsidiaries, taken as a whole, or disproportionately adversely affect the Trust and its subsidiaries, taken as a whole, compared to other persons operating in the same industry as the Trust and its subsidiaries, provided that (x) a failure to meet any internal or publicly disclosed projections, forecasts or estimates of, or guidance relating to, revenue, earnings or other financial metrics of the Trust, whether made by or attributed to the Trust or any financial analyst or other person, or (y) any decrease in the market price or any decline in the trading volume of the Trust Units on either the TSX or NYSE shall not, in and of itself, constitute a Material Adverse Effect; provided, however, that any fact, circumstance, change, effect, event or occurrence underlying any such decrease in market price or decline in trading volume that is not excluded pursuant to clause (i) through (vi) may be considered in determining whether there has been a Material Adverse Effect.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	A-6

“MD&A”	has the meaning ascribed thereto under the heading “Part Five – Other Information” in Appendix “F” – Annual Business.

“Meeting”	means the annual and special meeting of Unitholders, including any adjournment or postponement of such meeting.

“Meeting Materials”	has the meaning ascribed thereto under the heading “Notice of Annual and Special Meeting of Unitholders and Availability of Investor Materials”.

“MI 61-101”	means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions.

“Minority Approval Threshold”	has the meaning ascribed thereto under the heading “Voting Information – Q & A on Proxy Voting – Q: What am I voting on?”.

“Minority Unitholders”	means Trust Unitholders other than Trust Unitholders whose votes are required to be excluded for the purposes of ‘‘minority approval’’ under MI 61-101 in the context of a “business combination”.

“Mutual Fund Withholding Tax”	has the meaning ascribed thereto under the heading “Certain Tax Considerations – Certain Canadian Federal Income Tax Considerations”.

“NAV”	has the meaning ascribed thereto under the heading “Special Factors – Summary of Valuation and Fairness Opinion”.

“NCIB”	has the meaning ascribed thereto under the heading “Information Concerning BOX – Previous Purchases and Sales”.

“NI 52-110”	has the meaning ascribed thereto under the heading “Part One – Annual Business of the Meeting” in Appendix “F” – Annual Business.

“NOI”	has the meaning ascribed thereto under the heading “Special Factors – Summary of Valuation and Fairness Opinion”.

“Non-Registered Trust Unitholder”	means a Trust Unitholder who is not a Registered Trust Unitholder.

“Non-Registered Unitholder”	means a Unitholder who is not a Registered Unitholder.

“Non-Resident Trust Unitholder”	has the meaning ascribed thereto under the heading “Certain Tax Considerations – Certain Canadian Federal Income Tax Considerations”.

“Notice of Meeting”	means the notice to the Unitholders of the Meeting that accompanies this Circular.

“NYSE”	means the New York Stock Exchange.

“officer”	has the meaning ascribed thereto in the Securities Act (Ontario).

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	A-7

“Outside Date”	means July 31, 2017, or such later date as may be agreed to in writing by the Parties.

“outside Trustees”	has the meaning ascribed thereto under the heading “Part Three – Report on Trustee Compensation and Equity Ownership” in Appendix “F” – Annual Business.

“P/AFFO”	has the meaning ascribed thereto under the heading “Special Factors – Summary of Valuation and Fairness Opinion”.

“P/FFO”	has the meaning ascribed thereto under the heading “Special Factors – Summary of Valuation and Fairness Opinion”.

“P/NAV”	has the meaning ascribed thereto under the heading “Special Factors – Summary of Valuation and Fairness Opinion”.

“Parties”	means the Trust and BPY, and “Party” means any one of them.

“Person”	includes any individual, partnership, association, body corporate, organization, trust, estate, Trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status.

“PFIC”	has the meaning ascribed thereto under the heading “Certain Tax Considerations – Certain United States Federal Income Tax Considerations.”

“Preliminary Presentation”	has the meaning ascribed thereto under the heading “Special Factors – Summary of Valuation and Fairness Opinion”.

“Proposed Amendments”	has the meaning ascribed thereto under the heading “Certain Tax Considerations – Certain Canadian Federal Income Tax Considerations.”

“Proxy Materials”	has the meaning ascribed thereto under the heading “Voting Information – Q & A on Proxy Voting – Q: What is notice-and-access?”.

“PVI General Partner”	means PVI Management Inc.

“PVI LP”	means Partners Value Investments LP.

“Record Date”	means May 1, 2017.

“Redemption”	has the meaning ascribed thereto under the heading “Notice of Annual and Special Meeting of Unitholders and Availability of Investor Materials”.

“Redemption Agreement”	has the meaning ascribed thereto under the heading “Notice of Annual and Special Meeting of Unitholders and Availability of Investor Materials”.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	A-8

“Redemption Price”	has the meaning ascribed thereto under the heading “Notice of Annual and Special Meeting of Unitholders and Availability of Investor Materials”.

“Registered Trust Unitholder”	means a registered holder of Trust Units.

“Registered Unitholder”	means a registered holder of Units.

“Resident Trust Unitholder”	has the meaning ascribed thereto under the heading “Certain Tax Considerations – Certain Canadian Federal Income Tax Considerations.”

“Schedule 13E-3”	has the meaning ascribed thereto under the heading “Notice of Annual and Special Meeting of Unitholders and Availability of Investor Materials”.

“SEC”	has the meaning ascribed thereto under the heading “Notice of Annual and Special Meeting of Unitholders and Availability of Investor Materials”.

“Section 302 Tests”	has the meaning ascribed thereto under the heading “Certain Tax Considerations – Certain United States Federal Income Tax Considerations”.

“Securities Act”	means the Securities Act (Ontario) and the rules, regulations, and published policies made thereunder, as now in effect and as they may be promulgated or amended from time to time.

“SEDAR”	means the System for Electronic Document Analysis and Retrieval as outlined in National Instrument 13-101 – System for Electronic Document Analysis and Retrieval, which can be accessed online at www.sedar.com.

“Skadden”	means Skadden, Arps, Slate, Meagher & Flom LLP, as U.S. counsel to the Special Committee.

“Special Committee”	means the special committee of independent Trustees consisting of Colum Bastable, Roderick D. Fraser, Paul D. McFarlane (Chair) and Susan L. Riddell Rose.

“Special Distribution”	has the meaning ascribed thereto under the heading “Certain Tax Considerations – Certain Canadian Federal Income Tax Considerations”.

“Special Voting Units”	has the meaning ascribed thereto under the heading “Notice of Annual and Special Meeting of Unitholders and Availability of Investor Materials”.

“Standard Approval Threshold”	has the meaning ascribed thereto under the heading “Voting Information – Q & A on Proxy Voting – Q: What am I voting on?”.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	A-9

“subsidiary”	has the meaning given in National Instrument 45-106 – Prospectus and Registration Exemptions.

“Tax Act”	means the Income Tax Act (Canada) as amended from time to time.

“TCP”	means “taxable Canadian property”, as defined in the Tax Act.

“Torys”	Torys LLP, counsel to BPY.

“Transaction”	has the meaning ascribed thereto under the heading “Notice of Annual and Special Meeting of Unitholders and Availability of Investor Materials”.

“Transaction Resolution”	means the special resolution approving the Transaction to be considered at the Meeting substantially in the form set out in Appendix “B”.

“Transfer Agent”	means CST Trust Company.

“Treasury Regulations”	means the regulations promulgated under the Code.

“Trust” or “BOX”	means Brookfield Canada Office Properties.

“Trust Unitholders”	has the meaning ascribed thereto under the heading “Notice of Annual and Special Meeting of Unitholders and Availability of Investor Materials”.

“Trust Units”	has the meaning ascribed thereto under the heading “Notice of Annual and Special Meeting of Unitholders and Availability of Investor Materials”.

“Trustees”	means the trustees of the Trust, as the context requires, and “Trustee” means any one of them.

“TSX”	means the Toronto Stock Exchange.

“Unaffiliated Unitholders”	means the Trust Unitholders other than BPY and its affiliates.

“United States” or “U.S.”	means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia.

“Unitholders”	has the meaning ascribed thereto under the heading “Notice of Annual and Special Meeting of Unitholders and Availability of Investor Materials”.

“Units”	has the meaning ascribed thereto under the heading “Notice of Annual and Special Meeting of Unitholders and Availability of Investor Materials”.

“U.S. Exchange Act”	has the meaning ascribed thereto under the heading “Notice of Annual and Special Meeting of Unitholders and Availability of Investor Materials”.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	A-10

“U.S. Trust Unitholder”	has the meaning ascribed thereto under the heading “Certain Tax Considerations – Certain United States Federal Income Tax Considerations”.

“Valuation and Fairness Opinion”	means the valuation and opinion of Greenhill dated April 20, 2017, a copy of which is attached as Appendix “D” to this Circular.

“VWAP”	has the meaning ascribed thereto under the heading “Special Factors – Fairness of the Transaction – BOX’s Perspective”.

“WACC”	has the meaning ascribed thereto under the heading “Special Factors – Summary of Valuation and Fairness Opinion”.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	A-11

APPENDIX “B”

TRANSACTION RESOLUTION

BE IT RESOLVED THAT:

1. The redemption by Brookfield Canada Office Properties (the “Trust”) of all of the issued and outstanding units (other than special voting units) of the Trust not already owned by Brookfield Property Partners L.P. (“BPY”) and its subsidiaries, substantially in accordance with the redemption agreement (the “Redemption Agreement”) made as of April 20, 2017 between BPY and the Trust (the “Transaction”) and as more particularly described and set forth in the management information circular dated May 8, 2017 of the Trust is hereby authorized and approved.

2. The amended and restated declaration of trust dated as of February 24, 2012 (the “Declaration of Trust”) is hereby amended effective as of the Closing Date (as defined in the Redemption Agreement) as follows:

Section 1.1. Definitions shall be amended to include the following:

“Redemption” means the redemption on the Redemption Date of all outstanding Trust Units, excluding the Trust Units owned by Brookfield Property Partners L.P. and its subsidiaries, in consideration for the payment of the Redemption Price for each Trust Unit so redeemed;

“Redemption Agreement” means the redemption agreement dated April 20, 2017 between Brookfield Property Partners L.P. and the Trust, as may be amended from time to time in accordance with its terms;

“Redemption Date” means the Closing Date (as such term is defined in the Redemption Agreement);

“Redemption Price” means $32.50 in cash per Trust Unit being redeemed pursuant to the Redemption;

“Redemption Unitholder” means a Unitholder whose Trust Units are being redeemed pursuant to the Redemption; and

“Transaction” has the meaning set out in the Redemption Agreement.

The definition of “Distribution Record Date” shall be amended by adding “or, in respect of a taxation year of the Trust that does not end on December 31, a period ending on a date as may be determined by the trustees” after “Distribution Period”.

Section 5.3 Other Distributions shall be amended by replacing “in any year” with “in any taxation year of the Trust”.

Section 3.9.1 Redemption of Units shall be added and read as follows:

(a) The Trust shall complete the Redemption by paying the Redemption Price to each Redemption Unitholder, without any further act or formality, on the Redemption Date.

(b) The Trust shall cause to be delivered to the registered Redemption Unitholders a cheque or a wire transfer representing the aggregate Redemption Price required to be paid to each such Redemption Unitholder pursuant to Section 3.9.1(a). Payments made by the Trust or its agents of the Redemption Price are conclusively deemed to have been made upon the mailing of a cheque in a postage prepaid envelope addressed to the Redemption Unitholder or upon transmission of said wire transfer, as applicable unless such cheque or wire transfer is dishonoured upon presentment or transmission, as applicable. Upon such payment, the Trust shall be discharged from all liability to the former Redemption Unitholders, including in respect of the Trust Units so redeemed. Under no circumstances will interest be paid to any Redemption Unitholder on any payment to be made hereunder, regardless of any delay in making such payment.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	B-1

(c) The Trust and its agents shall be entitled to deduct or withhold from any amount payable to any Redemption Unitholder as a consequence of the Redemption, such amounts as the Trust or any agent is required or permitted to deduct or withhold with respect to such payment under the Tax Act, or any other provision of provincial, local or foreign tax law, in each case, as amended. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes hereof as having been paid to the Redemption Unitholder in respect of which such deduction or withholding was made, provided that such deducted or withheld amounts are actually remitted to the appropriate taxing authority.

(d) The Trust shall not distribute, allocate or otherwise designate or pay or make payable, any of the Trust Income or Net Realized Capital Gains of the Trust to a Redemption Unitholder in connection with the Redemption of a Redemption Unitholder’s Trust Units.

(e) All Trust Units that are redeemed on the Redemption Date shall be cancelled on the Redemption Date and such Trust Units shall no longer be outstanding and shall not be reissued and the holders thereof shall no longer be considered Unitholders of the Trust or entitled to any rights as Unitholders including any right to receive distributions or other amounts from the Trust, but shall only be entitled to receive the Redemption Price.

Section 12.15 Dissent Rights shall be added and read as follows:

(a) If the Trust resolves to approve the Redemption, a Redemption Unitholder may dissent.

(b) In addition to any other right the Redemption Unitholder may have, a Redemption Unitholder who complies with this Section 12.15 is entitled, after the Redemption is completed, to be paid by the Trust the fair value of the Trust Units held by the Redemption Unitholder, determined as of the close of business on the day before the resolution was adopted.

(c) A dissenting Redemption Unitholder may only claim under this Section 12.15 with respect to all of the Trust Units held by the Redemption Unitholder and registered in the name of the dissenting Redemption Unitholder at the record date set by the Trust in respect of any meeting of Unitholders at which the Redemption is to be voted on.

(d) A dissenting Redemption Unitholder shall send to the Trust, at least two days prior to any meeting of Unitholders at which the Redemption is to be voted on, a written objection to the resolution, unless the Trust did not give notice to the Redemption Unitholder of the purpose of the meeting and of the Redemption Unitholder’s right to dissent.

(e) The Trust shall, within ten days after the Unitholders adopt the resolution, send to each Redemption Unitholder who has filed the objection referred to in Subsection 12.15(d) notice that the resolution has been adopted, but such notice is not required to be sent to any Redemption Unitholder who voted for or abstained from voting for the resolution or who has withdrawn its objection (and, for greater certainty, a Redemption Unitholder who voted for or abstained from voting for the resolution or who has withdrawn its objection will not be considered a dissenting Redemption Unitholder).

(f) A dissenting Redemption Unitholder entitled to receive notice under Subsection 12.15(e) shall, within twenty days after receiving such notice, or, if the dissenting Redemption Unitholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the Trust a written notice containing:

(i)	the dissenting Redemption Unitholder’s name and address;

(ii)	the number of Trust Units in respect of which the dissenting Redemption Unitholder dissents; and

(iii)	a demand for payment of the fair value of such Trust Units.

(g) Not later than the thirtieth day after the sending of a notice under Subsection 12.15(f), a dissenting Redemption Unitholder shall send the certificates representing the Trust Units held by the Redemption Unitholder to the Trust or its transfer agent.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	B-2

(h) A dissenting Redemption Unitholder who fails to comply with Subsection 12.15(g) has no right to make a claim under this Section 12.15.

(i) The Trust or its transfer agent shall endorse on any certificate received under Subsection 12.15(g) a notice that the holder is a dissenting Redemption Unitholder under this Section 12.15 and shall return forthwith the certificates to the dissenting Redemption Unitholder.

(j) On sending a notice under Subsection 12.15(f), a dissenting Redemption Unitholder ceases to have any rights as a Redemption Unitholder other than the right to be paid the fair value of the Trust Units as determined under this Section 12.15 except where:

(i)	the dissenting Redemption Unitholder withdraws the notice before the Trust makes an offer under Subsection 12.15(k);

(ii)	the Trust fails to make an offer in accordance with Subsection 12.15(k) and the dissenting Redemption Unitholder withdraws the notice; or

(iii)	the Trustees revoke the resolution which gave rise to the dissent rights under this Section 12.15, and to the extent applicable, terminate the Redemption Agreement or abandon the Redemption,

in which case the dissenting Redemption Unitholder’s rights are reinstated as of the date the dissenting Redemption Unitholder sent the notice referred to in Subsection 12.15(f).

(k) The Trust shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the Trust received the notice referred to in Subsection 12.15(f), send to each dissenting Redemption Unitholder who has sent such notice a written offer to pay for the dissenting Redemption Unitholder’s Trust Units in an amount considered by the Trustees to be the fair value, accompanied by a statement showing how the fair value was determined.

(l) Every offer made under Subsection 12.15(k) for Trust Units shall be on the same terms.

(m) The Trust shall pay for the Trust Units of a dissenting Redemption Unitholder within 10 days after an offer made under Subsection 12.15(k) has been accepted, but any such offer lapses if the Trust does not receive an acceptance thereof within 30 days after the offer has been made.

(n) Where the Trust fails to make an offer under Subsection 12.15(k), or if a dissenting Redemption Unitholder fails to accept an offer, the Trust may, within 50 days after the action approved by the resolution is effective or within such further period as a court may allow, apply to a court to fix a fair value for the Trust Units of any dissenting Redemption Unitholder.

(o) If the Trust fails to apply to a court under Subsection 12.15(n), a dissenting Redemption Unitholder may apply to a court for the same purpose within a further period of 20 days or within such further period as a court may allow.

(p) The court where an application under Subsections 12.15(n) or 12.15(o) may be made is a court having jurisdiction in the place where the Trust has its registered office.

(q) A dissenting Redemption Unitholder is not required to give security for costs in an application made under Subsections 12.15(n) or 12.15(o).

(r) On an application under Subsections 12.15(n) or 12.15(o):

(i)	all dissenting Redemption Unitholders whose Trust Units have not been purchased by the Trust shall be joined as parties and bound by the decision of the court; and

(ii)	the Trust shall notify each affected dissenting Redemption Unitholder of the date, place and consequences of the application and of the dissenting Redemption Unitholder’s right to appear and be heard in person or by counsel.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	B-3

(s) On an application to a court under Subsections 12.15(n) or 12.15(o), the court may determine whether any other person is a dissenting Redemption Unitholder who should be joined as a party, and the court shall then fix a fair value for the Trust Units of all dissenting Redemption Unitholders.

(t) A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the Trust Units of the dissenting Redemption Unitholders.

(u) The final order of a court in the proceedings commenced by an application under Subsections 12.15(n) or 12.15(o) shall be rendered against the Trust in favour of each dissenting Redemption Unitholder and for the amount of the Trust Units as fixed by the court.

(v) If Subsection 12.15(x) applies, the Trust shall, within ten days after the pronouncement of an order under Subsection 12.15(u), notify each dissenting Redemption Unitholder that it is unable lawfully to pay dissenting Redemption Unitholders for their Trust Units.

(w) If Subsection 12.15(x) applies, a dissenting Redemption Unitholder, by written notice delivered to the Trust within thirty days after receiving a notice under Subsection 12.15(v), may

(i)	withdraw their notice of dissent, in which case the Trust is deemed to consent to the withdrawal and the Unitholder is reinstated to their full rights as a Unitholder; or

(ii)	retain a status as a claimant against the Trust, to be paid as soon as the Trust is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the Trust but in priority to its Unitholders.

(x) The Trust shall not make a payment to a dissenting Redemption Unitholder under this section if there are reasonable grounds for believing that

(i)	the Trust is or would after the payment be unable to pay its liabilities as they become due; or

(ii)	the realizable value of the Trust’s assets would thereby be less than the aggregate of its liabilities.

(y) The provisions of Section 5.7 shall apply mutatis mutandis to any payment to a Redemption Unitholder under this Section 12.15.

3. The (i) Redemption Agreement and related transactions, (ii) actions of the trustees of the Trust in approving the Redemption Agreement, and (iii) actions of the trustees and officers of the Trust in executing and delivering the Redemption Agreement, and any amendments, modifications or supplements thereto, are hereby ratified and approved.

4. Notwithstanding that this resolution has been passed by the unitholders of the Trust, the trustees of the Trust are hereby authorized and empowered to, without notice to or approval of the unitholders of the Trust, (i) amend, modify or supplement the Redemption Agreement to the extent permitted by the Redemption Agreement and (ii) subject to the terms of the Redemption Agreement, not to proceed with the Transaction, the amendments to the Declaration of Trust and related transactions.

5. Any officer or trustee of the Trust is hereby authorized and directed for and on behalf of the Trust to execute or cause to be executed, under seal or otherwise, and to deliver or cause to be delivered all such other documents and instruments and to perform or cause to be performed all such other acts and things as such person determines may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or instrument or the doing of any such act or thing.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	B-4

APPENDIX “C”

REDEMPTION AGREEMENT

EXECUTION VERSION

REDEMPTION AGREEMENT

BETWEEN

BROOKFIELD PROPERTY PARTNERS L.P.

-AND-

BROOKFIELD CANADA OFFICE PROPERTIES

April 20, 2017

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	C-1

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	C-2

REDEMPTION AGREEMENT

THIS AGREEMENT made as of the 20th day of April, 2017.

BETWEEN:

BROOKFIELD PROPERTY PARTNERS L.P.,

a limited partnership existing under the laws of Bermuda,

(hereinafter referred to as “BPY”)

— and —

BROOKFIELD CANADA OFFICE PROPERTIES,

a trust existing under the laws of Ontario,

(hereinafter referred to as the “Trust”)

WHEREAS the BPY wishes to have the Trust become an indirect wholly-owned subsidiary of BPY through the redemption by the Trust of all of the issued and outstanding units (other than special voting units) of the Trust not already owned by BPY and its subsidiaries;

AND WHEREAS the Unconflicted Board of Trustees (as hereinafter defined) has unanimously determined, after consultation with its financial and legal advisors, that the Transaction (as hereinafter defined) is fair to the Public Unitholders (as hereinafter defined) and that the transactions contemplated in the Transaction are in the best interests of the Trust; and the Unconflicted Board of Trustees unanimously has resolved to recommend approval of the Transaction to the unitholders of the Trust, all on the terms and subject to the conditions contained herein;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements contained herein and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each party), the parties hereby covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires:

“affiliate” has the meaning given thereto in National Instrument 45-106 – Prospectus and Registration Exemptions;

“Agreement”, “hereof”, “herein”, “hereto” and like references mean and refer to this agreement, as same may be amended, supplemented or restated in accordance with its terms;

“Board of Trustees” means the board of trustees of the Trust;

“BPY” has the meaning ascribed thereto in the Recitals;

“Business Day” means any day of the week, other than a Saturday or Sunday or a statutory or civic holiday observed in Toronto, Ontario and New York, New York;

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	C-3

“Circular” means the notice of Unitholders’ Meeting and accompanying management information circular of the Trust to be mailed to the Trust Unitholders in connection with the Unitholders’ Meeting;

“Class B LP Unit” means a unit of interest in Brookfield Office Properties Canada LP designated as a Class B LP Unit and having the rights and attributes described in the limited partnership agreement of Brookfield Office Properties Canada LP with respect thereto, including the right of a holder thereof to exchange such unit for a Trust Unit;

“Closing Date” means the date upon which the completion of the Transaction occurs, being a date (unless otherwise agreed to by the Trust and BPY) not later than the second Business Day after the satisfaction or waiver of the conditions set out in Article 5 (excluding those conditions which by their terms are to be satisfied on the Closing Date but subject to the waiver of any such condition);

“Closing Time” means 10:00 a.m. (Toronto time) on the Closing Date, or such other time as may be agreed to in writing by the Trust and BPY prior to the Closing Date;

“Commissioner” means the Commissioner of Competition appointed pursuant to the Competition Act or a person designated or authorized pursuant to the Competition Act to exercise the powers and perform the duties of the Commissioner of Competition;

“Competition Act” means the Competition Act (Canada);

“Competition Act Clearance” means the earliest of (a) the issuance by the Commissioner of an advance ruling certificate under section 102 of the Competition Act in respect of the transactions contemplated by this Agreement; or (b) either: (i) the expiry or termination of the applicable waiting period under section 123 of the Competition Act; or (ii) waiver of the obligation to submit a notification under Part IX of the Competition Act pursuant to paragraph 113(c) of the Competition Act; and, in the case of either (i) or (ii), the Commissioner has notified BPY and the Trust that he does not, at the time of such notification, intend to make an application under section 92 of the Competition Act in respect of the transactions contemplated by this Agreement;

“Core Representations” means the representations and warranties of the Trust contained in Sections 3.1(a), 3.1(b), 3.1(c), and 3.1(d);

“Credit Facilities” means the credit facilities made available to subsidiaries of the Trust, as borrowers, and certain lenders, as lenders;

“Declaration of Trust” means the amended and restated declaration of trust dated as of February 24, 2012;

“Depositary” means CST Trust Company;

“DTU” means a deferred trust unit granted under the DTU Plan;

“DTU Plan” means the Brookfield Office Properties Canada Deferred Trust Unit Plan for Non-Executive Trustees;

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval System;

“Exchange Act” means the United States Securities Exchange Act of 1934;

“Fairness Opinion” means the written opinion of the Financial Advisor dated April 20, 2017, addressed to the Special Committee to the effect that the Redemption Price to be received pursuant to the Transaction is fair, from a financial point of view, to the Public Unitholders;

“Financial Advisor” means Greenhill & Co.;

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	C-4

“Governmental Entity” means (a) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau or agency, domestic or foreign; (b) any subdivision, agent, commission, commissioner, board, or authority of any of the foregoing; (c) any self-regulatory authority, including the TSX and the NYSE; or (d) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“IFRS” means the International Financial Reporting Standards adopted by the International Accounting Standards Board;

“Knowledge of BPY” means the actual knowledge (after reasonable inquiry) of G. Mark Brown and Brian W. Kingston;

“Knowledge of Trust” means the actual knowledge (after reasonable inquiry) of Michelle Campbell;

“Laws” means all laws (including common law), by-laws, statutes, rules, regulations, principles of law, orders, ordinances, judgments, decrees, guidelines, policies or other requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity and the term “applicable” with respect to such Laws and in a context that refers to one or more parties, means such Laws as are applicable to such party or its business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over the party or parties or its or their business, undertaking, property or securities;

“Legal Action” means any material claims, actions, suits, demands, arbitrations, charges, indictments, hearings or other civil, criminal, administrative or investigative proceedings, or other investigations or examinations;

“Liens” means any hypothecations, mortgages, liens, charges, security interests, pledges, claims, encumbrances and adverse rights or claims;

“Material Adverse Effect” means any fact, circumstance, change, effect, event or occurrence that, individually or in the aggregate with all other facts, circumstances, changes, effects, events or occurrences:

(a)	would or would reasonably be expected to be material and adverse to the business, affairs, results of operations, assets, properties, capital, capitalization, condition (financial or otherwise), rights, liabilities, obligations (whether absolute, accrued, conditional or otherwise) of the Trust and its subsidiaries, taken as a whole; or

(b)	would or would reasonably be expected to materially impair or delay the consummation of the Transaction by the Trust beyond the Outside Date or materially impair or delay the ability of the Trust to perform its obligations hereunder, provided that the pendency of any litigation seeking to restrain, enjoin or otherwise prohibit the consummation of the Transaction shall be disregarded for the purpose of this clause (b), other than, in the case of either clause (a) or (b) above, any fact, circumstance, change, effect, event or occurrence resulting from (i) the execution or announcement of the execution of this Agreement or the transactions contemplated hereby or the performance of any obligation hereunder, (ii) changes or developments in financial, economic or political conditions or securities, credit, financial, banking or currency markets in general, (iii) changes affecting the industry or markets in which the Trust or its subsidiaries operate, (iv) any natural disaster or any climatic or other natural events or condition, (v) any change in applicable Law, regulations or IFRS, (vi) any outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism, or (vii) any action taken by the Trust that is permitted under this Agreement or that was undertaken with the consent or approval of BPY or that was taken by BPY, as manager; provided however that such fact, circumstance,

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	C-5

change, effect, event or occurrence referred to in clauses (ii), (iii), (iv), (v) or (vi) do not primarily relate to (or have the effect of primarily relating to) the Trust and its subsidiaries, taken as a whole, or disproportionately adversely affect the Trust and its subsidiaries, taken as a whole, compared to other persons operating in the same industry as the Trust and its subsidiaries, provided that (x) a failure to meet any internal or publicly disclosed projections, forecasts or estimates of, or guidance relating to, revenue, earnings or other financial metrics of the Trust, whether made by or attributed to the Trust or any financial analyst or other person, or (y) any decrease in the market price or any decline in the trading volume of the Trust Units on either the TSX or NYSE shall not, in and of itself, constitute a Material Adverse Effect; provided, however, that any fact, circumstance, change, effect, event or occurrence underlying any such decrease in market price or decline in trading volume that is not excluded pursuant to clause (i) through (vi) may be considered in determining whether there has been a Material Adverse Effect;

“material fact” has the meaning ascribed thereto in the Securities Act;

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions;

“Misrepresentation” has the meaning ascribed thereto under any applicable Securities Laws;

“Non-Core Representations” means all of the representations and warranties of the Trust set forth in this Agreement other than the Core Representations;

“NYSE” means the New York Stock Exchange;

“Ordinary Course of Business” means the ordinary course of business of the Trust and its subsidiaries (as the case may be), consistent with past practice;

“Outside Date” means July 31, 2017 or such later date as may be agreed to in writing by the parties;

“Public Unitholders” means the holders of Trust Units other than BPY and its subsidiaries and any other person who holds Trust Units in respect of which votes are required to be excluded under Section 8.1(2) of MI 61-101 for the purposes of determining minority approval for the Transaction;

“Redemption Amount” means the result obtained by multiplying the Redemption Price by the number of issued and outstanding Trust Units on the Closing Date, excluding the Trust Units owned by BPY and its subsidiaries;

“Redemption Price” means $32.50 in cash per Trust Unit;

“Representatives” of a person means the directors, officers, employees, advisors or other representatives of such person (including lawyers, accountants and financial and other professional advisors);

“Required Vote” has the meaning ascribed thereto in Section 2.1(a);

“Schedule 13E-3” means the Rule 13e-3 Transaction Statement on Schedule 13E-3 under the Exchange Act to be filed in connection with the Transaction, as it may be amended or supplemented from time to time;

“SEC” means the U.S. Securities and Exchange Commission;

“Securities Act” means the Securities Act (Ontario);

“Securities Authorities” means the applicable securities commissions and other securities regulatory authorities in Canada and the United States;

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	C-6

“Securities Laws” means the Securities Act, the Exchange Act, and all other applicable Canadian provincial and territorial and United States federal and state securities laws, rules, regulations and published policies thereunder;

“SEDAR” means the System for Electronic Document Analysis and Retrieval;

“Special Committee” means the special committee of independent trustees of the Trust constituted to consider the transactions contemplated by this Agreement;

“Special Voting Units” means the special voting units in the capital of the Trust;

“subsidiary” has the meaning given in National Instrument 45-106 – Prospectus and Registration Exemptions;

“Tax Act” means the Income Tax Act, R.S.C. 1985, c. 1 (5th Supp.);

“Transaction” means the redemption by the Trust of all Trust Units held by the Public Unitholders on the terms and conditions set forth in this Agreement, and any amendment or variation thereto in accordance with the terms of this Agreement;

“Transaction Resolution” means a special resolution of the Trust in substantially the form of Schedule A hereto;

“Trust” has the meaning ascribed thereto in the Recitals;

“Trust Unitholders” means holders of Trust Units and Special Voting Units;

“Trust Units” means the units (other than Special Voting Units) in the capital of the Trust;

“TSX” means the Toronto Stock Exchange;

“Unconflicted Board of Trustees” means the board of trustees of the Trust, excluding G. Mark Brown, Thomas F. Farley and T. Jan Sucharda as trustees who have interests that present actual or potential conflicts of interest in connection with the Transaction;

“Unitholders’ Meeting” means the special meeting of the Trust Unitholders, including any adjournment or postponement thereof, to be called to consider, among other things, the Transaction Resolution; and

“Valuation” means the formal valuation of the Trust Units dated April 20, 2017 that was prepared by the Financial Advisor in accordance with MI 61-101.

1.2	Certain Rules of Interpretation

In this Agreement:

(a)	Calculation of Time. Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends.

(b)	Business Days. Whenever any action to be taken or payment to be made pursuant to this Agreement would otherwise be required to be made on a day that is not a Business Day, such action shall be taken or such payment shall be made on the first Business Day following such day.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	C-7

(c)	Headings. The descriptive headings preceding Articles and Sections of this Agreement are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of such Articles or Sections. The division of this Agreement into Articles, Sections and subsections and the insertion of a table of contents shall not affect the interpretation of this Agreement.

(d)	Including. Where the word “including” or “includes” is used in this Agreement, it means “including without limitation” or “includes without limitation”.

(e)	Statutory References. Any reference to a statute shall mean the statute in force as at the date of this Agreement (together with all rules, regulations and published policies, as applicable, made thereunder), as the same may be amended, re-enacted, consolidated or replaced from time to time, and any successor statute thereto, unless otherwise expressly provided.

(f)	Currency. All references to “$” mean Canadian dollars.

(g)	Number and Gender. In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa; words importing gender shall include all genders; and words importing persons shall include a natural person, firm, trust, partnership, association, corporation, joint venture or Governmental Entity (including any governmental agency, political subdivision or instrumentality thereof).

1.3	Schedules

Schedule A, annexed to this Agreement, is incorporated by reference into and forms part of this Agreement.

ARTICLE 2

THE TRANSACTION

2.1	Transaction

(a)	As soon as reasonably practicable following the execution of this Agreement, the Trust shall convene and hold the Unitholders’ Meeting for the purpose of considering the Transaction Resolution. The Unitholders’ Meeting shall be called, held and conducted in accordance with the provisions of the Declaration of Trust and the Circular. The requisite approvals for the Transaction Resolution shall be:

(i)	at least two-thirds of the votes cast by Trust Unitholders present in person or represented by proxy at the Unitholders’ Meeting; and

(ii)	a simple majority of the votes cast by Public Unitholders present in person or represented by proxy at the Unitholders’ Meeting (together with clause (i), the “Required Vote”)

(b)	If the foregoing approvals are obtained and the other conditions herein contained in favour of each party are satisfied or waived, the Trust shall promptly thereafter take all steps necessary or desirable to complete the Transaction.

2.2	Closing Date of the Transaction

The closing of the Transaction will take place at the offices of Torys LLP, 79 Wellington Street West, Toronto, Ontario M5K 1N2 at the Closing Time or such other place as agreed upon by the parties.

2.3	Circular and Schedule 13E-3

(a)

The Trust will, in a timely and expeditious manner, prepare and file, in consultation with BPY and its advisors, (i) the Circular in all Canadian jurisdictions where the same is required and mail the Circular

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	C-8

to the Trust Unitholders, and (ii) the Schedule 13E-3 with the SEC, in each case as required under applicable Laws.

(b)	The Trust shall ensure that the Circular complies in all material respects with all applicable Laws, and, without limiting the generality of the foregoing, that the Circular will not contain any Misrepresentation (other than in each case with respect to any information relating to, or provided by, BPY). The Trust shall ensure that the Schedule 13E-3, at the time of filing thereof and at the time of each amendment or supplement thereto, complies as to form in all material respects with the Exchange Act. At the time the Schedule 13E-3 or any amendment or supplement thereto is filed with the SEC, the Schedule 13E-3, as amended or supplemented, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (other than in each case with respect to any information relating to, or provided by, BPY).

(c)	The Circular will include the unanimous recommendation of the Unconflicted Board of Trustees that Trust Unitholders vote in favour of the Transaction Resolution.

(d)	BPY will timely furnish to the Trust all such information as may be required by applicable Laws or as may be reasonably required by the Trust in the preparation of the Circular and the Schedule 13E-3 for inclusion in the Circular and the Schedule 13E-3 and in any amendments or supplements to such documents or other documents related thereto. BPY shall ensure that no such information will contain any Misrepresentation and that such information will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. BPY shall indemnify and save harmless the Trust, its subsidiaries and their respective Representatives from and against any and all liabilities, claims, demands, losses, costs, damages and expenses to which the Trust, any subsidiary of the Trust or any of their respective Representatives may be subject or may suffer, in any way caused by, or arising directly or indirectly, from or in consequence of (i) any Misrepresentation or alleged Misrepresentation or any untrue or alleged statement of a material fact or omission or alleged omission to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case in respect of any information that is provided by BPY or its Representatives for the purpose of inclusion in the Circular or Schedule 13E-3 and (ii) any order made, or any inquiry, investigation or proceeding by any Securities Authority or other Governmental Entity, to the extent based on any Misrepresentation or any alleged Misrepresentation or any untrue or alleged statement of a material fact or omission or alleged omission to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case in respect of any information provided by BPY or its Representatives for the purpose of inclusion in the Circular or Schedule 13E-3. The Trust hereby confirms that it is acting as agent on behalf of the individuals specified in this Section 2.3(d).

(e)	BPY and its advisors shall be given a reasonable opportunity to review and comment on the Circular and Schedule 13E-3 prior to the Circular and Schedule 13E-3 being printed and mailed to the Trust Unitholders and the Circular and Schedule 13E-3 being filed, and reasonable consideration shall be given to any comments made by BPY and its advisors, provided that all information relating solely to BPY included in the Circular and Schedule 13E-3 shall be in form and substance satisfactory to BPY, acting reasonably. The Trust shall provide BPY with a final copy of the Circular prior to the mailing to the Trust Unitholders.

2.4	Payment of Redemption Amount

(a)

The Trust shall, on or immediately prior to the Closing Date, deliver or cause to be delivered sufficient cash to the Depositary to pay in full the aggregate Redemption Amount that the Public Unitholders are

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	C-9

entitled to receive pursuant to the Transaction, except for any portion of the funding to be provided by BPY pursuant to Section 4.1(f).

(b)	Notwithstanding anything in this Agreement, the Trust or the Depositary, as the case may be, shall be entitled to deduct or withhold from any amount payable to any Trust Unitholder as a consequence of the Transaction, such amounts as are required or permitted to be deducted or withheld with respect to such payment under the Tax Act, or any other provision of provincial, local or foreign tax law, in each case, as amended. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes hereof as having been paid to the Trust Unitholder in respect of which such deduction or withholding was made, provided that such deducted or withheld amounts are actually remitted to the appropriate taxing authority.

2.5	Lists of the Trust Unitholders

At the reasonable request of BPY from time to time, and in compliance with applicable Laws, the Trust shall, or shall direct its registrar and transfer agent to, provide BPY with a list of the registered Trust Unitholders, together with their addresses and respective holdings of Trust Units, and a list of non-objecting beneficial owners of Trust Units, together with their addresses and respective holdings of Trust Units. The Trust shall from time to time require that its registrar and transfer agent furnish BPY with such additional information, including updated or additional lists of the Trust Unitholders and lists of holdings and other assistance as BPY may reasonably request.

2.6	Fiduciary Duties

Nothing contained herein shall be construed to require the Board of Trustees to take or refrain from taking any action that would be inconsistent with its obligation to properly discharge its fiduciary duties under applicable Laws as advised by its counsel. Without limiting the generality of the foregoing and notwithstanding any other provision of this Agreement, the Board of Trustees may delay the holding of the Unitholders’ Meeting in order to communicate to Trust Unitholders any decision to change the recommendation of the Unconflicted Board of Trustees or to seek an amendment to the Transaction or the terms of this Agreement, consistent, in each case, with the proper discharge of its fiduciary duties pursuant to the Declaration of Trust, provided that the Trust shall have notified BPY regarding its intention to do any of the foregoing prior to taking any steps in connection therewith.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Trust

The Trust represents and warrants to BPY as follows and acknowledges that BPY is relying on such representations and warranties in connection with the Transaction:

(a)	the Special Committee has received the Valuation and Fairness Opinion from the Financial Advisor and, as of the date hereof:

(i)	the Special Committee, after consultation with its financial and legal advisors, has determined unanimously that the Transaction is in the best interests of the Trust and is fair to the Public Unitholders and has unanimously recommended that the Unconflicted Board of Trustees approve the Transaction and recommend to the Trust Unitholders that they vote their Trust Units in favour of the Transaction; and

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	C-10

(ii)	the Unconflicted Board of Trustees, having received the recommendation of the Special Committee and after consultation with its legal advisors has determined unanimously that the Transaction is in the best interests of the Trust and is fair to the Public Unitholders, has unanimously approved the Transaction and the execution and performance of this Agreement and resolved unanimously to recommend to the Trust Unitholders that they vote their Trust Units in favour of the Transaction;

(b)	the Trust is validly existing as a trust under the provincial laws of Ontario, has the power to enter into this Agreement and to perform its obligations hereunder and is duly qualified to do business in each jurisdiction in which the nature of its business makes such qualification necessary, except where such failure to qualify would not have or would not reasonably be expected to have a Material Adverse Effect;

(c)	the authorized and issued capital of the Trust consists of (i) an unlimited number of Trust Units and (ii) an unlimited number of Special Voting Units. As of the close of business on April 19, 2017, 26,433,449 Trust Units and 67,088,022 Special Voting Units have been validly issued and are outstanding as fully paid and non-assessable units and have not been issued in violation of any pre-emptive rights or other contractual rights to purchase securities granted by the Trust or arising under any applicable Law. As of the close of business on April 19, 2017, an aggregate of 67,088,022 Trust Units were issuable upon the exchange or conversion of the Class B LP Units and such Trust Units, upon issuance, will be validly issued and outstanding as fully paid and non-assessable units, and will not have been issued in violation of any pre-emptive rights or other contractual rights to purchase securities granted by the Trust or arising under any applicable Law. As of the date hereof, except for DTUs and Class B LP Units, there are no options, warrants, conversion privileges, commitments (contingent or otherwise) or other agreements or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, for the purchase, allotment or issuance of, or subscription for, any securities of the Trust, or any securities convertible or exchangeable into, or exercisable for, or otherwise evidencing a right to acquire, any securities of the Trust. All securities of the Trust (including the DTUs) have been issued in compliance with all applicable Securities Laws. Other than the Trust Units and the Special Voting Units, there are no securities of the Trust or of any of its subsidiaries outstanding which have the right to vote generally (or are convertible into or exchangeable for securities having the right to vote generally) with the Trust Unitholders on any matter. Other than as contemplated by this Agreement, there are no outstanding contracts of the Trust to repurchase, redeem or otherwise acquire any of its securities;

(d)	this Agreement has been duly authorized, executed and delivered by the Trust and is a legal, valid and binding obligation of the Trust, enforceable against the Trust by BPY in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity;

(e)	except as disclosed to BPY, the execution and delivery of this Agreement by the Trust and the consummation of the Transaction will not:

(i)	result in the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Trust under:

(A)	any provision of the Declaration of Trust or resolutions of the Board of Trustees (or any committee thereof) or the Trust Unitholders;

(B)	any provision of the limited partnership agreement of Brookfield Office Properties Canada LP;

(C)	any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over the Trust;

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	C-11

(D)	any licence, permit, approval, consent or authorization held by the Trust that is necessary to the operation of the business carried on by the Trust and its subsidiaries, where such breach, default, conflict or acceleration would have a Material Adverse Effect;

(E)	any applicable Law, statute, ordinance, regulation or rule, where such breach, default, conflict or acceleration would have a Material Adverse Effect; or

(F)	any other contract or agreement that is material to the Trust and its subsidiaries, where such breach, default, conflict or acceleration would have a Material Adverse Effect; or

(ii)	give rise to any right of termination or acceleration of indebtedness of the Trust and its subsidiaries, or cause any third party indebtedness of the Trust and its subsidiaries to come due before its stated maturity;

(f)	the Trust is a “reporting issuer” in Canada and is not on the list of reporting issuers in default under applicable Canadian provincial and territorial Securities Laws. The Trust Units are registered under the Exchange Act. The Trust is in compliance with all applicable Securities Laws in all material respects, and no delisting of, suspension of trading in or cease trading order with respect to any securities of the Trust and, to the Knowledge of the Trust, no inquiry or investigation (formal or informal) of any Securities Authorities, is in effect or ongoing or, to the Knowledge of the Trust, threatened;

(g)	except for the Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from, or to the reimbursement of any of its expenses by, the Trust or any of its subsidiaries in connection with this Agreement or the Transaction;

(h)	to the Knowledge of the Trust, no prior valuations (within the meaning of MI 61-101) of the Trust have been made in the 24 months prior to the date hereof; and

(i)	as of the close of business on April 19, 2017, an aggregate of approximately $264 million was available to be drawn under the Credit Facilities.

3.2	Representations and Warranties of BPY

BPY represents and warrants to the Trust as follows and acknowledges that the Trust is relying on such representations and warranties in connection with the Transaction:

(a)	BPY is validly existing under the laws of its jurisdiction of formation, has the power to enter into this Agreement and to perform its obligations hereunder and is duly qualified as to do business in each jurisdiction in which the nature of its business makes such qualification necessary;

(b)	this Agreement has been duly authorized, executed and delivered by BPY and is a legal, valid and binding obligation of BPY, enforceable against BPY by the Trust in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity;

(c)	the execution and delivery of this Agreement by BPY and the consummation of the Transaction will not:

(i)	result in the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of, any obligation of BPY under:

(A)	any provision of the constating documents or resolutions of the board of directors or similar governing board (or any committee thereof) or securityholders of BPY;

(B)	any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over BPY;

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	C-12

(C)	any licence, permit, approval, consent or authorization held by BPY that is necessary to the operation of the respective businesses carried on by BPY and its subsidiaries;

(D)	any applicable Law, statute, ordinance, regulation or rule the breach of which would have a material adverse effect on the business carried on by BPY and its subsidiaries; or

(E)	any other contract or agreement that is material to BPY and its subsidiaries; or

(ii)	give rise to any right of termination or acceleration of indebtedness, or cause any third party indebtedness to come due before its stated maturity;

(d)	if requested by the Trust in accordance with Section 4.1(f), BPY will have at the Closing Time sufficient cash available to enable it to satisfy the aggregate Redemption Amount payable in accordance with the terms of this Agreement;

(e)	as of the date hereof, BPY has beneficial ownership of, and control or direction over, 10,564,117 Trust Units and 67,088,022 Special Voting Units; and

(f)	Morgan Stanley Investment Management has confirmed to BPY that it intends to vote the Trust Units that it beneficially owns or that may become beneficially owned by it in favour of the Transaction Resolution in accordance with the lock-up agreement entered into by it and BPY dated January 22, 2017.

3.3	Survival of Representation and Warranties

The representations and warranties of the parties contained in this Agreement shall not survive the completion of the Transaction and shall expire and be terminated and extinguished on the earlier of the Closing Date and the termination of this Agreement in accordance with its terms.

3.4	Knowledge of Breach

No breach, inaccuracy or incorrectness of a representation or warranty of the Trust shall be (i) taken into account in determining whether the Trust has satisfied the condition in Section 5.2(b) or (ii) relied upon by BPY to terminate this Agreement pursuant to Section 6.2(c)(ii)(A) if, in either case, to the Knowledge of BPY, as of the date hereof, there exists such breach, inaccuracy or incorrectness.

ARTICLE 4

COVENANTS OF THE PARTIES

4.1	Covenants of BPY Regarding the Transaction

BPY covenants and agrees that:

(a)	it will do all such acts and things as are necessary or desirable, and will reasonably cooperate with the Trust, in order to give effect to the Transaction and, without limiting the foregoing, it will apply for and use its reasonable efforts to obtain such consents, orders or approvals as are necessary or desirable for the implementation of the Transaction, including by providing to the Trust, on a timely basis, any information reasonably required to be supplied by BPY in connection therewith;

(b)	it will satisfy or, to the extent not within its control, use all commercially reasonable efforts to satisfy all conditions precedent in this Agreement (including, for greater certainty, the Competition Act Clearance) and comply promptly with all requirements imposed by Law on it with respect to this Agreement;

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	C-13

(c)	it will use all commercially reasonable efforts, upon reasonable consultation with the Trust, to oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Transaction and defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers challenging the Transaction or this Agreement;

(d)	not take any action, or refrain from taking any commercially reasonable action, or permit any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to prevent, materially delay or otherwise impede the consummation of the Transaction;

(e)	it will vote or cause to be voted all of the Trust Units and Special Voting Units it holds, or has control or direction over, in favour of the Transaction Resolution, either in person or by proxy, at the Unitholders’ Meeting; and

(f)	if requested by the Trust within five Business Days following the Unitholders’ Meeting, it will, or will cause its affiliates to, fund the Trust on or immediately prior to the Closing Date such portion of the aggregate Redemption Amount required by the Trust to consummate the Transaction pursuant to a loan to be extended to the Trust.

4.2	Covenants of the Trust Regarding the Transaction

The Trust covenants and agrees that:

(a)	it will do all such acts and things as are necessary or desirable, and will reasonably cooperate with BPY, in order to give effect to the Transaction and, without limiting the foregoing, it will apply for and use its reasonable efforts to obtain such consents, orders or approvals as are necessary or desirable for the implementation of the Transaction;

(b)	it will satisfy or, to the extent not within its control, use all commercially reasonable efforts to satisfy all conditions precedent in this Agreement (including, for greater certainty, the Competition Act Clearance) and comply promptly with all requirements imposed by Law on it with respect to this Agreement;

(c)	it will use all commercially reasonable efforts, upon reasonable consultation with BPY, to oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Transaction and defend, or cause to be defended, any proceedings to which it is a party or brought against it or its trustees or officers challenging the Transaction or this Agreement;

(d)	not take any action, or refrain from taking any commercially reasonable action, or permit any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to prevent, materially delay or otherwise impede the consummation of the Transaction;

(e)	it will, in a timely and expeditious manner, convene the Unitholders’ Meeting on a date agreed to by the parties to this Agreement, and conduct the Unitholders’ Meeting;

(f)	it will do all such acts and things as are reasonably necessary or desirable to cause its subsidiaries to borrow all available funds under the Credit Facilities and to advance such funds to the Trust in order to fund, to the greatest extent possible, the aggregate Redemption Amount payable in accordance with the terms of this Agreement;

(g)	the Board of Trustees shall terminate the DTU Plan effective immediately prior to the Closing Time and take all action permitted under the DTU Plan necessary to settle all outstanding DTUs in cash on the Closing Date; and

(h)	following the closing of the Transaction, it will not distribute, allocate or otherwise designate or pay or make payable, any of the income or capital gains of the Trust to a Trust Unitholder in connection with the redemption of such Trust Unitholder’s Trust Units.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	C-14

4.3	Covenants of the Trust Regarding the Conduct of Business

The Trust covenants and agrees that, during the period from the date of this Agreement until the earlier of the Closing Time and the time that this Agreement is terminated in accordance with its terms, unless BPY shall otherwise agree in writing (to the extent that such consent is permitted by applicable Law), or except as is otherwise expressly permitted or contemplated by this Agreement or as is otherwise required by applicable Law or Governmental Entity, or as required by the terms of any existing contract that is in effect as of the date of this Agreement:

(a)	the business of the Trust and its subsidiaries shall be conducted only, and the Trust and its subsidiaries shall not take any action except, in the Ordinary Course of Business, and the Trust shall, and shall cause its subsidiaries and its and their representatives to, use commercially reasonable efforts to maintain and preserve its and its subsidiaries’ business organization, liquidity, assets, properties, employees, goodwill and business relationships;

(b)	the Trust shall not, and shall not permit any of its subsidiaries to, directly or indirectly: (i) amend its articles of incorporation, memorandum of association, articles of association or other comparable formation or organizational documents; (ii) adjust, split, combine or reclassify its units or declare, set aside or pay any dividend on or make any distribution (except for regular monthly distributions declared in the Ordinary Course of Business and not exceeding $0.1092 per Trust Unit) or payment or return of capital in respect of the Trust Units or in respect of the equity interests of any subsidiary of the Trust that is not directly or indirectly wholly owned by the Trust (in each case, whether in cash or property); (iii) issue, grant, sell or cause or, permit a Lien to be created on, or agree to issue, grant, sell or cause or permit a Lien to be created on any units of the Trust or its subsidiaries or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, units of the Trust or any of its subsidiaries, other than (A) the issuance of Trust Units issuable pursuant to the terms of the outstanding Class B LP Units, and (B) transactions between two or more of the Trust’s wholly-owned subsidiaries or between the Trust and its wholly-owned subsidiary; (iv) redeem, purchase or otherwise acquire or subject to a Lien any of its outstanding securities or securities convertible into or exchangeable or exercisable for any such securities, unless otherwise required by the terms of such securities and other than in (A) accordance with the terms of the outstanding Class B LP Units, and (B) transactions between two or more of the Trust’s wholly-owned subsidiaries or between the Trust and its wholly-owned subsidiary; (v) amend or modify the terms of any of its securities; (vi) adopt a plan of liquidation or resolution providing for the winding-up, liquidation or dissolution of the Trust or any of its subsidiaries; or (vii) authorize or propose any of the foregoing, or enter into, modify or terminate any contract with respect to any of the foregoing;

(c)

the Trust shall not, and shall not permit any of its subsidiaries to, directly or indirectly other than in the Ordinary Course of Business: (i) sell, pledge, lease, license, dispose of or cause or permit any material Liens to be created on any material assets (including the shares of any subsidiary) of the Trust or of any of its subsidiaries; (ii) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets or otherwise) any corporation, partnership or other business organization or division thereof or any property or asset, or make any investment either by the purchase of securities, contributions of capital (other than to wholly-owned subsidiaries), property transfer, or purchase of any property or enter into or extend any option to acquire, or exercise an option to acquire, any property or assets of any other person; (iii) incur any material indebtedness or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person; (iv) voluntarily repay any material indebtedness other than debts owing to trade creditors that are repaid in the ordinary course of business; (v) make or commit to make any material capital expenditures; (vi) take any action that would cause any of the representations or warranties set forth in Article 3 to be untrue as of the date of this Agreement or would reasonably be expected to result in the condition set out in Section 5.2(b) not being satisfied; (vii) pay, discharge or satisfy any claims, liabilities or obligations other than the payment, discharge or satisfaction of liabilities that were incurred in the ordinary course of business and are reflected or reserved against in the Trust’s most

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	C-15

recent financial statements; (viii) waive, release, grant or transfer any rights of material value; (ix) enter into a new line of business; or (x) authorize or propose any of the foregoing, or enter into or modify any contract to do any of the foregoing;

(d)	the Trust shall not, and shall not permit any of its subsidiaries to, directly or indirectly, other than in the Ordinary Course of Business: (i) enter into any contract with respect to the purchase, sale, disposition or development of any asset or property outside the ordinary course of business or that would impose payment or other obligations on the Trust or any of its subsidiaries; (ii) enter into any contract or series of contracts resulting in a new contract or series of related new contracts that would result in any contract having a term in excess of 12 months and that would not be terminable by the Trust or its subsidiaries upon notice of 60 days or less from the date of the relevant contract; (iii) enter into any contract that would limit or otherwise restrict the Trust or any of its subsidiaries or any of their successors, or that would, after the Closing Time, limit or otherwise restrict BPY or any of its respective affiliates or any of its successors, from engaging or competing in any line of business or in any geographic area; or (iv) waive, release or amend, in any material respect any contract of the type described in clause (ii) above;

(e)	other than in the Ordinary Course of Business and other than as is necessary to comply with applicable Laws, or existing employee benefit plans or contracts, or, in the case of employees, off-cycle adjustments granted in the Ordinary Course of Business or pursuant to arrangements that, prior to the date of this Agreement, have been disclosed to BPY and approved by the compensation committee of the Board of Trustees, neither the Trust nor any of its subsidiaries, in respect of any of their respective employees, shall (i) grant to any senior employee, officer, director or trustee of the Trust or of any of its subsidiaries an increase in compensation in any form; (ii) grant any general salary increase or increase to benefits; (iii) take any action with respect to the grant of any severance or termination pay; (iv) enter into any employment, bonus, change of control, severance, deferred compensation or other similar agreement or amend any such existing agreement, with any employee, officer, director or trustee of the Trust or any of its subsidiaries; (v) increase any benefits payable under its current severance or termination pay policies; or (vi) adopt or materially amend or make any contribution to any employee benefit plan or other similar plan, agreement, trust, fund or arrangement or take any action to accelerate any rights or benefits or fund or secure the payment of compensation or benefits under any employee benefit plan, or make any person a beneficiary of any retention or severance plan which would entitle such person to payments, vesting, acceleration or any other right as a consequence of consummation of the transactions contemplated by this Agreement and/or termination of employment, provided that the Board of Trustees shall terminate the DTU Plan effective immediately prior to the Closing Time and take all action permitted under the DTU Plan necessary to settle all outstanding DTUs in cash on the Closing Date;

(f)	other than in the Ordinary Course of Business, it shall not, and shall not permit any of its subsidiaries to, make any loans, advances or capital contributions to, or investments in, or guarantees (other than performance guarantees on behalf of wholly-owned subsidiaries) to, any other person other than to wholly-owned subsidiaries, or make any loans to any officer, director, trustee or employee of the Trust or any of its subsidiaries; and

(g)	it shall not, and shall not permit any of its subsidiaries to, waive, release, assign, settle or compromise:

(i)	any material Legal Action or any material claim or material liability; or

(ii)	any Legal Action that is brought by any current, former or purported holder of any securities of the Trust in its capacity as such and that:

(A)	requires any payment to such security holder by the Trust or any subsidiary; or

(B)	adversely affects in any material respect the ability of the Trust and the subsidiaries to conduct their business in a manner consistent with past practice.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	C-16

4.4	Trustees

Subject to confirmation that insurance coverage is maintained as contemplated by Section 4.5 and delivery by BPY of releases from all claims and potential claims in respect of the period prior to the Closing Time in favour of the trustees, the Trust shall obtain and deliver to BPY at the Closing Time evidence reasonably satisfactory to BPY of the resignations effective immediately prior to the Closing Time of all of the trustees of the Trust designated by BPY to the Trust in writing at least five Business Days prior to the Closing Date.

4.5	Insurance

(a)	From and after the Closing Time, BPY shall cause the Trust and its subsidiaries to indemnify and hold harmless, to the fullest extent permitted under applicable Law (and to also advance expenses as incurred to the fullest extent permitted under applicable Law), each present and former trustee, director and officer of the Trust and its subsidiaries (each, an “Indemnified Person”) against any costs or expenses (including reasonable legal fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, inquiry, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Person’s service as a trustee, director, officer or employee of the Trust and/or any of its subsidiaries or services performed by such persons at the request of the Trust and/or any of its subsidiaries at or prior to or following the Closing Time, whether asserted or claimed prior to, at or after the Closing Time, including the approval or completion of this Agreement, the Transaction or any of the other transactions contemplated by this Agreement or arising out of or related to this Agreement and the transactions contemplated hereby. Neither BPY nor the Trust shall settle, compromise or consent to the entry of any judgment in any claim, action, suit, proceeding or investigation or threatened claim, inquiry, action, suit, proceeding or investigation involving or naming an Indemnified Person or arising out of or related to an Indemnified Person’s service as a trustee, director, officer or employee of the Trust and/or any of its subsidiaries or services performed by such persons at the request of the Trust and/or any of its subsidiaries at or prior to or following the Closing Time without the prior written consent (not to be unreasonably withheld or delayed) of that Indemnified Person, except in respect of a settlement where there is no admission of liability in respect of an Indemnified Person

(b)	BPY hereby covenants and agrees that any trustees’, directors’ and officers’ insurance now existing in favour of the trustees, directors and officers of the Trust and each of its subsidiaries shall survive the completion of the Transaction (or be replaced with substantially equivalent coverage from another provider of at least equivalent standing to the current provider) and shall continue in full force and effect (either directly or via run-off insurance or insurance provided by an alternative provider of at least equivalent standing to the current provider) for a period of not less than six years from the Closing Date and BPY hereby undertakes to ensure that this covenant shall remain binding upon its and the Trust’s successors and assigns, provided that BPY hereby will not be required to pay an annual premium in excess of 300% of the current annual premium payable in respect of the current trustees’, directors’ and officers’ insurance under which the trustees, directors and officers of the Trust and each of its subsidiaries have coverage.

(c)	The rights of the Indemnified Persons under this Section 4.5 shall be in addition to any rights such Indemnified Persons may have under the Declaration of Trust or other constating documents of the Trust or any of its subsidiaries or any resolutions of the Board of Trustees, or under any applicable Law or under any agreement of any Indemnified Person with the Trustees or any of its subsidiaries. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Time and rights to advancement of expenses relating thereto in favour of any Indemnified Person as provided in the Declaration of Trust or other constating documents of the Trust or any subsidiary of the Trust or any resolutions of the Board of Trustees or any agreement between such Indemnified Person and the Trust or any of its subsidiaries shall survive the Closing Time and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Person.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	C-17

(d)	The provisions of this Section 4.5 are intended to be for the benefit of, and shall be enforceable by, each insured or indemnified person, his or her heirs and his or her legal representatives, and, for such purpose, the Trust hereby confirms that it is acting as agent and trustee on their behalf.

(e)	BPY agrees that it shall directly honour all rights to indemnification or exculpation now existing in favour of present and former trustees, directors and officers of the Trust and its subsidiaries (including in the current Declaration of Trust, the articles or by-laws (or equivalent) of each of the Trust’s subsidiaries, or in any agreement) which shall survive the completion of the Transaction and shall continue in full force and effect.

(f)	This Section 4.5 shall survive the consummation of the Transaction and is intended to be for the benefit of, and shall be enforceable by, each Indemnified Person and his or her heirs, executors, administrators and personal representatives and shall be binding on the Trust and its successors and assigns, and, for such purpose, the Trust hereby confirms that it is acting as agent and trustee on behalf of the Indemnified Person.

4.6	Public Notices

All public notices to third parties and all other publicity concerning the Transaction shall be jointly planned and coordinated by the parties and no party shall act unilaterally in this regard without the prior written approval of the other parties, such approval not to be unreasonably withheld or delayed, except to the extent that the party making such notice is required to do so by applicable Laws in circumstances where prior consultation with the other parties is not practicable, provided concurrent notice to the other parties is provided.

ARTICLE 5

CONDITIONS

5.1	Mutual Conditions of BPY and the Trust

The obligations of BPY and the Trust to complete the Transaction are subject to satisfaction or waiver by BPY and the Trust on or before the Closing Date of each of the following conditions, which are for the mutual benefit of each of BPY and the Trust and which may only be waived, in whole or in part, by the mutual consent of each of BPY and the Trust:

(a)	the Transaction Resolution shall have received the Required Vote at the Unitholders’ Meeting;

(b)	the Competition Act Clearance shall have been obtained;

(c)	there shall not be in force any order or decree of a court or other tribunal of competent jurisdiction restraining or enjoining the consummation of the Transaction; and

(d)	all consents, orders, regulations and approvals, including regulatory and judicial approvals and orders, required or necessary for the completion of the Transaction shall have been obtained or received from the persons, authorities or bodies having jurisdiction in the circumstances, and none of such consents, orders, regulations or approvals shall contain terms or conditions that are unsatisfactory or unacceptable to BPY or the Trust, each acting reasonably.

5.2	Additional Conditions Precedent to the Obligations of BPY

The obligation of BPY to complete the Transaction shall be subject to the satisfaction or waiver by BPY, on or before the Closing Date, of each of the following conditions, which are for the exclusive benefit of BPY and which may only be waived, in whole or in part, by BPY:

(a)	all covenants of the Trust under this Agreement to be performed on or before the Closing Date shall have been duly performed by the Trust in all material respects and the Trust shall have provided BPY

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	C-18

with a certificate, addressed to BPY and dated as of the Closing Date, signed on behalf of the Trust by two of its officers or trustees certifying such performance as of the Closing Date;

(b)	disregarding any Material Adverse Effect or materiality qualifiers contained therein:

(i)	the Non-Core Representations shall be true and correct in all respects as of the Closing Time with the same force and effect as if made on and as of the Closing Date (except (A) to the extent such representations and warranties speak as of an earlier date, the accuracy of which shall be determined as of such earlier date, or (B) as affected by this Agreement), except to the extent that any inaccuracy in any of the Non-Core Representations individually or in the aggregate would not have a Material Adverse Effect; and

(ii)	the Core Representations shall be true and correct in all respects (subject to de minimus exceptions) as of the Closing Time with the same force and effect as if made on the Closing Date (except (A) to the extent such representations and warranties speak as of an earlier date, the accuracy of which shall be determined as of such earlier date, or (B) as affected by this Agreement), and the Trust shall have provided BPY with a certificate, addressed to BPY and dated as of the Closing Date, signed on behalf of the Trust by two of its officers or trustees certifying such accuracy as of the Closing Date;

(c)	between the date hereof up to and including the Closing Date, there shall not have occurred any Material Adverse Effect; and

(d)	the holders of not more than 5% of the outstanding Trust Units (assuming the exchange of all outstanding Class B LP Units into Trust Units in accordance with their terms) shall have exercised dissent rights with respect to the Transaction as provided for in the proposed amendments to the Declaration of Trust contained in the Transaction Resolution.

5.3	Additional Conditions Precedent to the Obligations of the Trust

The obligation of the Trust to complete the Transaction shall be subject to the satisfaction or waiver by the Trust on or before the Closing Date of each of the following conditions, which are for the exclusive benefit of the Trust and which may only be waived, in whole or in part, by the Trust:

(a)	all covenants of BPY under this Agreement to be performed on or before the Closing Date shall have been duly performed by BPY in all material respects, and BPY shall have provided the Trust with a certificate, addressed to the Trust and dated as of the Closing Date, signed on behalf of BPY by two of its officers or directors certifying such performance as of the Closing Date; and

(b)	the representations and warranties of BPY set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects and all other representations and warranties of BPY set forth in this Agreement shall be true and correct in all material respects, in each case as of the Closing Time, with the same force and effect as if made on and as of the Closing Date (except (A) to the extent such representations and warranties speak as of an earlier date, the accuracy of which shall be determined as of such earlier date, or (B) as affected by this Agreement), and BPY shall have provided the Trust with a certificate, addressed to the Trust and dated as of the Closing Date, signed on behalf of BPY by two of its officers or directors certifying such accuracy as of the Closing Date.

5.4	Merger of Conditions

The conditions set out in this Article shall be conclusively deemed to have been satisfied, waived or released upon the completion of the Transaction.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	C-19

ARTICLE 6

TERMINATION

6.1	Term

This Agreement shall be effective from and after the date hereof until the earlier of the Closing Time and the termination of this Agreement in accordance with its terms.

6.2	Termination

This Agreement may be terminated by:

(a)	mutual written agreement of the parties hereto;

(b)	any party at any time prior to the Closing Time if:

(i)	the Closing Time has not occurred on or prior to the Outside Date, except that the right to terminate this Agreement under this Section 6.2(b)(i) shall not be available to any party if the failure of the Closing Time to occur by such date is the result of the material breach of, or failure to fulfill, any of such party’s obligations under this Agreement;

(ii)	the Required Vote is not obtained at the Unitholders’ Meeting (or any adjournment or postponement thereof); or

(iii)	after the date hereof, there shall be enacted or made any applicable Law (or any applicable Law shall have been amended) that makes consummation of the Transaction illegal or that prohibits or otherwise restrains the Trust and BPY from consummating the Transaction;

(c)	BPY at any time prior to the Closing Time if:

(i)	the Unconflicted Board of Trustees or the Special Committee shall have:

(A)	withdrawn or modified, or proposed publicly to withdraw or modify, in a manner adverse to BPY, its approval of the Transaction or its recommendation that the Trust Unitholders vote in favour of the Transaction Resolution; or

(B)	failed to reaffirm its approval of the Transaction or its recommendation that the Trust Unitholders vote in favour of the Transaction Resolution within five Business Days of being requested to do so by BPY;

(ii)	subject to Section 6.3, and provided that BPY is not then in material breach of its obligations under this Agreement:

(A)	any representation or warranty of the Trust under this Agreement is untrue or incorrect, or shall have become untrue or incorrect, in either case such that the condition contained in Section 5.2(b) would be incapable of satisfaction;

(B)	the Trust is in default of a covenant or obligation hereunder such that the condition contained in Section 5.2(a) would be incapable of satisfaction;

(d)	the Trust at any time prior to the Closing Time if, subject to Section 6.3, and provided that the Trust is not then in material breach of its obligations under this Agreement:

(i)	any representation or warranty of BPY under this Agreement is untrue or incorrect, or shall have become untrue or incorrect, in either case such that the condition contained in Section 5.3(b) would be incapable of satisfaction; or

(ii)	BPY is in default of a covenant or obligation hereunder such that the condition contained in Section 5.3(a) would be incapable of satisfaction.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	C-20

6.3	Notice and Cure Provisions

(a)	BPY and the Trust shall give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Agreement and the Closing Time of any event or state of facts which occurrence or failure would, or would reasonably be expected to:

(i)	cause any of the representations or warranties of such party contained herein to be untrue or inaccurate on the date hereof or at the Closing Time in either case such that the condition contained in Section 5.2(b) or Section 5.3(b), as applicable, would be incapable of satisfaction; or

(ii)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party hereunder prior to the Closing Time.

(b)	BPY may not exercise its right to terminate this Agreement pursuant to Section 6.2(c)(ii) and the Trust may not exercise its right to terminate this Agreement pursuant to Section 6.2(d) unless the party seeking to terminate the Agreement shall have delivered a written notice to the other party or parties specifying in reasonable detail all breaches of covenants, representations and warranties or other matters that the party delivering such notice is asserting as the basis for the termination right. If any such notice is delivered, provided that a party is proceeding diligently to cure such matter and such matter is capable of being cured, no party may exercise such termination right, until the earlier of:

(i)	the Outside Date, and

(ii)	the date that is 10 Business Days following receipt of such notice by the party to whom the notice was delivered, if such matter has not been cured by such date.

If such notice has been delivered prior to the date of the Unitholders’ Meeting, such meeting shall, unless the parties agree otherwise, be postponed or adjourned until the expiry of such period (without causing any breach of any other provision contained herein). If such notice has been delivered prior to the Closing Date, the Closing Date shall be postponed until two Business Days after the expiry of such period. Notwithstanding the foregoing, failure to give notice pursuant to this Section 6.3 shall not in any event be considered in determining whether Section 6.2(c)(ii) or 6.2(d) has been satisfied.

6.4	Effect of Termination

If this Agreement is terminated in accordance with Section 6.2, this Agreement shall forthwith become void and of no further force or effect and no party shall have any further obligations or liability hereunder except the provisions of Sections 2.3(b), 2.3(d), 4.5, 4.6, 7.2, 7.4, 7.5, 7.9, 7.10, 7.11, 7.12, 7.13 and this Section 6.4 shall remain in full force and effect and shall survive any such termination and as otherwise expressly contemplated hereby. Nothing in this Section 6.4 shall relieve any party of liability for any breach of this Agreement prior to its termination.

ARTICLE 7

GENERAL

7.1	Amendment

This Agreement may, at any time and from time to time before or after the holding of the Unitholders’ Meeting, be amended by mutual written agreement of the parties hereto without further notice to or authorization on the part of their respective securityholders except as required by applicable Laws.

7.2	Notices

Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a party to the other party shall be in writing and may be given by delivering same or sending same by e-mail or by delivery addressed to the party to which the notice is to be given at its address for service herein. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a Business Day,

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	C-21

and if not, the next succeeding Business Day) and if sent by e-mail be deemed to have been given and received at the time of receipt unless actually received after 4:00 p.m. (Toronto time) at the point of delivery in which case it shall be deemed to have been given and received on the next Business Day.

The address for notice of each of the parties hereto shall be as follows:

(a)	if to BPY:

Brookfield Property Partners L.P.

250 Vesey Street, 15th Floor

New York, New York 10281

Attention:	Murray Goldfarb
E-mail:	murray.goldfarb@brookfield.com

with a copy to (which shall not constitute notice):

Torys LLP

1114 Avenue of the Americas, 23rd Floor

New York, New York 10036

Attention:	Karrin Powys-Lybbe and Mile Kurta
E-mail:	kpowys-lybbe@torys.com/mkurta@torys.com

(b)	if to the Trust:

Brookfield Canada Office Properties

Brookfield Place, Suite 330

181 Bay Street

Toronto, ON M5J 2T3

Attention:	Michelle Campbell
E-mail:	michelle.campbell@brookfield.com

with a copy to (which shall not constitute notice):

Torys LLP

1114 Avenue of the Americas, 23rd Floor

New York, New York 10036

Attention:	Karrin Powys-Lybbe and Mile Kurta
E-mail:	kpowys-lybbe@torys.com/mkurta@torys.com

- and -

Goodmans LLP

Bay Adelaide Centre

333 Bay Street, Suite 3400

Toronto, Ontario M5H 2S7

Attention:	Lawrence Chernin and Mark Spiro
E-mail:	lchernin@goodmans.ca/mspiro@goodmans.ca

- and -

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue NW

Washington, DC 20005

Attention:	Jeremy London and Ryan J. Dzierniejko
E-mail:	Jeremy.London@skadden.com/ryan.dzierniejko@skadden.com

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	C-22

7.3	Time of the Essence

Time shall be of the essence in this Agreement.

7.4	No Third Party Beneficiaries

Except as provided in Sections 2.3(d), 4.4, 4.5 and 7.7, and except for the rights of the Public Unitholders to receive the Redemption Price for their Trust Units following the Closing Time, which rights are hereby acknowledged and agreed by BPY, this Agreement is not intended to confer any rights or remedies upon any person other than the parties to this Agreement. BPY appoints the Trust as the trustee for the trustees and officers of the Trust of the covenants of BPY with respect to those individuals as specified in Sections 2.3(d), 4.4, 4.5 and 7.7 of this Agreement and the Trust accepts such appointment.

7.5	Expenses

Except as otherwise specifically provided in this Agreement, each party to this Agreement shall pay its respective legal, accounting and other professional advisory fees, costs and expenses incurred in connection with the negotiation, preparation or execution of this Agreement and all documents and instruments executed or delivered pursuant to this Agreement, as well as any other costs and expenses, except that BPY shall reimburse the Trust for: (a) the fees, costs and expenses incurred by the Trust in connection with obtaining the Valuation provided by the Financial Advisor; (b) the fees, costs and expenses incurred by the Trust in connection with the solicitation of proxies; and (c) all fees, costs and expenses (including legal, accounting and other professional advisors) incurred by the Trust if the Trust shall have terminated this Agreement pursuant to Section 6.2(d)(i) or Section 6.2(d)(ii) or either party shall have terminated this Agreement pursuant to Section 6.2(b)(ii). The parties agree that this Section 7.5 shall survive the termination of this Agreement.

7.6	Limited Liability of Limited Partners

The Trust acknowledges that BPY is a limited partnership, a limited partner of which is liable for any liabilities or losses of the partnership only to the extent of the amount that such limited partner has contributed, or agreed to contribute, to the capital of the partnership and such limited partner’s pro rata share of any undistributed income.

7.7	Limited Liability of Trustees

BPY acknowledges that this Agreement shall be conclusively taken to have been executed by, or by an officer of the Trust on behalf of, the trustees of the Trust only in their capacity as trustees under the Declaration of Trust. BPY hereby disclaims any liability upon and waives any claim against Trust Unitholders and any annuitants or beneficiaries of a trust governed by a registered retirement savings plan, registered retirement income fund, registered education savings plan or deferred profit sharing plan or under plans of which Trust Unitholders act as trustee or carrier and the obligations created hereunder are not personally binding upon, nor shall resort be had to, nor shall recourse or satisfaction be sought from, the private property of any trustee of the Trust or any Trust Unitholders or such annuitant or beneficiary. BPY expressly agrees that recourse under this Agreement shall be limited to the property, assets, rights and interests held by or on behalf of the Trust. It is agreed that the benefit of this provision is restricted to the trustees and officers of the Trust, each Trust Unitholder and such annuitants or beneficiaries and, solely for that purpose, the Trust has entered into this provision as agent and trustee for and on behalf of the trustees of the Trust, each Trust Unitholder and each such annuitant or beneficiary.

7.8	Injunctive Relief

The parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	C-23

their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms of this Agreement, any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief hereby being waived. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the parties.

7.9	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

7.10	Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.

7.11	Governing Law

This Agreement shall be governed by, and be construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein. Each party hereby irrevocably attorns to the jurisdiction of the courts of the Province of Ontario in respect of all matters arising under or in relation to this Agreement.

7.12	Waiver

No waiver by any party shall be effective unless in writing and any waiver shall affect only the matter, and the occurrence thereof, specifically identified and shall not extend to any other matter or occurrence.

7.13	Enurement and Assignment

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any party without the prior written consent of the other parties hereto.

7.14	Counterparts and Telecopies

This Agreement may be executed in one or more counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Transmission by e-mail or facsimile of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart, provided that the party so delivering such counterpart shall, promptly after such delivery, deliver the original of such counterpart of the Agreement to the other parties hereto.

[Signature Page to Follow]

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	C-24

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

BROOKFIELD PROPERTY PARTNERS L.P. by its general partner BROOKFIELD PROPERTY PARTNERS LIMITED

By:	/s/ Jane Sheere
Name:Jane Sheere
Title: Secretary

BROOKFIELD CANADA OFFICE PROPERTIES

By:	/s/ Paul D. McFarlane
Name:Paul D. McFarlane
Title: Trustee, Chairman of the Special Committee

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	C-25

Schedule A – Transaction Resolution

BE IT RESOLVED THAT:

1. The redemption by Brookfield Canada Office Properties (the “Trust”) of all of the issued and outstanding units (other than special voting units) of the Trust not already owned by Brookfield Property Partners L.P. (“BPY”) and its subsidiaries, substantially in accordance with the redemption agreement (the “Redemption Agreement”) made as of April 20, 2017 between BPY and the Trust (the “Transaction”) and as more particularly described and set forth in the management information circular dated ●, 2017 of the Trust accompanying the notice of this meeting is hereby authorized and approved.

2. The amended and restated declaration of trust dated as of February 24, 2012 (the “Declaration of Trust”) is hereby amended effective as of the Closing Date (as defined in the Redemption Agreement) as follows:

Section 1.1. Definitions shall be amended to include the following:

“Redemption” means the redemption on the Redemption Date of all outstanding Trust Units, excluding the Trust Units owned by Brookfield Property Partners L.P. and its subsidiaries, in consideration for the payment of the Redemption Price for each Trust Unit so redeemed;

“Redemption Agreement” means the redemption agreement dated April 20, 2017 between Brookfield Property Partners L.P. and the Trust, as may be amended from time to time in accordance with its terms;

“Redemption Date” means the Closing Date (as such term is defined in the Redemption Agreement);

“Redemption Price” means $32.50 in cash per Trust Unit being redeemed pursuant to the Redemption;

“Redemption Unitholder” means a Unitholder whose Trust Units are being redeemed pursuant to the Redemption; and

“Transaction” has the meaning set out in the Redemption Agreement.

The definition of “Distribution Record Date” shall be amended by adding “or, in respect of a taxation year of the Trust that does not end on December 31, a period ending on a date as may be determined by the trustees” after “Distribution Period”.

Section 5.3 Other Distributions shall be amended by replacing “in any year” with “in any taxation year of the Trust”.

Section 3.9.1 Redemption of Units shall be added and read as follows:

(a) The Trust shall complete the Redemption by paying the Redemption Price to each Redemption Unitholder, without any further act or formality, on the Redemption Date.

(b) The Trust shall cause to be delivered to the registered Redemption Unitholders a cheque or a wire transfer representing the aggregate Redemption Price required to be paid to each such Redemption Unitholder pursuant to Section 3.9.1(a). Payments made by the Trust or its agents of the Redemption Price are conclusively deemed to have been made upon the mailing of a cheque in a postage prepaid envelope addressed to the Redemption Unitholder or upon transmission of said wire transfer, as applicable unless such cheque or wire transfer is dishonoured upon presentment or transmission, as applicable. Upon such payment, the Trust shall be discharged from all liability to the former Redemption Unitholders, including in respect of the Trust Units so redeemed. Under no circumstances will interest be paid to any Redemption Unitholder on any payment to be made hereunder, regardless of any delay in making such payment.

(c) The Trust and its agents shall be entitled to deduct or withhold from any amount payable to any Redemption Unitholder as a consequence of the Redemption, such amounts as the Trust or any agent is required or permitted to deduct or withhold with respect to such payment under the Tax Act, or any other provision of provincial, local or foreign tax law, in each case, as amended. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes hereof as having been paid to the Redemption Unitholder in respect of which such deduction or withholding was made, provided that such deducted or withheld amounts are actually remitted to the appropriate taxing authority.

(d) The Trust shall not distribute, allocate or otherwise designate or pay or make payable, any of the Trust Income or Net Realized Capital Gains of the Trust to a Redemption Unitholder in connection with the Redemption of a Redemption Unitholder’s Trust Units.

(e) All Trust Units that are redeemed on the Redemption Date shall be cancelled on the Redemption Date and such Trust Units shall no longer be outstanding and shall not be reissued and the holders thereof shall no longer be considered Unitholders of the Trust or entitled to any rights as Unitholders including any right to receive distributions or other amounts from the Trust, but shall only be entitled to receive the Redemption Price.

Section 12.15 Dissent Rights shall be added and read as follows:

(a) If the Trust resolves to approve the Redemption, a Redemption Unitholder may dissent.

(b) In addition to any other right the Redemption Unitholder may have, a Redemption Unitholder who complies with this Section 12.15 is entitled, after the Redemption is completed, to be paid by the Trust the fair value of the Trust Units held by the Redemption Unitholder, determined as of the close of business on the day before the resolution was adopted.

(c) A dissenting Redemption Unitholder may only claim under this Section 12.15 with respect to all of the Trust Units held by the Redemption Unitholder and registered in the name of the dissenting Redemption Unitholder at the record date set by the Trust in respect of any meeting of Unitholders at which the Redemption is to be voted on.

(d) A dissenting Redemption Unitholder shall send to the Trust, at least two days prior to any meeting of Unitholders at which the Redemption is to be voted on, a written objection to the resolution, unless the Trust did not give notice to the Redemption Unitholder of the purpose of the meeting and of the Redemption Unitholder’s right to dissent.

(e) The Trust shall, within ten days after the Unitholders adopt the resolution, send to each Redemption Unitholder who has filed the objection referred to in Subsection 12.15(d) notice that the resolution has been adopted, but such notice is not required to be sent to any Redemption Unitholder who voted for or abstained from voting for the resolution or who has withdrawn its objection (and, for greater certainty, a Redemption Unitholder who voted for or abstained from voting for the resolution or who has withdrawn its objection will not be considered a dissenting Redemption Unitholder).

(f) A dissenting Redemption Unitholder entitled to receive notice under Subsection 12.15(e) shall, within twenty days after receiving such notice, or, if the dissenting Redemption Unitholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the Trust a written notice containing:

(i)	the dissenting Redemption Unitholder’s name and address;

(ii)	the number of Trust Units in respect of which the dissenting Redemption Unitholder dissents; and

(iii)	a demand for payment of the fair value of such Trust Units.

(g) Not later than the thirtieth day after the sending of a notice under Subsection 12.15(f), a dissenting Redemption Unitholder shall send the certificates representing the Trust Units held by the Redemption Unitholder to the Trust or its transfer agent.

(h) A dissenting Redemption Unitholder who fails to comply with Subsection 12.15(g) has no right to make a claim under this Section 12.15.

(i) The Trust or its transfer agent shall endorse on any certificate received under Subsection 12.15(g) a notice that the holder is a dissenting Redemption Unitholder under this Section 12.15 and shall return forthwith the certificates to the dissenting Redemption Unitholder.

(j) On sending a notice under Subsection 12.15(f), a dissenting Redemption Unitholder ceases to have any rights as a Redemption Unitholder other than the right to be paid the fair value of the Trust Units as determined under this Section 12.15 except where:

(i)	the dissenting Redemption Unitholder withdraws the notice before the Trust makes an offer under Subsection 12.15(k);

(ii)	the Trust fails to make an offer in accordance with Subsection 12.15(k) and the dissenting Redemption Unitholder withdraws the notice; or

(iii)	the Trustees revoke the resolution which gave rise to the dissent rights under this Section 12.15, and to the extent applicable, terminate the Redemption Agreement or abandon the Redemption,

in which case the dissenting Redemption Unitholder’s rights are reinstated as of the date the dissenting Redemption Unitholder sent the notice referred to in Subsection 12.15(f).

(k) The Trust shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the Trust received the notice referred to in Subsection 12.15(f), send to each dissenting Redemption Unitholder who has sent such notice a written offer to pay for the dissenting Redemption Unitholder’s Trust Units in an amount considered by the Trustees to be the fair value, accompanied by a statement showing how the fair value was determined.

(l) Every offer made under Subsection 12.15(k) for Trust Units shall be on the same terms.

(m) The Trust shall pay for the Trust Units of a dissenting Redemption Unitholder within 10 days after an offer made under Subsection 12.15(k) has been accepted, but any such offer lapses if the Trust does not receive an acceptance thereof within 30 days after the offer has been made.

(n) Where the Trust fails to make an offer under Subsection 12.15(k), or if a dissenting Redemption Unitholder fails to accept an offer, the Trust may, within 50 days after the action approved by the resolution is effective or within such further period as a court may allow, apply to a court to fix a fair value for the Trust Units of any dissenting Redemption Unitholder.

(o) If the Trust fails to apply to a court under Subsection 12.15(n), a dissenting Redemption Unitholder may apply to a court for the same purpose within a further period of 20 days or within such further period as a court may allow.

(p) The court where an application under Subsections 12.15(n) or 12.15(o) may be made is a court having jurisdiction in the place where the Trust has its registered office.

(q) A dissenting Redemption Unitholder is not required to give security for costs in an application made under Subsections 12.15(n) or 12.15(o).

(r) On an application under Subsections 12.15(n) or 12.15(o):

(i)	all dissenting Redemption Unitholders whose Trust Units have not been purchased by the Trust shall be joined as parties and bound by the decision of the court; and

(ii)	the Trust shall notify each affected dissenting Redemption Unitholder of the date, place and consequences of the application and of the dissenting Redemption Unitholder’s right to appear and be heard in person or by counsel.

(s) On an application to a court under Subsections 12.15(n) or 12.15(o), the court may determine whether any other person is a dissenting Redemption Unitholder who should be joined as a party, and the court shall then fix a fair value for the Trust Units of all dissenting Redemption Unitholders.

(t) A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the Trust Units of the dissenting Redemption Unitholders.

(u) The final order of a court in the proceedings commenced by an application under Subsections 12.15(n) or 12.15(o) shall be rendered against the Trust in favour of each dissenting Redemption Unitholder and for the amount of the Trust Units as fixed by the court.

(v) If Subsection 12.15(x) applies, the Trust shall, within ten days after the pronouncement of an order under Subsection 12.15(u), notify each dissenting Redemption Unitholder that it is unable lawfully to pay dissenting Redemption Unitholders for their Trust Units.

(w) If Subsection 12.15(x) applies, a dissenting Redemption Unitholder, by written notice delivered to the Trust within thirty days after receiving a notice under Subsection 12.15(v), may

(i)	withdraw their notice of dissent, in which case the Trust is deemed to consent to the withdrawal and the Unitholder is reinstated to their full rights as a Unitholder; or

(ii)	retain a status as a claimant against the Trust, to be paid as soon as the Trust is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the Trust but in priority to its Unitholders.

(x) The Trust shall not make a payment to a dissenting Redemption Unitholder under this section if there are reasonable grounds for believing that

(i)	the Trust is or would after the payment be unable to pay its liabilities as they become due; or

(ii)	the realizable value of the Trust’s assets would thereby be less than the aggregate of its liabilities.

(y) The provisions of Section 5.7 shall apply mutatis mutandis to any payment to a Redemption Unitholder under this Section 12.15.

3. The (i) Redemption Agreement and related transactions, (ii) actions of the trustees of the Trust in approving the Redemption Agreement, and (iii) actions of the trustees and officers of the Trust in executing and delivering the Redemption Agreement, and any amendments, modifications or supplements thereto, are hereby ratified and approved.

4. Notwithstanding that this resolution has been passed by the unitholders of the Trust, the trustees of the Trust are hereby authorized and empowered to, without notice to or approval of the unitholders of the Trust, (i) amend, modify or supplement the Redemption Agreement to the extent permitted by the Redemption Agreement and (ii) subject to the terms of the Redemption Agreement, not to proceed with the Transaction, the amendments to the Declaration of Trust and related transactions.

5. Any officer or trustee of the Trust is hereby authorized and directed for and on behalf of the Trust to execute or cause to be executed, under seal or otherwise, and to deliver or cause to be delivered all such other documents and instruments and to perform or cause to be performed all such other acts and things as such person determines may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or instrument or the doing of any such act or thing.

APPENDIX “D”

VALUATION AND FAIRNESS OPINION OF GREENHILL

April 20, 2017

PRIVILEGED AND CONFIDENTIAL

The Special Committee of the Board of Trustees of

Brookfield Canada Office Properties

181 Bay Street, Suite 330

Toronto, ON M5J 2T3

Members of the Special Committee:

Greenhill & Co. Canada Ltd. (“Greenhill”, “we”, “us” or “our”) understands that Brookfield Canada Office Properties (“BOX”) proposes to enter into an agreement (the “Redemption Agreement”) with Brookfield Property Partners L.P. (“BPY”) providing for the redemption (the “Redemption”) by BOX of all of the issued and outstanding units (other than special voting units) (the “Units”) of BOX not already owned by BPY or its subsidiaries for consideration per Unit (the “Consideration”) of $32.50 in cash. We understand that BPY and BOX have agreed that distributions on the Units will be paid in the ordinary course through to closing (pro-rated as applicable). We understand that BPY and its subsidiaries own an approximate 83% equity interest in BOX and that the Redemption would constitute a “business combination” for the purposes of Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (“MI 61-101”). The above description is summary in nature. The terms and conditions of the Redemption are more fully set forth in the Redemption Agreement and will be described in a management information circular of BOX (the “Circular”) to be distributed to the holders of Units in connection with a special meeting (the “Special Meeting”) of holders of Units to be called to consider approval of the Redemption.

We further understand that the board of trustees of BOX (the “Board”) has appointed a committee (the “Special Committee”) comprised of members of the Board who are independent for purposes of MI 61-101, to consider the Redemption and to make recommendations to the Board with respect to the Redemption. The Special Committee has retained us to provide financial advice and assistance to the Special Committee in evaluating the Redemption, including the preparation and delivery to the Special Committee of a formal valuation of the Units (the “Valuation”) in accordance with the requirements of MI 61-101 and under the supervision of the Special Committee and our opinion (the “Opinion” and, together with the Valuation, the “Valuation and Opinion”) as to whether the Consideration to be received pursuant to the Redemption by the holders of Units other than BPY and its subsidiaries is fair from a financial point of view to such holders.

All dollar amounts herein are expressed in Canadian dollars, unless stated otherwise.

ENGAGEMENT OF GREENHILL

On February 1, 2017, the Special Committee requested that Greenhill submit a proposal with respect to providing a formal valuation of the Units. Following Greenhill’s submission of such a proposal, Greenhill was invited to meet with the Special Committee on February 13, 2017. The Special Committee agreed to hire Greenhill in a letter agreement dated February 22, 2017 (the “Engagement Agreement”), as announced in a press release on February 23, 2017. On March 24, 2017, at the request of the Special Committee, Greenhill delivered its preliminary valuation analysis of the Units. On April 20, 2017, at the request of the Special Committee, Greenhill orally delivered the substance of the Valuation and Opinion. The Engagement Agreement provides for a payment to Greenhill of a fee upon our delivery of our preliminary valuation analysis ($500,000), which was delivered on March 24, 2017, and a fee upon our delivery of the Valuation and Opinion ($1,000,000). None of the fees

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	D-1

payable to us under the Engagement Agreement are contingent upon the conclusions reached by us in the Valuation and Opinion or in any subsequent financial opinion, or the completion of the Redemption. BOX has agreed to reimburse us for our reasonable out-of-pocket expenses and to indemnify us in respect of certain liabilities that might arise out of our engagement.

Subject to the terms of the Engagement Agreement, Greenhill consents to the inclusion of the Valuation and Opinion in the Circular, with a summary thereof, in a form acceptable to Greenhill, and to the filing thereof with the applicable Canadian and United States securities regulatory authorities.

CREDENTIALS OF GREENHILL

Greenhill and its affiliated entities are a leading independent investment bank focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments globally. It acts for clients located throughout the world from its offices in New York, Chicago, Dallas, Frankfurt, Hong Kong, Houston, London, Melbourne, San Francisco, São Paulo, Stockholm, Sydney, Tokyo and Toronto.

The Valuation and Opinion is the opinion of Greenhill and its form and content has been approved by a committee of senior investment banking professionals of Greenhill, each of whom is experienced in merger, acquisition, divestiture, valuation and fairness opinion matters. The Valuation and Opinion has been prepared in accordance with the Disclosure Standards for Formal Valuations and Fairness Opinions of the Investment Industry Regulatory Organization of Canada (the “Organization”) but the Organization has not been involved in the preparation or review of the Valuation and Opinion.

INDEPENDENCE OF GREENHILL

Greenhill hereby confirms that it is independent of BOX and all interested parties as required pursuant to MI 61-101. Greenhill further confirms that (i) it and its affiliated entities are not an issuer insider, associated entity nor an affiliated entity of any interested party (as each such term is used in MI 61-101) in respect of the Redemption; (ii) it and its affiliated entities are not acting as an advisor to any interested party in respect of the Redemption; (iii) its compensation under the Engagement Agreement does not depend in whole or in part on the conclusions reached in the Valuation and Opinion or the outcome of the Redemption; (iv) it and its affiliated entities will not act as manager or co-manager of any soliciting dealer group formed by any interested party in connection with the Redemption nor will it act as a member of any such group; and (v) it and its affiliated entities do not have any material financial interest in the completion of the Redemption.

As BOX has been advised, during the two years preceding the date Greenhill was first contacted for the purpose of the Valuation and Opinion, we have not been engaged by, performed any services for or received any compensation from BOX, BPY or their respective affiliates (other than any amounts that were paid or are payable to us under the Engagement Agreement). The fees payable to Greenhill pursuant to the Engagement Agreement are not, in the aggregate, financially material to Greenhill and its affiliated entities. There are no understandings or agreements between Greenhill and its affiliated entities, BPY and its associated or affiliated entities or BOX and its associated or affiliated entities with respect to future financial advisory or investment banking business. Greenhill and its affiliated entities may in the future, in the ordinary course of business, perform financial advisory services for such entities.

SCOPE OF REVIEW

In connection with the Valuation and Opinion, we have:

1.	reviewed the most recent draft, dated as of April 20, 2017, of the Redemption Agreement;

2.	reviewed annual reports, comparative audited annual financial statements, management’s discussion and analysis, annual supplemental information, annual information forms and management information circulars of BOX for the fiscal years ended December 31, 2016, 2015 and 2014;

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	D-2

3.	reviewed earnings call transcripts for the 2016 fourth quarter and 2016 full year results and quarterly earnings call transcripts for the three months ended March 31, 2016, the three and six months ended June 30, 2016 and the three and nine months ended September 30, 2016;

4.	reviewed press releases, material change reports and other regulatory filings made by BOX during the past three years;

5.	reviewed due diligence files prepared by BOX, including such items as board planning documents and operations updates, asset management plans, recent external building appraisals, fair value calculation and sensitivities, public company costs, key ground leases, tenant lease abstracts, material agreements, rent and occupancy forecasts and retail summaries;

6.	reviewed equity details, including Units and Unit equivalents;

7.	reviewed certain other publicly available business and financial information relating to BOX;

8.	reviewed certain information, including financial forecasts and other financial and operating data, concerning BOX supplied to or discussed with us by the management of BOX, including financial forecasts relating to BOX prepared by the management of BOX and approved for our use by BOX (the “Forecasts”);

9.	discussed the past and present operations and financial condition and the prospects of BOX with senior executives of BOX;

10.	participated on in person tours of key assets;

11.	had meetings and discussions with the Special Committee;

12.	had discussions with legal counsel to the Special Committee;

13.	reviewed the historical market prices and trading activity for the Units and analyzed its implied valuation multiples;

14.	compared the Consideration with values for the Units derived based on the financial terms, to the extent publicly available, of certain transactions that we deemed relevant;

15.	compared the Consideration with values for the Units derived based on certain financial information and trading valuations of certain publicly traded companies that we deemed relevant;

16.	compared the Consideration to present values for the Units derived by discounting future cash flows and a terminal value for BOX at discount rates we deemed appropriate;

17.	reviewed various research publications prepared by equity research analysts regarding BOX, the Canadian commercial real estate sector, and other public companies, as Greenhill deemed relevant;

18.	participated in discussions and negotiations among representatives of BOX and its legal advisors and representatives of BPY and its legal and financial advisors;

19.	reviewed a certificate addressed to Greenhill, dated as of the date hereof, from two senior officers of BOX as to the completeness and accuracy of the Information (as defined below) provided to Greenhill by BOX; and

20.	performed such other analyses and considered such other factors as we deemed appropriate.

Greenhill has not, to the best of its knowledge, been denied access by BOX to any information requested by Greenhill.

PRIOR VALUATIONS

BOX has represented to Greenhill that there are no prior valuations (as defined in MI 61-101) of BOX or of its securities or material assets, which have been prepared as of a date within two years preceding the date hereof.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	D-3

ASSUMPTIONS AND LIMITATIONS

The Valuation and Opinion is subject to the assumptions and limitations set out below.

With the Special Committee’s acknowledgement and agreement as provided for in the Engagement Agreement, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information and data publicly available, supplied or otherwise made available to, or reviewed by or discussed with, us by or on behalf of BOX, BPY or any other participant in the Redemption or otherwise reviewed by Greenhill, including the certificate identified below (collectively, the “Information”). The Valuation and Opinion is conditional upon such accuracy and completeness. With respect to the Forecasts, we have assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of BOX, and we have relied upon the Forecasts in arriving at our opinion. Subject to the exercise of professional judgment and except as expressly described herein, Greenhill has not attempted to verify independently the accuracy or completeness of any of the Information and has not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of BOX, nor have we been furnished with any such evaluation or appraisal. We are not legal, regulatory, accounting or tax experts and have relied on the assessments made by BOX and its advisors with respect to such issues. We have assumed the accuracy and fair presentation of, and relied upon BOX’s audited financial statements and the reports of the auditors thereon and BOX’s interim unaudited financial statements. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion.

Senior officers of BOX, in their capacities as officers of BOX on behalf of BOX and not in their individual capacities, have represented to Greenhill in a certificate dated the date hereof that:

(a)	BOX has no information or knowledge of any facts not specifically provided to Greenhill relating to BOX, its subsidiaries (as such term is defined in the Securities Act (Ontario) (the “OSA”)), or its or their assets, liabilities, affairs, business, operations, prospects or condition (financial or otherwise) which would reasonably be expected to affect the Valuation and Opinion in any material respect;

(b)	Subject to subparagraph (d) below regarding budgets, forecasts, projections and estimates, the information and data supplied or otherwise made available to Greenhill by or on behalf of BOX (the “BOX Information”) provided orally by, or in the presence of, an officer of BOX or in writing by BOX or by any of its subsidiaries to Greenhill for the purpose of preparing the Valuation and Opinion is, or in the case of historical BOX Information, was at the date of preparation, complete, true and accurate in all material respects, and does not and did not contain any untrue statement of a material fact in respect of BOX, its subsidiaries or the Redemption and does not and did not omit to state a material fact in respect of BOX, its subsidiaries or the Redemption necessary to make the BOX Information or any statement therein not misleading in light of the circumstances under which the BOX Information was provided or any such statement was made;

(c)	Since the date on which the BOX Information was provided to Greenhill, except as disclosed in writing to Greenhill, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of BOX and its subsidiaries, taken as a whole, and no material change has occurred in the BOX Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Valuation or the Opinion and there is no plan or proposal by BOX for any material change in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of BOX or any of its subsidiaries which has not been disclosed to Greenhill;

(d)

With respect to any portion of the BOX Information that constitute budgets, forecasts, projections, and/or estimates, such budgets, forecasts, projections and/or estimates: (i) were prepared using the assumptions identified therein, which in the reasonable belief of management of BOX are (or were at

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	D-4

the time of preparation and continue to be) reasonable in the circumstances; (ii) were prepared on a basis reflecting the best currently available estimates and judgements of management of BOX as to matters covered thereby at the time thereof; (iii) reasonably present the views of management of BOX of the financial prospects and forecasted performance of BOX and its subsidiaries and are consistent, in all material respects, with the historical operating experience of BOX and its subsidiaries; and (iv) are not, in the reasonable belief of management of BOX, misleading in any material respect in light of the assumptions used or in light of any developments since the time of their preparation;

(e)	The contents of BOX’s public disclosure documents, as of their respective dates, were true and correct in all material respects and did not contain any misrepresentation (as such term is defined in the OSA), and such disclosure documents complied in all material respects with all requirements under applicable laws as of their respective dates;

(f)	To the best of such officers’ knowledge after reasonable inquiry, there are no prior valuations (as defined in MI 61-101) of BOX, or of its securities or material assets, which have been prepared as of a date within two years preceding the date of the certificate

(g)	There have been no written, or to the best of such officers’ knowledge, verbal, offers for or proposed transactions involving all or a material part of the properties and assets owned by, or the securities of, BOX or of any of its subsidiaries and no negotiations have occurred relating to any such offers or transactions within two years preceding the date on which the proposed acquisition of the Units was first publicly announced by BPY which have not been disclosed to Greenhill;

(h)	Other than as disclosed in the BOX Information, neither BOX nor any of its subsidiaries has any material contingent liabilities and there are no actions, suits, claims, proceedings, investigations, or inquiries pending or, to the best of such officers’ knowledge, threatened against or affecting the Redemption, BOX or any of its subsidiaries at law or in equity or before or by any federal, national, provincial, state, municipal or other governmental department, commission, bureau, board, agency or instrumentality which would reasonably be expected to, in any way, materially adversely affect the Redemption or BOX and its subsidiaries, taken as a whole; and

(i)	To BOX’s knowledge, there are no agreements, undertakings, commitments or understandings (whether written or oral, formal or informal) relating to the Redemption, except as have been disclosed to Greenhill.

In preparing the Valuation and Opinion, Greenhill has made several assumptions, including that the final executed version of the Redemption Agreement, which we have further assumed will be identical to the most recent draft thereof reviewed by us, and the Redemption will be consummated in accordance with the terms set forth in the Redemption Agreement without any waiver, amendment or delay of any terms or conditions. In addition, Greenhill has assumed that the conditions precedent to the completion of the Redemption can be satisfied in due course, all consents, permissions, exemptions or orders of relevant third parties or regulatory authorities will be obtained, without adverse condition or qualification, and the procedures being followed to implement the Redemption are valid and effective. In its analysis in connection with the preparation of the Valuation and Opinion, Greenhill made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of Greenhill, BOX or BPY.

The Valuation and Opinion is conditional upon all of Greenhill’s assumptions being correct and there being no “misrepresentation” (as defined in the OSA) in any Information.

Greenhill is not a legal, regulatory, tax or accounting expert, and Greenhill expresses no opinion concerning any legal, tax or accounting matters concerning the Redemption or the sufficiency of this Valuation and Opinion for the purposes of the Special Committee or the Board. We have relied upon, without independent verification, the assessment of the Special Committee and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	D-5

The Valuation and Opinion has been provided for the use of the Special Committee and the Board. The Valuation and Opinion is not intended to be, and does not constitute, a recommendation to the members of the Special Committee or the Board as to whether they should approve the Redemption or to any holder of Units as to whether or how such holder should vote in respect of the resolution of holders of Units to be considered at the Special Meeting or whether to take any other action with respect to the Redemption or the Units. The Valuation and Opinion does not address the relative merits of the Redemption as compared to other transactions or business strategies that might be available to BOX. Greenhill expresses no opinion with respect to the future trading prices of securities of BOX.

The Valuation and Opinion is rendered as of April 20, 2017 on the basis of securities markets, economic and general business and financial conditions prevailing on that date and the condition and prospects, financial and otherwise, of BOX and its subsidiaries and affiliates as they were reflected in the Information provided to Greenhill. Any changes therein may affect the Valuation and Opinion and, although Greenhill reserves the right to change or withdraw the Valuation and Opinion in such event, it disclaims any undertaking or obligation to advise any person of any such change that may come to its attention, or update the Valuation and Opinion after such date. In preparing the Valuation and Opinion, Greenhill was not authorized to solicit, and did not solicit, interest from any other party with respect to the acquisition of Units or other securities of BOX, or any business combination or other extraordinary transaction involving BOX, nor did Greenhill negotiate with any party in connection with any such transaction involving BOX.

The preparation of a valuation and fairness opinion is a complex process and is not necessarily amenable to partial analysis or summary description. Greenhill believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create an incomplete view of the process underlying the Valuation and Opinion. Accordingly, the Valuation and Opinion should be read in its entirety.

OVERVIEW OF BOX

BOX is a limited purpose unincorporated, closed-ended, real estate investment trust established under and governed by the laws of the Province of Ontario and created pursuant to a declaration of trust dated as of March 19, 2010. BOX’s portfolio is comprised of interests in 26 premier office properties totaling 20.3 million square feet in the downtown cores of Toronto, Calgary and Ottawa. Landmark assets include Brookfield Place, the Bay Adelaide Centre, the Exchange Tower and the Hudson’s Bay Centre in Toronto and Bankers Hall in Calgary. BOX’s development portfolio consists of the Brookfield Place Calgary East development site totaling 1.4 million square feet. BPY and its subsidiaries are the manager of BOX and provide asset and property services under long-term arrangements. BOX does not have any employees and depends on the external management and administration services provided by BPY. BOX’s Units trade on the Toronto Stock Exchange (“TSX”) under the symbol “BOX.UN” and on the New York Stock Exchange (“NYSE”) under the symbol “BOXC”.

BOX owns and proactively manages premier properties in dynamic and, in many instances, supply-constrained markets with high barriers to entry, and maintains one of Canada’s most distinguished portfolios of office properties. BOX’s primary markets are the financial, energy and government sectors in the cities of Toronto, Calgary and Ottawa. BOX’s strategy is to concentrate operations within a select number of Canadian gateway cities with attractive tenant bases in order to maintain a meaningful presence and build on the strength of its tenant relationships within these markets. BOX focuses on the following strategic priorities: (1) realizing value from its properties through proactive leasing initiatives; (2) prudent capital management including the refinancing of mature properties; and (3) acquiring high quality commercial properties in its primary markets for value when opportunities arise.

DEFINITION AND APPROACH TO FAIR MARKET VALUE

The Valuation is based upon techniques and assumptions that Greenhill considers appropriate in the circumstances for the purposes of arriving at an opinion as to the range of fair market values of the Units.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	D-6

Greenhill approached the Valuation in accordance with MI 61-101 which, in the case of a business combination such as the Redemption, requires the valuator to make a determination as to the “fair market value” of the affected securities (i.e., the Units).

MI 61-101 defines “fair market value” as the monetary consideration that, in an open and unrestricted market, a prudent and informed buyer would pay a prudent and informed seller, each acting at arm’s length with the other and under no compulsion to act. In accordance with MI 61-101, Greenhill has made no downward adjustment to the fair market value of the Units to reflect the liquidity of the Units, the effect of the Redemption on the Units, or the fact that the Units held by minority unitholders do not form part of a controlling interest. Consequently, the Valuation provides a conclusion on a per Unit basis with respect to BOX’s “en bloc” value, being the price at which all of the Units could be sold to one or more buyers at the same time.

VALUATION APPROACH AND METHODOLOGIES

In determining the fair market value of the Units, Greenhill relied primarily on the net asset value (“NAV”) and the corporate discounted cash flow (“DCF”) and distribution discount model (“DDM”) approaches. As secondary methodologies, Greenhill considered comparable trading and precedent transactions analyses. Finally, Greenhill reviewed and considered valuation reference points such as the 52-week trading range and volume weighted average prices of the Units, equity research analysts’ price targets of the Units, equity research analysts’ NAV per Unit estimates and precedent minority squeeze-out transactions.

APPLICATION OF VALUATION METHODOLOGIES TO THE UNITS

Net Asset Value Analysis

The NAV methodology ascribes a separate value for each category of asset and liability, utilizing the methodology appropriate in each case based on the unique characteristics of each asset. The sum of total assets less total liabilities yields the NAV. As Greenhill does not consider a NAV analysis a liquidation analysis, it has not included frictional costs that may be incurred in the liquidation of the assets such as transaction costs or tax leakage in the subsequent analysis. In preparing BOX’s NAV analysis, Greenhill relied on financial projections as prepared by BOX management.

The key components of BOX’s NAV are as follows:

•	Operating real estate;

•	Development projects;

•	Cash and net other assets; and

•	Debt and other liabilities.

Operating Real Estate

Operating real estate includes office and related parking and retail assets located in Canada. For each asset, Greenhill employed a discounted cash flow (“DCF”) approach. In this approach, unlevered cash flows over a specific forecast period are discounted at a specific rate to determine the present value of the unlevered cash flows. The present value of a terminal value, representing the value of cash flows beyond the end of the forecast period, is added to arrive at a total aggregate value. Greenhill determined the terminal value by applying a reversionary cap rate to the final year of the forecast period’s net operating income.

For each asset, Greenhill relied upon the ten-year unlevered cash flow projections prepared by BOX management. For each market, Greenhill selected a range of discount rates and reversionary cap rates based on third-party data providers and Greenhill’s review of discount rates and reversionary cap rates used by BOX

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	D-7

management in its quarterly International Finance Reporting Standards (“IFRS”) valuations. As a result, the range of market discount rates ranged from a weighted average 5.93% to a weighted average of 6.43% and the range of market reversionary cap rates ranged from a weighted average of 5.43% to a weighted average 5.93%. Greenhill then made adjustments to each asset’s resulting gross asset value to reflect BOX’s proportionate ownership in each asset, net of non-controlling interests.

As a result of these approaches, Greenhill determined the fair market value of the operating real estate to be in the range of $5,141 million to $5,642 million.

Development Projects

BOX’s development assets include Brookfield Place Calgary East (“BPCE”). In determining the fair market value of BPCE, Greenhill employed a DCF approach based on cash flow projections prepared by BOX management and took into consideration the nature and structure of the acquisition of BPCE from BPY. BPCE was acquired from BPY on an “as completed and stabilized basis” with BPY retaining development, lease-up and financing risk (stabilization expected in 2018). Greenhill also reviewed BOX’s year-end 2016 IFRS values for the project. As a result of these approaches, Greenhill determined the fair market value of BPCE to be in the range of $671 million to $748 million.

Cash and Net Other Assets

Greenhill included BOX’s proportionate share of cash, net of non-controlling interests, as stated in BOX’s year-end 2016 financial statements. Greenhill also included BOX’s proportionate share of tenant receivables and other assets, accounts payable and other liabilities, net of non-controlling interests, as stated in BOX’s year-end 2016 financial statements. As a result, Greenhill determined cash and net other assets to be $91 million, based on cash and other assets of $76 million and accounts payable and other liabilities of $167 million.

Debt and Other Liabilities

BOX’s proportionate share of total debt outstanding is $2,839 million, which includes $2,779 million of property debt and $60 million of corporate debt outstanding as of December 31, 2016. Based upon materials prepared by BOX and reviewed by Greenhill, the mark-to-market on BOX’s debt is estimated to be $100 million. As a result, Greenhill determined the fair market value of the debt (including the mark-to-market on BOX’s debt) to be $2,939 million.

Total Units Outstanding

As of March 31, 2017, 93,520,745 Units were issued and outstanding on a fully exchanged basis including the Class B limited partnership units of Brookfield Office Properties Canada LP.

Net Asset Value – Conclusion

Based on the foregoing, by subtracting the sum of BOX’s total liabilities (including a mark-to-market of its outstanding debt) from the sum of its total assets, Greenhill has determined a range of $29.75 per Unit to $35.93 per Unit under the NAV analysis.

Corporate Discounted Cash Flow Analysis

Greenhill performed a corporate DCF analysis using cash flow forecasts provided by BOX management. In this approach, unlevered free cash flow projects are discounted at a specific rate to determine the present value. The present value of a terminal value, representing the value of unlevered free cash flow beyond the end of the forecast period is added to arrive at a total aggregate value. Outstanding debt is subtracted and outstanding cash is added to arrive at an equity value. The equity value is then divided by the fully diluted unit count in order to arrive at an implied price per Unit.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	D-8

Greenhill reviewed the DCF value both on a status quo basis and also reflecting the potential cost savings that could be achieved if a third party were to acquire 100% of BOX. Potential cost savings reflect Greenhill’s estimates of what costs would no longer be incurred in that situation.

Greenhill calculated a range of terminal values by applying a range of cap rates to the terminal year’s estimated net operating income (“NOI”) as provided by BOX management. A cap rate range of 5.50% to 6.00% was selected based on Greenhill’s professional judgement, which included an analysis of the cap rates of other comparable companies. Greenhill then discounted the resulting terminal value, along with the unlevered free cash flow over the five year forecast period, to present value using a weighted average cost of capital (“WACC”) rate from 6.05% to 6.55%.

Under the status quo scenario, the above analysis yielded an implied equity value of $27.64 per Unit to $33.35 per Unit.

Including the impact of potential cost savings yielded an implied equity value of $30.82 per Unit to $36.60 per Unit. Based on Greenhill’s professional judgement, the DCF valuation including potential cost savings was considered a more relevant valuation approach for BOX in the context of the Redemption than the DCF valuation on a status quo basis.

Distribution Discount Model

Greenhill performed a distribution discount model (“DDM”) analysis using five-year distribution per Unit projections as provided by BOX management. In this approach, distribution projections are discounted at a specific rate to determine the present value of the distribution stream. The present value of a terminal value, representing the value of distributions beyond the end of the forecast period, is added to arrive at a total equity value.

Greenhill calculated a range of terminal values using the perpetuity growth method. Under this method, Greenhill applied a range of terminal distribution growth rates to the projected distribution per Unit figure in year five. A terminal growth rate of 3.25% to 3.75% was selected based on Greenhill’s professional judgement, which included a review of historical distribution growth rates and projections prepared by BOX management. Greenhill then discounted the resulting terminal value, along with the distributions over the five-year forecast period, to present value using equity discount rates ranging from 7.75% to 8.25%. These equity discount rates were the result of a capital asset pricing model (“CAPM”) approach, which generates a cost of equity by adding a risk-free rate of return to a premium that represents the financial and non-diversifiable business risk of a stock.

The above analysis yielded an implied equity value of $30.01 per Unit to $36.88 per Unit.

Comparable Companies Analysis

Using publicly available information including consensus equity research analyst estimates, Greenhill reviewed and analyzed certain trading multiples of the following select North American office-weighted real estate investment trusts:

Canada

•	H&R Real Estate Investment Trust

•	Allied Properties Real Estate Investment Trust

•	Dream Office Real Estate Investment Trust

U.S.

•	Vornado Realty Trust

•	Boston Properties, Inc.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	D-9

•	SL Green Realty Corp.

•	Alexandria Real Estate Equities, Inc.

•	Douglas Emmett, Inc.

•	Kilroy Realty Corporation

•	Paramount Group, Inc.

•	Piedmont Office Realty, Inc.

•	Empire State Realty Trust, Inc.

•	Columbia Property Trust, Inc.

•	Parkway, Inc.

While Greenhill did not consider any of the companies reviewed to be directly comparable to BOX, Greenhill believed that they shared certain business, financial, and/or operational characteristics to those of BOX and used its professional judgment in selecting the most appropriate trading multiples. Greenhill considered price to net asset value multiples (“P/NAV”), price to funds from operations multiples (“P/FFO”) for 2018E, price to adjusted funds from operations (“P/AFFO”) for 2018E and implied capitalization rates for select office-weighted REITs to be the most appropriate trading metrics for BOX. As summarized below, Greenhill selected the following multiple ranges for BOX. These ranges reflect the ranges of select office-weighted REITs adjusted for the unique nature of BOX’s operations.

Implied Valuation – Comparable Companies Approach

	Selected Range of Multiples		Implied Unit Price
	Low	High	Low	High
P / NAV	0.87x	0.97x	$29.54	$32.92
P / 2018E FFO	15.4x	17.4x	$31.14	$35.19
P / 2018E AFFO	21.2x	23.2x	$37.40	$40.94
Implied Cap Rate	5.71%	5.31%	$27.67	$31.65

Precedent Transactions Analysis

Greenhill reviewed the purchase prices paid in select precedent transactions involving office-weighted real estate investment trusts announced since 2005. Based on publicly available information, Greenhill identified and reviewed 15 publicly announced transactions since 2005 involving the acquisitions or merger of public North American office-weighted real estate investment trusts with a value of greater than $100 million.

Greenhill reviewed the premiums paid to the target companies’ unaffected unit prices (defined as the unit price 30 days prior to the earliest date of the deal announcement, announcement of a competing bid or market rumours in certain transactions, as appropriate) for the selected precedent transactions. The overall observed 1st quartile, average, and 3rd quartile unaffected unit price premiums paid in such selected transactions were 13.3%, 20.4% and 27.9%, respectively.

For its selected transactions, Greenhill also reviewed the implied P/NAV multiples for each transaction, based on consensus equity research analyst estimates at the time of the transaction announcement. The overall observed 1st quartile, average, and 3rd quartile P/NAV multiples paid in such selected transactions were 1.01x, 1.06x and 1.13x, respectively.

Greenhill considers appropriate ranges of unaffected premiums paid and P/NAV multiples for BOX to be 15.4% to 25.4% and 1.01x to 1.11x, respectively. This analysis implies values per Unit as follows:

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	D-10

Implied Valuation – Precedent Transactions Analysis

	# of Transactions	Selected Range		BOX Unaffected Unit Price*	Implied Unit Price
		Low	High		Low	High
Premium / (Discount) to Unaffected Price	14	15.4%	25.4%	$26.19	$30.23	$32.85

*	Defined as the Unit price 30 days prior to January 20, 2017, which was the last trading day immediately prior to BPY’s announcement of its proposal to acquire all of the Units not already owned by it.

	# of Transactions	Selected Range		BOX Q4’16 IFRS NAV*	Implied Unit Price
		Low	High		Low	High
P / NAV	15	1.01x	1.11x	$33.82	$34.05	$37.43

*	BOX’s IFRS reported NAV, as at December 31, 2016

Based on Greenhill’s professional judgment, no company or transaction utilized in the precedent transaction analysis may be considered directly comparable to BOX or the Redemption.

Valuation Reference Points

Greenhill also reviewed and took into consideration other valuation reference points in determining the fair market value of the Units.

Historical Trading Analysis

Greenhill reviewed historical trading prices and volumes for the Units on both the TSX and the NYSE for the last 30 days and twelve months ended January 20, 2017, or the last trading day immediately prior to BPY’s announcement of its proposal to acquire all of the Units not already owned by it. Greenhill examined the volume weighted average price (“VWAP”) over this time period. Over the last twelve months ended January 20, 2017, the VWAP on the TSX was $27.62, and over the last 30-trading days ended January 20, 2017, the VWAP was $26.41. As of January 20, 2017, the last trading day immediately prior to BPY’s announcement of its proposal to acquire all of the Units not already owned by it, the trading price of the Units was $26.21 on the TSX. As of April 19, 2017, the trading price of the Units was $31.63 on the TSX.

Research Analysts Price Targets and NAV Estimates

Greenhill reviewed public market trading price targets and estimated NAV for the Units. Equity research analyst price targets reflect each analyst’s estimate of the future public market trading price of the Units at the time the price target is published. The NAV per Unit estimate represents an equity research analyst’s estimate of the intrinsic value of BOX’s net assets on a per Unit basis.

Greenhill specifically reviewed the 5 available research analyst price targets and the 6 available research analyst NAV per Unit estimates immediately prior to and following BPY’s announcement on January 23, 2017 of its proposal to acquire all of the Units not already owned by it. For the date immediately prior to BPY’s announcement of its proposal to acquire all of the Units not already owned by it, Greenhill used January 20, 2017, and for the date following BPY’s announcement of its proposal to acquire all of the Units not already owned by it, Greenhill used April 19, 2017.

	Before Proposal 20-Jan	After Proposal 19-Apr
Price Target	$29.65	$31.85
NAV per Unit Estimate	$33.01	$33.53

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	D-11

Precedent Minority Squeeze Outs

As a reference point, Greenhill reviewed the purchase prices paid in select precedent minority squeeze out transactions in North America. Based on publicly available information, Greenhill identified and reviewed 100 publicly announced transactions since 2000 with a transaction value greater than $100 million.

Greenhill reviewed the initial and final premiums paid to the target companies’ unaffected stock prices (defined as the stock price 30 days prior to the earliest date of the deal announcement, announcement of a competing bid or market rumours in certain transactions, as appropriate) for the selected squeeze out transactions. The overall observed 1st quartile, median, and 3rd quartile final unaffected stock price premiums paid in such selected transactions were 14.0%, 28.1% and 47.7%, respectively.

Greenhill considers appropriate ranges of 30-day unaffected premiums paid for BOX to be 20.6% to 35.6%. This analysis yielded an implied equity value of $31.57 per Unit to $35.50 per Unit.

Based on Greenhill’s professional judgment, no company or transaction utilized in the precedent minority squeeze out analysis may be considered directly comparable to BOX or the Redemption.

Distinctive Material Benefits to BPY and its Subsidiaries

Greenhill considered whether any distinctive material benefits would accrue to BPY and its subsidiaries as a consequence of the completion of the Redemption.

Greenhill determined that by completing the Redemption, BPY would benefit from greater direct ownership of BOX’s real estate as well as a more simplified corporate structure, both of which would give BPY greater control of its assets and increase its strategic and financial flexibility. In addition, based on information provided by BOX management, Greenhill estimated that by completing the Redemption, BPY may be able to eliminate incentive management fees and reduce general and administrative expenses to approximately $0.5 million per year. These general and administrative expense savings were included in Greenhill’s discounted cash flow valuation analysis.

Fair Market Value of the Units

Based upon and subject to the foregoing, in addition to other factors that it considered relevant, Greenhill is of the opinion that, as of April 20, 2017, the fair market value of the Units is in the range of $31.50 per Unit to $34.50 per Unit.

Fairness Opinion

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that the Consideration to be received pursuant to the Redemption by the holders of Units other than BOX and its affiliates is fair from a financial point of view to such holders.

Yours very truly,

(signed) Greenhill & Co. Canada Ltd.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	D-12

APPENDIX “E”

AMENDMENT TO THE DECLARATION OF TRUST

BROOKFIELD CANADA OFFICE PROPERTIES

FIRST AMENDMENT TO THE

AMENDED AND RESTATED DECLARATION OF TRUST

THIS FIRST AMENDMENT (the “Amendment”) to the Amended and Restated Declaration of Trust dated as of February 24, 2012 (the “Declaration of Trust”) of Brookfield Canada Office Properties (the “Trust”) is made in Toronto, Ontario as of the 28th day of June, 2017, by the undersigned. Capitalized terms used but not defined herein shall have the meanings set forth in the Declaration of Trust.

WHEREAS on June 28, 2017 the Unitholders of the Trust approved a special resolution approving (i) the redemption (the “Redemption”) by the Trust of all of the issued and outstanding Trust Units not already owned by Brookfield Property Partners L.P. (“BPY”) and its subsidiaries substantially in accordance with the redemption agreement made as of April 20, 2017 between BPY and the Trust and (ii) amendments to the Declaration of Trust to provide for the Redemption, as more fully described in the management information circular of the Trust dated May 8, 2017;

AND WHEREAS in connection therewith and following such approval by the Unitholders, the Trustees desire to amend the terms of the Declaration of Trust pursuant to Section 11.2 thereof;

AND WHEREAS, the Declaration of Trust does not currently provide the Trust any rights to redeem its Units from Unitholders;

NOW THEREFORE,

2.	Section 1.1 Definitions shall be amended to include the following:

“Redemption” means the redemption on the Redemption Date of all outstanding Trust Units, excluding the Trust Units owned by Brookfield Property Partners L.P. and its subsidiaries, in consideration for the payment of the Redemption Price for each Trust Unit so redeemed;

“Redemption Agreement” means the redemption agreement dated April 20, 2017 between Brookfield Property Partners L.P. and the Trust, as may be amended from time to time in accordance with its terms;

“Redemption Date” means the Closing Date (as such term is defined in the Redemption Agreement);

“Redemption Price” means $32.50 in cash per Trust Unit being redeemed pursuant to the Redemption;

“Redemption Unitholder” means a Unitholder whose Trust Units are being redeemed pursuant to the Redemption; and

“Transaction” has the meaning set out in the Redemption Agreement.

3.	The definition of “Distribution Record Date” shall be amended by adding “or, in respect of a taxation year of the Trust that does not end on December 31, a period ending on a date as may be determined by the trustees” after “Distribution Period”.

4.	Section 5.3 Other Distributions shall be amended by replacing “in any year” with “in any taxation year of the Trust”.

5.	Section 3.9.1 Redemption of Units shall be added and read as follows:

(a)	The Trust shall complete the Redemption by paying the Redemption Price to each Redemption Unitholder, without any further act or formality, on the Redemption Date.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	E-1

(b)	The Trust shall cause to be delivered to the registered Redemption Unitholders a cheque or a wire transfer representing the aggregate Redemption Price required to be paid to each such Redemption Unitholder pursuant to Section 3.9.1(a). Payments made by the Trust or its agents of the Redemption Price are conclusively deemed to have been made upon the mailing of a cheque in a postage prepaid envelope addressed to the Redemption Unitholder or upon transmission of said wire transfer, as applicable unless such cheque or wire transfer is dishonoured upon presentment or transmission, as applicable. Upon such payment, the Trust shall be discharged from all liability to the former Redemption Unitholders, including in respect of the Trust Units so redeemed. Under no circumstances will interest be paid to any Redemption Unitholder on any payment to be made hereunder, regardless of any delay in making such payment.

(c)	The Trust and its agents shall be entitled to deduct or withhold from any amount payable to any Redemption Unitholder as a consequence of the Redemption, such amounts as the Trust or any agent is required or permitted to deduct or withhold with respect to such payment under the Tax Act, or any other provision of provincial, local or foreign tax law, in each case, as amended. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes hereof as having been paid to the Redemption Unitholder in respect of which such deduction or withholding was made, provided that such deducted or withheld amounts are actually remitted to the appropriate taxing authority.

(d)	The Trust shall not distribute, allocate or otherwise designate or pay or make payable, any of the Trust Income or Net Realized Capital Gains of the Trust to a Redemption Unitholder in connection with the Redemption of a Redemption Unitholder’s Trust Units.

(e)	All Trust Units that are redeemed on the Redemption Date shall be cancelled on the Redemption Date and such Trust Units shall no longer be outstanding and shall not be reissued and the holders thereof shall no longer be considered Unitholders of the Trust or entitled to any rights as Unitholders including any right to receive distributions or other amounts from the Trust, but shall only be entitled to receive the Redemption Price.

6.	Section 12.15 Dissent Rights shall be added and read as follows:

(a)	If the Trust resolves to approve the Redemption, a Redemption Unitholder may dissent.

(b)	In addition to any other right the Redemption Unitholder may have, a Redemption Unitholder who complies with this Section 12.15 is entitled, after the Redemption is completed, to be paid by the Trust the fair value of the Trust Units held by the Redemption Unitholder, determined as of the close of business on the day before the resolution was adopted.

(c)	A dissenting Redemption Unitholder may only claim under this Section 12.15 with respect to all of the Trust Units held by the Redemption Unitholder and registered in the name of the dissenting Redemption Unitholder at the record date set by the Trust in respect of any meeting of Unitholders at which the Redemption is to be voted on.

(d)	A dissenting Redemption Unitholder shall send to the Trust, at least two days prior to any meeting of Unitholders at which the Redemption is to be voted on, a written objection to the resolution, unless the Trust did not give notice to the Redemption Unitholder of the purpose of the meeting and of the Redemption Unitholder’s right to dissent.

(e)	The Trust shall, within ten days after the Unitholders adopt the resolution, send to each Redemption Unitholder who has filed the objection referred to in Subsection 12.15(d) notice that the resolution has been adopted, but such notice is not required to be sent to any Redemption Unitholder who voted for or abstained from voting for the resolution or who has withdrawn its objection (and, for greater certainty, a Redemption Unitholder who voted for or abstained from voting for the resolution or who has withdrawn its objection will not be considered a dissenting Redemption Unitholder).

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	E-2

(f)	A dissenting Redemption Unitholder entitled to receive notice under Subsection 12.15(e) shall, within twenty days after receiving such notice, or, if the dissenting Redemption Unitholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the Trust a written notice containing:

(i)	the dissenting Redemption Unitholder’s name and address;

(ii)	the number of Trust Units in respect of which the dissenting Redemption Unitholder dissents; and

(iii)	a demand for payment of the fair value of such Trust Units.

(g)	Not later than the thirtieth day after the sending of a notice under Subsection 12.15(f), a dissenting Redemption Unitholder shall send the certificates representing the Trust Units held by the Redemption Unitholder to the Trust or its transfer agent.

(h)	A dissenting Redemption Unitholder who fails to comply with Subsection 12.15(g) has no right to make a claim under this Section 12.15.

(i)	The Trust or its transfer agent shall endorse on any certificate received under Subsection 12.15(g) a notice that the holder is a dissenting Redemption Unitholder under this Section 12.15 and shall return forthwith the certificates to the dissenting Redemption Unitholder.

(j)	On sending a notice under Subsection 12.15(f), a dissenting Redemption Unitholder ceases to have any rights as a Redemption Unitholder other than the right to be paid the fair value of the Trust Units as determined under this Section 12.15 except where:

(i)	the dissenting Redemption Unitholder withdraws the notice before the Trust makes an offer under Subsection 12.15(k);

(ii)	the Trust fails to make an offer in accordance with Subsection 12.15(k) and the dissenting Redemption Unitholder withdraws the notice; or

(iii)	the Trustees revoke the resolution which gave rise to the dissent rights under this Section 12.15, and to the extent applicable, terminate the Redemption Agreement or abandon the Redemption,

in which case the dissenting Redemption Unitholder’s rights are reinstated as of the date the dissenting Redemption Unitholder sent the notice referred to in Subsection 12.15(f).

(k)	The Trust shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the Trust received the notice referred to in Subsection 12.15(f), send to each dissenting Redemption Unitholder who has sent such notice a written offer to pay for the dissenting Redemption Unitholder’s Trust Units in an amount considered by the Trustees to be the fair value, accompanied by a statement showing how the fair value was determined.

(l)	Every offer made under Subsection 12.15(k) for Trust Units shall be on the same terms.

(m)	The Trust shall pay for the Trust Units of a dissenting Redemption Unitholder within 10 days after an offer made under Subsection 12.15(k) has been accepted, but any such offer lapses if the Trust does not receive an acceptance thereof within 30 days after the offer has been made.

(n)	Where the Trust fails to make an offer under Subsection 12.15(k), or if a dissenting Redemption Unitholder fails to accept an offer, the Trust may, within 50 days after the action approved by the resolution is effective or within such further period as a court may allow, apply to a court to fix a fair value for the Trust Units of any dissenting Redemption Unitholder.

(o)	If the Trust fails to apply to a court under Subsection 12.15(n), a dissenting Redemption Unitholder may apply to a court for the same purpose within a further period of 20 days or within such further period as a court may allow.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	E-3

(p)	The court where an application under Subsections 12.15(n) or 12.15(o) may be made is a court having jurisdiction in the place where the Trust has its registered office.

(q)	A dissenting Redemption Unitholder is not required to give security for costs in an application made under Subsections 12.15(n) or 12.15(o).

(r)	On an application under Subsections 12.15(n) or 12.15(o):

(i)	all dissenting Redemption Unitholders whose Trust Units have not been purchased by the Trust shall be joined as parties and bound by the decision of the court; and

(ii)	the Trust shall notify each affected dissenting Redemption Unitholder of the date, place and consequences of the application and of the dissenting Redemption Unitholder’s right to appear and be heard in person or by counsel.

(s)	On an application to a court under Subsections 12.15(n) or 12.15(o), the court may determine whether any other person is a dissenting Redemption Unitholder who should be joined as a party, and the court shall then fix a fair value for the Trust Units of all dissenting Redemption Unitholders.

(t)	A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the Trust Units of the dissenting Redemption Unitholders.

(u)	The final order of a court in the proceedings commenced by an application under Subsections 12.15(n) or 12.15(o) shall be rendered against the Trust in favour of each dissenting Redemption Unitholder and for the amount of the Trust Units as fixed by the court.

(v)	If Subsection 12.15(x) applies, the Trust shall, within ten days after the pronouncement of an order under Subsection 12.15(u), notify each dissenting Redemption Unitholder that it is unable lawfully to pay dissenting Redemption Unitholders for their Trust Units.

(w)	If Subsection 12.15(x) applies, a dissenting Redemption Unitholder, by written notice delivered to the Trust within thirty days after receiving a notice under Subsection 12.15(v), may

(i)	withdraw their notice of dissent, in which case the Trust is deemed to consent to the withdrawal and the Unitholder is reinstated to their full rights as a Unitholder; or

(ii)	retain a status as a claimant against the Trust, to be paid as soon as the Trust is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the Trust but in priority to its Unitholders.

(x)	The Trust shall not make a payment to a dissenting Redemption Unitholder under this section if there are reasonable grounds for believing that

(i)	the Trust is or would after the payment be unable to pay its liabilities as they become due; or

(ii)	the realizable value of the Trust’s assets would thereby be less than the aggregate of its liabilities.

(y)	The provisions of Section 5.7 shall apply mutatis mutandis to any payment to a Redemption Unitholder under this Section 12.15.

7.	This Amendment shall be effective upon the date first written above.

8.	This Amendment shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

9.	Except as modified herein, all provisions of the Declaration of Trust shall remain in full force and effect.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	E-4

IN WITNESS WHEREOF the Trustees appearing below, having been duly authorized to execute and deliver this Amendment, have caused these presents to be signed and sealed as of the date first above written.

Colum Bastable, Trustee

G. Mark Brown, Trustee

Thomas F. Farley, Trustee

Roderick D. Fraser, Trustee

Paul D. McFarlane, Trustee

Susan L. Riddell Rose, Trustee

T. Jan Sucharda, Trustee

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	E-5

APPENDIX “F”

ANNUAL BUSINESS

PART ONE – ANNUAL BUSINESS OF THE MEETING

1. RECEIVING THE CONSOLIDATED FINANCIAL STATEMENTS

Our annual financial statements for the fiscal year ended December 31, 2016 are included in our 2016 Annual Report. The 2016 Annual Report will be placed before you and other Unitholders at the Meeting.

2. ELECTION OF TRUSTEES

The Board recommends that the seven Trustee nominees be elected at the Meeting to serve as Trustees of the Trust until the next annual meeting of Unitholders or until their successors are elected or appointed. All of the persons elected as members of the Board at the last annual meeting of Unitholders on April 25, 2016 are standing for re-election.

Unless directed otherwise, the individuals designated in the enclosed form of proxy intend to cast the votes to which the Units represented by such proxy are entitled in favour of the proposed nominees whose names are set forth below.

We believe that all of the proposed nominees will be able to serve as Trustees. If a proposed nominee is unable to serve as a Trustee for any reason prior to the Meeting, the individuals designated in the enclosed form of proxy, unless directed to withhold from voting in the election of Trustees, reserve the right to vote for any other proposed nominee at their discretion.

Majority Voting for Trustees

The Board has adopted a policy stipulating that, if the total number of Units voted in favour of the election of a Trustee nominee at a unitholders’ meeting represents less than a majority of the total Units voted and withheld for that Trustee, the nominee will submit his or her resignation immediately after the meeting for the Governance and Nominating Committee’s consideration. That committee will make a recommendation to the Board after reviewing the matter, and the Board’s decision to accept or reject the resignation offer will be made within 90 days of the meeting disclosed to the public by news release. This policy does not apply in circumstances involving contested Trustee elections.

The following table sets out the names of the seven persons nominated for election as Trustees to hold office until the next annual meeting or until their successors are elected or appointed, all major positions and offices in BOX held by each nominee, the principal occupation or employment of each nominee, the year in which each nominee was first elected or appointed a Trustee of BOX and the approximate number of units of each class (and other derivative securities including DTUs) of BOX and its subsidiaries that each nominee has advised BOX were beneficially owned, directly or indirectly, or subject to control or direction by that person at May 1, 2017.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	F-1

Colum Bastable Age: 70 Toronto, Ontario, Canada Trustee since: 2010 (Independent) (a)

Mr. Bastable has been Chairman, Cushman & Wakefield Ltd., a commercial real estate broker and consultancy company, since 2009. Prior to this he was President and Chief Executive Officer of Cushman & Wakefield LePage Inc. since 2005. Mr. Bastable joined Royal LePage Limited in 1976 as Vice President, Finance. In 1981, he became Chief Financial Officer and in 1987 became Executive Vice President responsible for all of Royal LePage’s commercial operations. In 1993, Mr. Bastable was appointed President and Chief Executive Officer of Royal LePage Limited and Managing Partner, Commercial Real Estate Services, Brascan Corp.

	Board/Committee Membership	Attendance		Total %	Other Public Board Membership
	Board of Trustees Audit Committee Governance and Nominating Committee (Chair)	4 of 4 4 of 4 4 of 4	100% 100% 100%	100%	Slate Retail REIT	2014 – Present
	Number of Trust Units and Deferred Trust Units (DTUs) Beneficially Owned, Controlled or Directed
	Trust Units (#)			DTUs (#)		Total Number of Trust Units and DTUs (#)
			—		17,931	17,931

G. Mark Brown Age: 51 Dobbs Ferry, New York, United States Trustee since: 2016 (Not Independent)

Mr. Brown has been Global Chief Investment Officer of BPO since July 2012. Previously he was Head of Global Strategic Initiatives and Finance of BPO, prior to which he was Senior Vice President, Strategic Initiatives and Finance of BPO since 2005.

	Board/Committee Membership	Attendance		Total %	Other Public Board Membership
	Board of Trustees	4 of 4	100%	100%	Brookfield DTLA Fund Office Trust Investor Inc.	2013 – Present
	Number of Trust Units and Deferred Trust Units (DTUs) Beneficially Owned, Controlled or Directed
	Trust Units (#)			DTUs (#)		Total Number of Trust Units and DTUs (#)
			—			—

Thomas F. Farley Age: 61 Palm Desert, CA, United States Trustee since: 2010 (Not Independent)

Mr. Farley has been the Chair of BOX since June 2011, prior to which he was Chief Executive Officer of BOX since its formation in May 2010. In addition, Mr. Farley was the President and Global Chief Operating Officer of BPO from June 2011 until May 31, 2014, at which time he retired. Prior to his retirement from BPO, he also served as President and Chief Executive Officer, Canadian Commercial Operations of BPO beginning in January 2009 and President and Chief Operating Officer, Canadian Commercial Operations beginning in November 2003.

	Board/Committee Membership	Attendance		Total %	Other Public Board Membership
	Board of Trustees (Chair)	4 of 4	100%	100%	Slate Retail REIT	2014 – Present
	Number of Trust Units and Deferred Trust Units (DTUs) Beneficially Owned, Controlled or Directed
	Trust Units (#)			DTUs (#)		Total Number of Trust Units and DTUs (#)
			18,147		—	18,147

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	F-2

Roderick D. Fraser Age: 76 Kingston, Ontario, Canada Trustee since: 2010 (Independent) (a)

Dr. Fraser is President Emeritus and Professor of Economics Emeritus of the University of Alberta and prior to that served as its President and Vice-Chancellor from 1995-2005. Prior to joining the University of Alberta, Dr. Fraser served in various positions at Queen’s University in Kingston, including terms as Dean of the Faculty of Arts and Science and Vice-Principal (Resources). Dr. Fraser is an officer of the Order of Canada and a Trustee of Aga Khan University.

	Board/Committee Membership	Attendance		Total %	Other Public Board Membership
	Board of Trustees Governance and Nominating Committee	4 of 4 4 of 4	100% 100%	100%	None
	Number of Trust Units and Deferred Trust Units (DTUs) Beneficially Owned, Controlled or Directed
	Trust Units (#)			DTUs (#)		Total Number of Trust Units and DTUs (#)
			—		17,931	17,931

Paul D. McFarlane Age: 74 Mississauga, Ontario, Canada Trustee since: 2010 (Independent) (a)

Mr. McFarlane is a corporate director. He retired from a Canadian chartered bank in December 2002 after more than 40 years of service. From 1994 until his retirement, he served as Senior Vice President, Risk Management Division, Head Office, from 1986 to 1993 he served as Vice President and prior to that he held numerous branch, regional and head office positions.

	Board/Committee Membership	Attendance		Total %	Other Public Board Membership
	Board of Trustees Audit Committee (Chair) Governance and Nominating Committee	4 of 4 4 of 4 4 of 4	100% 100% 100%	100%	None
	Number of Trust Units and Deferred Trust Units (DTUs) Beneficially Owned, Controlled or Directed
	Trust Units (#)			DTUs (#)		Total Number of Trust Units and DTUs (#)
			—		21,519	21,519

Susan L. Riddell Rose Age: 52 Calgary, Alberta Canada Trustee since: 2013 (Independent) (a)

Ms. Riddell Rose is President and Chief Executive Officer of Perpetual Energy Inc., a natural gas exploration and development company, and its predecessor, Paramount Energy Trust since 2002. Prior to that she was employed by Paramount Resources Ltd. in various capacities from 1990 until 2002, culminating in the position of Corporate Operating Officer.

	Board/Committee Membership	Attendance		Total %	Other Public Board Membership
	Board of Trustees Audit Committee Governance and Nominating Committee	4 of 4 4 of 4 4 of 4	100% 100% 100%	100%	Newalta Corporation Paramount Resources Ltd. Perpetual Energy Inc.	2009 – Present 2000 – Present 2002 – Present
	Number of Trust Units and Deferred Trust Units (DTUs) Beneficially Owned, Controlled or Directed
	Trust Units (#)			DTUs (#)		Total Number of Trust Units and DTUs (#)
			—		10,633	10,633

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	F-3

T. Jan Sucharda Age: 56 Toronto, Ontario, Canada Trustee since: 2011 (Not Independent)

Mr. Sucharda has been President and Chief Executive Officer of BOX since June 2011, prior to which he was BPO’s President and Chief Operating Officer, Canadian Commercial Operations since August 2010, Chief Operating Officer, Canadian Commercial Operations since 2009, and Senior Vice President, Strategic Initiatives since 2006.

	Board/Committee Membership	Attendance		Total %	Other Public Board Membership
	Board of Trustees	4 of 4	100%	100%	None
	Number of Trust Units and Deferred Trust Units (DTUs) Beneficially Owned, Controlled or Directed
	Trust Units (#)			DTUs (#)		Total Number of Trust Units and DTUs (#)
			2,000(b)		—	2,000

Notes:

(a)	“Independent” refers to the Board’s determination of whether a Trustee nominee is “independent” under the NYSE listing standards and National Instrument 52-110—Audit Committees (“NI 52-110”).
(b)	Represents Trust Units held by spouse.

3. APPOINTMENT OF EXTERNAL AUDITOR

On recommendation of the Audit Committee, the Board proposes the reappointment of Deloitte as the external auditor of the Trust until the next annual meeting of Unitholders and to authorize the Trustees to fix the remuneration to be paid to the external auditor. Deloitte has served as our external auditor since our formation on March 19, 2010.

Unless directed otherwise, the individuals designated in the enclosed form of proxy intend to cast the votes to which the Units represented by such proxy are entitled in favour of reappointing Deloitte as external auditor of BOX, to hold office until the next annual meeting of Unitholders, and authorizing the Trustees to fix the remuneration to be paid to the external auditors.

Pre-Approval Policies and Procedures

From time to time, Deloitte provides us with tax and other non-audit services and we maintain a policy regarding the provision of non-audit services by our external auditors. This policy, which is periodically reviewed and updated, requires consideration of whether the provision of services other than audit services is compatible with maintaining the external auditors’ independence and requires Audit Committee pre-approval of permitted audit, audit related and non-audit services. It also specifies a number of services that are not permitted to be provided by our external auditors, including services related to financial information systems design and implementation.

External Auditor Service Fees (By Category)

The following table sets forth information on the fees billed or expected to be billed by Deloitte to BOX relating to the fiscal years ended December 31, 2016 and 2015:

Service Performed	2016	2015
Audit fees	$647,000	$685,000
Audit related fees (1)	$1,083,000	$1,018,100
Tax fees	—	—
All other fees	—	—

Total fees	$1,730,000	$1,703,100

Note:

(1)	Included in this amount is $962,000 (2015 – $1,008,100) related to the audits of various BOX subsidiaries and $121,000 (2015 – $10,000) of non-recurring fees.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	F-4

Audit fees consisted of fees for professional services rendered for the audit of our consolidated financial statements as of and for the years ended December 31, 2016 and 2015 and the audit of internal control over financial reporting as of December 31, 2016 and 2015, quarterly review of the financial statements included in our quarterly reports, consents and comfort letters issued and review of filings with securities commissions.

Audit-related fees consisted of fees for assurance and related services that are reasonably related to the performance of the audit and are not reported under “Audit Fees”. Audit-related fees include fees for employee benefit plans, operating cost and escalation, joint venture and lender audits, as well as consultations concerning financial accounting and reporting standards.

Tax fees consist of fees for services related to tax compliance, including the preparation of tax returns and refund claims and tax planning and advice, including assistance with property tax assessment and appeals and technical advice related to income tax matters.

The Audit Committee of the Board has determined that the provision of these services is compatible with the maintenance of the independence of Deloitte.

PART TWO – GOVERNANCE PRACTICES

Our Board oversees the management of our business and affairs. BPO and its affiliates (collectively, but excluding BOX and its subsidiaries, the “Manager”) provide asset and property management services to us under management agreements. The Manager draws on members of its senior management and other individuals from its affiliates to fulfill its obligations to us. See “Part Four – Report on Executive Compensation”.

Our operating business is carried on by Brookfield Office Properties Canada LP, which holds direct and indirect interests in the properties in our portfolio and carries out all of our property investment and operating activities. BOPC GP Inc. is the general partner of Brookfield Office Properties Canada LP and, as such, directs the activities of Brookfield Office Properties Canada LP. Our Board and the Board of Directors of BOPC GP Inc. comprise the same individuals.

BOARD OF TRUSTEES

Mandate of the Board

The Board encourages sound governance practices designed to promote our well-being and ongoing development, having always as its ultimate objective our long-term interests and the enhancement of value for our unitholders. The Board oversees the management of our business and affairs which is conducted by the Manager under our management agreements. In doing so, the Board acts at all times with a view to our best interests. The Board endeavors to enhance unitholder value on a sustainable basis and in a manner that recognizes the interests of other stakeholders including our suppliers, customers and the communities in which we operate. In order to fulfill these responsibilities, the Board adopted Governance Guidelines. The Governance Guidelines, which include a detailed mandate for the Board, are reviewed on an annual basis and otherwise as appropriate. A copy of the Governance Guidelines, including position descriptions for the Chair and the Chief Executive Officer, is available on our website at www.brookfieldcanadareit.com and is attached hereto as Exhibit A.

Meetings of the Board

Each Board member is expected to attend all meetings of our Board and any committee of which he or she is a member. The Board may also take action from time to time by unanimous written consent.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	F-5

Our Board meets at least once in each quarter, with additional meetings held when required. Our Board met four times during 2016 and certain matters were approved by written consent. Attendance at those meetings is shown below and individual Trustee attendance is shown in the tables under the heading “Election of Trustees”.

Board/Committee	Number of Meetings	Attendance
Board of Trustees	4	100%
Audit Committee	4	100%
Governance and Nominating Committee	4	100%
Total and Average for all Meetings	12	100%

Meeting frequency and agendas change from time-to-time depending on opportunities or risks we face. There are four regular meetings of the Board scheduled for 2017. Additional meetings may be called by the Chair, the Chief Executive Officer or any Board member on proper notice.

The Chair is primarily responsible for setting the agenda. Prior to each Board meeting, the Chair discusses agenda items for the meeting with the Chief Executive Officer, other members of senior management and other members of the Board. Any Board member may propose the inclusion of items on the agenda, request the presence of or a report by any member of senior management, or raise subjects that are not on the agenda for that meeting.

In advance of each Board and committee meeting, members receive the proposed agenda and other materials important to the Board member’s understanding of the matters to be considered. Board members are expected to spend the time needed to review the materials in advance of such meetings and to actively participate in such meetings.

Trustee Meetings Without Management

The independent Trustees meet separately from the non-independent Board members at each regularly scheduled Board meeting and whenever otherwise appropriate. Four private sessions of the independent Trustees without management present were held in 2016, one at each regularly scheduled Board meeting. Colum Bastable, an independent Trustee and Chair of Governance and Nominating Committee, serves as chair at such sessions. In addition, the Audit Committee meets without management present after all Audit Committee meetings.

Conflicts of Interest

Each Trustee is required to inform the Board of any potential or actual conflicts, or what might appear to be a conflict of interest he or she may have with us. If a Trustee has a personal interest in a matter before the Board or a committee, he or she must not participate in any vote on the matter except where the Board or the committee has expressly determined that it is appropriate for him or her to do so.

Size and Composition of the Board

Our Board is currently comprised of seven individuals, four of whom are independent.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	F-6

The following table describes the independence status of the current Trustees.

Independence Status of Nominated Trustees

Trustee	Independent	Non-Independent	Reason for Non-Independent Status
Colum Bastable	✓
G. Mark Brown		✓	Mr. Brown is Global Chief Investment Officer of BPO.
Thomas F. Farley		✓	Mr. Farley was the President and Global Chief Operating Officer of BPO, our majority shareholder, until May 31, 2014.
Roderick D. Fraser	✓
Paul D. McFarlane	✓
Susan L. Riddell Rose	✓
T. Jan Sucharda		✓	Mr. Sucharda is our President and Chief Executive Officer.

The Board has determined that Messrs. Bastable, Fraser and McFarlane and Ms. Riddell Rose are independent and do not have any relationships with us.

Each member of our Board must have an understanding of our principal operational and financial objectives, plans and strategies, financial position and performance as well as our performance relative to our principal competitors and must have sufficient time to carry out his or her duties and not assume responsibilities that would materially interfere with or be incompatible with Board membership. Trustees who experience a significant change in their personal circumstances, including a change in their principal occupation, such that they are unable to comply with the preceding sentence, are expected to advise, and submit a written resignation letter to, the Chair of the Governance and Nominating Committee and, if determined appropriate by the Board on the recommendation of the Governance and Nominating Committee, the Board shall accept such offer of resignation.

Independent Trustees

Our Board considers that its size and composition is appropriate given the diversity of our operations and the need for a variety of experience and backgrounds. The Board believes that a combination of individuals that are independent, individuals related to BPO and one individual drawn from management leads to a constructive exchange in Board deliberations resulting in objective, well-balanced and informed discussion and decision making.

Our Board, with the assistance of the Governance and Nominating Committee, determines whether each Board member is independent. In determining independence, the Board utilizes the definition of “independent” in the NYSE listing standards and in NI 52-110. In making these determinations, our Board examines the results of annual questionnaires completed by each Board member, as well as each individual’s circumstances and his or her relationship to us and our affiliates. For a Board member to be independent, the Board must affirmatively determine that such Board member has no material relationship with us.

While the Chair is not an independent Trustee and there is no lead independent Trustee, the meetings of independent Trustees are led by Colum Bastable, Chairman of the Governance and Nominating Committee. Independent Trustees are free to add items to the agenda of Board or committee meetings or to request the calling of Board meetings and all Trustees are invited to raise issues not on the agenda at any Board or committee meeting. In addition, both committees of the Board are composed entirely of independent Trustees, who may meet any time they deem appropriate without management and non-independent Trustees.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	F-7

Trustee Orientation and Continuing Education

The Chief Financial Officer and the Secretary, under the oversight of the Governance and Nominating Committee, are responsible for providing orientation and continuing education programs for Board members regarding the role of the Board, its committees and its Board members. Generally, new Board members are provided with materials describing our business and governance policy and procedures and they also meet individually with the Chief Executive Officer and the Chair to learn about us and our operations. In order to ensure that Board members maintain the skill and knowledge necessary to meet their obligations as Board members, the Board and the committees receive reports from management and third parties from time to time regarding changes in securities laws and regulations and changes in governance practices. In addition, as part of our Board’s regular quarterly meetings, management provides an update of the business conditions in our primary markets.

Service on Other Boards and Audit Committees

The Board does not believe that its members should be prohibited from serving on the boards of other public companies so long as these commitments do not materially interfere and are compatible with their ability to fulfill their duties as a member of the Board. Trustees must advise the Chair in advance of accepting an invitation to serve on the board of another public company and, as a general rule, Trustees are not allowed to join a board of another public company on which two or more other Trustees of the Trust serve. Members of the Audit Committee may not serve on the audit committees of more than three other public companies without the prior approval of the Board.

Interlocking Board Memberships

Messrs. Bastable and Farley both serve on the Board of Trustees of Slate Retail REIT.

Board Access to Advisors

The Board may at any time retain financial, legal or other advisors at our expense and have the authority to determine the advisors’ fees and other retention terms. Each committee of the Board may retain advisors, at our expense, without the Board’s approval, at any time. Any Board member may, subject to the approval of the Chair, retain an advisor at our expense.

COMMITTEES OF THE BOARD

The Board has two standing committees: the Audit Committee and the Governance and Nominating Committee. Special committees may be formed from time to time as required to review particular matters or transactions. While the Board retains overall responsibility for governance matters, the Audit Committee and Governance and Nominating Committee have specific responsibilities for certain aspects of governance as described below. A description of the responsibilities of the Board committee chairs can be found in our Governance Guidelines available on our website at www.brookfieldcanadareit.com and attached hereto as Appendix A.

Our executive officers are employed and compensated by the Manager so the Board does not believe that it is necessary to have a separate compensation committee. Our Governance and Nominating Committee oversees the implementation of management and administration services under our Asset Management Agreement and Property Management Agreement, each dated as of May 1, 2010, as amended (collectively, the “Management Agreements”) by monitoring the relationship between our executive officers and the Board and by reviewing any proposed material amendments to or any determination required under those arrangements.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	F-8

Audit Committee

Our Audit Committee is currently comprised of three individuals, all of whom are independent: Messrs. McFarlane (Chair) and Bastable and Ms. Riddell Rose.

All of the members of the Audit Committee have acquired significant financial experience and exposure to accounting and financial issues through service as senior executive officers and directors of various public and private companies in different sectors, including the financial services industry. In these roles, the members of the Audit Committee have been involved in the supervision of a company’s accounting function, the preparation of financial statements, the assessment and oversight of the external auditors, the oversight of regulatory filings and compliance and the evaluation of internal controls over financial reporting. Messrs. McFarlane and Bastable have also served on the audit committees of various public and private companies. In addition, Mr. Bastable has a business-related university degree. Details of the experience of Messrs. McFarlane and Bastable and Ms. Riddell Rose are contained under the heading “Election of Trustees”. The collective experience and depth of knowledge represented by the members of the Audit Committee provide the Committee with an understanding of the accounting principles used by us, including the application of estimates, accruals and provisions, that is sufficient to allow the Committee to carry out its mandate.

The Audit Committee is responsible for monitoring BOX’s systems and procedures for financial reporting, risk management and internal controls, reviewing certain public disclosure documents and monitoring the performance and independence of our internal and external auditors. The Audit Committee is also responsible for reviewing BOX’s annual audited financial statements, unaudited quarterly financial statements and management’s discussion and analysis of financial condition and results of operations prior to their approval by the full Board. In addition, the Audit Committee is responsible for recommending to the Trust the firm of chartered accountants to be nominated for appointment as the external auditor and for approving the assignment of any non-audit work to be performed by the external auditors. The Audit Committee meets in separate private sessions with the Trust’s external auditors, without management present, at each meeting to discuss and review specific issues as appropriate.

Our Audit Committee met four times during 2016. Meeting frequency and agendas change from time to time depending on opportunities or risks we face. The charter for the Audit Committee is reviewed annually by the Audit Committee and the Board. A copy of the Audit Committee Charter is included in our Annual Information Form, and additional information required under NI 52-110 is included in the section entitled “Audit Committee Information” of our Annual Information Form which is posted on our website, www.brookfieldcanadareit.com, and is also filed on SEDAR at www.sedar.com. A copy of the Annual Information Form can also be obtained from the Secretary of the Trust as set out under the heading “Availability of Disclosure Documents”.

Governance and Nominating Committee

Our Governance and Nominating Committee is currently comprised of four individuals, all of whom are independent: Messrs. Bastable (Chair), Fraser and McFarlane and Ms. Riddell Rose.

The Governance and Nominating Committee is responsible for reviewing the performance of the Board as a whole on an annual basis, including specifically reviewing areas in which the Board’s effectiveness may be enhanced. It is also responsible for identifying and reviewing the credentials of proposed nominees for election or appointment to the Board and for recommending candidates for Board membership. Candidates are assessed in relation to the criteria established by the Board to ensure it has the appropriate mix of talents, quality and skills necessary to promote sound governance and an effective Board. Character and behavioural qualities, including reputation and ethical standards are also considered. The Chairman of the Governance and Nominating Committee and/or the Chairman of the Board meets with the candidate to discuss his or her interest and ability to devote sufficient time and resources to the position. Prior to nomination, the potential Trustee must disclose possible conflicts of interest with BOX, and background checks, as appropriate, are completed.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	F-9

The Governance and Nominating Committee is responsible for reviewing and reporting to the Board on: the charters of each existing committee; the position description for the Chair; the Declaration of Trust, the Governance Guidelines and any other governing policies; and any recommended amendments to such documents. The Committee also reviews all significant proposed related party transactions and situations involving a potential conflict of interest, including any material amendments to or any determinations under our Management Agreements with the Manager.

Our Governance and Nominating Committee is also responsible for reviewing and reporting on the compensation of Trustees. The Committee periodically reviews the compensation paid to our independent Trustees, taking into account the complexity of our operations, the risks and responsibilities involved in being a Trustee, the requirement to participate in scheduled and special Board meetings, expected participation on the Board’s standing committees and the compensation paid to Trustees and directors of comparable entities. Trustees who are employees of the Manager do not receive compensation for serving as Trustees.

Our Governance and Nominating Committee met four times during 2016. Meeting frequency and agendas change from time to time depending on opportunities or risks we face. The charter for the Governance and Nominating Committee is reviewed annually by the Governance and Nominating Committee and the Board. A copy of the Governance and Nominating Committee charter is available on our website at www.brookfieldcanadareit.com.

EVALUATION OF BOARD AND COMMITTEES

The Board believes that a regular and formal process of evaluation improves the performance of the Board as a whole, its committees and individual Trustees. The Governance and Nominating Committee, in consultation with the Chair, ensures that an appropriate system is in place to evaluate and perform an annual evaluation of the effectiveness of the Board as a whole, as well as the committees of the Board to ensure they are fulfilling their respective responsibilities and duties as set out in the Governance Guidelines and in the respective committee charters. Each year, a detailed survey is sent to Trustees regarding the effectiveness of the Board and its committees, inviting comments and suggestions on areas for improvement. The survey asks for quantitative ratings with respect to matters such as: the Board and committee structure and processes, the Trust’s strategic direction, the Board’s operational oversight and the Board’s relationship with management. The results of this survey are prepared by the Secretary of the Trust (without identifying individual Trustees) and reviewed by the Governance and Nominating Committee, which makes recommendations to the Board as required. The Board has decided not to evaluate its individual Board members’ contributions and effectiveness because it believes that doing so will impair the cooperative and productive character of the Board.

COMMUNICATION AND DISCLOSURE POLICIES

We have adopted Brookfield’s Disclosure Policy which summarizes our policies regarding disclosure of material information to investors, analysts and the media. The purpose of this policy is to ensure that our communications with the investment community are timely, consistent and in compliance with all applicable securities legislation. The Disclosure Policy is reviewed annually by the Board and is available on our website at www.brookfieldcanadareit.com.

We endeavour to keep our Unitholders informed of our progress through a comprehensive annual report, annual information form, quarterly interim reports and periodic press releases. We also maintain a website that provides summary information about us and ready-access to our published reports, press releases, statutory filings and supplementary information provided to analysts and investors. Board members and management meet with Unitholders at our annual meeting and are available to respond to questions at that time. Unitholders who wish to contact the Chairman or any other Trustee can do so through the Secretary of the Trust.

We also maintain an investor relations program to respond to inquiries in a timely manner. Management meets on a regular basis with investment analysts, financial advisors and interested members of the public to ensure that

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	F-10

accurate information is available to investors, including quarterly conference calls and webcasts to discuss our financial results. We also endeavour to ensure that the media are kept informed of our developments as they occur, and have an opportunity to meet and discuss these developments with our designated spokespersons.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted Brookfield’s Code of Business Conduct and Ethics (the “Ethics Code”). The Board expects all Trustees, officers and employees to conduct themselves in accordance with the highest ethical standards and to adhere to the Ethics Code which formally sets out standards for behaviour and practice. The Ethics Code is made available to each new Trustee, officer and employee upon commencement of employment and each year all employees are required to acknowledge compliance with the Ethics Code. The Board monitors compliance with the Ethics Code in part through the whistleblowing procedures described therein which mandate that all Trustees, officers and employees report breaches of the Ethics Code and permits them to do so anonymously using the Trust’s third-party independent whistleblower hotline if they prefer. Any waiver of the Ethics Code will only be granted in very exceptional circumstances in accordance with the Ethics Code. Exceptions for Trustees may only be made by the Governance and Nominating Committee and exceptions for employees (other than the Chief Executive Officer) must be approved by the Chief Executive Officer and exceptions for the Chief Executive Officer must be approved by the Chairman of the Board. Any waiver will be disclosed by BOX to the extent required by law, regulation or stock exchange requirement. No waivers have been sought or granted since the adoption of the Ethics Code. The Ethics Code is reviewed annually by the Board and the Governance and Nominating Committee and is posted on our website at www.brookfieldcanadareit.com.

BOARD AND MANAGEMENT RESPONSIBILITIES

Board Positions

The positions of Chair of the Board and Chief Executive Officer are separate. Mr. Farley serves as the Chair of the Board and Mr. Sucharda serves as the Chief Executive Officer of BOX. The Board has adopted written position descriptions for the Chair and Chief Executive Officer. These position descriptions are reviewed annually and can be found in the Governance Guidelines which are attached hereto as Appendix A and posted on our website at www.brookfieldcanadareit.com.

The Chair of the Board is principally responsible for overseeing the operations and affairs of the Board. The Chair of the Board is responsible for the following functions: preparing the agenda for each Board meeting in consultation with other members of the Board and the Chief Executive Officer; ensuring Trustees receive the information required to perform their duties; ensuring an appropriate committee structure is in place and assisting the Governance and Nominating Committee in making recommendations for committee appointments; together with the Governance and Nominating Committee, ensuring that an appropriate system is in place to evaluate the performance of the Board as a whole, its committees and its individual Trustees; and working with the Chief Executive Officer to monitor progress on strategic planning, policy implementation and succession planning.

The Chief Executive Officer provides leadership to the Trust and, subject to approved policies and direction by the Board, manages the business and affairs of the Trust and oversees the execution of its strategic plan. In addition, the Chief Executive Officer is responsible for the following functions: presenting to the Board for approval an annual strategic plan for the Trust; presenting to the Board for approval the capital and operating plans to implement approved strategies on an ongoing basis; acting as the primary spokesman for the Trust; and together with the Chief Financial Officer, ensuring that controls and procedures are in place to ensure the accuracy and integrity of the Trust’s financial reporting and public disclosures.

Management’s Relationship to the Board

The primary responsibility of management is to safeguard BOX’s assets and to create wealth for Unitholders. When performance is found to be inadequate, the Board has the responsibility to bring about appropriate change.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	F-11

BOX’s governance practices are designed to encourage autonomy and effective decision making on the part of management, while ensuring appropriate oversight by its Board and its committees.

Management Accountability

Business plans are developed to ensure the compatibility of unitholder, Board of Trustee and management views on strategic direction, performance targets and utilization of Unitholders’ equity. A session of the Board is held each year to review the strategic initiatives and the business plan submitted by senior management. The Board’s approval of the annual business plan provides a mandate for senior management to conduct the affairs of BOX knowing it has the necessary support from the Board. Material deviations from the plan are reported to and considered by the Board.

Board and Committee Information

The information provided by management to Trustees is considered to be critical to their effectiveness. In addition to the reports presented to the Board and committees at their regular and special meetings, the Trustees are kept informed on a timely basis by management of corporate developments and key decisions taken by management in pursuing BOX’s business plan and the attainment of its objectives. The Trustees periodically assess the quality, completeness and timeliness of information provided by management to the Board. Trustees also have the opportunity to meet with senior management and to participate in work sessions to obtain further insight into the operations of BOX.

TRUSTEE TERM LIMITS AND BOARD RENEWAL

The Governance and Nominating Committee leads the effort to identify and recruit candidates to join the Board in current and future years. In this context, the Governance and Nominating Committee’s view is that the Board should reflect a balance between the experience and understanding that come with longevity of service on the Board and the need for renewal and fresh perspectives.

We do not impose term limits on our Trustees, nor are there any other mechanisms in place that operate to compel Board turnover. While term limits can help ensure the Board gains a fresh perspective, term limits also serve as an arbitrary mechanism for removing Trustees which can result in valuable, experienced Trustees being forced to leave the Board solely because of length of service. We believe that Trustees should be assessed based on their ability to continue to make a meaningful contribution to the Board. The Governance and Nominating Committee reviews the composition of the Board on a regular basis in relation to approved Trustee criteria and recommends changes as appropriate, which, in its view, is a more meaningful way to evaluate the performance of Trustees and to make determinations about whether a Trustee should be removed due to under-performance.

REPRESENTATION OF WOMEN ON THE BOARD AND IN EXECUTIVE OFFICER POSITIONS

BOX does not have a written policy on the identification and nomination of female executive officers or Trustees, or a target for the number of women in these roles. There is currently one Trustee of BOX who is female. There are currently no executive officers of BOX who are female. We do not believe that quotas, strict rules or targets necessarily result in the identification or selection of the best candidates for Trustees and executive officers. However, we are mindful of the benefit of diversity in the workplace and on the Board, and the need to maximize our effectiveness and the effectiveness of the Board and the Board’s decision making abilities. Accordingly, we consider both the level of female representation and diversity as essential considerations in the selection process for new Trustees and executive officers, in addition to the expertise and experience required.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	F-12

PART THREE – REPORT ON TRUSTEE COMPENSATION AND EQUITY OWNERSHIP

TRUSTEE COMPENSATION

The Board’s compensation is designed to attract and retain highly talented and experienced Trustees. This requires that Trustees be fairly and competitively compensated. The Board, through its Governance and Nominating Committee, periodically reviews the compensation paid to our outside Trustees, taking into account the complexity of our operations, the risks and responsibilities involved in being a Trustee of the Trust, the requirement to participate in scheduled and special Board meetings, expected participation on the Board’s standing committees and the compensation paid to Trustees of comparable companies.

Trustees of BOX who are not officers of BOX or its affiliates (“outside Trustees”) are currently entitled to receive an annual fee of US$100,000 (the “Annual Fee”). The Chairman of the Board and the Chairman of the Audit Committee are also entitled to receive a supplemental annual retainer of US$20,000. There are no additional fees paid to Board members for attendance at Board and committee meetings or for membership on standing committees of the Board.

Trustees are reimbursed for reasonable travel and other out-of-pocket expenses incurred in attending Board and committee meetings.

DEFERRED TRUST UNIT PLAN

We have established the Deferred Trust Unit Plan for Non-Executive Trustees to enhance our ability to attract and retain high quality individuals to serve as members of our Board and to promote a greater alignment of interests between our outside Trustees and our Unitholders.

A DTU is a unit, equivalent in value to a Trust Unit, credited by means of a bookkeeping entry in our books, to an account in the name of the Trustee. Under the Deferred Trust Unit Plan, outside Trustees have a right to receive a percentage of their Annual Fee in the form of DTUs. The number of DTUs to be credited to a Trustee’s account in each year is calculated by dividing (a) the amount of the Annual Fee that the Trustee has elected to be received in the form of DTUs, by (b) the market value of a Trust Unit on the dates the Annual Fee is awarded. The Annual Fee is paid in four quarterly installments.

OWNERSHIP GUIDELINES

The Board believes that Trustees can better represent the Trust Unitholders if they are Trust Unitholders themselves. Accordingly, in February 2011, the Board adopted a policy that at least half of the Annual Fee payable to an outside Trustee will be paid in DTUs of BOX until the number of DTUs accumulated and Trust Units owned by the Trustee have an aggregate investment cost or current market value equal to three times the then current Annual Fee. Thereafter the Trustee may elect to take all of the Annual Fee in cash or DTUs or some combination thereof.

TRUSTEE COMPENSATION TABLES

Annual Trustee Compensation

In 2016, the outside Trustees received aggregate compensation having a total value of $705,118. This was comprised of cash compensation of $430,905 and DTUs valued at $274,213, as described in further detail below. In 2016, outside Trustees of BOX received a total of $20,385 in Trustees’ reimbursed expenses.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	F-13

The following table provides details of the compensation received by Trustees during the year ended December 31, 2016.

Name	Fees Earned in Cash ($)(1)	Unit-based Awards (DTUs) ($)(2)	Option -based Awards ($)	Non-equity Incentive Plan Compensation ($)	Pension Value ($)	All Other Compensation ($)	Total Compensation ($)
Colum Bastable	65,289	65,289	—	—	—	—	130,578
G. Mark Brown(4)	—	—	—	—	—	—	—
Thomas F. Farley(3)	156,692	—	—	—	—	—	156,692
Roderick D. Fraser	65,289	65,289	—	—	—	—	130,578
Paul D. McFarlane(5)	78,346	78,346	—	—	—	—	156,692
T. Jan Sucharda(4)	—	—	—	—	—	—	—
Susan L. Riddell Rose	65,289	65,289	—	—	—	—	130,578

Notes:

(1)	The Annual Fee and any supplemental retainers are paid in U.S. dollars, though Trustees may elect to receive their fees in Canadian dollars. Amounts were converted to Canadian dollars at an exchange rate of US$1.00=C$1.3236.
(2)	Based on the closing price of a Trust Unit on the TSX on the grant date of DTUs.
(3)	The compensation shown above for Mr. Farley includes the additional retainer for acting as Chairman of the Board.
(4)	Messrs. Brown and Sucharda did not receive any compensation for serving as a Trustee of BOX.
(5)	The compensation shown above for Mr. McFarlane includes the additional retainer for acting as Chairman of the Audit Committee.

Outstanding Unit-Based Awards and Option-Based Awards

The following table indicates for each of the Trustees the unit-based awards and option awards outstanding as of December 31, 2016:

	Option-based Awards				Unit-based Awards (DTUs)
Name	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Value of Unexercised In-the- money Options ($)	Number of Trust Units or Trust Units That Have Not Vested (#)	Market or Payout Value of Unit-based Awards that Have Not Vested ($)	Market or Payout Value of Vested Unit- based Awards Not Paid Out or Distributed(1) ($)
Colum Bastable	—	—	—	—	—	—	$449,584
G. Mark Brown	—	—	—	—	—	—	—
Thomas F. Farley	—	—	—	—	—	—	—
Roderick D. Fraser	—	—	—	—	—	—	$449,584
T. Jan Sucharda	—	—	—	—	—	—	—
Paul D. McFarlane	—	—	—	—	—	—	$539,542
Susan L. Riddell Rose	—	—	—	—	—	—	$260,901

Note:

(1)	Based on the closing price of a Trust Unit on the TSX on December 30, 2016 of $26.23

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	F-14

Incentive Plan Awards Vested or Earned During 2016

The following table indicates for each of the Trustees the incentive plan awards vested or earned during 2016.

Name	Option-based Awards – Value Vested During the Year ($)	Unit-based Awards – Value Vested During the Year(1) ($)	Non-equity Incentive Plan Compensation – Value Earned During the Year ($)
Colum Bastable	—	65,289	—
G. Mark Brown	—	—	—
Thomas F. Farley	—	—	—
Roderick D. Fraser	—	65,289	—
Paul D. McFarlane	—	78,346	—
T. Jan Sucharda	—	—	—
Susan L. Riddell Rose	—	65,289	—

Note:

(1)	Based on the closing price of a Trust Unit on the TSX on the vesting date of the DTUs. Trustee DTUs vest immediately but Trustees do not receive payment in respect of their DTUs until they cease to be Trustees.

Equity Ownership of Trustees

The following table sets out the total number of Trust Units and DTUs held by Trustees serving on the Board as of May 1, 2017, along with the market value of those holdings as at May 1, 2017. See the tables under the heading “Election of Trustees” for information on the individual equity ownership of the Trustee nominees.

Holdings as at May 1, 2017	Trust Units (#)	DTUs (#)	Trust Units & DTUs (#)	Total Equity(1) ($)
Total	20,147	68,014	88,161	2,866,996

Note:

(1)	Based on the closing price of a Trust Unit on the TSX on May 1, 2017 of $32.52.

PART FOUR – REPORT ON EXECUTIVE COMPENSATION

Our executive officers are employed by the Manager and we do not directly or indirectly pay any compensation to them. Any variability in compensation paid by the Manager to our executive officers has no impact on our financial obligations under our management arrangements with the Manager. See “Asset Management Agreement” below for a summary of certain provisions of that agreement, including fees payable under that agreement.

In the year ended December 31, 2016, we paid Brookfield Office Properties Management LP (“BOPM LP”) fees relating to property management services of $14.5 million (compared to $13.7 million in 2015), fees relating to leasing and construction services of $6.3 million (compared to $8.3 million in 2015) and fees relating to asset management and administrative and regulatory compliance services of $21.3 million (compared to $19.5 million in 2015). BOPM LP remitted $1.1 million of the asset management fees to BAM PIC for the year ended December 31, 2016.

The Manager determines the total compensation paid to our executive officers. In determining this compensation, the Manager considers, among other things, the Manager’s business, results of operations and financial condition taken as a whole, including our operations.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	F-15

ASSET MANAGEMENT AGREEMENT

We appointed BOPM LP, a wholly-owned subsidiary of BPO, to provide us with asset management, regulatory compliance and administrative services (the “Asset Management Services”), including:

1.	providing advisory, consultation and investment management services;

2.	causing or supervising the carrying out of all day-to-day management;

3.	identifying, evaluating, recommending and structuring acquisitions or dispositions from time to time and assisting in negotiating the terms of such acquisitions or dispositions;

4.	arranging for such administrative, executive and management personnel to be provided to us as is reasonably necessary or appropriate to carry out the Asset Management Services;

5.	providing development, supervision and coordination services for any new construction projects constituting an addition to or expansion or substantial redevelopment of a property; and

6.	providing such administrative and support services as we require.

BOPM LP’s activities are subject to the supervision and direction of our Trustees and the board of directors of BOPC GP Inc. BPO causes BOPM LP and BPO’s other subsidiaries to provide the Asset Management Services in accordance with the Asset Management Agreement and to make available such administrative, executive and management personnel of BPO to allow BOPM LP to comply with its obligations under the Asset Management Agreement.

BOPM LP assigned all of its right, title, interest in and obligations under the Asset Management Agreement with respect to the provision of investment advisory services (“Investment Advisory Services”) to Brookfield Asset Management Private Institutional Capital Adviser US, LLC (“BAM PIC”), a wholly-owned subsidiary of Brookfield and part of the Manager. Such Investment Advisory Services include any recommendation to buy, sell, vote or take any similar action with respect to a “security” within the meaning ascribed to such term in the U.S. Investment Advisers Act of 1940 (as amended). BAM PIC is a registered investment adviser under such act.

Compensation and Reimbursement

BOPM LP and BAM PIC each receive 50% of a monthly base management fee, calculated in arrears, in an amount equal to one-twelfth of 0.25% of our enterprise value in the applicable fiscal month. BOPM LP also receives an annual incentive fee, calculated in arrears, in an aggregate amount equal to 15% of our funds from operations per Trust Unit in excess of $1.33, subject to adjustments for certain transactions affecting our Trust Units (including the subdivision, split, combination or consolidation of our Trust Units).

The aggregate amount of the base management fee and the incentive fee payable in respect of any fiscal year will not exceed 0.5% of the greater of (a) our enterprise value for the last fiscal month of such fiscal year, and (b) the simple average of our total enterprise value for each fiscal month of such fiscal year.

If and whenever BOPM LP performs development, supervision and coordination services for any new construction projects constituting an addition to or expansion or substantial redevelopment of a property, it will also receive a development fee equal to 10% of the first $2 million of project costs plus 4% of the project costs in excess of $2 million incurred on each project, provided that for projects with estimated costs of over $20 million, the development fee will be separately negotiated.

BOPM LP is also entitled to be reimbursed for the salaries, licensing and training costs and other remuneration of or any costs relating to the termination or severance of the administrative, executive and management personnel who provide certain administrative and regulatory compliance services (which services do not include Investment Advisory Services).

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	F-16

BOPM LP and BAM PIC are reimbursed for all reasonable actual out-of-pocket costs and expenses incurred in connection with the performance of the Asset Management Services and Investment Advisory Services, respectively. Except as described above, they are not reimbursed for the salaries and other remuneration of or any costs relating to the termination or severance of the administrative, executive and management personnel who provide such services or overhead for such persons.

Other Terms

The Asset Management Agreement has an initial term of ten years and is automatically renewable for further terms of five years each. At least 12 months prior to the end of the initial term and any renewal term, our independent Trustees will review the performance of the Manager and, if they are not satisfied with the performance by the Manager of its obligations under the Asset Management Agreement and determine that it is not in our best interests that the Asset Management Agreement be renewed, they may submit the termination of the Asset Management Agreement to a vote of our Unitholders. If such termination is approved by at least a majority of the votes cast by our Unitholders, we may terminate the Asset Management Agreement at the end of the then current term, provided that we provide the Manager with at least three months’ prior written notice and pay the Manager a termination fee equal to the aggregate amount paid to the Manager in respect of fees paid in the fiscal year preceding the effective date of the termination. If the agreement is not so terminated, it will automatically be renewed.

We may also terminate the Asset Management Agreement upon written notice to the Manager: if the Manager defaults in the performance of any material term of the Asset Management Agreement and such default continues for a period of 30 days; if the Manager engages in any act of fraud, misappropriation of funds or embezzlement against us; if there is an event of gross negligence by the Manager in the performance of its duties that results in material harm to us; or in the event of the bankruptcy or insolvency of the Manager. The Manager may terminate the Asset Management Agreement upon written notice to us: if we default in the performance of any material term of the Asset Management Agreement and such default continues for a period of 30 days; or in the event that we become bankrupt or insolvent.

We will indemnify the Manager and its directors, officers, agents, members, partners, shareholders, delegates, subcontractors, advisors, employees and other representatives of each of the foregoing from and against any claims, liabilities, losses, damages, costs or expenses (including legal fees) incurred by an indemnified person or threatened in connection with the Asset Management Agreement or the Asset Management Services, other than those that are determined by a final and non-appealable judgment or final and binding arbitration decision to have resulted from an indemnified party’s bad faith, fraud, willful misconduct, gross negligence or breach of any material term of the Asset Management Agreement.

The maximum liability of the Manager pursuant to the Asset Management Agreement is equal to all amounts we paid in respect of the Asset Management Services in the five most recent fiscal years.

The Asset Management Agreement does not prohibit the Manager from pursuing other business activities or providing services to third parties that compete directly or indirectly with us. The Asset Management Agreement provides that any conflicts of interest between us and the Manager will be dealt with by the Manager in good faith and in a fair, equitable and even-handed manner.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	F-17

Performance Graphs

The following shows the cumulative total unitholder return for our Trust Units (assuming re-investment of distributions) for the last five financial years in comparison with the cumulative total return of the S&P/TSX Composite Total Return Index.

	2012					2013
	January	March	June	September	December	March	June	September	December
S&P/TSX Composite Total Return Index	$100	$106	$96	$103	$105	$108	$104	$110	$119
Brookfield Canada Office Properties	$100	$99	$114	$119	$124	$121	$113	$115	$117

	2014				2015
	March	June	September	December	March	June	September	December
S&P/TSX Composite Total Return Index	$126	$134	$133	$131	$134	$132	$122	$120
Brookfield Canada Office Properties	$125	$124	$124	$124	$134	$128	$118	$126

	2016
	March	June	September	December
S&P/TSX Composite Total Return Index	$126	$132	$139	$145
Brookfield Canada Office Properties	$143	$150	$146	$140

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	F-18

The following shows the cumulative total unitholder return for our Trust Units (assuming re-investment of distributions) since January 9, 2012 which was the date our Trust Units were listed on the NYSE, in comparison with the cumulative total return of the NYSE Composite Total Return Index.

	2012					2013
	January	March	June	September	December	March	June	September	December
NYSE Composite Total Return Index	$100	$88	$81	$88	$90	$124	$126	$133	$144
Brookfield Canada Office Properties	$100	$100	$111	$121	$125	$119	$108	$111	$111

	2014				2015
	March	June	September	December	March	June	September	December
NYSE Composite Total Return Index	$147	$154	$151	$154	$156	$156	$142	$148
Brookfield Canada Office Properties	$112	$116	$111	$107	$107	$102	$88	$92

	2016
	March	June	September	December
NYSE Composite Total Return Index	$150	$155	$159	$165
Brookfield Canada Office Properties	$110	$117	$111	$105

Trend

We pay fees to the Manager determined in accordance with the terms of the Asset Management Agreement, which fees do not track and are not affected by the market value of our Trust Units. As described above, our executive officers are employed by the Manager and we do not directly or indirectly pay any compensation to them.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	F-19

COMPENSATION OF NAMED EXECUTIVE OFFICERS

We do not directly employ any of the persons responsible for managing our business. The Manager, pursuant to the Management Agreements, manages our operations and activities, and it, together with the Board, makes decisions on our behalf. Our executive officers are employed by the Manager and we do not directly or indirectly pay any compensation to them. The compensation of the executive officers is set by the Manager and we have no control over the determination of their compensation. Any variability in compensation paid by the Manager to our executive officers has no impact on our financial obligations under our management arrangements with the Manager. Our executive officers participate in employee benefit plans and arrangements sponsored by the Manager and its parent company. We have not established any employee benefit plans or entered into any employment agreements with any of our executive officers.

The Manager determines the total compensation paid to our executive officers. In determining this compensation, the Manager considers, among other things, BOX’s business, results of operations and financial condition taken as a whole.

APPROACH TO RISK MANAGEMENT

BOX has engaged the Manager to provide asset management services for BOX under the long-term Asset Management Agreement. The Manager owns an aggregate equity interest in BOX of approximately 83%. We believe that the Manager’s substantial ownership interest in BOX, together with the Manager’s compensation structure under the Asset Management Agreement, which includes an incentive component as described under the heading “– Asset Management Agreement”, fully align the Manager’s interests with those of our other Trust Unitholders.

Our executive officers are employed by and compensated by the Manager. As a result, the Board has not established a compensation committee and has never engaged a compensation consultant or advisor. We believe that the compensation paid under the Management Agreements and the compensation policies and practices of the Manager, with respect to the executive officers of BOX, appropriately balance risk in connection with the achievement of annual and long-term goals and that they do not encourage unnecessary or excessive risk taking. We believe that the compensation paid under the Management Agreements and the compensation policies and practices of the Manager, with respect to the executive officers of BOX, are not reasonably likely to have a material adverse effect on our financial position or results of operations.

Trustees and executive officers may not enter into transactions, including purchasing financial instruments, which have the effect of hedging the economic value of any direct or indirect interests of the Trustee or executive officer in our common equity.

PART FIVE – OTHER INFORMATION

INDEBTEDNESS OF TRUSTEES, OFFICERS AND EMPLOYEES

None of our executive officers, Trustees or employees or former executive officers, trustees or employees, or any associate or affiliate of any such person, is as of the date hereof, or has been since January 1, 2016 indebted to us.

LIABILITY OF TRUSTEES

Our Declaration of Trust contains customary provisions limiting the liability of our Trustees. The Trustees will not be liable to any of our Unitholders or any other person, in contract, tort or otherwise, unless such liabilities arise out of a breach of the Trustees’ standard of care, diligence and skill or breach of the restrictions on the Trustees’ powers as set out in the Declaration of Trust. In the exercise of the powers, authorities or discretion conferred on our Trustees under the Declaration of Trust, the Trustees are and will be conclusively deemed to be

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	F-20

acting as trustees of our assets and will not be subject to any personal liability for any debts, liabilities, obligations, claims, demands, judgments, costs, charges or expenses against or with respect to us or our assets.

TRUSTEES’ AND OFFICERS’ LIABILITY INSURANCE

We maintain and pay for insurance for our Trustees and officers under policies arranged by our ultimate parent, Brookfield, with a combined annual limit of US$150 million. The limit is not exclusive to each entity insured under the policies. Under this insurance coverage, we will be reimbursed for indemnity payments made to Trustees or officers as required or permitted by law or under provisions of our Declaration of Trust as indemnity for losses, including legal costs, arising from acts, errors or omissions committed by our Trustees and officers during the course of their duties as such. This insurance also provides coverage to our individual Trustees and officers without any deductible if we do not indemnify them. The insurance coverage for Trustees and officers has certain exclusions including, but not limited to, those acts determined to be deliberately fraudulent or dishonest or to have resulted in personal profit or advantage.

AVAILABILITY OF DISCLOSURE DOCUMENTS

We will provide any person or corporation, upon request, with a copy of:

(1)	our most recent annual information form, together with a copy of any document or the pertinent pages of any document incorporated therein by reference;

(2)	our comparative financial statements for the fiscal year ended December 31, 2016, together with the report of the auditors thereon;

(3)	our most recent annual report, which includes management’s discussion and analysis of financial conditions and results of operations (“MD&A”);

(4)	our interim financial statements for the periods subsequent to the end of BOX’s fiscal year and the MD&A thereon; and

(5)	this management information circular.

Financial information for the fiscal year ended December 31, 2016 is provided in our comparative financial statements and MD&A, which are included in our most recent annual report.

Requests for the above-mentioned disclosure documents can be made to our Investor Relations department by mail at 250 Vesey Street 15th Floor, New York, New York, United States, 10281, by calling 416-359-8593 or by e-mail to sherif.elazzazi@brookfield.com. Copies of these documents and additional information relating to BOX are also available on our website at www.brookfieldcanadareit.com or BOX’s SEDAR profile at www.sedar.com.

OTHER BUSINESS

The Trust knows of no other matter to come before the Meeting other than the matters referred to in the accompanying Notice of Meeting.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	F-21

EXHIBIT A – GOVERNANCE GUIDELINES

1. INTRODUCTION

Governance relates to the activities of the board of Trustees who are elected by and are accountable to the unitholders, and takes into account the role of the senior officers of Brookfield Canada Office Properties (“BOX” or the “Trust”) who are appointed by the board of Trustees in consultation with Brookfield Office Properties Inc. (“BPO”) and who are charged with the ongoing management of BOX.

The board of Trustees (the “Board”) of the Trust is of the view that the governance policies and practices of BOX, outlined below (the “Governance Guidelines”) are comprehensive and consistent with requirements of the New York Stock Exchange rules on corporate governance, the provisions of the Sarbanes Oxley Act of 2002 and Canadian securities laws and the practices of Canadian public issuers in similar circumstances to the Trust.

The Board will revise these Governance Guidelines from time to time based on its assessment of the Trust’s needs and legal and regulatory developments and changes in practices. The Trust’s Governance and Nominating Committee will review these Governance Guidelines annually, or more often if warranted, and recommend to the Board such changes as it deems necessary and appropriate.

2. ROLE AND FUNCTIONS OF THE BOARD

The role of the Board is to oversee the business and affairs of the Trust which are conducted by its officers under the direction of the Chief Executive Officer. In doing so, the Board acts at all times with a view to the best interests of BOX. The Board endeavors to ensure that unitholder value is enhanced on a sustainable basis and in a manner that recognizes the interests of other stakeholders in the Trust including its suppliers, customers, creditors and the communities in which it operates.

In fulfilling its responsibilities, the Board, both directly and through its various committees, shall:

Strategic planning

a)	oversee the strategic planning process including, on an annual basis, reviewing and approving the business plan for the Trust and monitoring performance of the Trust under the plan;

b)	oversee the financial and business strategies and objectives included within the business plan;

Oversight of management

a)	oversee the provision of management, human resource, legal and other services;

b)	together with BPO, develop a position description for the Chief Executive Officer including the corporate objectives that the Chief Executive Officer is responsible for meeting;

c)	together with BPO, oversee the selection and evaluation of the Chief Executive Officer;

d)	together with BPO, oversee the selection and evaluation of other senior officers;

e)	together with BPO, monitor succession planning of the Chief Executive Officer and other senior officers;

f)	to the extent feasible, satisfy itself as to the integrity of the Chief Executive Officer and other senior officers;

Risk assessment and management

a)	assess the major risks facing the Trust and its businesses and review, approve, monitor and oversee the implementation of appropriate systems to manage those risks;

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	F-22

Public disclosure and financial reporting

a)	oversee the Trust’s public disclosure and financial reporting, review and monitor the Trust’s management information systems and disclosure controls and procedures, its internal controls and procedures for financial reporting and compliance with the Trust’s Code of Business Conduct and Ethics (the “Ethics Code”) to ensure that the Trust maintains its integrity and accountability;

Governance

a)	ensure an appropriate system of governance is in place so the Board and the senior management can operate effectively, in the best interests of the Trust;

b)	confirm that processes are in place for the Trust and its businesses to address and comply with applicable legal, regulatory, corporate, securities and other compliance matters;

c)	oversee the creation of a culture of integrity throughout the organization;

Approval of certain matters

a)	approve all material transactions for the Trust; and

b)	approve those matters that may not be delegated by the Board under applicable law and the Declaration of Trust of BOX as may be amended from time to time, including, among others, the issuance of securities of the Trust (except in the manner and on terms authorized by the Board), the declaration of distributions and the repurchase or Transaction of units of the Trust, or any other matter which the Board reserved to itself the right to approve notwithstanding the delegation of the day-to-day management of the business of the Trust.

3. QUALIFICATIONS OF TRUSTEES

Trustees are expected to have the highest personal and professional ethics and values and be committed to advancing the best interests of the Trust and its unitholders. They are also expected to possess skills and competencies in areas that are relevant to the Trust’s activities and that enhance the ability of the Board to effectively oversee the business and affairs of the Trust.

Each Trustee must have an understanding of the Trust’s principal operational and financial objectives, plans and strategies, financial position and performance as well as the performance of the Trust relative to its principal competitors. Trustees must have sufficient time to carry out their duties and not assume responsibilities that would materially interfere with or be incompatible with Board membership. Trustees who experience a significant change in their personal circumstances, including a change in their principal occupation, such that they are unable to comply with the preceding sentence, are expected to advise the Chair of the Governance and Nominating Committee and, if determined appropriate by the Board on the recommendation of the Governance and Nominating Committee, resign from the Board.

4. COMPOSITION OF BOARD

Size of Board and selection process

The Trustees of the Trust are elected each year by the unitholders at the annual meeting of unitholders, or otherwise in accordance with the Declaration of Trust of BOX. The Governance and Nominating Committee recommends to the full Board the nominees for election to the Board and based on this recommendation the Board proposes a slate of nominees to the unitholders for election. Any unitholder may propose a nominee for election to the Board by means of a unitholder proposal, at the annual meeting.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	F-23

The Board also recommends the number of Trustees on the Board for approval to the unitholders, again based on the recommendation of the Governance and Nominating Committee. Presently, the Board believes that seven Trustees is an appropriate size for the Board and its committees to operate effectively.

Independence of Trustees and representation of unitholders interests

The Board, with the assistance of the Governance and Nominating Committee, determines whether each Trustee is an “Independent Trustee”. In making these determinations, the Board annually examines each individual Trustee’s circumstances and his or her relationship to the Trust and its affiliates and evaluates if he or she meets the definition of an Independent Trustee. In determining independence, the Board relies on the rules and guidelines of applicable stock exchanges and securities regulatory authorities. Generally, an Independent Trustee means a Trustee who has been affirmatively determined by the Board to have no material relationship with the Trust, either directly or indirectly as a partner, unitholder or officer of an organization that has a relationship with the Trust. A material relationship is a relationship that could, in the Board’s determination, reasonably interfere with the exercise of a Trustee’s independent judgment. Trustees have an ongoing obligation to inform the Board of any material changes in their circumstances or relationships that may affect the Board’s determination as to their independence.

Financial literacy

Each member of the Audit Committee shall be financially literate. The term “financially literate” means the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Trust’s financial statements.

Chair(s)

The Board will in each year elect from among its members a Chair who is not the Chief Executive Officer. The Chair of the Board is principally responsible for overseeing the operation and affairs of the Board. The Board has established a position description for the Chair which is attached as an appendix to these Governance Guidelines. The Board may also appoint a Co-Chair or Vice-Chair where it believes this would enhance the operations of the Board. In this case, the Co-Chair or Vice-Chair will share the responsibilities of the Chair.

Election of Trustees

Every unitholder of the Trust is entitled to cast one vote per unit held in the election of Trustees.

Term

All Trustees elected at the annual meeting of unitholders of the Trust are elected for a term of one year. The Trust does not have a mandatory age for the retirement of Trustees, as the Governance and Nominating Committee determined that such limits may deprive the Trust and its unitholders of the contributions of members who have been able to develop, over time, valuable insights into the Trust, its strategy and business operations. Instead, the Governance and Nominating Committee reviews the composition of the Board on a regular basis in relation to an approved Trustee criteria and skill requirements matrix and recommends changes as appropriate.

Board succession

The Governance and Nominating Committee is responsible for maintaining a Board succession plan that is responsive to the Trust’s needs and the interests of its unitholders. In considering new nominees to the Board, the Committee shall consider the following criteria:

a)	the competencies and skills necessary for the Board, as a whole, to possess;

b)	the competencies and skills that each existing Trustee possesses; and

c)	the competencies and skills each new nominee will bring to the boardroom.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	F-24

5. MEETINGS

The Board has meetings at least once in each quarter, with additional meetings held when required. The Independent Trustees have meetings with only Independent Trustees present prior to or following all regular Board meetings.

Additional Board meetings may be called by the Chair, the Chief Executive Officer or any Trustee on proper notice.

The Chair is primarily responsible for the agenda. Prior to each Board meeting, the Chair discusses agenda items for the meeting with the Chief Executive Officer, other members of senior management and other members of the Board. Any Trustee may propose the inclusion of items on the agenda, request the presence of or a report by any senior officer, or at any Board meeting raise subjects that are not on the agenda for that meeting.

The Governance and Nominating Committee generally has meetings four times a year and the Audit Committee generally has meetings four times a year, and both committees have additional meetings when required. Meeting frequency and agendas for the standing committees may change from time to time, however, depending on opportunities or risks faced by the Trust. The Chair of the Board, the Chief Executive Officer and any member of a committee may call a committee meeting, request that an item be included on the committee’s agenda or raise subjects that are not on the agenda for that meeting. Audit Committee meetings can also be called by the Chief Financial Officer or the Trust’s auditor.

Notice of the place, day and time of each Board or committee meeting must be served on each Trustee at least 48 hours prior to the meeting, however, meetings may be held at any time without notice if all of the Trustees or committee members are present, or if all absent Trustees or committee members have waived notice. The notice need not state the purpose or purposes for which the meeting is being held.

Procedures for Board meetings

Procedures for Board meetings are determined by the Chair unless otherwise determined by the Declaration of Trust of BOX or a resolution of the Board.

Procedures for committee meetings are determined by the committee chair unless otherwise determined by the Declaration of Trust of BOX or a resolution of the committee or the Board.

A quorum for any Board meeting is not less than a majority of Trustees and for any committee meeting is not less than a majority of the committee members, unless the Trustees fix the quorum otherwise.

The Chair may vote as a Trustee at any meeting, but does not have a second or casting vote in the case of an equality of votes.

The Secretary of the Trust keeps minutes of the meeting of the Board and each of its committees and circulates copies of the minutes to each Board or committee member, as the case may be, on a timely basis.

6. TRUSTEES’ RESPONSIBILITIES

Trustee orientation and continuing education

The Chief Financial Officer and the Secretary of the Trust, under the oversight of the Governance and Nominating Committee, are responsible for providing orientation and continuing education programs for new Trustees regarding the role of the Board, its committees and its Trustees. Generally, new Trustees are provided with materials describing the Trust’s business and governance policies and procedures and they also meet individually with the Chief Executive Officer and the Chair to learn about the Trust and its operations.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	F-25

Attendance and participation

Each Trustee is expected to attend all meetings of the Board and any committee of which he or she is a member. A Trustee who is unable to attend a meeting in person may participate by telephone or teleconference. The Board may also take action from time to time by unanimous written consent.

In advance of each Board and committee meeting, members will receive the proposed agenda and other materials important to the Trustees’ understanding of the matters considered. Trustees are expected to spend the time needed to review the materials in advance of such meetings and to actively participate in such meetings.

Service on other boards and audit committees

The Board does not believe that its members should be prohibited from serving on the boards of other public companies so long as these commitments do not materially interfere and are compatible with their ability to fulfill their duties as a member of the Board. Trustees must advise the Chair in advance of accepting an invitation to serve on the board of another public company and, as a general rule, Trustees are not allowed to join a board of another public company on which two or more other Trustees of the Trust serve.

Members of the Audit Committee may not serve on the audit committees of three or more other public companies without the prior approval of the Chair of the Board.

Access to independent advisors

In furtherance of its responsibilities to the Trust, the Board and any committee may at any time retain financial, legal or other advisors at the expense of the Trust and may determine the advisors’ fees and other retention terms. In furtherance of his or her responsibilities to the Trust, any Trustee may, subject to the approval of the Chair, retain an advisor at the expense of the Trust.

7. COMMITTEES OF THE BOARD

General

BOX believes that Board committees assist in the effective functioning of the Board and that the appropriate composition of the Trust committees should enable the views of the Independent Trustees to be effectively represented.

The Board has two standing committees: the Audit Committee and the Governance and Nominating Committee. Special committees may be formed from time to time as required to review particular matters or transactions. While the Board retains overall responsibility for governance matters, the Audit and Governance and Nominating Committees have specific responsibilities for certain aspects of governance, in addition to their other responsibilities, as described below.

The Board does not have a separate committee responsible for executive compensation because management compensation is determined by BPO.

The Audit Committee and Governance and Nominating Committee are comprised solely of Independent Trustees.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	F-26

The following is a brief description of the mandate of each standing committee:

Audit	Committee

The Audit Committee is responsible for monitoring the Trust’s systems and procedures for financial reporting and internal control, reviewing certain public disclosure documents and monitoring the performance and independence of the Trust’s external auditors. The committee is also responsible for reviewing the Trust’s annual audited financial statements, unaudited quarterly financial statements and management’s discussion and analysis and results of operations prior to their approval by the full Board. In addition, the Audit Committee is responsible for recommending to the Trust the firm of chartered accountants to be nominated for appointment as the external auditor and for approving the assignment of any non-audit work to be performed by the external auditors.

Governance	and Nominating Committee

It is the responsibility of the Governance and Nominating Committee, in consultation with the Chair, to assess periodically the size and composition of the Board and its committees, to implement procedures for Trustee appointment and removal, to assess effectiveness of the performance of the Board and its Trustees, to review the Ethics Code and to ensure its continued applicability, to review the Governance Guidelines, to review and recommend Trustees’ compensation, and to monitor its relations with BPO in its capacity as manager of BOX.

Committee Chair

The Audit and Governance and Nominating Committees are each chaired by an Independent Trustee. Each committee Chair is selected by the Board on the recommendation of the Governance and Nominating Committee and is responsible for determining the agenda and the frequency and conduct of committee meetings.

Committee charters

Each committee has its own charter that sets out its responsibilities and duties, qualifications for membership, procedures for committee member removal and appointment and reporting to the Board. Copies of each charter are posted on the Trust’s website, www.brookfieldcanadareit.com.

8. EVALUATION OF BOARD, TRUSTEES AND COMMITTEES

The Governance and Nominating Committee in consultation with the Chair will ensure that an appropriate system is in place to evaluate and perform an annual evaluation of the effectiveness of the Board as a whole, as well as the committees of the Board, to ensure they are fulfilling their respective responsibilities and duties as set out in these Governance Guidelines and in their respective committee charters. Each year, a detailed survey is sent to Trustees regarding the effectiveness of the Board and its committees, inviting comments and suggestions on areas for improvement. The survey asks for quantitative ratings with respect to matters such as: the Board and committee structure and processes, the Trust’s strategic direction, the Board’s operational oversight and the Board’s relationship with management. The results of this survey are prepared by the Secretary of the Trust (without identifying individual directors) and reviewed by the Governance and Nominating Committee, which makes recommendations to the Board as required. The Board has decided not to evaluate individual Board members’ contributions and effectiveness because it believes that doing so will detract from the cooperative and productive character of the Board.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	F-27

9. MANAGEMENT

Management Transactions

BOX is a major component of the Canadian real estate division of BPO. A subsidiary of BPO provides the Trust with asset and property management services, as well as certain regulatory compliance and administrative services, to BOX under an asset management agreement and a property management agreement, both of which have been set at market terms and align the interests of BPO with those of other unitholders.

The senior officers of the Trust are employees of BPO but the selection and evaluation of the senior officers is done by the Board in consultation with BPO. The senior management of the Trust apportions their time between matters related to the Trust and matters related to other parts of BPO’s business as necessary. No cash compensation is paid by the Trust directly to its senior management in their capacity as such. Senior management receives their compensation from BPO.

It is the responsibility of the Board and the senior management of the Trust to ensure the Trust’s assets are being used in the best interests of the Trust, including to create wealth for its unitholders. When performance of either the senior management of the Trust or BPO is found to be inadequate, the Board has the responsibility to bring about appropriate change.

The Board, in consultation with BPO, has developed a position description of the Chief Executive Officer which is attached as an appendix to these Governance Guidelines. The Board, in consultation with BPO, annually reviews the position description of the Chief Executive Officer and establishes objectives against which his or her performance is reviewed. Similar reviews and assessments are undertaken for other senior management personnel in consultation with BPO and the Chief Executive Officer.

Management’s and BPO’s relationship to the Board

BPO, in its capacity as manager of BOX, and senior management of the Trust report to and are accountable to the Board. At its meetings, the Board regularly engages in private sessions with the Trust’s Chair and Chief Executive Officer without other senior management present.

Business plans are developed for the Trust to ensure the compatibility of unitholder, Board and senior officers’ views on the Trust’s strategic direction, performance targets and utilization of unitholders’ equity. A special meeting of the Board is held each year to review the strategic initiatives and the business plan submitted by the Chief Executive Officer. The Board’s approval of the annual business plan then provides a mandate for senior management and BPO to conduct the affairs of the Trust knowing it has the necessary support of the Board. Material deviations from the plan are reported to and considered by the Board.

Board access to management

Information provided by management to Trustees is critical to their effectiveness. In addition to the reports presented to the Board at its regular and special meetings, the Board is also kept informed on a timely basis by the management of corporate developments and key decisions taken by them in pursuing the Trust’s business plan and the attainment of its objectives. The Trustees periodically assess the quality, completeness and timeliness of information provided by the senior management to the Board. Trustees also have the opportunity to meet with senior management and to participate in work sessions to obtain further insight into the operations of the Trust.

Management succession

The Board in consultation with BPO maintains a succession plan for the Chief Executive Officer and other members of senior management. The objective of the plan is to ensure the orderly succession of senior management, including providing for any required recruiting, training and development.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	F-28

10. COMMUNICATION AND DISCLOSURE POLICIES

The Trust has adopted a Disclosure Policy and Personal Trading Policy which set out the policies and practices regarding disclosure of material information to investors, analysts and the media. The purpose of these policies are to ensure that communications with the investment community are timely, consistent and in compliance with all applicable securities legislation. These policies are reviewed annually by the Board.

The Trust endeavors to keep its unitholders informed of its progress through a comprehensive annual report, annual information form, quarterly interim reports and periodic press releases. It also maintains a website that provides summary information about BOX and ready access to its published reports, press releases, statutory filings and supplementary information provided to analysts and investors. Trustees and senior management meet with the unitholders at the annual meeting and are available to respond to questions at that time. Unitholders who wish to contact the Chairman or other Board members can do so through the Secretary of the Trust.

The Trust also maintains an investor relations program to respond to inquiries in a timely manner. Management meets on a regular basis with investment analysts, financial advisors and interested members of the public to ensure that accurate information is available to investors, including quarterly conference calls and webcasts to discuss the Trust’s financial results. The Trust also endeavors to ensure that the media are kept informed of developments as they occur, and have an opportunity to meet and discuss these developments with the Trust’s designated spokespersons.

11. TRUSTEE COMPENSATION

Trustees who are officers of the Trust or any of its affiliates do not receive any compensation for service as Trustees of the Trust.

The Board, through the Governance and Nominating Committee, periodically reviews the compensation paid to Independent Trustees, taking into account the complexity of the Trust’s operations, the risks and responsibilities involved in being a Trustee of the Trust, the requirement to participate in scheduled and special Board meetings, expected participation on the Board’s standing committees and the compensation paid to Trustees of comparable companies.

Trustees are reimbursed by the Trust for reasonable travel expenses and other out-of-pocket expenses incurred in connection with their duties as Trustees.

12. BROOKFIELD’S CODE OF BUSINESS CONDUCT AND ETHICS

The Board encourages senior officers to create a culture of integrity throughout the organization. The Board expects all Trustees, officers and employees to conduct themselves in accordance with the highest ethical standards and to adhere to the Ethics Code which formally sets out standards for behaviour and practice. The Board monitors compliance with the Ethics Code, in part, through the whistle blowing procedures described therein which mandates that all Trustees, officers and employees report breaches of the Ethics Code and may do so anonymously using the Trust’s third-party independent whistleblower hotline if they prefer. Any waiver of the Ethics Code will only be granted in very exceptional circumstances. Exceptions for Trustees may only be made by the Governance and Nominating Committee and exceptions for employees (other than the Chief Executive Officer) must be approved by the Chief Executive Officer and exceptions for the Chief Executive Officer must be approved by the Chairman of the Board. Any waiver will be disclosed by the Trust to the extent required by law, regulation or stock exchange requirement.

13. PROHIBITION ON PERSONAL LOANS

The Trust will not, either directly or indirectly, including through its subsidiaries, extend or maintain credit, arrange for the extension of credit, or renew an extension of credit, in the form of a personal loan to or for any Trustee or officer.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	F-29

14. INDEMNIFICATION AND INSURANCE

In accordance with the Declaration of Trust of the Trust and applicable laws, present and former Trustees and officers are each indemnified by the Trust.

In addition, the Trust maintains directors and officers insurance. Under this insurance coverage, the Trust and certain of its associated companies are reimbursed for indemnity payments made to Trustees, directors or officers as required or permitted by law or under provisions of its Declaration of Trust or by-laws (as applicable) as indemnity for losses, including legal costs, arising from acts, errors or omissions committed by Trustees, directors and officers during the course of their duties as such. This insurance also provides coverage to individual Trustees and officers without any deductible if they are not indemnified by the Trust. The insurance coverage for Trustees, directors and officers has certain exclusions including, but not limited to, those acts determined to be deliberately fraudulent or dishonest or have resulted in personal profit or advantage.

15. CONFLICTS OF INTEREST

Each Trustee is required to inform the Board of any potential or actual conflicts, or what might appear to be a conflict of interest he or she may have with the Trust. If a Trustee has a personal interest in a matter before the Board or a committee, he or she must not participate in any vote on the matter except where the Board or the committee has expressly determined that it is appropriate for him or her to do so.

16. CONTACT BOARD AND COMMITTEES

The Board welcomes input and comments from unitholders of the Trust. You may contact one or more members of the Board or its committees by writing to the Trust’s Secretary at:

Board of Trustees of Brookfield Canada Office Properties c/o Brookfield Canada Office Properties 181 Bay Street, Suite 330 Toronto, Ontario M5J 2T3

Amended and Affirmed by the Board of Trustees on January 25, 2016

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	F-30

APPENDIX

Position description of Chair

The Chair of the Board of BOX is principally responsible for overseeing the operations and affairs of the Board. In fulfilling his or her responsibilities, the Chair will:

a)	provide leadership to foster the effectiveness of the Board;

b)	ensure there is an effective relationship between the Board, senior officers of the Trust and BPO, in its role as provider of management, human resource and other services;

c)	ensure that the appropriate committee structure is in place and assist the Governance and Nominating Committee in making recommendations for appointments to such committees;

d)	in consultation with the other members of the Board and the Chief Executive Officer, prepare the agenda for each meeting of the Board;

e)	ensure that all Trustees receive the information required for the performance of their duties, including information relevant to each meeting of the Board;

f)	chair Board meetings, including stimulating debate, providing adequate time for discussion of issues, facilitating consensus, encouraging full participation and discussion by individual Trustees and confirming that clarity regarding decision-making is reached and accurately recorded;

g)	together with the Governance and Nominating Committee, ensure that an appropriate system is in place to evaluate the performance of the Board as a whole, the Board’s committees and individual Trustees, and make recommendations to the Governance and Nominating Committee for changes when appropriate;

h)	work with the Chief Executive Officer and BPO to monitor progress on strategic planning, policy implementation and succession planning; and

i)	provide additional services requested by the Board.

Position description of Chief Executive Officer

The Chief Executive Officer of BOX is responsible for providing the leadership of the Trust and, subject to the direction provided by the Board, managing the business and affairs of the Trust. In fulfilling his or her responsibilities, the Chief Executive Officer will:

a)	develop and present to the Board for approval business plan for the Trust, which includes the fundamental objectives and goals of the plan, the strategies to achieve the objectives and goals, the risks and alternatives to these strategies and specific steps and performance indicators which will enable the Board to evaluate management’s progress on implementing such strategies and achieving the objectives and goals, and report regularly to the Board on the progress of the business plan;

b)	develop and present to the Board for approval annual capital and operating plans to implement the Trust’s business plan, together with key financial and other performance goals for the Trust’s activities, and report regularly to the Board on the progress against these goals;

c)	manage the operations of the Trust in accordance with the business, capital and operating plans approved by the Board;

d)	act as the primary spokesperson for the Trust;

e)	recommend to the Board the appointment or termination of senior officers of the Trust;

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	F-31

f)	present to the Board for approval annually an assessment of the senior officers of the Trust together with a succession plan that provides for the orderly succession of senior officers including the recruitment, training and development required;

g)	together with the Trust’s Chief Financial Officer, establish and maintain disclosure controls and procedures and internal controls and procedures for financial reporting appropriate to ensure the accuracy and integrity of the Trust’s financial reporting and public disclosure; and

h)	foster a corporate culture that promotes ethical practices and encourages individual integrity and social responsibility.

Brookfield | Brookfield Canada Office Properties | 2017 Management Information Circular	F-32